UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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CMC Materials, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT
Dear CMC Materials, Inc. Stockholder:
You are cordially invited to attend a special meeting of stockholders of CMC Materials, Inc., a Delaware corporation, which is referred to as CMC, to be held on March 3, 2022, virtually via the Internet at www.virtualshareholdermeeting.com/CCMP2022SM, at 8 a.m. Central Standard Time, which, including any adjournments or postponements thereof, is referred to as the special meeting. The purpose of the special meeting is to consider and vote on proposals relating to the proposed acquisition of CMC by Entegris, Inc., a Delaware corporation, which is referred to as Entegris. The acquisition will create a leader in electronic materials with a comprehensive electronic materials platform resulting from the addition of CMC’s leading Chemical Mechanical Planarization (“CMP”) and other products and technology to Entegris’ word-class solution set.
On December 14, 2021, Entegris, Yosemite Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Entegris, which is referred to as Merger Sub, and CMC, entered into an Agreement and Plan of Merger, which, as it may be amended from time to time, is referred to as the merger agreement, pursuant to which Entegris agreed to acquire CMC in a cash and stock transaction. Pursuant to the terms of the merger agreement, Merger Sub will merge with and into CMC, which transaction is referred to as the merger, with CMC surviving the merger as a wholly owned subsidiary of Entegris.
Upon successful completion of the merger, each issued and outstanding share of CMC common stock will be converted into the right to receive (i) $133.00 in cash, which amount is referred to as the cash consideration, and (ii) 0.4506 shares of Entegris common stock, which number is referred to as the exchange ratio, plus cash in lieu of any fractional shares. Clauses (i) and (ii) are collectively referred to as the merger consideration. The exchange ratio is fixed and will not be adjusted for changes in the market price of either Entegris common stock or CMC common stock between the dates of signing of the merger agreement and completion of the merger. Based on the closing price of Entegris common stock on the Nasdaq Global Select Market, which is referred to as the NASDAQ, on December 14, 2021, the last trading day before public announcement of the merger, of $143.22, the merger consideration represented approximately $197.53 in value for each share of CMC common stock. Based on the closing price of Entegris common stock on the NASDAQ on January 25, 2022, the last practicable trading day before the date of the accompanying proxy statement/prospectus, of $116.24, the merger consideration represented approximately $185.38 in value for each share of CMC common stock. The value of Entegris common stock at the time of completion of the merger could be greater than, less than or the same as the value of Entegris common stock on the date of the accompanying proxy statement/prospectus. We urge you to obtain current market quotations of Entegris common stock (trading symbol “ENTG”) and CMC common stock (trading symbol “CCMP”).
Based on (i) the estimated number of shares of Entegris common stock and CMC common stock issued and outstanding at the close of business on January 25, 2022, the latest practicable date before the date of this proxy statement/prospectus and (ii) the estimated number of shares of Entegris common stock issuable upon the exercise of any converted options, it is expected that CMC stockholders will own approximately 9% of the issued and outstanding shares of Entegris immediately following the completion of the merger. At the special meeting, CMC stockholders will be asked to consider and vote on (1) the proposal to adopt the merger agreement, which proposal is referred to as the merger agreement proposal, (2) the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between CMC and its named executive officers relating to the merger, which proposal is referred to as the compensation proposal and (3) the proposal to adjourn the special meeting to solicit additional proxies if there are not sufficient votes to approve the merger agreement proposal or to ensure that any supplement or amendment to the accompanying proxy statement/prospectus is timely provided to CMC stockholders, which proposal is referred to as the adjournment proposal. The board of directors of CMC unanimously recommends that CMC stockholders vote “FOR” each of the proposals to be considered at the special meeting.
Your vote is important. Whether or not you plan to attend the special meeting and regardless of the number of shares you own, your careful consideration of, and vote on, the proposal to adopt the merger agreement is important, and you are encouraged to vote promptly. The merger cannot be completed unless the merger agreement is adopted by stockholders holding a majority of the outstanding shares of CMC’s common stock entitled to vote on such matter. The failure to vote will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.
The accompanying proxy statement/prospectus provides you with important information about the special meeting, the merger, and each of the proposals. We encourage you to read the entire document carefully, in particular the “Risk Factors” section beginning on page 27 for a discussion of risks relevant to the merger.
After reading the accompanying proxy statement/prospectus, please make sure to vote your shares promptly by completing, signing and dating the accompanying proxy card and returning it in the enclosed prepaid envelope or by voting by telephone or through the Internet by following the instructions on the accompanying proxy card. If you hold shares through an account with a bank, broker, trust or other nominee, please follow the instructions you receive from it to vote your shares.
Thank you in advance for your continued support and your consideration of this matter. We look forward to the successful completion of the merger.
Sincerely,

David H. Li
President and Chief Executive Officer
CMC Materials, Inc.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the Entegris common stock to be issued in the merger or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
The accompanying notice of special meeting of stockholders and proxy statement/prospectus are dated January 28, 2022 and are first being mailed to the stockholders of CMC on or about January 28, 2022.

CMC Materials, Inc. 870 North Commons Drive
Aurora, Illinois 60504
(630) 499-2600
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 3, 2022
To the Stockholders of CMC Materials, Inc.:
On December 14, 2021, CMC Materials, Inc., which is referred to as CMC, and Entegris, Inc., which is referred to as Entegris, entered into an Agreement and Plan of Merger, which, as it may be amended from time to time, is referred to as the merger agreement, a copy of which is attached as Annex A to the accompanying proxy statement/prospectus.
NOTICE IS HEREBY GIVEN that a special meeting of holders of CMC common stock, which is referred to as the special meeting, will be held on March 3, 2022, virtually via the Internet at www.virtualshareholdermeeting.com/CCMP2022SM, at 8 a.m., Central Standard Time. In light of the ongoing developments related to the COVID-19 pandemic and to protect the health of CMC’s stockholders and the community, the special meeting will be held in a virtual-only format conducted via live audio webcast. You will be able to attend the special meeting by visiting www.virtualshareholdermeeting.com/CCMP2022SM, which is referred to as the special meeting website, and inserting the 16-digit control number included in your proxy card or voting instruction form provided by your bank, broker, trustee, nominee or other holder of record if you hold your shares of CMC common stock through an account with a bank, broker, trust or other nominee. You will be able to vote your shares electronically over the Internet and submit questions online during the meeting by logging onto the website listed above and using the control number. We are pleased to notify you of and invite you to the special meeting.
At the special meeting you will be asked to consider and vote on the following proposals:
1.	to adopt the merger agreement, which proposal is referred to as the merger agreement proposal;
2.
to approve, on a non-binding, advisory basis, the merger-related compensation that will or may be paid to CMC’s named executive officers in connection with the transactions contemplated by the merger agreement, which proposal is referred to as the compensation proposal; and

3.
to approve the adjournment of the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement proposal or to ensure that any supplement or amendment to the accompanying proxy statement/prospectus is timely provided to CMC stockholders, which proposal is referred to as the adjournment proposal.

CMC will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof. The accompanying proxy statement/prospectus, including the merger agreement attached thereto as Annex A, contains further information with respect to these matters.
Only holders of record of CMC common stock at the close of business on January 25, 2022, the record date for voting at the special meeting, which is referred to as the record date, are entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof.
The board of directors of CMC, which is referred to as the CMC board of directors, has unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, on the terms and subject to the conditions set forth in the merger agreement. The CMC board of directors unanimously recommends that CMC stockholders vote “FOR” the merger agreement proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.
Your vote is very important, regardless of the number of shares of CMC common stock you own. The merger cannot be completed unless the merger agreement is adopted by stockholders holding a majority of the outstanding shares of CMC’s common stock entitled to vote on such matters. Assuming a quorum is present, the approval of the merger agreement proposal requires the affirmative vote of a majority of the outstanding shares of CMC common stock entitled to vote on the merger agreement proposal.

Whether or not you plan to attend the special meeting via the special meeting website, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker, trustee or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker, trustee or other nominee.
If you have any questions about the merger, please contact CMC at (630) 499-2600 or write to CMC, Attn: Corporate Secretary, 870 North Commons Drive, Aurora, Illinois 60504.
If you have any questions about how to vote or direct a vote in respect of your shares of CMC common stock, you may contact CMC’s proxy solicitor, Innisfree M&A Incorporated, toll-free at (877) 750-8334 or call collect at (212) 750-5833.
By Order of the CMC Board of Directors,

William P. Noglows
Chairman of the Board
Aurora, Illinois
Dated: January 28, 2022

REFERENCES TO ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about Entegris and CMC from other documents that Entegris and CMC have filed with the U.S. Securities and Exchange Commission, which is referred to as the SEC, and that are contained in or incorporated by reference into this proxy statement/prospectus. For a listing of documents incorporated by reference into this proxy statement/prospectus, please see the section entitled “Where You Can Find More Information” beginning on page 169. This information is available for you free of charge to review through the SEC’s website at www.sec.gov.
You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other information, without charge, by telephone or written request directed to:
For Information Regarding Entegris: Entegris, Inc. 129 Concord Road Billerica, Massachusetts 01821 (978) 436-6500 Attention: Corporate Secretary	For Information Regarding CMC: CMC Materials, Inc. 870 North Commons Drive Aurora, Illinois 60504 (630) 499-2600 Attention: Corporate Secretary
 Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Toll-Free: (877) 750-8334
Call Collect: (212) 750-5833
In order for CMC stockholders to receive timely delivery of the documents in advance of the special meeting of CMC stockholders to be held on March 3, 2022, which is referred to as the special meeting, you must request the information from CMC no later than February 24, 2022, which is the date that is five business days before the date of the special meeting.
The contents of the websites of the SEC, Entegris, CMC or any other entity are not being incorporated into this proxy statement/prospectus. The information about how you can obtain certain documents that are incorporated by reference into this proxy statement/prospectus at these websites is being provided only for your convenience.

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form S-4 filed with the SEC by Entegris, constitutes a prospectus of Entegris under Section 5 of the Securities Act of 1933, as amended, which is referred to as the Securities Act, with respect to the shares of common stock of Entegris to be issued to CMC stockholders pursuant to the Agreement and Plan of Merger, dated as of December 14, 2021, by and among CMC, Entegris and Yosemite Merger Sub, Inc. as it may be amended from time to time, which is referred to as the merger agreement. This document also constitutes a proxy statement of CMC under Section 14(a) of the Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act. It also constitutes a notice of meeting with respect to the special meeting.
Entegris has supplied all information contained or incorporated by reference into this proxy statement/prospectus relating to Entegris and Merger Sub, and CMC has supplied all such information relating to CMC. Entegris and CMC have both contributed to the information related to the merger contained in this proxy statement/prospectus.
You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. Entegris and CMC have not authorized anyone to provide you with information that is different from that contained in or incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus is dated January 28, 2022 and you should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date unless otherwise specifically provided herein.
Further, you should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this proxy statement/prospectus to CMC stockholders nor the issuance by Entegris of shares of its common stock pursuant to the merger agreement will create any implication to the contrary.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.
All references in this proxy statement/prospectus to “Entegris” refer to Entegris, Inc., a Delaware corporation. All references in this proxy statement/prospectus to “CMC” refer to CMC Materials, Inc., a Delaware corporation. All references in this proxy statement/prospectus to the “combined company” refer to Entegris immediately following completion of the merger and the other transactions contemplated by the merger agreement. All references in this proxy statement/prospectus to “Entegris common stock” refer to the common stock of Entegris, par value $0.01 per share, and all references in this proxy statement/prospectus to “CMC common stock” refer to the common stock of CMC, par value $0.001 per share.

ANNEXES
i

QUESTIONS AND ANSWERS
The following are some questions that you, as a stockholder of CMC, may have regarding the merger and the other matters being considered at the special meeting of CMC’s stockholders, and brief answers to those questions. You are urged to carefully read this proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus in their entirety because this section may not provide all the information that is important to you regarding these matters. Additional important information is contained in the annexes to, and the documents incorporated by reference into, this proxy statement/prospectus. You may obtain the information incorporated by reference in this proxy statement/prospectus, without charge, by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 169.
Q:	Why am I receiving this proxy statement/prospectus?
A:
You are receiving this proxy statement/prospectus because Entegris has agreed to acquire CMC through a merger of Merger Sub with and into CMC, with CMC surviving the merger as a wholly owned subsidiary of Entegris. The merger agreement governs the terms of the merger and is attached to this proxy statement/prospectus as Annex A.

In order to complete the merger, among other things, CMC stockholders must adopt the merger agreement in accordance with the Delaware General Corporation Law, which proposal is referred to as the merger agreement proposal.
CMC is holding a special meeting of its stockholders to obtain approval of the merger agreement proposal. CMC stockholders will also be asked to approve, on an advisory (non-binding) basis, the merger-related executive officer compensation payments that will or may be paid by CMC to its named executive officers in connection with the merger, which proposal is referred to as the compensation proposal, and to approve the proposal to adjourn the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to CMC stockholders, which proposal is referred to as the adjournment proposal.
Your vote is very important, regardless of the number of shares that you own. The approval of the merger agreement proposal is a condition to the obligations of CMC and Entegris to complete the merger. Neither the approval of the compensation proposal or the adjournment proposal are conditions to the obligations of CMC or Entegris to complete the merger.
Q:	When and where will the special meeting take place?
A:	The special meeting will be held virtually via the special meeting website, on March 3, 2022, at 8:00 a.m., Central Standard Time.
Even if you plan to attend the special meeting virtually, CMC recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the special meeting via the special meeting website. If your shares of CMC common stock are held in street name and you wish to vote your shares at the special meeting via the special meeting website, you must have your specific 16-digit control number, which is included on your proxy card or the voting instruction form from your bank, broker, trustee or other nominee. Please contact your bank, broker, trustee or other nominee to obtain further instructions.
Q:	Does my vote matter?
A:	Yes, your vote is very important, regardless of the number of shares that you own. The merger cannot be completed unless the merger agreement is adopted by CMC stockholders.
As a CMC stockholder, if you do not return or submit your proxy or vote at the special meeting as provided in this proxy statement/prospectus, the effect will be the same as a vote “AGAINST” the merger agreement proposal, but will have no effect on the compensation proposal or the adjournment proposal. The CMC board of directors unanimously recommends that you vote “FOR” the merger agreement proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Q:	What will I receive if the merger is completed?
A:
If the merger is completed, each share of CMC common stock outstanding at the effective time of the merger (other than (i) shares of CMC common stock owned by CMC, Entegris or any of their respective subsidiaries immediately before the effective time and (ii) shares of CMC common stock as to which dissenters’ rights have been properly perfected, which are referred to collectively as CMC excluded shares) will be converted into the right to receive (i) $133.00 in cash and (ii) 0.4506 shares of Entegris common stock. No fractional shares of Entegris common stock will be issued upon the conversion of shares of CMC common stock pursuant to the merger agreement. Each holder of shares of CMC common stock who would otherwise have been entitled to receive a fraction of a share of Entegris common stock (after aggregating all shares represented by the certificates and book-entry shares delivered by such holder) will receive, in lieu thereof and upon surrender thereof, a cash payment representing such holder’s proportionate interest, if any, in the proceeds from the sale by the exchange agent (reduced by any fees of the exchange agent attributable to such sale) in one or more transactions of shares of Entegris common stock equal to the excess of (i) the aggregate number of shares of Entegris common stock to be delivered to the exchange agent with respect to the stock portion of the merger consideration over (ii) the aggregate number of whole shares of Entegris common stock to be distributed to the holders of shares of CMC common stock, which is referred to as the excess shares. Holders of CMC common stock who would otherwise have been entitled to receive a fraction of a share of Entegris common stock will not be entitled to dividends, voting rights or any other rights in respect of such fractional shares.

If the merger is completed, CMC will no longer be a public company and CMC common stock will be delisted from the NASDAQ, will be deregistered under the Exchange Act and will cease to be publicly traded. Entegris common stock will, after the effective time, constitute shares of the combined company. As referred to in this proxy statement/prospectus, the “effective time” means the date and time when the certificate of merger has been duly filed with and accepted by the Secretary of State of the State of Delaware, or such later date and time as may be agreed by Entegris and CMC in writing and specified in the certificate of merger.
Because each share of CMC common stock will be exchanged for cash and a fixed number of shares of Entegris common stock, the value of the merger consideration that CMC stockholders will receive in the merger will depend on the market price of shares of Entegris common stock at the time the merger is completed. The market price of shares of Entegris common stock that CMC stockholders receive after the merger is completed could be greater than, less than or the same as the market price of shares of Entegris common stock on the date of this proxy statement/prospectus or at the time of the special meeting. Accordingly, you should obtain current market quotations for Entegris common stock and CMC common stock before deciding how to vote with respect to the adoption of the merger agreement. Entegris common stock and CMC common stock are traded on the NASDAQ under the symbols “ENTG” and “CCMP,” respectively.
For more information regarding the merger consideration to be received by CMC stockholders if the merger is completed, see the section entitled “The Merger Agreement—Merger Consideration” beginning on page 70.
Q:	Will CMC equity awards be affected by the merger?
A:
At the effective time, (i) each outstanding option to purchase shares of CMC common stock will vest in full and be assumed and converted into an option to purchase shares of Entegris common stock based on the equity award exchange ratio, (ii) each restricted share of CMC common stock will vest in full and be cancelled and converted into the right to receive the merger consideration (with any accrued but unpaid dividends paid in cash), (iii) each time-based restricted stock unit award that was granted before the date of the merger agreement and/or to a non-employee member of the CMC board of directors will vest in full and be cancelled and converted into the right to receive the merger consideration (with any accrued but unpaid dividend equivalents paid in cash), (iv) each other time-based restricted stock unit award not covered by clause (iii) will be converted into a restricted stock unit award with respect to shares of Entegris common stock based on the equity award exchange ratio (with any accrued but unpaid dividend equivalents to be assumed and become an obligation in connection with the converted restricted stock unit award), (v) each deferred stock unit award under the Directors’ Deferred Compensation Plan of CMC will vest in full and be cancelled and converted into the right to receive the merger consideration (with any accrued but unpaid dividend equivalents paid in cash), (vi) each performance-based restricted stock unit will be assumed and converted into a time-based restricted stock unit award with respect to shares of Entegris common stock based on the equity award exchange ratio and the achievement of applicable performance metrics at the target level (with any accrued but unpaid dividend equivalents to be assumed and become an obligation in connection with the converted time-based restricted stock unit award), and (vii) each contingent right to receive the cash value of a share of CMC common stock held by select employees of CMC who primarily provide services in a jurisdiction other than the United States will vest in full and be cancelled and converted into the right to receive an amount equal to the sum of (x) the cash consideration and (y) the product (rounded to the nearest cent) obtained by multiplying (A) the exchange ratio by (B) the Entegris trading price (as defined below).
As referred to in this proxy statement/prospectus, the equity award exchange ratio refers to the sum of (i) the exchange ratio and (ii) the quotient (rounded to the fourth decimal place) of (x) the cash consideration divided by (y) the volume weighted average price per share of Entegris common stock on the NASDAQ, for the consecutive period of 10 trading days beginning on the 12th trading day immediately preceding the closing date and concluding at the close of trading on the second trading day immediately preceding the closing date. The amount in clause (y) is referred to as the Entegris trading price.
Q:	What will happen to the CMC 2007 Employee Stock Purchase Plan?
A:
The CMC 2007 Employee Stock Purchase Plan, which is referred to as the ESPP, will continue to operate in accordance with its terms, although participants in the offering period in effect on the date of the merger agreement will not be permitted to increase their payroll contribution rate from the rate in effect on the date of the merger agreement or make non-payroll contributions to the ESPP, except as may be required by applicable law. Any offering period that is in progress immediately before the closing of the transaction will end shortly before the transaction and outstanding options will be exercised in accordance with the ESPP, and the ESPP will be terminated no later than the business day immediately preceding the closing date.

Q:	How does the CMC board of directors recommend that I vote at the special meeting?
A:	The CMC board of directors unanimously recommends that you vote “FOR” the merger agreement proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.
In considering the recommendations of the CMC board of directors, CMC stockholders should be aware that CMC’s directors and executive officers have interests in the merger that are different from, or in addition to, their interests as CMC stockholders. These interests may include, among others, the payment of severance benefits and acceleration of outstanding CMC equity awards upon certain terminations of employment or service, the payment of retention bonuses and Entegris and the surviving company’s agreement to indemnify CMC directors and officers against certain claims and liabilities. For a more complete description of these interests, see the information provided in the section entitled “Interests of CMC’s Directors and Executive Officers in the Merger” beginning on page 112.
Q:	Who is entitled to vote at the special meeting?
A:
The record date for the special meeting is January 25, 2022, which is referred to as the record date. All holders of shares of CMC common stock who held shares at the close of business on the record date are entitled to receive notice of, and to vote at, the special meeting. Each such holder of CMC common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of CMC common stock that such holder owned of record as of the record date. Attendance at the special meeting via the special meeting website is not required to vote. See below and the section entitled “The Special Meeting—Methods of Voting” beginning on page 42 for instructions on how to vote your shares without attending the special meeting.

Each holder of shares of CMC common stock of record on January 25, 2022 who has not yet received this proxy statement/prospectus will receive this proxy statement/prospectus and have the opportunity to vote on the matters described in this proxy statement/prospectus. Proxies delivered before the record date will be valid and effective so long as the holder providing the proxy is a holder on the record date. If you are not a holder of record on the record date, any proxy you deliver will not be counted. If you deliver a proxy before the record date and remain a holder on the record date, you do not need to deliver another proxy after the record date. If you deliver a proxy before the record date and do not revoke that proxy, your proxy will be deemed to cover the number of shares of CMC common stock you own on the record date even if that number is different from the number of shares of CMC common stock you owned when you executed and delivered your proxy card.

Q:	What is a proxy?
A:
A stockholder’s legal designation of another person to vote shares of such stockholder’s common stock at a special meeting is referred to as a proxy. The document used to designate a proxy to vote your shares of CMC common stock is referred to as a proxy card.

Q:	How many votes do I have for the special meeting?
A:
Each CMC stockholder is entitled to one vote for each share of CMC common stock held of record as of the close of business on the record date. As of the close of business on the record date, there were 28,575,038 outstanding shares of CMC common stock.

Q:	What constitutes a quorum for the special meeting?
A:	The holders of a majority of the shares of CMC common stock entitled to vote at the special meeting must be present or represented at the special meeting by proxy in order to constitute a quorum.
Q:	Will the Entegris common stock that I receive in the merger be publicly traded?
A:	Yes. The shares of common stock of Entegris to be issued in the merger will be listed for trading on the NASDAQ under the symbol “ENTG.”
Q:	What happens if the merger is not completed?
A:
If the merger agreement is not adopted by CMC stockholders or if the merger is not completed for any other reason, CMC stockholders will not receive any merger consideration for their shares of CMC common stock in connection with the merger. Instead, CMC will remain an independent public company and CMC common stock will continue to be listed and traded on the NASDAQ. If the merger agreement is terminated under specified circumstances, CMC may be required to pay Entegris a termination fee of $187 million. See the section entitled “The Merger Agreement—Termination Fees” beginning on page 94 for a more detailed discussion of the termination fees.

Q:	What is a “broker non-vote”?
A:
Under the NASDAQ rules, banks, brokers and other nominees may use their discretion to vote “uninstructed” shares (i.e., shares of record held by banks, brokers or other nominees, but with respect to which the beneficial owner of such shares has not provided instructions on how to vote on a particular proposal) with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. All the proposals currently scheduled for consideration at the special meeting are “non-routine” matters.

A “broker non-vote” occurs on an item when (a) a bank, broker or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares and (b) the beneficial owner fails to provide the bank, broker or other nominee with such instructions. Because none of the proposals currently scheduled to be voted on at the special meeting are routine matters for which brokers may have discretionary authority to vote, CMC does not expect there to be any broker non-votes at the special meeting.
Q:	What stockholder vote is required for the approval of each proposal at the special meeting? What will happen if I fail to vote or abstain from voting on each proposal at the special meeting?
A:
Proposal 1: Merger agreement proposal. Assuming a quorum is present, the adoption of the merger agreement by CMC stockholders requires the affirmative vote of a majority of the outstanding shares of CMC common stock entitled to vote thereon. Accordingly, a CMC stockholder’s abstention from voting, a broker non-vote or the failure of a CMC stockholder to vote (including the failure of a CMC stockholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to that bank, broker or other nominee) will have the same effect as a vote “AGAINST” the merger agreement proposal.

Proposal 2: Compensation proposal. Assuming a quorum is present, approval of the compensation proposal requires the affirmative vote of a majority of the votes cast at the special meeting on this proposal. Accordingly, a CMC stockholder’s abstention from voting, a broker non-vote or the failure of a CMC stockholder to vote (including the failure of a CMC stockholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to that bank, broker or other nominee) will have no effect on the compensation proposal.
Proposal 3: Adjournment proposal. The special meeting may be adjourned to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to CMC stockholders. Whether or not a quorum is present, the affirmative vote of a majority of the votes cast at the special meeting is required to adjourn the special meeting. Accordingly, a CMC stockholder’s abstention from voting, a broker non-vote or the failure of a CMC stockholder to vote (including the failure of a CMC stockholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to that bank, broker or other nominee) will have no effect on the adjournment proposal.
Q:
Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, merger-related compensation arrangements for CMC’s named executive officers (i.e., the compensation proposal)?

A:
Under the SEC rules, CMC is required to seek a non-binding, advisory vote of its stockholders with respect to the compensation that may be paid or become payable to CMC’s named executive officers that is based on or otherwise relates to the merger, also known as “golden parachute” compensation.

Q:	What happens if CMC stockholders do not approve, by non-binding, advisory vote, the compensation proposal?
A:
The vote on the proposal to approve the merger-related compensation arrangements for CMC’s named executive officers is separate and apart from the votes to approve the other proposals being presented at the special meeting. Because the vote on the proposal to approve the merger-related executive compensation is advisory in nature only, it will not be binding upon Entegris or CMC. Accordingly, the merger-related compensation will be paid to CMC’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements even if CMC’s stockholders do not approve the proposal to approve the merger-related compensation.

Q:	How can I vote my shares at the special meeting?
A:
Record Holders. Shares held directly in your name as the holder of record of CMC common stock may be voted at the special meeting. If you choose to vote your shares virtually at the special meeting via the special meeting website, please follow the instructions on your proxy card.

Shares in “street name.” If your shares of CMC common stock are held in street name and you wish to vote your shares at the special meeting via the special meeting website, you must have your specific 16-digit control number, which is included on your proxy card or the voting instruction form from your bank, broker, trustee or other nominee. Please contact your bank, broker, trustee or other nominee to obtain further instructions.
Even if you plan to attend the special meeting virtually via the special meeting website, CMC recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the special meeting via the special meeting website.
Additional information on attending the special meeting can be found under the section entitled “The Special Meeting” on page 40.
Q:	How can I vote my shares without attending the special meeting?
A:
Whether you hold your shares directly as the stockholder of record of CMC or beneficially in “street name,” you may direct your vote by proxy without attending the special meeting via the special meeting website. You can vote by proxy over the Internet, or by telephone or by mail by following the instructions provided in the enclosed proxy card. Please note that if you hold shares beneficially in “street name,” you should follow the voting instructions provided by your bank, broker or other nominee.

Additional information on voting procedures can be found under the section entitled “The Special Meeting” on page 40.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in “street name?”
A:
If your shares of common stock in CMC are registered directly in your name with Computershare Trust Company, N.A., CMC’s transfer agent, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote, or to grant a proxy for your vote directly to CMC or to a third party to vote, at the special meeting.

If your shares of common stock in CMC are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name,” and your bank, broker or other nominee is considered the stockholder of record with respect to those shares. Your bank, broker or other nominee will send you, as the beneficial owner, a package describing the procedure for voting your shares. You should follow the instructions provided by them to vote your shares. You are invited to attend the special meeting virtually via the special meeting website; however, you may not vote these shares at the special meeting unless you obtain a signed legal proxy, executed in your favor, from your bank, broker or other nominee that holds your shares, giving you the right to vote the shares at the special meeting.
Q:	If my shares of CMC common stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote those shares for me?
A:
No. Your bank, broker or other nominee will only be permitted to vote your shares of CMC common stock if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee regarding the voting of your shares. Under the rules of the NASDAQ, banks, brokers and other nominees who hold shares of CMC common stock in “street name” for their customers have authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are prohibited from exercising their voting discretion with respect to non-routine matters, which include all the proposals currently scheduled to be considered and voted on at the special meeting. As a result, absent specific instructions from the beneficial owner of such shares, banks, brokers and other nominees are not empowered to vote such shares.

For CMC stockholders, the effect of not instructing your bank, broker or other nominee how you wish to vote your shares will be the same as a vote “AGAINST” the merger agreement proposal, and will have no effect on, the compensation proposal (assuming a quorum is present) or the adjournment proposal.
Q:	What should I do if I receive more than one set of voting materials for the same special meeting?
A:
If you hold shares of CMC common stock in “street name” and also directly in your name as a stockholder of record or otherwise, or if you hold shares of CMC common stock in more than one brokerage account, you may receive more than one set of voting materials relating to the same special meeting.

Record Holders. For shares held directly, please complete, sign, date and return each proxy card (or cast your vote by telephone or the Internet as provided on each proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus to ensure that all of your shares of CMC common stock are voted.
Shares in “street name.” For shares held in “street name” through a bank, broker or other nominee, you should follow the procedures provided by your bank, broker or other nominee to vote your shares.
Q:	If a stockholder submits a proxy, how are the shares of CMC common stock voted?
A:
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of CMC common stock in the way that you indicate. When completing the Internet or telephone voting processes or the proxy card, you may specify whether your shares of CMC common stock should be voted for or against, or abstain from voting on, all, some or none of the specific items of business to come before the special meeting.

Q:	How will my shares of CMC common stock be voted if I return a blank proxy?
A:
If you sign, date and return your proxy card and do not indicate how you want your shares of CMC common stock to be voted, then your shares of CMC common stock will be voted “FOR” the merger agreement proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Q:	Can I change my vote after I have submitted my proxy?
A:	Any stockholder submitting a proxy has the right to revoke it before the proxy is voted at the special meeting by doing any of the following:
•	sending a signed written notice of revocation to CMC’s corporate secretary;
•	voting again by the Internet or telephone at a later time before the closing of the voting facilities at 11:59 p.m., Eastern Time, on the date before the special meeting;
•	submitting a properly signed proxy card with a later date; or
•	attending virtually and voting at the special meeting via the special meeting website.
Execution or revocation of a proxy will not in any way affect your right to attend the special meeting via the special meeting website. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to CMC by writing to: 870 North Commons Drive, Aurora, Illinois 60504, Attention: Corporate Secretary.
For more information, see the section entitled “The Special Meeting—Revocability of Proxies” beginning on page 42, as applicable.
Q:	If I hold my shares in “street name,” can I change my voting instructions after I have submitted voting instructions to my bank, broker or other nominee?
A:
If your shares are held in the name of a bank, broker or other nominee and you previously provided voting instructions to your bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee to revoke or change your voting instructions.

Q:	Where can I find the voting results of the special meeting?
A:
The preliminary voting results for the special meeting will be announced at the special meeting. In addition, within four business days following certification of the final voting results, CMC intends to file the final voting results of its special meeting with the SEC on a Current Report on Form 8-K.

Q:	If I do not favor the merger, what are my rights?
A:
CMC stockholders are entitled to dissenters’ rights under the Delaware General Corporation Law, which is referred to as the DGCL. If they are not in favor of the merger, CMC stockholders may vote against the merger agreement proposal. For more information, see the section entitled “Appraisal Rights” beginning on page 129. Information about how CMC stockholders may vote on the proposals being considered in connection with the merger can be found under the section entitled “The Special Meeting” beginning on page 40.

Q:	Are there any risks that I should consider in deciding whether to vote for the approval of the merger agreement proposal?
A:
Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 27. You also should read and carefully consider the risk factors of Entegris and CMC contained in the documents that are incorporated by reference into this proxy statement/prospectus.

Q:	What happens if I sell my shares of CMC common stock after the record date but before the special meeting?
A:
The record date is earlier than the date of the special meeting. If you transfer your shares of CMC common stock after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting.

Q:	Should I send in my stock certificates now?
A:
No. Please do not send in your stock certificates with your proxy. After the merger is completed, an exchange agent designated by Entegris and mutually acceptable to CMC, which is referred to as the exchange agent, will send you instructions for exchanging CMC stock certificates for the consideration to be received in the merger. See the section entitled “The Merger Agreement—Exchange of Shares” beginning on page 71.

Q:	Who will solicit and pay the cost of soliciting proxies?
A:
CMC has engaged Innisfree M&A Incorporated, which is referred to as Innisfree, to assist in the solicitation of proxies for the special meeting. CMC estimates that it will pay Innisfree a fee of approximately $25,000, plus reimbursement for certain fees and expenses. CMC has agreed to indemnify Innisfree against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). CMC also may be required to reimburse banks, brokers and other custodians, nominees and fiduciaries or their respective agents for their expenses in forwarding proxy materials to beneficial owners of CMC common stock. CMC’s directors, officers and employees also may solicit proxies by telephone, by electronic means or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	What are the United States federal income tax consequences of the merger to U.S. holders of CMC common stock?
A:
The receipt of the merger consideration in exchange for shares of CMC common stock pursuant to the merger is expected to be treated as a taxable transaction for U.S. federal income tax purposes. Accordingly, assuming that the exchange is treated as a taxable transaction for U.S. federal income tax purposes, a U.S. holder (as defined below in the section entitled “U.S. Federal Income Tax Consequences of the Merger,” beginning on page 119), will generally recognize gain or loss equal to the difference, if any, between (i) the sum of the cash and the fair market value (as of the effective time) of the stock consideration received in the merger and (ii) the U.S. holder’s adjusted tax basis in CMC common stock surrendered in exchange therefor. See the section entitled “U.S. Federal Income Tax Consequences of the Merger,” beginning on page 119, for a more detailed description of the U.S. federal income tax consequences of the merger. The tax consequences of the merger to a particular U.S. holder of CMC common stock will depend on such holder’s particular facts and circumstances. Holders of CMC common stock should consult their own tax advisors to determine the specific U.S. federal, state, local and non-U.S. tax consequences to them of exchanging their shares of CMC common stock for the merger consideration pursuant to the merger.

For further information, see the section entitled “U.S. Federal Income Tax Consequences of the Merger” beginning on page 119.
Q:	When is the merger expected to be completed?
A:
Subject to the satisfaction or waiver of the closing conditions described under the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 92, including the adoption of the merger agreement by CMC stockholders, the merger is expected to close in the second half of 2022, subject to the satisfaction of customary closing conditions, including regulatory approvals and approval by CMC stockholders. However, neither CMC nor Entegris can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion of the merger is subject to conditions and factors outside the control of both companies. Entegris and CMC hope to complete the merger as soon as reasonably practicable. See also the section entitled “The Merger—Regulatory Approvals” beginning on page 66.

Q:	What are the conditions to completion of the merger?
A:
The merger is subject to a number of conditions to closing as specified in the merger agreement. These closing conditions include, among others, (i) approval of the merger agreement proposal by the affirmative vote of holders of a majority of the outstanding shares of CMC common stock entitled to vote on such matter, (ii) approval, subject to official notice of issuance, for listing on the NASDAQ of the shares of Entegris common stock to be issued pursuant to the merger agreement, (iii) the receipt of approvals under U.S. and foreign antitrust and competition laws in China, Japan, Singapore, South Korea and Taiwan, (iv) the absence of governmental restraints or prohibitions preventing the consummation of the merger and (v) the effectiveness of the registration statement on Form S-4 registering the Entegris common stock issuable pursuant to the merger agreement and the absence of any stop order or proceedings by the SEC with respect thereto. The obligation of each of CMC and Entegris to consummate the merger is also conditioned on, among other things, (x) the truth and correctness of the representations and warranties made by the other party on the date of the merger agreement and on the closing date (subject to certain materiality qualifiers), (y) the performance by the other party in all material respects of its obligations under the merger agreement and (z) the receipt by each party of a certificate of the chief executive officer, chief financial officer or general counsel of the other party certifying that the conditions described in clauses (x) and (y) of this section have been satisfied. No assurance can be given that the required stockholder, governmental and regulatory consents and approvals will be obtained or that the required conditions to closing will be satisfied, and, even if all required consents and approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions and timing of such consents and approvals. Any delay in completing the merger could cause Entegris not to realize, or to be delayed in realizing, some or all the benefits that Entegris and CMC expect to achieve if the merger is successfully completed within its expected time frame. For a more complete summary of the conditions that must be satisfied or waived before completion of the merger, see the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 92.
Q:	What equity stakes will CMC stockholders hold in Entegris immediately following the merger?
A:
Based on (i) the estimated number of shares of Entegris common stock and CMC common stock issued and outstanding at the close of business on January 25, 2022, the latest practicable date before the date of this proxy statement/prospectus and (ii) the estimated number of shares of Entegris common stock issuable upon the exercise of any converted options, it is expected that CMC stockholders will own approximately 9% of the issued and outstanding shares of Entegris immediately following the completion of the merger. The exact equity stake of CMC stockholders in Entegris immediately following the merger will depend on the number of shares of Entegris common stock and CMC common stock issued and outstanding immediately before the merger.

Q:	If I am a CMC stockholder and I have not demanded my appraisal rights, how will I receive the merger consideration to which I am entitled?
A:
If you hold your shares of CMC common stock through The Depository Trust Company, which is referred to as DTC, in book-entry form and you have not demanded your appraisal rights (more information on appraisal rights may be found in the section entitled “Appraisal Rights” beginning on page 129), you will not be required to take any specific actions to exchange your shares for the merger consideration. After the completion of the merger, shares of CMC common stock held through DTC in book-entry form will be automatically exchanged for the cash consideration and for shares of Entegris common stock in book-entry form and cash to be paid in lieu of any fractional share of Entegris common stock to which you are entitled. If you hold your shares of CMC common stock in certificated form, or in book-entry form but not through DTC, after receiving the proper documentation from you, following the effective time, the exchange agent will deliver to you the cash consideration, the Entegris common stock (in book-entry form) and cash in lieu of fractional shares to which you are entitled. More information may be found in the sections entitled “The Merger—Exchange of Shares and Payment Procedures” beginning on page 67 and “The Merger Agreement—Exchange of Shares” beginning on page 71.

Q:	What should I do now?
A:
You should read this proxy statement/prospectus carefully and in its entirety, including the annexes, and return your completed, signed and dated proxy card by mail in the enclosed postage-paid envelope or submit your voting instructions by telephone or over the Internet as soon as possible so that your shares will be voted in accordance with your instructions.

Q:	Whom do I call if I have questions about the special meeting or the merger?
A:	If you have questions about the special meeting or the merger, or desire additional copies of this proxy statement/prospectus or additional proxies, you may contact CMC’s proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Toll-Free: (877) 750-8334
Call Collect: (212) 750-5833
If your shares are held for you by a bank, broker, trust or other nominee, you should also call your bank, broker, trust or other nominee for additional information.

SUMMARY
For your convenience, provided below is a brief summary of certain information contained in this proxy statement/prospectus. This summary highlights selected information from this proxy statement/prospectus and does not contain all the information that may be important to you as a CMC stockholder. To understand the merger fully and for a more complete description of the terms of the merger, you should read carefully this entire proxy statement/prospectus, its annexes and the other documents to which you are referred. Items in this summary include a page reference directing you to a more complete description of those items. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 169.
The Parties to the Merger (Page 39)
CMC Materials, Inc.
CMC, headquartered in Aurora, Illinois, is a leading global supplier of consumable materials primarily to semiconductor manufacturers. CMC’s products play a critical role in the production of advanced semiconductor devices, helping to enable the manufacture of smaller, faster and more complex devices by its customers. CMC is also a leading provider of performance materials to pipeline operators. CMC’s mission is to create value by delivering high-performing and innovative solutions that solve its customers’ challenges. CMC’s principal executive offices are located at 870 North Commons Drive, Aurora, Illinois 60504 and its telephone number is (630) 499-2600.
Entegris, Inc.
Entegris is a leading global developer, manufacturer and supplier of microcontamination control products, specialty chemicals and advanced materials handling solutions for manufacturing processes in the semiconductor and other high-technology industries. Entegris operates in three segments: Specialty Chemicals and Engineered Materials, Microcontamination Control and Advanced Materials Handling. Entegris’ principal executive offices are located at 129 Concord Road, Billerica, Massachusetts 01821 and its telephone number is (978) 436-6500.
Yosemite Merger Sub, Inc.
Yosemite Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Entegris, was formed solely for the purpose of facilitating the merger. Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. By operation of the merger, Merger Sub will be merged with and into CMC, with CMC surviving the merger as a wholly owned subsidiary of Entegris.
The Merger and the Merger Agreement (Pages 48 and 69)
The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the merger agreement carefully and in its entirety, as it is the primary legal document that governs the merger.
Pursuant to the merger agreement, Merger Sub will merge with and into CMC. After the effective time, CMC will be the surviving corporation and a wholly owned subsidiary of Entegris. Following the merger, CMC common stock will be delisted from the NASDAQ, deregistered under the Exchange Act and will cease to be publicly traded.
Per Share Merger Consideration (Page 48)
At the effective time, each issued and outstanding share of CMC common stock (other than (i) shares of CMC common stock owned by CMC, Entegris or any of their respective subsidiaries immediately before the effective time and (ii) shares of CMC common stock as to which dissenters’ rights have been properly perfected, which are referred to collectively as CMC excluded shares) will be converted into the right to receive (x) $133 in cash, which is referred to as the cash consideration, and (y) 0.4506 of a share of Entegris common stock, plus cash in lieu of any fractional shares. Clauses (x) and (y) are collectively referred to as the merger consideration.
The exchange ratio is fixed, which means that it will not change between now and the date of the merger, regardless of whether the market price of either Entegris common stock or CMC common stock changes. No fractional shares of Entegris common stock will be issued upon the conversion of shares of CMC common stock pursuant to the merger agreement. Each CMC stockholder that otherwise would have been entitled to receive a fraction of a share of Entegris common stock will be entitled to receive cash in lieu of a fractional share.
Treatment of CMC Equity Awards (Page 112)
Treatment of Stock Options
At the effective time, each outstanding option to purchase shares of CMC common stock under the CMC equity plans, which is referred to as a stock option, will vest in full and be assumed and converted automatically into an option to purchase, on the same terms and conditions as were applicable to such stock option immediately before the effective time, the number of shares of Entegris common stock (rounded down to the nearest whole number of shares of Entegris common stock) determined by multiplying the number of shares of CMC common stock subject to the stock option immediately before the effective time by the equity award exchange ratio (as defined below). The equity award exchange ratio is the sum of (i) the exchange ratio and (ii) the quotient (rounded to the fourth decimal place) of (x) the cash consideration divided by (y) the volume weighted average price per share of Entegris common stock on the NASDAQ, for the consecutive period of 10 trading days beginning on the 12th trading day immediately preceding the closing date and concluding at the close of trading on the second trading day immediately preceding the closing date. The amount in clause (y) is referred to as the Entegris trading price.
Treatment of Restricted Shares
At the effective time, each outstanding restricted share of CMC common stock under the CMC equity plans, which is referred to a restricted share, will vest in full, become free of any transferability restrictions and be cancelled and converted into the right to receive the merger consideration, and all dividends, if any, accrued but unpaid as of the effective time with respect to such restricted share will vest and be paid in cash.
Treatment of Restricted Stock Units
At the effective time: (i) each outstanding compensatory time-based restricted stock unit award under the CMC equity plans, which is referred to as an RSU, that was granted before the date of the merger agreement and/or to a non-employee member of the CMC board of directors will vest in full and be cancelled and converted into the right to receive the merger consideration (with any accrued but unpaid dividend equivalents paid in cash) and (ii) each other RSU award not covered by clause (i) will be assumed and converted into a restricted stock unit award, with the same terms and conditions as were applicable to such RSU award immediately before the effective time, relating to the number of shares of Entegris common stock equal to the number of shares of CMC common stock subject to such RSU award immediately before the effective time multiplied by the equity award exchange ratio (with any accrued but unpaid dividend equivalents to be assumed and become an obligation in connection with the converted restricted stock unit award).
Treatment of Deferred Stock Units
At the effective time, each deferred stock unit award under the CMC Directors’ Deferred Compensation Plan, which is referred to as a DSU, will vest in full, become non-forfeitable and be cancelled and converted into the right to receive the merger consideration (with any accrued but unpaid dividend equivalents paid in cash).
Treatment of Performance-Based Restricted Stock Units
At the effective time, each compensatory performance-based restricted stock unit under the CMC equity plans, which is referred to as a PSU, will be assumed and converted into a time-based restricted stock unit award, with the same terms and conditions as were applicable to such PSU award immediately before the effective time (except that the performance-based vesting conditions applicable to such PSU award immediately before the effective time will not apply from and after the effective time), relating to the number of shares of Entegris common stock equal to the number of shares of CMC common stock subject to such performance-based restricted stock unit based on the achievement of the applicable performance metrics at the target level of performance multiplied by the equity award exchange ratio (with any accrued but unpaid dividend equivalents to be assumed and become an obligation in connection with the converted time-based restricted stock unit award).

Treatment of Cash-Settled Phantom Stock Units
At the effective time, each contingent right to receive the cash value of a share of CMC common stock held by select CMC employees who primarily provide services in a jurisdiction other than the United States, which is referred to as a cash-settled phantom stock unit, will vest in full, become non-forfeitable and be cancelled and converted into the right to receive an amount equal to the sum of (x) the cash consideration and (y) the product (rounded to the nearest cent) obtained by multiplying (A) the exchange ratio by (B) the volume weighted average price per share of Entegris common stock on the NASDAQ, for the consecutive period of 10 trading days beginning on the 12th trading day immediately preceding the closing date and concluding at the close of trading on the second trading day immediately preceding the closing date.
Financing of the Merger (Page 65)
Entegris anticipates that the funds needed to complete the transactions contemplated by the merger agreement will be derived from a combination of (i) the issuance of common stock of Entegris to CMC’s stockholders, (ii) available cash on hand of Entegris and (iii) third-party financing, which may include some combination of the following: (a) a term loan B facility, (b) an unsecured bridge loan facility and/or (c) one or more capital markets transactions.
In connection with the merger agreement, on December 31, 2021, Entegris entered into an amended and restated commitment letter, which amended and restated the commitment letter, dated as of December 14, 2021, such commitment letter as amended and restated is referred to as the commitment letter, with Morgan Stanley Senior Funding, Inc., and certain other financial institutions party thereto, which are referred to collectively as the financing sources. Pursuant to the commitment letter, the financing sources (a) committed to provide to Entegris (i)  a senior secured first lien term loan B facility in an aggregate principal amount of up to $4,000,000,000, which is referred to as the term facility and (ii) a senior unsecured bridge term loan facility in an aggregate principal amount of up to $895,000,000, which is referred to as the bridge facility and, together with the term facility, the facilities and (b) to the extent that such financing sources are revolving lenders under Entegris’ existing credit agreement, (i) consented to the merger and certain amendments to the terms of Entegris’ revolving credit facility and (ii) committed to provide to Entegris, additional revolving credit commitments in an aggregate principal amount of $175,000,000. Commitments under the bridge facility will be reduced by, among other things, the aggregate gross cash proceeds in excess of $300,000,000 resulting from any issuance or sale by Entegris of (x) senior unsecured notes pursuant to a public offering or a Rule 144A offering or other private placement or certain other debt securities or indebtedness for borrowed money, which are collectively referred to as the notes, and (y) equity securities (including common stock and any securities convertible or exchangeable into or exercisable for equity securities or other equity-linked securities) of Entegris.
The proceeds of the facilities will be used to (a) finance a portion of the cash consideration for the merger, (b) pay the fees and expenses related to the merger and the facilities, (c) refinance certain existing indebtedness of CMC and Entegris and (d) in the case of the term facility, finance working capital and general corporate purposes of Entegris. The commitments under the commitment letter are subject to customary closing conditions.
The marketing period applicable to any offering of notes will be, subject to certain customarily excluded periods, the first period of at least 15 consecutive business days, commencing on the first business day after the date of delivery by CMC to Entegris of certain required information (and such required information remains compliant with certain enumerated conditions throughout such 15 consecutive business day period), and if such date is before September 15, 2022, each of the conditions to Entegris’ obligation to close have been satisfied (other than those conditions that by their nature are to be satisfied at the closing, but provided that throughout such marketing period such conditions are and remain capable of being satisfied) and nothing has occurred and no condition exists that would cause any of the other conditions to Entegris’ obligation to close to fail to be satisfied assuming the closing were to be scheduled for any time during such 15 consecutive business day period.
Recommendation of the CMC Board of Directors; CMC’s Reasons for the Merger (Page 54)
The CMC board of directors unanimously recommends that CMC stockholders vote “FOR” the merger agreement proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal. For a description of the factors considered by the CMC board of directors in reaching this decision, including potentially negative factors against which these advantages and opportunities were weighed, and additional information on the recommendation of the CMC board of directors, see the section entitled “The Merger—Recommendation of the CMC Board of Directors; CMC’s Reasons for the Merger” beginning on page 54.

Opinion of CMC’s Financial Advisor (Page 57 and Annex B)
On December 14, 2021, at the meeting of the CMC board of directors at which the merger was approved, Goldman Sachs & Co. LLC, which is referred to as Goldman Sachs, CMC’s financial advisor in connection with the merger, rendered to the CMC board of directors an oral opinion, confirmed by delivery of a written opinion, dated December 15, 2021, to the effect that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in its written opinion, the merger consideration was fair, from a financial point of view, to CMC stockholders (other than Entegris and its affiliates).
The full text of Goldman Sachs’ written opinion, dated December 15, 2021, which sets forth the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken by Goldman Sachs in connection with its opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. Goldman Sachs provided advisory services and its opinion for the information and assistance of the CMC board of directors in connection with its consideration of the merger. The summary of the opinion of Goldman Sachs set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. CMC stockholders are urged to read the opinion in its entirety. Goldman Sachs’ written opinion was addressed to the CMC board of directors (in its capacity as such) in connection with and for the purpose of its evaluation of the merger, was directed only to the fairness, from a financial point of view, to holders of CMC common stock (other than Entegris and its affiliates) of the merger consideration, and did not address any other aspect of the merger. Goldman Sachs expressed no opinion as to the fairness of the merger consideration to the holders of any other class of securities, creditors or other constituencies of CMC or as to the underlying decision by CMC to engage in the merger. The issuance of Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs. The opinion does not constitute a recommendation to any CMC stockholder as to how such stockholder should vote with respect to the merger or any other matter. Pursuant to an engagement letter between CMC and Goldman Sachs, CMC has agreed to pay Goldman Sachs a transaction fee that is estimated, based on the information available as of the date of announcement, at $25 million, all of which is contingent upon the consummation of the merger.
For a description of the opinion that the CMC board of directors received from Goldman Sachs, see “The Merger—Opinion of CMC’s Financial Advisor” beginning on page 57.
The Special Meeting (Page 40)
The special meeting will be held virtually on March 3, 2022, beginning at 8:00 a.m., Central Standard Time. The purposes of the special meeting are as follows:
•	Proposal 1: Adoption of the Merger Agreement. To consider and vote on the merger agreement proposal;
•	Proposal 2: Approval, on an Advisory (Non-Binding) Basis of Certain Compensatory Arrangements with CMC’s Named Executive Officers. To consider and vote on the compensation proposal; and
•	Proposal 3: Adjournment of the Special Meeting. To consider and vote on the adjournment proposal.
Completion of the merger is conditioned on the approval of the merger agreement proposal by CMC stockholders. Approval of the advisory proposal concerning the merger-related compensation arrangements for CMC’s named executive officers is not a condition to the obligation of either CMC or Entegris to complete the merger.
Only holders of record of issued and outstanding shares of CMC common stock as of the close of business on January 25, 2022, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. CMC stockholders may cast one vote for each share of CMC common stock that CMC stockholders owned as of that record date.
Assuming a quorum is present at the special meeting, the merger agreement proposal requires the affirmative vote of a majority of the outstanding shares of CMC common stock entitled to vote thereon. Shares of CMC common stock not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have the same effect as votes cast “AGAINST” the proposal to adopt the merger agreement.
Assuming a quorum is present at the special meeting, approval of the compensation proposal requires the affirmative vote of a majority of the votes cast at special meeting on this proposal. Accordingly, a failure to vote, a broker non-vote or an abstention will have no effect on the outcome of the compensation proposal.

Whether or not there is a quorum, the approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast at the special meeting on this proposal. Accordingly, a failure to vote, a broker non-vote or an abstention will have no effect on the outcome of the adjournment proposal.
Interests of CMC’s Directors and Executive Officers in the Merger (Page 112)
In considering the recommendation of the CMC board of directors to vote for the merger agreement proposal, the compensation proposal and the adjournment proposal, CMC stockholders should be aware that CMC’s directors and executive officers have certain interests in the merger that may be different from, or in addition to, the interests of CMC stockholders generally. These interests include, among others, the following:
•
Each of CMC’s executive officers holds outstanding CMC equity awards that will be treated as described under the section entitled “The Merger Agreement—Treatment of CMC Equity Awards” beginning on page 112, certain of which will vest at the effective time and certain of which will be converted into Entegris equity awards. Any CMC equity awards that do not vest at the effective time and are converted into Entegris equity awards will remain subject to “double-trigger” vesting upon a qualifying termination following a change in control (which will occur upon the merger for purposes of the equity awards and the other compensation and benefits arrangements discussed below). Outstanding DSU awards held by certain of CMC’s non-employee directors will vest at the effective time;

•
CMC’s executive officers are party to change in control severance protection agreements that provide for severance payments and benefits in connection with a qualifying termination of employment in connection with a change in control (including the merger);

•
In connection with CMC’s Chief Financial Officer transition announced in November 2021, Mr. Beamer and Ms. Press have entered into individual agreements with CMC that may provide for certain benefits upon a change in control (including the merger);

•
Unvested RSU awards deferred by non-employee members of the CMC board of directors under the Directors’ Deferred Compensation Plan will vest and become immediately payable to the director on the effective date of a change in control;

•
In connection with the merger, CMC has established a retention program for certain CMC employees to promote retention and to incentivize efforts to consummate the merger and effectuate the integration and conversion. Certain of CMC’s executive officers have been selected to participate in this retention program;

•	Certain of CMC’s executive officers may remain employed as members of the management team of Entegris after the effective time of the merger, though no such determinations have been made; and
•	CMC’s directors and executive officers are entitled to continued indemnification and directors’ and officers’ liability insurance and fiduciary liability insurance coverage under the merger agreement.
The CMC board of directors was aware of these interests and considered them, among other matters, in making its recommendation that CMC stockholders vote to approve the merger agreement proposal, the compensation proposal and the adjournment proposal. For more information, see “The Merger—Background of the Merger” beginning on page  48 and “The Merger—Recommendation of the CMC Board of Directors; CMC’s Reasons for the Merger” beginning on page 54. These interests are described in more detail below, and certain of them are quantified in the narrative and in the section entitled “The Merger—Interests of CMC’s Directors and Executive Officers in the Merger” beginning on page 112.
Certain Beneficial Owners of CMC Common Stock (Page 135)
At the close of business on January 25, 2022, the latest practicable date before the date of this proxy statement/prospectus, CMC’s directors and executive officers and their affiliates, as a group, owned and were entitled to vote approximately 257,269 shares of CMC common stock, collectively representing less than 1.0% of the shares of CMC common stock outstanding. Although none of them has entered into any agreement obligating them to do so, CMC currently expects that all its directors and executive officers will vote their shares “FOR” the merger agreement proposal, “FOR” the compensation proposal, and “FOR” the adjournment proposal. For more information regarding the security ownership of CMC directors and executive officers, see the information provided in the section entitled “Certain Beneficial Owners of CMC Common Stock ” beginning on page 135.

Regulatory Approvals (Page 66)
Entegris and CMC are required to cooperate with each other and use (and to cause their respective subsidiaries to use) their respective reasonable best efforts to promptly take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties thereto in doing, all things reasonably necessary, proper or advisable to cause the conditions to closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable (and in any event before the outside date (as defined in the section entitled “The Merger Agreement—Completion and Effectiveness of the Merger” beginning on page 69)), the merger and the other transactions contemplated by the merger agreement, including preparing and filing promptly and fully all documentation to effect all necessary or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any governmental entity necessary to consummate the transactions contemplated by the merger agreement.
Each of Entegris and CMC is required under the merger agreement to defend or contest any action asserted in any court, agency or other proceeding by any person or entity (including any governmental antitrust entity) seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the merger. In addition, each of Entegris and CMC is required under the merger agreement to take, effect or agree to any regulatory action (as defined in the section entitled “The Merger Agreement—Reasonable Best Efforts” beginning on page 84) if such regulatory action is required to obtain regulatory clearance or approval or expiration or termination of the applicable waiting periods, unless such regulatory action (i) is not conditioned on the closing of the merger or (ii) would, individually or in the aggregate with any other regulatory action, reasonably be expected to have a material adverse effect on Entegris and its subsidiaries (including the surviving corporation and its subsidiaries), taken as a whole after giving effect to the merger, but measured on a scale relative to the size of CMC and its subsidiaries, taken as a whole. For a description of the parties’ obligations with respect to regulatory approvals related to the merger, see the section entitled “The Merger Agreement—Reasonable Best Efforts” beginning on page 84.
The completion of the merger is subject to the receipt of antitrust clearance or approval in the United States and in China, Japan, Singapore, South Korea, and Taiwan, which are referred to as the requisite regulatory approvals.
With respect to the United States, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, which is referred to as the HSR Act, the merger may not be completed until notification and report forms have been filed with the U.S. Federal Trade Commission, which is referred to as the FTC, and the Antitrust Division of the U.S. Department of Justice, which is referred to as the DOJ, and the applicable waiting period has expired or been terminated. A transaction requiring notification under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filing of their respective HSR notifications or the early termination of that waiting period. If the FTC or DOJ issues a request for additional information and documents, which is referred to as a Second Request, before the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period. Entegris and CMC each filed an HSR notification with the FTC and the DOJ on December 29, 2021 and the initial waiting period is scheduled to expire at 11:59 p.m., Eastern Time on January 28, 2022.
With respect to China and Japan, Entegris and CMC jointly submitted the initial notifications with the State Administration for Market Regulation, which we refer to as the SAMR, and the Japan Fair Trade Commission, which we refer to as the JFTC, respectively, on January 7, 2022. With respect to Singapore, South Korea and Taiwan, Entegris and CMC submitted the initial notifications to the Competition Commission of Singapore, which we refer to as the CCCS, the Korea Fair Trade Commission, which we refer to as the KFTC and the Taiwan Fair Trade Commission, which we refer to as the TFTC, respectively, on January 10, 2022. The approvals are currently pending in these applicable jurisdictions. The merger cannot be completed until Entegris and CMC obtain approval to consummate the merger or applicable waiting periods have expired or been terminated in each applicable jurisdiction.
Appraisal Rights (Page 129)
If the proposed transaction is completed and certain other statutory requirements described herein are met, record holders of CMC stock who do not vote in favor of the merger proposal, who continuously hold such shares through the effective time and who properly demand appraisal of their shares may be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL. This means that holders of shares of CMC stock are entitled to have their shares appraised by the Court of Chancery and to receive in lieu of the merger consideration a cash payment of an amount determined by the Court of Chancery equal to the “fair value” of their CMC common stock, exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the Court of Chancery or as described further herein, so long as they comply with the procedures established by Section 262 of the DGCL and certain other conditions relating to stock ownership thresholds are met.
A detailed description of the procedures required to be followed in order to perfect appraisal rights by CMC stockholders if desired is included in the section entitled “Appraisal Rights” beginning on page 129 of this proxy statement/prospectus, which detailed description is qualified by reference to the full text of Section 262 of the DGCL as attached as Annex C to this proxy statement/prospectus. Due to the complexity of the procedures described above, CMC stockholders who are considering exercising such rights are encouraged to carefully review Annex C and seek the advice of legal counsel.
CMC stockholders considering seeking appraisal should be aware that the fair value of their shares of CMC common stock as determined by the Court of Chancery pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the merger consideration.
Conditions to the Completion of the Merger (Page 92)
Each party’s obligation to effect the merger is subject to the satisfaction at closing or waiver at or before closing of each of the following conditions:
•
the adoption of the merger agreement at the special meeting by the affirmative vote of holders of a majority of the outstanding shares of CMC common stock entitled to vote on such matter, which is referred to as the CMC stockholder approval;

•
(i) the waiting period applicable to the consummation of the merger under the HSR Act will have expired or terminated and (ii) all authorizations or consents to be obtained from a governmental entity with respect to the merger for each requisite regulatory approval will have been obtained or deemed to have been obtained;

•
no applicable law and no judgment, preliminary, temporary or permanent, or other legal restraint or prohibition and no binding order or determination by any governmental entity will be in effect that prevents, makes illegal, restrains, enjoins or otherwise prohibits the consummation of the merger;

•
the SEC will have declared the registration statement effective under the Securities Act, no stop order or similar restraining order by the SEC suspending the effectiveness of the registration statement will be in effect and no proceedings for that purpose will be pending before the SEC;

•	the shares of Entegris common stock to be issued pursuant to the merger will have been approved for listing on the NASDAQ, subject to official notice of issuance;
•	the accuracy of the representations and warranties of the other party to the extent required under the merger agreement;
•	the other party’s performance of, in all material respects, its obligations under the merger agreement required to be performed at or before the closing date; and
•
the receipt by such party of a certificate of the chief executive officer, chief financial officer or general counsel of the other party certifying that the conditions in the immediately two preceding bullets have been satisfied.

No Solicitation of Acquisition Proposals (Page 80)
CMC will not, and will cause its subsidiaries and its and their directors and officers not to, and will use its reasonable best efforts to cause its and its subsidiaries’ employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives, which are referred to as representatives, not to, directly or indirectly:
•
solicit, seek, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing any non-public information) any inquiries regarding, or the making of, or any submission or announcement of a proposal or offer that constitutes, or would reasonably be expected to lead to, any acquisition proposal (as defined in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals” beginning on page 80);

•
engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with or for the purpose of encouraging or facilitating, any acquisition proposal or any inquiry or proposal that could reasonably be expected to lead to an acquisition proposal;

•	approve, endorse, recommend, submit to stockholders or declare advisable any acquisition proposal;
•
enter into any letter of intent, term sheet, memorandum of understanding, acquisition agreement, merger agreement, option agreement or other similar agreement (other than an acceptable confidentiality agreement with terms and conditions customary for transactions of such type that is no less favorable in the aggregate to CMC than the confidentiality agreement, dated as of November 30, 2021, between Entegris and CMC, which is referred to as an acceptable confidentiality agreement), which is referred to as an alternative acquisition agreement, relating to any acquisition proposal; or

•
release or terminate or permit the release of any person from, or termination of, or waive or modify or permit the waiver or modification of any provision of, or fail to enforce or cause not to be enforced, any confidentiality, standstill or similar agreement to which CMC or any of its subsidiaries is a party except, to the extent that the failure to so release, terminate, waive, modify or fail to enforce would be inconsistent with the fiduciary duties of the CMC under applicable law.

In addition, CMC will, and will cause its subsidiaries and its and their directors and officers to, and will use its reasonable best efforts to cause its and their respective representatives (other than its and their directors and officers) to, immediately cease and cause to be terminated all discussions and negotiations with any person (other than Entegris) that may be ongoing with respect to any acquisition proposal.
Notwithstanding the restrictions described above, if at any time before obtaining the approval of the merger agreement proposal by the CMC stockholders, which is referred to as the CMC stockholder approval, CMC or any of its representatives receives an unsolicited, bona fide written acquisition proposal received after the date of the merger agreement that did not arise from or in connection with a breach of the above obligations, CMC may:
•
contact the person or group of persons who has made such acquisition proposal in order to clarify terms for the sole purpose of the CMC board of directors informing itself about such acquisition proposal;

•
furnish, pursuant to an acceptable confidentiality agreement, information (including non-public information) with respect to CMC and its subsidiaries to the person or group of persons who has made such acquisition proposal; provided that CMC will promptly (and in any event within 24 hours) provide or make available to Entegris any non-public information concerning CMC or its subsidiaries that is provided or made available to any person given such access which was not previously provided to Entegris or its representatives; and

•	engage in or otherwise participate in discussions or negotiations with the person or group of persons making such acquisition proposal, in each case only if, before doing so, the CMC board of directors determines in good faith after consultation with its financial advisor and outside legal counsel that such bona fide written acquisition proposal either constitutes a superior proposal or could reasonably be expected to result in a superior proposal (as defined in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals” beginning on page 80).

No Change of Recommendation (Page 82)
Subject to certain exceptions described below, the CMC board of directors, including any committee thereof, may not make an adverse recommendation change (as defined in the section entitled “The Merger Agreement—No Change of Recommendation—Permitted Change of Recommendation” beginning on page 83) or cause or permit CMC, as applicable, to enter into an alternative acquisition agreement (as defined in the section entitled “The Merger Agreement—No Change of Recommendation” beginning on page 82).
Permitted Change of Recommendation
At any time before the special meeting, the CMC board of directors may (x) effect an adverse recommendation change in response to an intervening event (as such term is defined in the section entitled “The Merger Agreement—No Change of Recommendation—Permitted Change of Recommendation” beginning on page 83), if and only if the CMC board of directors has determined in good faith, after consultation with outside legal counsel that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law and (y) may effect an adverse recommendation change or terminate the merger agreement to enter into an alternative acquisition agreement, in each case in response to an acquisition proposal, if and only if CMC receives an acquisition proposal that the CMC board of directors determines in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a superior proposal and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, and meets certain other conditions as described in the section entitled “The Merger Agreement—No Change of Recommendation—Permitted Change of Recommendation” beginning on page 83.
Termination of the Merger Agreement (Page 93)
Termination by Mutual Consent
The merger agreement may be terminated and the merger and the other transactions contemplated by the merger agreement may be abandoned at any time before the effective time by mutual written consent of CMC and Entegris.
Termination by Either Entegris or CMC
Either Entegris or CMC may terminate the merger agreement and the merger may be abandoned at any time before the effective time by action of its respective board of directors if:
•	there is an outside date termination event;
•	there is a regulatory restraint termination event; or
•	there is a CMC no vote termination event;
in each case, as such terms are defined in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination by Either Entegris or CMC” beginning on page 93.
Termination by Entegris
Entegris may terminate the merger agreement and the merger may be abandoned at any time before the effective time by action of the Entegris board of directors:
•	before receipt of the CMC stockholder approval, if:
○	the CMC board of directors has made an adverse recommendation change;
○	CMC has breached its obligations under the merger agreement not to solicit or encourage acquisition proposals;
○	CMC fails to call a stockholder meeting for the purpose of obtaining the CMC stockholder approval; or
○	CMC submits an acquisition proposal other than the merger agreement to CMC stockholders at a meeting of such stockholders; or
•	if CMC has breached any representation, warranty, covenant or agreement contained in the merger agreement, or if any representation or warranty of CMC has become untrue, in each case, such that the conditions set forth in the merger agreement regarding the truth and accuracy of CMC’s representations, and warranties and CMC’s performance of, in all material respects, its obligations under the merger agreement could not be satisfied as of the closing date; provided, however, that Entegris may not terminate the merger agreement due to such breach unless any such breach or failure to be true has not been cured within 30 days after written notice by Entegris to CMC informing CMC of such breach or failure to be true, except that no cure period will be required for a breach that by its nature cannot be cured before the outside date; and provided, further, that Entegris may not terminate the merger agreement pursuant due to such uncured breach if Entegris is then in breach of the merger agreement in any material respect.
Termination by CMC
CMC may terminate the merger agreement and the merger may be abandoned at any time before the effective time by action of the CMC board of directors:
•
If Entegris or Merger Sub has breached any representation, warranty, covenant or agreement contained in the merger agreement, or if any representation or warranty of Entegris or Merger Sub has become untrue, in each case, such that the conditions set forth in the provisions of the merger agreement related to Entegris’ and Merger Sub’s representations and warranties and Entegris’ and Merger Sub’s performance of, in all material respects, their obligations under the merger agreement could not be satisfied as of the closing date; provided, however, that CMC may not terminate the merger agreement due to such breach or failure to be true unless any such breach or failure to be true has not been cured within 30 days after written notice by CMC to Entegris informing Entegris of such breach or failure to be true, except that no cure period will be required for a breach which by its nature cannot be cured before the outside date; and provided, further, that CMC may not terminate the merger agreement pursuant to such breach or failure to be true if CMC is then in breach of the merger agreement in any material respect; or

•
before the CMC stockholder approval, (i) if the CMC board of directors authorizes CMC to terminate the merger agreement to enter into an alternative acquisition agreement with respect to a superior proposal in accordance with the terms of the merger agreement, (ii) substantially concurrent with the termination of the merger agreement, CMC enters into such alternative acquisition agreement and (iii) CMC pays to Entegris in immediately available funds the CMC termination fee in accordance with the relevant provision of the merger agreement.

Termination Fees (Page 94)
CMC will be required to pay to Entegris a termination fee of $187 million, which is referred to as the CMC termination fee, if the merger agreement is terminated by Entegris following an adverse recommendation change, by CMC to accept a superior proposal, or by either party in certain circumstances following an alternative acquisition proposal.
Accounting Treatment (Page 67)
Entegris prepares their respective financial statements in accordance with U.S. generally accepted accounting principles, which is referred to as U.S. GAAP. The merger will be accounted for using the acquisition method of accounting. Entegris will be treated as the acquirer for accounting purposes.
U.S. Federal Income Tax Consequences of the Merger (Page 119)
The exchange of CMC common stock for the merger consideration pursuant to the merger is expected to be treated as a taxable transaction for U.S. federal income tax purposes. Therefore, assuming that such exchange is treated as a taxable transaction, a U.S. holder (as defined below in the section entitled “U.S. Federal Income Tax Consequences of the Merger” beginning on page 119) of CMC common stock who receives the merger consideration in exchange for such U.S. holder’s shares of CMC common stock pursuant to the merger generally will recognize capital gain or loss equal to the difference, if any, between (i) the sum of the cash and the fair market value of any shares of Entegris common stock received by such U.S. holder in the merger and (ii) the U.S. holder’s adjusted tax basis in its CMC common stock exchanged therefor. For a more complete discussion of U.S. federal income tax consequences of the merger, see “U.S. Federal Income Tax Consequences of the Merger” beginning on page 119 of this proxy statement/prospectus.

You should be aware that the tax consequences to you of the merger may depend upon your own situation. In addition, you may be subject to U.S. federal, state, local or non-U.S. tax laws that are not discussed in this proxy statement/prospectus. You should therefore consult with your own tax advisor(s) for a full understanding of the tax consequences to you of the merger.
Comparison of Stockholders’ Rights (Page 122)
Upon completion of the merger, CMC stockholders receiving shares of Entegris common stock will become stockholders of Entegris, their rights will be governed by Delaware law and the governing corporate documents of Entegris in effect at the effective time. CMC stockholders will have different rights once they become stockholders of Entegris due to differences between the governing corporate documents of Entegris and the governing corporate documents CMC, as described in more detail under the section entitled “Comparison of Stockholders’ Rights” beginning on page 122.
Listing of Entegris Common Stock; Delisting and Deregistration of CMC Common Stock (Page 89)
If the merger is completed, CMC common stock will be delisted from the NASDAQ and deregistered under the Exchange Act, and CMC will no longer be required to file periodic reports with the SEC with respect to CMC common stock.
CMC has agreed to cooperate with Entegris and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of the NASDAQ to enable the delisting of the shares of CMC common stock from the NASDAQ and the deregistration of the shares of CMC common stock under the Exchange Act as soon as practicable after the effective time.
Litigation Related to the Merger (Page 68)
On January 21, 2022, a complaint, captioned Stein v. CMC Materials, Inc. et al., Civil Action No. 22-cv-00552, was filed by a purported stockholder of CMC in the United States District Court for the Southern District of New York. The complaint names CMC and the CMC board of directors as defendants. The complaint includes allegations that, among other things, this proxy statement omitted certain material information in connection with the merger in violation of Sections 14(a) and 20(a) of the Exchange Act, and Rule 14a-9 promulgated under the Exchange Act. The complaint seeks, among other relief, an injunction preventing the closing of the merger, rescission of the merger if it is consummated, damages and an award of plaintiffs’ attorneys’ and experts’ fees. Entegris and CMC believe the claims asserted in the lawsuit are without merit.
Additional lawsuits arising out of or relating to the merger agreement and the transactions contemplated thereby may be filed in the future. If additional similar complaints are filed, absent new or different allegations that are material, neither Entegris nor CMC will necessarily announce such additional filings.
Risk Factors (Page 27)
In evaluating the merger agreement, the merger or the issuance of shares of Entegris common stock in the merger, you should carefully read this proxy statement/prospectus and give special consideration to the factors discussed in the section entitled “Risk Factors” beginning on page 27.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following table shows a summary of the unaudited pro forma condensed combined financial information about the financial condition and results of operations of the combined company, after giving effect to the merger and related debt financing transactions, which were prepared using the acquisition method of accounting with Entegris as the accounting acquirer of CMC. See the section entitled “The Merger—Accounting Treatment” beginning on page 67.
Entegris’ fiscal year ends on December 31, whereas CMC’s fiscal year ends on September 30. Due to this difference in year end, for the purpose of the unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2020, the CMC financial results for the twelve months ended December 31, 2020, have been calculated by adding its financial results for the three months ended December 31, 2020 to its financial results for the twelve months ended September 30, 2020 and subtracting its financial results for the three months ended December 31, 2019. The unaudited pro forma condensed combined statement of operations, which is referred to as the pro forma statement of operations, for the twelve months ended December 31, 2020 combines the Entegris audited consolidated statement of operations for the year ended December 31, 2020 and the CMC financial results for the twelve months ended December 31, 2020. This gives effect to the merger as if it had been consummated on January 1, 2020. For the purpose of the unaudited pro forma condensed combined statements of operations for the nine months ended October 2, 2021, the CMC financial results for the nine months ended September 30, 2021 have been calculated by subtracting its financial results for the three months ended December 31, 2020 from its financial results for the twelve months ended September 30, 2021. The unaudited pro forma condensed combined statement of operations, which we refer to as the pro forma statement of operations, for the nine months ended October 2, 2021 combines the Entegris unaudited consolidated statement of operations for the nine-month period ended October 2, 2021, and the CMC financial results for the nine months ended September 30, 2021. This gives effect to the merger as if it had been consummated on January 1, 2020.
We refer to the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statements of operations as the pro forma financial statements.
The pro forma financial statements have been developed from and should be read in conjunction with the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” and the notes related thereto beginning on page 96 and with the historical consolidated financial statements of Entegris and CMC and related notes that have been filed with the SEC, certain of which are incorporated by reference into this proxy statement.
•
Separate historical financial statements of Entegris as of and for the fiscal year ended December 31, 2020, the related notes included in Entegris’ Annual Report on Form 10-K for the year ended December 31, 2020, as well as the separate historical financial statements of Entegris as of and for the nine months ended October 2, 2021, and the related notes included in Entegris’ Quarterly Report on Form 10-Q for the quarter ended October 2, 2021.

•
Separate historical financial statements of CMC as of and for the fiscal year ended September 30, 2020 and the related notes included in CMC’s Annual Report on Form 10-K for the year ended September 30, 2020, the separate historical financial statements of CMC as of and for the fiscal year ended September 30, 2021 and the related notes included in CMC’s Annual Report on Form 10-K for the year ended September 30, 2021, the separate historical financial statements of CMC as of and for the fiscal quarter ended December 31, 2019 and the related notes included in CMC’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2019, as well as the separate historical financial statements of CMC as of and for the fiscal quarter ended December 31, 2020 and the related notes included in CMC’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2020.

The pro forma financial statements have been prepared by management in accordance with SEC Regulation S-X Article 11, Pro Forma Financial Information for illustrative and informational purposes only. The pro forma financial statements are not necessarily indicative of what the combined company’s balance sheet or statement of operations actually would have been had the merger been completed as of the dates indicated. In addition, the pro forma financial statements do not purport to project the future financial position or operating results of the combined company. As a result of displaying amounts in thousands, rounding differences may exist in the tables in this section. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 27.

The pro forma financial statements have been prepared using the acquisition method of accounting under GAAP with Entegris being the accounting acquirer in the proposed merger of Entegris and CMC. See the section entitled “The Merger—Accounting Treatment” beginning on page 67. The transaction accounting adjustments are preliminary, based upon available information and made solely for the purpose of providing these pro forma financial statements. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying pro forma financial statements and the future results of operations and financial position of the combined company.
Selected Unaudited Pro forma Condensed Combined Financial Information (Amounts in thousands, except per share data)
	Year ended December 31, 2020	Nine-months ended October 2, 2021
Pro forma condensed combined statement of operations data:
Net sales	$2,974,110	$2,568,110
Net income (loss)	123,896	18,904
Basic earnings per share	0.84	0.13
Diluted earnings per share	0.82	0.13
As of October 2, 2021
Pro forma condensed combined balance sheet data:
Total assets	$10,231,448
Total liabilities	6,870,608
Total equity	3,360,840

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA
Equivalent and Comparative Per Share Information
The following table sets forth selected per share information for Entegris common stock on a historical basis for the year ended December 31, 2020 and nine-months ended October 2, 2021, selected per share information for CMC common stock on a historical basis for the twelve month period ended December 31, 2020 and nine-months ended October 2, 2021, selected per share information for the combined company’s common stock on a pro forma combined basis for the year ended December 31, 2020 and nine-months ended October 2, 2021 and selected per share information for CMC common stock on a pro forma equivalent basis for the 12 month period ended December 31, 2020 and nine-month period ended October 2, 2021. The per share information reflects the Entegris common stock and CMC common stock issued and outstanding (excluding any shares that are held in treasury).
The combined company’s pro forma combined earnings per share was calculated in the section entitled “Notes to the Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 96.
	Year ended December 31, 2020				Nine-months ended October 2, 2021
	Entegris - Historical	CMC - Historical	Pro forma Combined	CMC Equivalent Pro forma[2]	Entegris - Historical	CMC - Historical	Pro forma Combined	CMC Equivalent Pro forma[2]
Income (loss) from continuing operations per common share attributable to common stockholders (basic)	$2.19	$4.66	$0.84	$0.38	$2.15	$(3.44)	$0.13	$0.06
Income (loss) from continuing operations per common share attributable to common stockholders (diluted)	$2.16	$4.61	$0.82	$0.37	$2.13	$(3.44)	$0.13	$0.06
Cash dividends per share[1]	$0.32	$1.76	$0.32	$0.14	$0.24	$1.38	$0.24	$0.11
Book value per share[3]	$10.23	$38.07	$21.18	$9.55	$11.90	$30.18	$22.67	$10.21
(1)	Pro forma combined amounts are the same as Entegris’ historical cash dividends per share under the assumption that there is no change to Entegris’ dividend policy as a result of the merger.
(2)	CMC’s pro forma equivalent per share amounts were calculated by multiplying Entegris' pro forma combined per share amounts by the Exchange Ratio.
(3)	Amount is calculated by dividing stockholders’ equity by common shares outstanding.

COMPARATIVE PER SHARE MARKET PRICE DATA AND DIVIDEND INFORMATION
Market Prices
The following table sets forth, for the calendar periods indicated, the high and low sales prices per share of Entegris common stock and per share of CMC common stock as reported on the NASDAQ, respectively, as well as the dividends declared with respect to shares of Entegris stock and CMC stock. The shares of Entegris common stock are traded on the NASDAQ under the symbol “ENTG,” and the shares of CMC common stock are traded on the NASDAQ under the symbol “CCMP.”
	Entegris Common Stock			CMC Common Stock
	High	Low	Dividends	High	Low	Dividends
2018
First Calendar Quarter	$37.85	$29.65	$0.07	$115.60	$93.57	$0.40
Second Calendar Quarter	$38.85	$32.20	$0.07	$119.27	$98.14	$0.40
Third Calendar Quarter	$37.90	$28.70	$0.07	$123.06	$101.66	$0.40
Fourth Calendar Quarter	$30.29	$24.44	$0.07	$109.21	$84.22	$0.40
2019
First Calendar Quarter	$37.73	$27.43	$0.07	$115.30	$88.16	$0.42
Second Calendar Quarter	$41.99	$34.30	$0.07	$127.18	$97.47	$0.42
Third Calendar Quarter	$48.01	$35.48	$0.08	$145.11	$109.52	$0.42
Fourth Calendar Quarter	$51.21	$45.56	$0.08	$158.65	$123.39	$0.42
2020
First Calendar Quarter	$58.47	$39.03	$0.08	$167.20	$89.07	$0.44
Second Calendar Quarter	$64.51	$41.41	$0.08	$158.82	$100.17	$0.44
Third Calendar Quarter	$74.34	$57.65	$0.08	$168.97	$133.39	$0.44
Fourth Calendar Quarter	$99.03	$74.72	$0.08	$169.04	$135.00	$0.44
2021
First Calendar Quarter	$113.56	$93.99	$0.08	$180.91	$146.01	$0.46
Second Calendar Quarter	$123.26	$101.61	$0.08	$196.90	$144.36	$0.46
Third Calendar Quarter	$134.83	$111.63	$0.08	$150.62	$120.37	$0.46
Fourth Calendar Quarter	$154.75	$120.15	$0.08	$195.50	$119.55	$0.46
The following table sets forth the closing sale price per share of Entegris common stock and per share of CMC common stock as reported on the NASDAQ, respectively, on December 14, 2021, the last trading day before the public announcement of the merger agreement, and on January 25, 2022, the latest practicable date before the date of this proxy statement/prospectus. The table also shows the implied value of the merger consideration as of the same two dates. This implied value was calculated by multiplying the closing sale price of a share of Entegris common stock as of the specified date by the exchange ratio of 0.4506 and adding $133.00, the cash component of the merger consideration.
	Entegris Common Stock	CMC Common Stock	Implied Per Share Value of CMC Merger Consideration
December 14, 2021	$143.22	$145.97	$197.53
January 25, 2022	$116.24	$176.32	$185.38
The market prices of shares of Entegris common stock and CMC common stock have fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this proxy statement/prospectus to the dates of the special meeting and the closing date. No assurance can be given concerning the market prices of shares of Entegris common stock or CMC common stock before completion of the merger or shares of Entegris common stock after completion of the merger. The exchange ratio is fixed in the merger agreement, but the market price of shares of Entegris common stock (and therefore the value of the merger consideration when received by CMC stockholders upon completion of the merger) could be greater than, less than or the same as shown in the table above. Accordingly, CMC stockholders are advised to obtain current market quotations for shares of Entegris common stock and CMC common stock in connection with deciding how to vote on the proposal to adopt the merger agreement.

Dividends
Entegris currently pays a quarterly dividend on shares of Entegris common stock and last declared a dividend of $0.08 per share on October 13, 2021, that was paid on November 17, 2021, to stockholders of record as of October 27, 2021. Under the terms of the merger agreement, Entegris is not permitted to establish a record date for, declare, set aside for payment or pay any dividend between signing and closing without CMC’s consent other than regular quarterly cash dividends in the ordinary course of business.
CMC currently pays a quarterly dividend on shares of CMC common stock and last declared a dividend of $0.46 per share on December 7, 2021, which will be paid on or about January 28, 2022, to stockholders of record as of December 22, 2021. Under the terms of the merger agreement, other than the payment of the dividend declared by CMC on December 7, 2021, CMC is not permitted to establish a record date for, declare, set aside for payment or pay any dividend between signing and closing without Entegris’ consent, except that CMC may declare and pay a quarterly dividend of $0.46 per share in March 2022 and, if the closing does not occur by December 14, 2022, CMC may declare and pay quarterly dividends in an amount not to exceed $0.46 per share in a manner consistent with CMC’s past practice.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This registration statement on Form S-4, of which this proxy statement/prospectus forms a part, and the documents to which CMC and Entegris refer you in this registration statement, as well as oral statements made or to be made by Entegris and CMC, include certain “forward-looking statements” within the meaning of, and subject to the safe harbor created by, Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995, which are referred to as the safe harbor provisions. Statements included in or incorporated by reference into this registration statement, of which this proxy statement/prospectus forms a part, that are not historical facts are forward-looking statements, including statements about the beliefs and expectations of the management of each of Entegris and CMC. Words such as “believe,” “continue,” “could,” “expect,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “should,” “may,” “will,” “would” or the negative thereof and similar expressions are intended to identify such forward-looking statements that are intended to be covered by the safe harbor provisions. Entegris and CMC caution investors that any forward-looking statements, including statements related to anticipated results of operations, business strategies of Entegris, CMC and the combined company, anticipated benefits of the proposed transaction, the anticipated impact of the proposed transaction on Entegris’ and CMC’s business and future financial and operating results, the expected amount and timing of synergies from the proposed transaction, the anticipated closing date for the proposed transaction and other aspects of CMC’s and Entegris’ operations or operating results, are only predictions and involve known and unknown risks and uncertainties, many of which are beyond Entegris’ and CMC’s control, and could cause actual results to differ materially from those indicated in such forward-looking statements, which speak only as of the date of this proxy statement/prospectus. These factors and risks include, but are not limited to, (i) weakening of global and/or regional economic conditions, generally or specifically in the semiconductor industry, which could decrease the demand for Entegris’ and CMC’s products and solutions; (ii) the parties’ ability to meet rapid demand shifts; (iii) the parties’ ability to continue technological innovation and introduce new products to meet customers’ rapidly changing requirements; (iv) Entegris’ and CMC’s ability to protect and enforce intellectual property rights; (v) operational, political and legal risks of Entegris’ and CMC’s international operations; (vi) the increasing complexity of certain manufacturing processes; (vii) raw material shortages, supply and labor constraints and price increases; (viii) changes in government regulations of the countries in which Entegris and CMC operate; (ix) the fluctuation of currency exchange rates; (x) fluctuations in the market price of Entegris’ stock; (xi) the level of, and obligations associated with, Entegris’ and CMC’s indebtedness; (xii) the impact of public health crises, such as pandemics (including coronavirus (COVID-19)) and epidemics and any related company or government policies and actions to protect the health and safety of individuals or government policies or actions to maintain the functioning of national or global economies and markets; and (xiii) other risk factors and additional information. In addition, risks that could cause actual results to differ from forward-looking statements include: the inherent uncertainty associated with financial or other projections; the prompt and effective integration of CMC’s businesses and the ability to achieve the anticipated synergies and value-creation contemplated by the proposed transaction; the risk associated with CMC’s ability to obtain the approval of the proposed transaction by its stockholders required to consummate the proposed transaction and the timing of the closing of the proposed transaction, including the risk that the conditions to the transaction are not satisfied on a timely basis or at all and the failure of the transaction to close for any other reason; the risk that a regulatory consent or authorization that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; unanticipated difficulties or expenditures relating to the transaction, the outcome of any legal proceedings related to the merger, the response and retention of business partners and employees as a result of the announcement and pendency of the transaction; and the diversion of management time on transaction-related issues. Investors are cautioned not to place undue reliance on these forward-looking statements.
For further discussion of these and other risks, contingencies and uncertainties applicable to Entegris and CMC, see the section entitled “Risk Factors” beginning on page 27 and in Entegris’ and CMC’s other filings with the SEC incorporated by reference into this proxy statement/prospectus. See also the section entitled “Where You Can Find More Information” beginning on page 169 for more information about the SEC filings incorporated by reference into this proxy statement/prospectus.
All subsequent written or oral forward-looking statements attributable to Entegris or CMC or any person acting on its or their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither CMC nor Entegris is under any obligation, and each expressly disclaims any obligation, to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise, except as may be required by law.

RISK FACTORS
In deciding whether to vote for the adoption of the merger agreement, CMC stockholders are urged to carefully consider all the information included or incorporated by reference in this proxy statement/prospectus, which is listed in the section entitled “Where You Can Find More Information” beginning on page 169. CMC stockholders should also read and consider the risks associated with each of the businesses of Entegris and CMC because these risks will also affect the combined company. The risks associated with the business of Entegris can be found in Entegris’ Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and the risks associated with the business of CMC can be found in CMC’s Annual Report on Form 10-K for the year ended September 30, 2021, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K (excluding any information and exhibits furnished under Item 2.02 or 7.01 thereof), each of which are incorporated by reference into this proxy statement/prospectus. In addition, CMC stockholders are urged to carefully consider the following material risks relating to the merger, the business of Entegris, the business of CMC and the business of the combined company. Entegris stockholders will not vote on the merger.
Risks Relating to the Merger
Because the exchange ratio is fixed and will not be adjusted in the event of any change in either Entegris’ or CMC’s stock price, the value of the shares of Entegris following the closing is uncertain.
Upon completion of the merger, each share of CMC common stock outstanding immediately before the merger will be converted into and become exchangeable for $133 in cash and 0.4506 shares of Entegris common stock. This exchange ratio is fixed in the merger agreement and will not be adjusted for changes in the market price of either Entegris common stock or CMC common stock. The market prices of Entegris common stock and CMC common stock have fluctuated before and after the date of the announcement of the merger agreement and will continue to fluctuate from the date of this proxy statement/prospectus to the date of the special meeting, respectively, and the date the merger is consummated, and the market price of the common stock of Entegris will continue to fluctuate thereafter.
Because part of the value of the merger consideration will depend on the market price of Entegris common stock at the time the merger is completed, CMC stockholders will not know or be able to determine at the time of the special meeting the market value of the merger consideration they would receive upon completion of the merger.
Stock price changes may result from a variety of factors, including, among others, general market and economic conditions, changes in Entegris’ or CMC’s respective businesses, operations and prospects, reductions or changes in U.S. and foreign government spending or budgetary policies, market assessments of the likelihood that the merger will be completed, interest rates, general market, industry and economic conditions and other factors generally affecting the respective prices of Entegris’ or CMC’s common stock, federal, state and local legislation, governmental regulation and legal developments in the industry segments in which CMC or Entegris operate, and the timing of the merger and receipt of required regulatory approvals.
Many of these factors are beyond Entegris’ and CMC’s control, and neither Entegris nor CMC are permitted to terminate the merger agreement solely due to a decline in the market price of the common stock of the other party. You are urged to obtain current market quotations for Entegris common stock and CMC common stock in determining whether to vote for the adoption of the merger agreement. In addition, see the section entitled “Comparative Per Share Market Price Data and Dividend Information” beginning on page 24.
The merger may not be completed and the merger agreement may be terminated in accordance with its terms.
The merger is subject to a number of conditions that must be satisfied, including the approval by CMC stockholders of the merger agreement proposal, or waived (to the extent permissible), in each case before the completion of the merger. These conditions are described in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 92. These conditions to the completion of the merger, some of which are beyond the control of Entegris and CMC, may not be satisfied or waived in a timely manner or at all, and, accordingly, the merger may be delayed or not completed.
Additionally, either Entegris or CMC may terminate the merger agreement under certain circumstances, including, among other reasons, if the merger is not completed by December 14, 2022 (which date may be extended to March 14, 2023, under certain circumstances). In addition, if the merger agreement is terminated under certain circumstances specified in the merger agreement, CMC may be required to pay Entegris a termination fee of

$187 million, including certain circumstances in which the CMC board of directors effects an adverse recommendation change (as defined in the section entitled “The Merger Agreement—No Change of Recommendation—Permitted Change of Recommendation” beginning on page 83) or CMC enters into an agreement with respect to a superior proposal following the termination of the merger agreement. See the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 93 and the section entitled “The Merger Agreement—Termination Fees” beginning on page 94 for a more complete discussion of the circumstances under which the merger agreement could be terminated and when a termination fee may be payable by CMC.
The announcement and pendency of the merger agreement and any subsequent termination of the merger agreement could negatively impact Entegris or CMC.
Whether or not the merger is completed, the announcement and pendency of the merger could cause disruptions in the businesses of Entegris and CMC. If the merger is not completed for any reason, including as a result of a failure to obtain the required CMC vote or the failure to obtain the requisite regulatory approvals, the ongoing businesses of Entegris and CMC may be adversely affected. Entegris and CMC may be subject to a number of risks, including the following:
•	each company may experience negative reactions from the financial markets, including negative impacts on its stock price;
•	each company may experience negative reactions from its suppliers and customers;
•
current and prospective employees of Entegris and CMC may experience uncertainty about their future roles with Entegris following the merger, which might adversely affect Entegris’ or CMC’s abilities to retain key managers and other employees;

•
each company will be required to pay their respective costs relating to the merger, such as financial advisory, legal, financing and accounting costs and associated fees and expenses, whether or not the merger is completed;

•
the merger agreement places certain restrictions on the conduct of each company’s business before completion of the merger and such restrictions, the waiver of which is subject to the consent of the other company (not to be unreasonably withheld, conditioned or delayed), which may prevent Entegris or CMC from taking certain other specified actions during the pendency of the merger (see the section entitled “The Merger Agreement—Conduct of Business Before the Effective Time” beginning on page 76 for a description of the restrictive covenants applicable to Entegris and CMC); and

•
matters relating to the merger (including integration planning) will require substantial commitments of time and resources by Entegris’ senior management and CMC’s senior management, which otherwise could have been devoted to day-to-day operations or to other opportunities that may have been beneficial to Entegris or CMC, as applicable, as an independent company.

The market price for shares of common stock of Entegris following the completion of the merger may be affected by factors different from, or in addition to, those that historically have affected or currently affect the market prices of shares of Entegris common stock and CMC common stock.
Upon consummation of the merger, Entegris stockholders and CMC stockholders will both hold shares of common stock in Entegris. Entegris’ businesses differ from those of CMC, and CMC’s businesses differ from those of Entegris, and, accordingly, the results of operations of Entegris following the merger will be affected by some factors that are different from those currently or historically affecting the results of operations of Entegris and those currently or historically affecting the results of operations of CMC. The results of operations of Entegris following the merger may also be affected by factors different from those that currently affect or have historically affected either Entegris or CMC. For a discussion of the businesses of each of Entegris and CMC and some important factors to consider in connection with those businesses, see the section entitled “The Parties to the Merger” beginning on page 39 and the documents and information included elsewhere in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus and listed under the section entitled “Where You Can Find More Information” beginning on page 169.

The shares of common stock of Entegris to be received by CMC stockholders as a result of the merger will have rights different from the shares of CMC common stock.
Upon consummation of the merger, the rights of CMC stockholders, who will become stockholders of Entegris following the merger, will be governed by the certificate of incorporation and bylaws of Entegris. The rights associated with CMC common stock are different from the rights that will be associated with the common stock of Entegris. See the section entitled “Comparison of Stockholders’ Rights” beginning on page 122 for a discussion of these rights.
Until the completion of the merger or the termination of the merger agreement in accordance with its terms, Entegris and CMC are each prohibited from entering into certain transactions and taking certain actions that might otherwise be beneficial to Entegris or CMC and their respective stockholders.
From and after the date of the merger agreement and before completion of the merger, the merger agreement restricts Entegris and CMC from taking specified actions without the consent of the other party (with CMC being restricted from taking a broader set of specified actions than Entegris) and requires that the business of each company and its respective subsidiaries be conducted in all material respects in the ordinary course of business consistent with past practice. These restrictions may prevent Entegris or CMC from making appropriate changes to their respective businesses or organizational structures or from pursuing attractive business opportunities that may arise before the completion of the merger, and could have the effect of delaying or preventing other strategic transactions. Adverse effects arising from the pendency of the merger could be exacerbated by any delays in consummation of the merger or termination of the merger agreement. See the section entitled “The Merger Agreement—Conduct of Business Before the Effective Time” beginning on page 76.
Obtaining requisite regulatory approvals and satisfying closing conditions may prevent or delay completion of the merger.
The merger is subject to a number of conditions to closing as specified in the merger agreement. These closing conditions include, among others, approval for listing on the NASDAQ of the shares of Entegris common stock to be issued pursuant to the merger agreement, the expiration or earlier termination of any applicable waiting period, and the receipt of approvals under, U.S. and foreign antitrust and competition laws in China, Japan, Singapore, South Korea, and Taiwan, the absence of governmental restraints or prohibitions preventing the consummation of the merger in certain jurisdictions, the effectiveness of the registration statement on Form S-4 registering the Entegris common stock issuable pursuant to the merger agreement and the absence of any stop order or proceedings by the SEC with respect thereto. The obligation of each of CMC and Entegris to consummate the merger is also conditioned on, among other things, the absence of a material adverse effect on the other party, the truth and correctness of the representations and warranties made by the other party on the date of the merger agreement and on the closing date (subject to certain materiality qualifiers), and the performance by the other party in all material respects of its obligations under the merger agreement. No assurance can be given that the required stockholder, governmental and regulatory consents and approvals will be obtained or that the required conditions to closing will be satisfied, and, if all required consents and approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions and timing of such consents and approvals. Any delay in completing the merger could cause Entegris not to realize, or to be delayed in realizing, some or all the benefits that Entegris and CMC expect to achieve if the merger is successfully completed within its expected time frame. For a more complete summary of the conditions that must be satisfied or waived before completion of the merger, see the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 92.
Entegris and CMC must obtain certain regulatory approvals and clearances to consummate the merger, which, if delayed, not granted or granted with unacceptable conditions, could prevent, substantially delay or impair consummation of the merger in certain jurisdictions, result in additional expenditures of money and resources or reduce the anticipated benefits of the merger.
The completion of the merger is subject to the receipt of antitrust clearance in the United States and in China, Japan, Singapore, South Korea, and Taiwan.
With respect to the United States, under the HSR Act, the merger may not be completed until notification and report forms have been filed with the FTC and the DOJ and the applicable waiting period has expired or been terminated. A transaction requiring notification under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filing of their respective HSR notifications or the early termination of that waiting period. If the FTC or DOJ issues a Second Request before the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period. Entegris and CMC each filed an HSR notification with the FTC and the DOJ on December 29, 2021 and the initial waiting period is scheduled to expire at 11:59 p.m., Eastern Time, on January 28, 2022.
At any time before or after consummation of the merger, notwithstanding the expiration or termination of the applicable waiting period under the HSR Act, the DOJ or the FTC, or any state, could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.
The merger is also subject to clearance or approval by antitrust authorities in certain other jurisdictions. With respect to China and Japan, Entegris and CMC jointly submitted the initial notifications with SAMR and the JFTC, respectively, on January 7, 2022. With respect to Singapore, South Korea and Taiwan, Entegris and CMC submitted the initial notifications to the CCCS, the KFTC and the TFTC, respectively, on January 10, 2022. The approvals are currently pending in these applicable jurisdictions. The merger cannot be completed until Entegris and CMC obtain approval to consummate the merger or applicable waiting periods have expired or been terminated in each applicable jurisdiction. Entegris and CMC, in consultation and cooperation with each other, will file notifications, as required with antitrust authorities in certain other jurisdictions, as promptly as practicable after the date of the merger agreement. The relevant antitrust authorities could take such actions under the applicable antitrust laws as they deem necessary or desirable, including seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. For a more complete summary of the efforts Entegris and CMC must make to obtain regulatory approvals, see the section entitled “The Merger Agreement—Regulatory Approvals” beginning on page 66. There is no assurance that Entegris and CMC will obtain all required antitrust clearances or approvals on a timely basis, if at all. Each of Entegris and CMC is required under the merger agreement to defend or contest any action asserted in any court, agency or other proceeding by any person or entity (including any governmental antitrust entity) seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the merger. In addition, each of Entegris and CMC is required under the merger agreement to take, effect or agree to any regulatory action (as defined in the section entitled “The Merger Agreement—Reasonable Best Efforts” beginning on page 84) if such regulatory action is required to obtain regulatory clearance or approval or expiration or termination of the applicable waiting periods, although no such regulatory action is required if it is not conditioned upon the closing of the merger or if such regulatory action, individually or in the aggregate with any other regulatory action, would reasonably be expected to have a material adverse effect on Entegris and its subsidiaries (including the surviving corporation and its subsidiaries), taken as a whole after giving effect to the merger, but measured on a scale relative to the size of CMC and its subsidiaries, taken as a whole, before the merger. For a description of the parties’ obligations with respect to regulatory approvals related to the merger, see the section entitled “The Merger Agreement—Reasonable Best Efforts” beginning on page 84.
Failure to obtain the necessary clearance in any of these jurisdictions could substantially delay or prevent the consummation of the merger in certain jurisdictions, which could negatively impact both Entegris and CMC.
Failure to attract, motivate and retain executives and other key employees could diminish the anticipated benefits of the merger.
The success of the merger will depend in part on the retention of personnel critical to the business and operations of Entegris following the merger due to, for example, their technical skills or management expertise. Competition for qualified personnel can be intense.
Current and prospective employees of Entegris and CMC may experience uncertainty about their future role with Entegris and CMC until strategies with regard to these employees are announced or executed, which may impair Entegris’ and CMC’s ability to attract, retain and motivate key management, sales, marketing, technical and other personnel before and following the merger. Employee retention may be particularly challenging during the pendency of the merger, as employees of Entegris and CMC may experience uncertainty about their future roles with Entegris following the merger. If Entegris and CMC are unable to retain personnel, including Entegris’ and CMC’s key management, who are critical to the successful integration and future operations of the companies, Entegris and CMC could face disruptions in their operations, loss of existing customers or loss of sales to existing customers, loss of key information, expertise or know-how, and unanticipated additional recruitment and training costs. In addition, the loss of key personnel could diminish the anticipated benefits of the merger.
If key employees of Entegris or CMC depart, the integration of the companies may be more difficult and Entegris’ business following the merger may be harmed. Furthermore, Entegris may have to incur significant costs in identifying, hiring and retaining replacements for departing employees and may lose significant expertise and talent relating to the business of each of Entegris or CMC, and Entegris’ ability to realize the anticipated benefits of the merger may be adversely affected. In addition, there could be disruptions to or distractions for the workforce and management associated with activities of labor unions or integrating employees into Entegris. No assurance can be given that Entegris will be able to attract or retain key employees of Entegris and CMC to the same extent that those companies have been able to attract or retain their own employees in the past.
The merger, and uncertainty regarding the merger, may cause customers, suppliers or strategic partners to delay or defer decisions concerning Entegris and CMC and adversely affect each company’s ability to effectively manage their respective businesses.
The merger will happen only if the stated conditions are met, including the adoption of the merger agreement by CMC stockholders and the receipt of the requisite regulatory approvals, among other conditions. Many of the conditions are outside the control of Entegris and CMC, and both parties also have certain rights to terminate the merger agreement. Accordingly, there may be uncertainty regarding the completion of the merger. This uncertainty may cause customers, suppliers, vendors, strategic partners or others that deal with Entegris or CMC to delay or defer entering into contracts with Entegris or CMC or making other decisions concerning Entegris or CMC or seek to change or cancel existing business relationships with Entegris or CMC, which could negatively affect their respective businesses. Any delay or deferral of those decisions or changes in existing agreements could have an adverse impact on the respective businesses of Entegris and CMC, regardless of whether the merger is ultimately completed.
In addition, the merger agreement restricts Entegris, CMC and their respective subsidiaries from making certain acquisitions and taking other specified actions until the merger occurs without the consent of the other parties. These restrictions may prevent Entegris and CMC from pursuing attractive business opportunities or strategic transactions that may arise before the completion of the merger. See the section entitled “The Merger Agreement—Conduct of Business Before the Effective Time” beginning on page 76 for a description of the restrictive covenants to which each of Entegris and CMC is subject.
The opinions rendered to CMC from its financial advisor will not reflect changes in circumstances between the dates of such opinions and the completion of the merger.
Goldman Sachs rendered an oral opinion to the CMC board of directors on December 14, 2021, subsequently confirmed in writing by delivery of Goldman Sachs’ opinion dated as of December 15, 2021, to the effect that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in its written opinion, the merger consideration to be paid to the holders of CMC common stock in the merger was fair, from a financial point of view, to such holders.
CMC has not obtained, nor will it obtain, an updated opinion regarding the fairness, from a financial point of view, of the merger consideration as of the date of this proxy statement/prospectus or before the completion of the merger from Goldman Sachs. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs, as applicable, only as of the date of the opinion of Goldman Sachs and does not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed. Changes in the operations and prospects of Entegris or CMC, general economic, monetary, market and other conditions and other factors that may be beyond the control of Entegris and CMC, and, in the case of CMC, on which the opinion of Goldman Sachs was based, may alter the value of Entegris or CMC or the prices of shares of Entegris common stock or CMC common stock by the time the merger is completed. The opinion of Goldman Sachs does not speak as of any date other than the respective dates of such opinions. The recommendation of the CMC board of directors that CMC stockholders vote “FOR” the merger agreement proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal are each made as of the date of this proxy statement/prospectus. For a description of the opinion that CMC received from Goldman Sachs, its financial advisor, see the section entitled “The Merger—Opinion of CMC’s Financial Advisor” beginning on page 57.

The directors and executive officers of CMC have interests and arrangements that may be different from, or in addition to, those of CMC stockholders generally.
When considering the recommendations of the CMC board of directors with respect to the proposals described in this proxy statement/prospectus, CMC stockholders should be aware that the directors and executive officers of CMC have interests in the merger that are different from, or in addition to, those of CMC stockholders generally. These interests include the potential for continued employment of certain executive officers of CMC by Entegris, the treatment in the merger of outstanding equity, equity-based and incentive awards, severance arrangements, other compensation and benefit arrangements, and the right to continued indemnification of former CMC directors and officers by Entegris and the surviving company.
CMC stockholders should be aware of these interests when they consider the recommendations of the CMC board of directors that they vote to adopt the merger agreement. The CMC board of directors was aware of these interests when it approved and declared advisable the merger agreement, the merger and the transactions contemplated thereby on the terms and subject to the conditions set forth in the merger agreement, determined that the merger agreement, the merger and the transactions contemplated by the merger agreement were advisable, fair to and in the best interests of, CMC and CMC stockholders and recommended that CMC stockholders adopt the merger agreement. The interests of CMC directors and executive officers are described in more detail in the section entitled “Interests of CMC’s Directors and Executive Officers in the Merger” beginning on page 112.
Entegris or CMC may waive one or more of the closing conditions without re-soliciting CMC stockholder approval.
Entegris or CMC may determine to waive, in whole or part, one or more of the conditions of its obligations to consummate the merger. Entegris and CMC currently expect to evaluate the materiality of any waiver and, in the case of CMC, its effect on CMC stockholders, in light of the facts and circumstances at the time to determine whether any amendment of this proxy statement/prospectus or any re-solicitation of proxies or voting cards is required in light of such waiver. Any determination whether to waive any condition to the merger or as to re-soliciting stockholder approval or amending this proxy statement/prospectus as a result of a waiver will be made by Entegris or CMC, as applicable, at the time of such waiver based on the facts and circumstances as they exist at that time.
The merger agreement contains provisions that could discourage a potential competing acquirer that might be willing to pay more to acquire CMC.
The merger agreement contains “no shop” provisions that restrict CMC’s ability to, among other things (each as described under the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals” beginning on page 80):
•
solicit, seek, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing any non-public information) any inquiries regarding, or the making of, or any submission or announcement of a proposal or offer that constitutes, or would reasonably be expected to lead to, any acquisition proposal (as defined below);

•
engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with or for the purpose of encouraging or facilitating, any acquisition proposal or any inquiry or proposal that could reasonably be expected to lead to an acquisition proposal;

•	approve, endorse, recommend, submit to stockholders or declare advisable any acquisition proposal;
•
enter into any letter of intent, term sheet, memorandum of understanding, acquisition agreement, merger agreement, option agreement or other similar agreement (other than an acceptable confidentiality agreement with terms and conditions customary for transactions of such type that is no less favorable in the aggregate to CMC than the confidentiality agreement, dated as of November 30, 2021, between Entegris and CMC, which is referred to as an acceptable confidentiality agreement), which is referred to as an alternative acquisition agreement, relating to any acquisition proposal; or

•
release or terminate or permit the release of any person from, or termination of, or waive or modify or permit the waiver or modification of any provision of, or fail to enforce or cause not to be enforced, any confidentiality, standstill or similar agreement to which CMC or any of its subsidiaries is a party except, to the extent that the failure to so release, terminate, waive, modify or fail to enforce would be inconsistent with the fiduciary duties of the CMC under applicable law.
Furthermore, there are only limited exceptions to the requirement under the merger agreement that the CMC board of directors may not adversely withhold, withdraw, qualify or modify the CMC recommendation, as applicable (as defined in the section entitled “The Merger Agreement—Representations and Warranties” beginning on page 74). Although the CMC board of directors is permitted to effect an adverse recommendation change, after complying with certain procedures set forth in the merger agreement, in response to a superior proposal or an intervening event, if it determines in good faith that a failure to do so would be inconsistent with its fiduciary duties, such an adverse recommendation change would in certain circumstances entitle Entegris to collect a termination fee from CMC in the amount of $187 million. For more information, see the sections entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 93 and “The Merger Agreement— Termination Fees” beginning on page 94.
These provisions could discourage a potential competing acquirer from considering or proposing an acquisition or merger, even if it were prepared to pay consideration with a higher value than that implied by the merger consideration, or might result in a potential competing acquirer proposing to pay a lower per share price than it might otherwise have proposed to pay because of the added expense of the termination fee.
Each of Entegris and CMC will incur significant transaction, merger-related and integration costs in connection with the merger.
Entegris and CMC have incurred and expect to incur a number of non-recurring costs associated with combining the operations of the two companies, as well as transaction fees and other costs related to the merger. These costs and expenses include fees paid to financial, legal and accounting advisors, facilities and systems consolidation costs, severance and other potential employment-related costs, including retention and severance payments that may be made to certain Entegris employees and CMC employees, filing fees, printing expenses and other related charges. Some of these costs are payable by Entegris or CMC regardless of whether the merger is completed.
The combined company will also incur integration costs in connection with the merger. There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated in connection with the merger and the integration of the two companies’ businesses. Although Entegris and CMC expect that the elimination of duplicative costs, strategic benefits, additional income as well as the realization of other efficiencies related to the integration of the businesses may offset incremental transaction, merger-related and integration costs over time, any net benefit may not be achieved in the near term or at all. Many of these costs will be borne by Entegris or CMC even if the merger is not completed. While both Entegris and CMC have assumed that certain expenses would be incurred in connection with the merger and the other transactions contemplated by the merger agreement, there are many factors beyond their control that could affect the total amount or the timing of the integration and implementation expenses.
Litigation relating to the merger has been filed against CMC and the CMC board of directors, and additional litigation may be filed against Entegris and the Entegris board of directors and/or CMC and the CMC board of directors in the future, which could prevent or delay the completion of the merger or result in the payment of damages.
Litigation relating to the merger has been filed against CMC and the CMC board of directors, and it is possible that additional litigation by stockholders of Entegris or CMC may be filed against Entegris and the Entegris board of directors and/or CMC and the CMC board of directors in the future. Among other remedies, these claimants could seek damages and/or to enjoin the merger or the other transactions contemplated by the merger agreement. The outcome of any litigation is uncertain and any such lawsuits could prevent or delay the completion of the merger and result in substantial costs to Entegris, CMC and the combined company. Any such actions may create uncertainty relating to the merger and may be costly and distracting to management. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect the combined company’s business, financial condition and results of operations. For more information, see the section entitled “The Merger—Litigation Related to the Merger beginning on page 68.”

Risks Relating to the Combined Company
The market price of Entegris common stock after the merger will continue to fluctuate and may be affected by factors different from those affecting shares of CMC common stock currently.
Upon completion of the merger, holders of CMC common stock will receive cash and Entegris common stock and become holders of Entegris common stock. The market price of Entegris common stock may fluctuate significantly following completion of the merger and holders of CMC common stock could lose the value of their investment in Entegris common stock. In addition, any significant price and volume fluctuations of the stock markets could have a material adverse effect on the market for, or liquidity of, the Entegris common stock, regardless of Entegris' actual operating performance. In addition, Entegris' business differs in important respects from that of CMC, and accordingly, the results of operations of the combined company and the market price of Entegris common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Entegris and CMC. For a discussion of the businesses of Entegris and CMC and of some important factors to consider in connection with those businesses, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 169.
Entegris may not be able to retain customers or suppliers or customers or suppliers may seek to modify contractual obligations with Entegris, which could have an adverse effect on Entegris’ business and operations. Third parties may terminate or alter existing contracts or relationships with Entegris or CMC.
As a result of the merger, Entegris may experience impacts on relationships with customers and suppliers that may harm Entegris’ business and results of operations. Certain customers or suppliers may seek to terminate or modify contractual obligations following the merger whether or not contractual rights are triggered as a result of the merger. There can be no guarantee that customers and suppliers will remain with or continue to have a relationship with Entegris or do so on the same or similar contractual terms following the merger. If any customers or suppliers seek to terminate or modify contractual obligations or discontinue the relationship with Entegris, then Entegris’ business and results of operations may be harmed. If certain of Entegris’ suppliers were to seek to terminate or modify an arrangement with Entegris, then Entegris may be unable to procure necessary supplies from other suppliers in a timely and efficient manner and on acceptable terms, or at all.
Entegris and CMC also have contracts with vendors, landlords, licensors and other business partners that may require Entegris or CMC, as applicable, to obtain consent from these other parties in connection with the merger. If these consents cannot be obtained, Entegris may suffer a loss of potential future revenue, incur costs, and lose rights that may be material to its business. In addition, third parties with whom Entegris or CMC currently have relationships may terminate or otherwise reduce the scope of their relationship with either party in anticipation of the merger. Any such disruptions could limit Entegris’ ability to achieve the anticipated benefits of the merger. The adverse effect of any such disruptions could also be exacerbated by a delay in the completion of the merger or by a termination of the merger agreement.
Entegris may be exposed to increased litigation, which could have an adverse effect on its business and operations following the merger.
Entegris may be exposed to increased litigation from stockholders, customers, suppliers, consumers and other third parties due to the combination of Entegris’ business and CMC’s business following the merger. Such litigation may have an adverse impact on Entegris’ business and results of operations or may cause disruptions to Entegris’ operations.
Combining the businesses of Entegris and CMC may be more difficult, costly or time-consuming than expected and Entegris may fail to realize the anticipated benefits of the merger, which may adversely affect Entegris’ business results and negatively affect the value of the common stock of Entegris following the merger.
The success of the merger will depend on, among other things, the ability of Entegris and CMC to combine their businesses in a manner that facilitates growth opportunities and realizes cost savings. Entegris and CMC have entered into the merger agreement because each believes that the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of its respective stockholders and that combining the businesses of Entegris and CMC will produce benefits and cost savings. See also the section entitled “Recommendation of the CMC Board of Directors; CMC’s Reasons for the Merger” beginning on page 54.

However, Entegris and CMC must successfully combine their respective businesses in a manner that permits these benefits to be realized. In addition, Entegris must achieve the anticipated growth and cost savings without adversely affecting current revenues and investments in future growth. If Entegris is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected.
An inability to realize the full extent of the anticipated benefits of the merger and the other transactions contemplated by the merger agreement, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, level of expenses and operating results of Entegris, which may adversely affect the value of the common stock of Entegris after the completion of the merger.
In addition, the actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. Actual growth and cost savings, if achieved, may be lower than what Entegris and CMC expect and may take longer to achieve than anticipated. If Entegris and CMC are not able to adequately address integration challenges, they may be unable to successfully integrate their operations or realize the anticipated benefits of the integration of the two companies.
The failure to successfully integrate the businesses and operations of Entegris and CMC in the expected time frame may adversely affect Entegris’ future results.
Entegris and CMC have operated and, until the completion of the merger, will continue to operate independently. There can be no assurances that their businesses can be integrated successfully. It is possible that the integration process could result in the loss of key Entegris employees or key CMC employees, the loss of customers, the disruption of either company’s or both companies’ ongoing businesses, inconsistencies in standards, controls, procedures and policies, unexpected integration issues, higher than expected integration costs and an overall post-completion integration process that takes longer than originally anticipated. Specifically, the following issues, among others, must be addressed in integrating the operations of Entegris and CMC in order to realize the anticipated benefits of the merger so Entegris performs as expected and have an adverse impact on the Entegris common stock:
•	combining the companies’ operations and corporate functions;
•
combining the businesses of Entegris and CMC and meeting the capital requirements of Entegris following the merger, in a manner that permits Entegris to achieve any cost savings or revenue synergies anticipated to result from the merger, the failure of which would result in the anticipated benefits of the merger not being realized in the time frame currently anticipated or at all;

•	integrating personnel from the two companies;
•	integrating the companies’ technologies;
•	integrating and unifying the offerings and services available to customers;
•	identifying and eliminating redundant and underperforming functions and assets;
•	harmonizing the companies’ operating practices, employee development and compensation programs, internal controls and other policies, procedures and processes;
•	maintaining existing agreements with customers, distributors, providers and vendors and avoiding delays in entering into new agreements with prospective customers, distributors, providers and vendors;
•	addressing possible differences in business backgrounds, corporate cultures and management philosophies;
•	consolidating the companies’ administrative and information technology infrastructure;
•	coordinating distribution and marketing efforts;
•	managing the movement of certain positions to different locations;
•	coordinating geographically dispersed organizations; and
•	effecting actions that may be required in connection with obtaining the requisite regulatory approvals.

In addition, at times the attention of certain members of either company’s or both companies’ management and resources may be focused on completion of the merger and the integration of the businesses of the two companies and diverted from day-to-day business operations or other opportunities that may have been beneficial to such company, which may disrupt each company’s ongoing business and the business of Entegris after the merger.
The Entegris and CMC unaudited prospective financial information is inherently subject to uncertainties, the unaudited pro forma financial data included in this document is preliminary and Entegris’ actual financial position and results of operations after the merger may differ materially from these estimates and the unaudited pro forma financial data included in this proxy statement/prospectus. The unaudited pro forma combined financial data does not reflect the effect of any divestitures that may be required in connection with the merger.
The unaudited pro forma combined financial statements and unaudited pro forma per share data included in this proxy statement/prospectus are presented for illustrative purposes only, contain a variety of adjustments, assumptions and preliminary estimates and are not necessarily indicative of what Entegris’ actual financial position or results of operations would have been had the merger been completed on the dates indicated. Entegris’ actual results and financial position after the merger may differ materially and adversely from the unaudited pro forma financial data included in this proxy statement/prospectus. The unaudited pro forma combined financial information does not reflect the effect of any divestitures that may be required in connection with the merger. For more information, see the sections entitled “Comparative Historical and Unaudited Pro Forma Per Share Data” beginning on page 23 and “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 96.
While presented with numeric specificity, the Entegris and CMC unaudited prospective financial information provided in this proxy statement/prospectus is based on numerous variables and assumptions (including, but not limited to, those related to industry performance and competition, general business, the specialty materials and related industries, and economic, market and financial conditions and additional matters specific to Entegris’ or CMC’s business, as applicable) that are inherently subjective and uncertain and are beyond the control of the respective management teams of Entegris and CMC. As a result, actual results may differ materially from the unaudited prospective financial information. Important factors that may affect actual results and cause these unaudited prospective financial information to not be achieved include, but are not limited to, risks and uncertainties relating to Entegris’ or CMC’s business, as applicable (including each company’s ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions. For more information see the section entitled “The Merger—Certain Unaudited Prospective Financial Information” beginning on page 63.
The combined company may be unable to retain Entegris and CMC personnel successfully after the merger is completed.
The success of the merger will depend in part on Entegris’ ability to retain the talents and dedication of the professionals currently employed by Entegris and CMC. It is possible that these employees may decide not to remain with Entegris or CMC, as applicable, while the merger is pending, or with Entegris after the merger is consummated. If key employees terminate their employment, or if an insufficient number of employees are retained to maintain effective operations, Entegris’ business activities may be adversely affected and management’s attention may be diverted from successfully integrating Entegris and CMC to hiring suitable replacements, all of which may cause Entegris’ business to suffer. In addition, Entegris and CMC may not be able to locate suitable replacements for any key employees that leave either company or offer employment to potential replacements on reasonable terms.
The combined company’s significant debt may limit its financial flexibility following the merger.
Entegris expects to incur a substantial amount of debt in connection with the merger and has entered into the commitment letter providing for the $895 million bridge facility and $4 billion term facility. Entegris expects to use a portion of the proceeds from the facilities to repay and terminate both Entegris’ and CMC’s existing credit facilities (or amend or otherwise refinance, Entegris’ existing revolving credit facility) substantially concurrently with the completion of the merger. Accordingly, as of September 30, 2021, the combined company would have had approximately $5.6 billion of total debt, after giving pro forma effect to the merger, the refinancing of Entegris’ and CMC’s existing credit facilities and the adjustments set forth under the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 96.

Following the merger, Entegris’ substantial indebtedness could have adverse effects on Entegris’ financial condition and results of operations, including:
•	increasing its vulnerability to changing economic, regulatory and industry conditions;
•	limiting its ability to compete and its flexibility in planning for, or reacting to, changes in its business and the industry;
•	limiting its ability to pay dividends to its stockholders;
•	limiting its ability to borrow additional funds; and
•
increasing its interest expense and requiring it to dedicate a substantial portion of its cash flow from operations to payments on its debt, thereby reducing funds available for working capital, capital expenditures, acquisitions, share repurchases, dividends and other purposes.

Entegris’ ability to make scheduled payments of the principal of, and to pay interest on or to refinance its indebtedness following the merger will depend on, among other factors, the combined company’s financial positions and performance, as well as prevailing market conditions and other factors beyond its control. The combined business may not continue to generate cash flow from operations in the future sufficient to service Entegris’ debt and make necessary capital expenditures and meet its other liquidity needs. If Entegris is unable to generate such cash flow, it may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital or debt refinancing on terms that may be onerous. The combined company may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on its debt obligations which, if not cured or waived, could accelerate Entegris’ repayment obligations under all of its outstanding debt which could have a material adverse effect on Entegris’ business, results of operations or financial condition.
In addition, the level and quality of Entegris’ earnings, operations, business and management, among other things, will impact the determination of Entegris’ credit ratings. A decrease in the ratings assigned to Entegris by the ratings agencies may negatively impact Entegris’ access to the debt capital markets and increase Entegris’ cost of borrowing. There can be no assurance that Entegris will be able to obtain any future financing on acceptable terms or at all. In addition, there can be no assurance that Entegris will be able to maintain the current credit worthiness or prospective credit ratings of Entegris or CMC. Any actual or anticipated changes or downgrades in such credit ratings may have a negative impact on the liquidity, capital position or access to capital markets of Entegris.
The covenants contained in the agreements governing Entegris’ indebtedness following the merger will impose restrictions on Entegris and certain of its subsidiaries that may affect their ability to operate their businesses.
The agreements that will govern the indebtedness of Entegris following the merger, including the indebtedness to be incurred pursuant to the commitment letter (or any indebtedness that may refinance or replace the bridge facility as set forth in the commitment letter), will contain various affirmative and negative covenants. Such covenants may, subject to certain significant exceptions, restrict the ability of Entegris and certain of its subsidiaries after the merger to, among other things, incur liens, incur debt, engage in mergers, consolidations and acquisitions, transfer assets outside the ordinary course of business, make loans or other investments, pay dividends, repurchase equity interests, make other payments with respect to equity interests, repay or repurchase subordinated debt and engage in affiliate transactions. In addition, such agreements may also contain financial covenants that would require Entegris to maintain certain financial ratios under certain circumstances. The ability of Entegris and its subsidiaries to comply with these provisions after the merger may be affected by events beyond their control. Failure to comply with these covenants could result in an event of default, which, if not cured or waived, could accelerate Entegris’ repayment obligations under all of its outstanding debt, which could have a material adverse effect on Entegris’ business, results of operations or financial condition.

Declaration, payment and amounts of dividends, if any, distributed to stockholders of Entegris after the merger will be uncertain.
Whether any dividends are declared or paid to stockholders of Entegris following the merger, and the amounts of any such dividends that are declared or paid, are uncertain and depend on a number of factors. If dividends are paid to stockholders of Entegris after the merger, they may not be of the same amount as paid by Entegris or CMC to their respective stockholders before the merger. The board of directors of Entegris will have the discretion to determine the dividend policy of Entegris, which may be impacted by any of the following factors:
•	Entegris may not have enough cash to pay such dividends or to repurchase shares due to its cash requirements, capital spending plans, cash flow or financial position;
•
decisions on whether, when and in which amounts to make any future distributions will remain at all times entirely at the discretion of Entegris’ board of directors, which could change its dividend practices at any time and for any reason;

•	Entegris’ desire to maintain or improve the credit ratings on its debt;
•
the amount of dividends that Entegris may distribute to its stockholders is subject to restrictions under Delaware law and is limited by restricted payment and leverage covenants in both companies’ credit facilities and indentures and, potentially, the terms of any future indebtedness that Entegris may incur; and

•	certain limitations on the amount of dividends subsidiaries of Entegris can distribute to Entegris, as imposed by state law, regulators or agreements.
Entegris stockholders have no contractual or other legal right to dividends that have not been declared.
After the merger, CMC stockholders will have a significantly lower ownership and voting interest in Entegris than they currently have in CMC and will exercise less influence over management.
Upon consummation of the merger, each CMC stockholder will become a stockholder of Entegris with a percentage ownership of Entegris following the merger that is smaller than such stockholder’s percentage ownership of CMC immediately before the merger. Based on (i) the estimated number of shares of Entegris common stock and CMC common stock issued and outstanding at the close of business on January 25, 2022, the latest practicable date before the date of this proxy statement/prospectus and (ii) the estimated number of shares of Entegris common stock issuable upon the exercise of any converted options, it is expected that CMC stockholders will own approximately 9% of the issued and outstanding shares of Entegris immediately following the completion of the merger. Consequently, former CMC shareholders will have less influence over the management and policies of Entegris than they currently have over the management and policies of CMC.
Risks Relating to Entegris’ Business
Entegris’ business will continue to be subject to the risks described in the section entitled “Risk Factors” in Entegris’ Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and in other documents incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 169 for the location of information incorporated by reference into this proxy statement/prospectus.
Risks Relating to CMC’s Business
CMC’s business will continue to be subject to the risks described in the section entitled “Risk Factors” in CMC’s Annual Report on Form 10-K for the year ended September 30, 2021 and in other documents incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 169 for the location of information incorporated by reference into this proxy statement/prospectus.

THE PARTIES TO THE MERGER
CMC Materials, Inc.
870 North Commons Drive
Aurora, Illinois 60504
(630) 499-2600
CMC, headquartered in Aurora, Illinois, is a leading global supplier of consumable materials primarily to semiconductor manufacturers. CMC’s products play a critical role in the production of advanced semiconductor devices, helping to enable the manufacture of smaller, faster and more complex devices by its customers. CMC is also a leading provider of performance materials to pipeline operators. CMC’s mission is to create value by delivering high-performing and innovative solutions that solve its customers’ challenges.
CMC common stock is listed on the NASDAQ under the ticker symbol “CCMP.”
For more information about CMC, please visit CMC’s website at https://www.cmcmaterials.com. The information contained on CMC’s website or accessible through it (other than the documents incorporated by reference herein) does not constitute a part of this proxy statement/prospectus or any other report or document on file with or furnished to the SEC. Additional information about CMC is included in the documents incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 169.
Entegris, Inc.
129 Concord Road
Billerica, Massachusetts 01821
(978) 436-6500
Entegris, Inc., a Delaware corporation, is a leading global developer, manufacturer and supplier of microcontamination control products, specialty chemicals and advanced materials handling solutions for manufacturing processes in the semiconductor and other high-technology industries. Entegris operates in three segments: Specialty Chemicals and Engineered Materials, Microcontamination Control and Advanced Materials Handling.
Entegris common stock is listed on the NASDAQ under the ticker symbol “ENTG.”
For more information about Entegris, please visit Entegris’ website at http://www.entegris.com. The information contained on Entegris’ website or accessible through it (other than the documents incorporated by reference herein) does not constitute a part of this proxy statement/prospectus or any other report or document on file with or furnished to the SEC. Additional information about Entegris is included in the documents incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 169.
Yosemite Merger Sub, Inc.
c/o Entegris, Inc.
129 Concord Road
Billerica, Massachusetts 01821
(978) 436-6500
Yosemite Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Entegris, was formed solely for the purpose of facilitating the merger. Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. By operation of the merger, Merger Sub will be merged with and into CMC, with CMC surviving the merger as a wholly owned subsidiary of Entegris.

THE SPECIAL MEETING
This proxy statement/prospectus is first being mailed on or about January 28, 2022 and constitutes notice of the special meeting in conformity with the requirements of the DGCL and the amended and restated bylaws of CMC, which are referred to as the CMC bylaws.
This proxy statement/prospectus is being provided to CMC stockholders as part of a solicitation of proxies by the CMC board of directors for use at the special meeting and at any adjournments or postponements of the special meeting. CMC stockholders are encouraged to read the entire document carefully, including the annexes to and documents incorporated by reference into this document, for more detailed information regarding the merger agreement and the transactions contemplated by the merger agreement.
Date, Time and Place of the Special Meeting
The special meeting will be held virtually via the Internet on March 3, 2022, at 8:00 a.m., Central Standard Time. In light of the ongoing developments related to the COVID-19 pandemic and to protect the health of CMC’s stockholders and the community, the special meeting will be held in a virtual-only format conducted via live audio webcast. Only holders of CMC common stock as of the close of business on the record date are entitled to receive notice of, and vote at, the special meeting via the special meeting website or any adjournment or postponement thereof. CMC stockholders will be able to attend the special meeting via the special meeting website or by proxy, submit questions and vote their shares electronically during the meeting by visiting the special meeting website at www.virtualshareholdermeeting.com/CCMP2022SM. CMC stockholders will need the control number found on their proxy card or voting instruction form in order to access the special meeting website.
Matters to Be Considered at the Special Meeting
At the special meeting, you will be asked to consider and vote on the following proposals:
•	to adopt the merger agreement, which proposal is referred to as the merger agreement proposal;
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to approve, on a non-binding, advisory basis, the merger-related compensation that will or may be paid to CMC’s named executive officers in connection with the transactions contemplated by the merger agreement, which proposal is referred to as the compensation proposal; and

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to approve the adjournment of the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement proposal or to ensure that any supplement or amendment to the accompanying proxy statement/prospectus is timely provided to CMC stockholders, which proposal is referred to as the adjournment proposal.

Recommendation of the CMC Board of Directors
The CMC board of directors unanimously recommends that CMC stockholders vote:
•	Proposal 1: “FOR” the merger agreement proposal;
•	Proposal 2: “FOR” the compensation proposal; and
•	Proposal 3: “FOR” the adjournment proposal.
After careful consideration, the CMC board of directors unanimously (1) determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of CMC and its stockholders; (2) approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement; (3) directed that the merger agreement be submitted for adoption at a meeting of CMC stockholders; and (4) resolved to recommend that CMC stockholders vote in favor of the adoption of the merger agreement.
See also the section entitled “The Merger—Recommendation of the CMC Board of Directors; CMC’s Reasons for the Merger” beginning on page 54.
Record Date for the Special Meeting and Voting Rights
The record date to determine who is entitled to receive notice of and to vote at the special meeting or any adjournments or postponements thereof is January 25, 2022. As of the close of business on January 25, 2022, the latest practicable date before the date of this proxy statement/prospectus, there were 28,575,038 shares of CMC common stock issued and outstanding and entitled to vote at the special meeting. Each CMC stockholder is entitled to one vote for any matter properly brought before the special meeting for each share of CMC common stock such holder owned at the close of business on the record date. Only CMC stockholders of record at the close of business on the record date are entitled to receive notice of and to vote at the special meeting and any and all adjournments or postponements thereof.
Quorum; Abstentions and Broker Non-Votes
A quorum of stockholders is necessary to conduct the special meeting. The presence, including by proxy, of the holders of a majority of the shares of CMC common stock entitled to vote at the special meeting is necessary to constitute a quorum. Shares of CMC common stock represented at the special meeting and entitled to vote, but not voted, including shares for which a stockholder directs an “abstention” from voting and broker non-votes, will be counted for purposes of determining a quorum. If a quorum is not present, the special meeting will be postponed or adjourned until the holders of the number of shares of CMC common stock required to constitute a quorum attend.
Under the NASDAQ rules, banks, brokers or other nominees who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers or other nominees are not allowed to exercise their voting discretion with respect to the approval of matters that the NASDAQ determines to be “non-routine.” Generally, a broker non-vote occurs on an item when (a) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other “non-routine” proposals without instructions from the beneficial owner of the shares and (b) the beneficial owner fails to provide the bank, broker or other nominee with such instructions. Under the NASDAQ rules, “non-routine” matters include the merger agreement proposal (Proposal 1), the compensation proposal (Proposal 2) and the adjournment proposal (Proposal 3). Because none of the proposals to be voted on at the special meeting are routine matters for which brokers may have discretionary authority to vote, CMC does not expect any broker non-votes at the special meeting. As a result, if you hold your shares of CMC common stock in “street name,” your shares will not be represented and will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your shares in one of the ways indicated by your bank, broker or other nominee. It is therefore critical that you cast your vote by instructing your bank, broker or other nominee on how to vote. The NASDAQ rules governing brokers’ discretionary authority will not permit brokers to exercise discretionary authority regarding any of the proposals to be voted on at the special meeting.
Required Votes; Vote of CMC’s Directors and Executive Officers
Except for the adjournment proposal, the vote required to approve all of the proposals listed herein assumes the presence of a quorum.
Proposal		Votes Necessary
Proposal 1	merger agreement proposal
Approval requires the affirmative vote of a majority of the outstanding shares of CMC common stock entitled to vote on the merger agreement proposal. A failure to vote, a broker non-vote or an abstention will have the same effect as a vote “AGAINST” the merger agreement proposal.

Proposal 2	compensation proposal
Approval requires the affirmative vote of a majority of the votes cast at the special meeting on the compensation proposal (meaning the number of votes cast “FOR” this proposal must exceed the votes cast “AGAINST”). A failure to vote, a broker non-vote or an abstention will have no effect on the outcome of the compensation proposal.

Proposal 3	adjournment proposal
Approval requires the affirmative vote of a majority of the votes cast at the special meeting on the adjournment proposal (meaning the number of votes cast “FOR” this proposal must exceed the votes cast “AGAINST”). A failure to vote, a broker non-vote or an abstention will have no effect on the outcome of the adjournment proposal.

As of January 25, 2022, the latest practicable date before the date of this proxy statement/prospectus, CMC directors and executive officers, and their affiliates, as a group, owned and was entitled to vote 257,269 shares of CMC common stock, collectively representing less than 1.0% of the total outstanding shares of CMC common stock. Although none of them has entered into any agreement obligating them to do so, CMC currently expects that all of its directors and executive officers will vote their shares “FOR” the merger agreement proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal. See also the section entitled “Interests of CMC’s Directors and Executive Officers in the Merger” beginning on page 112 and the arrangements described in Part III of CMC’s Annual Report on Form 10-K for the year ended September 30, 2021 and CMC’s Definitive Proxy Statement on Schedule 14A for CMC’s annual meeting filed with the SEC on January 19, 2021, both of which are incorporated into this proxy statement/prospectus by reference.
Methods of Voting
If you are a stockholder of record, you may vote by proxy through the Internet, by telephone or by mail, or by voting at the special meeting via the special meeting website. For shares held through a bank, broker or other nominee in “street name” instead of as a registered holder, you may vote by submitting your voting instructions to your bank, broker or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail as indicated below. Please refer to the information from your bank, broker or other nominee on how to submit voting instructions. If you do not provide voting instructions to your bank, broker or other nominee, your shares of CMC common stock will not be voted on any proposal as your bank, broker or other nominee does not have discretionary authority to vote on any of the proposals to be voted on at the special meeting; see the section entitled “The Special Meeting—Quorum; Abstentions and Broker Non-Votes” beginning on page 41.
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By the Internet: If you are a stockholder of record, you can vote at www.proxyvote.com and follow the instructions, 24 hours a day, seven days a week. You will need the 16-digit control number included on your proxy card or your paper voting instruction form (if you received a paper copy of the proxy materials).

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By Telephone: If you are a stockholder of record, you can vote using a touch-tone telephone by calling 1-800-690-6903 and follow the recorded instructions, 24 hours a day, seven days a week. You will need the 16-digit control number included on your proxy card or your paper voting instruction form (if you received a paper copy of the proxy materials).

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By Mail: If you have received a paper copy of the proxy materials by mail, you may complete, sign, date and return by mail the paper proxy card or voting instruction form sent to you in the envelope provided to you with your proxy materials or voting instruction form.

Unless revoked, all proxies representing shares entitled to vote that are delivered pursuant to this solicitation will be voted at the special meeting and, where a choice has been specified on the proxy card, will be voted in accordance with such specification. If you are a stockholder of record, proxies submitted over the Internet, by telephone or by mail as described above must be received by 11:59 p.m., Eastern Time, on March 2, 2022. To reduce administrative costs and help the environment by conserving natural resources, CMC asks that you vote through the Internet or by telephone, both of which are available 24 hours a day.
Notwithstanding the above, if you hold your shares in “street name” and you submit voting instructions to your bank, broker or other nominee, your instructions must be received by the bank, broker or other nominee before the deadline set forth in the information from your bank, broker or other nominee on how to submit voting instructions.
If you deliver a proxy pursuant to this proxy statement/prospectus, but do not specify a choice with respect to any proposal set forth in this proxy statement/prospectus, your underlying shares of CMC common stock will be voted on such uninstructed proposal in accordance with the recommendation of the CMC board of directors. CMC does not expect that any matter other than the proposals listed above will be brought before the special meeting and the CMC bylaws provide that the only business that may be conducted at the special meeting are those proposals brought before the meeting pursuant to this proxy statement/prospectus.
Revocability of Proxies
Any stockholder giving a proxy has the right to revoke it, including any proxy card you may have previously submitted, before the proxy is voted at the special meeting by any of the following actions:
•	sending a signed written notice of revocation to CMC’s corporate secretary;

•	voting again by the Internet or telephone at a later time before the closing of the voting facilities at 11:59 p.m., Eastern Time, on the date before the special meeting;
•	submitting a properly signed proxy card with a later date; or
•	attending virtually and voting at the special meeting via the special meeting website.
Attendance virtually at the special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by CMC after the vote will not affect the vote. CMC’s corporate secretary’s mailing address is: 870 North Commons Drive, Aurora, Illinois 60504, Attention: Corporate Secretary. If the special meeting is postponed or adjourned, it will not affect the ability of holders of CMC common stock of record as of the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above; however, if a new record date is set for an adjourned meeting, a new quorum will be required to be established.
Proxy Solicitation Costs
CMC is soliciting proxies to provide an opportunity to all CMC stockholders to vote on agenda items, whether or not the stockholders are able to attend the special meeting or an adjournment or postponement thereof. In addition to the solicitation of proxies by mail, CMC will request that banks, brokers and other nominee record holders send proxies and proxy material to the beneficial owners of CMC common stock and secure their voting instructions, if necessary. CMC may be required to reimburse those banks, brokers and other nominees on request for their reasonable expenses in taking those actions.
CMC has also retained Innisfree to assist in soliciting proxies and in communicating with CMC stockholders and estimates that it will pay them a fee of approximately $25,000 plus reimbursement for certain fees and expenses. CMC also has agreed to indemnify Innisfree against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). Proxies may be solicited on behalf of CMC or by CMC directors, officers and other employees in person, by mail, by telephone, by facsimile, by messenger, via the Internet or by other means of communication, including electronic communication. Directors, officers and employees of CMC will not be paid any additional amounts for their services or solicitation in this regard.
Attending the Special Meeting
The special meeting may be accessed via the special meeting website, where CMC stockholders will be able to listen to the special meeting, submit questions and vote online.
You are entitled to attend the special meeting via the special meeting website only if you were a stockholder of record as of the close of business on the record date, or you held your shares beneficially in the name of a bank, broker, trustee or other nominee as of the record date, or you hold a valid proxy for the special meeting. If you were a stockholder of record at the close of business on the record date and wish to attend the special meeting via the special meeting website, you will need the control number on your proxy card. If a bank, broker, trustee or other nominee is the record owner of your shares of CMC common stock, you will need to obtain your specific control number and further instructions from your bank, broker, trustee or other nominee.
You may submit questions during the live audio webcast of the special meeting via the special meeting website. To ensure the special meeting is conducted in a manner that is fair to all stockholders, CMC may exercise discretion in determining the order in which questions are answered and the amount of time devoted to any one question. CMC reserves the right to edit or reject questions it deems inappropriate, redundant or not relevant to the special meeting’s limited purpose.
Technical assistance will be available for stockholders who experience an issue accessing the special meeting. Contact information for technical support will appear on the special meeting website before the start of the special meeting.
Householding
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can request prompt delivery of a copy of this proxy statement/prospectus by writing to: 870 North Commons Drive, Aurora, Illinois 60504, Attention: Corporate Secretary or by calling (630) 499-2600.
Tabulation of Votes
The CMC board of directors will appoint an independent inspector of election for special meeting. The inspector of election will, among other matters, determine the number of shares of CMC common stock represented at the special meeting to confirm the existence of a quorum, determine the validity of all proxies and ballots and certify the results of voting on all proposals submitted to CMC stockholders.
Adjournments
If a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the merger agreement proposal, then CMC stockholders may be asked to vote on the adjournment proposal.
At any subsequent reconvening of the special meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn before the time the proxy is voted at the reconvened meeting.
Assistance
If you need assistance voting or in completing your proxy card or have questions regarding the special meeting, please contact Innisfree, the proxy solicitation agent for CMC:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders may call toll free: (877) 750-8334
Banks and brokers may call collect: (212) 750-5833
CMC STOCKHOLDERS SHOULD CAREFULLY READ THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE MERGER AGREEMENT AND THE MERGER. IN PARTICULAR, CMC STOCKHOLDERS ARE DIRECTED TO THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX A HERETO.

CMC PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT
This proxy statement/prospectus is being furnished to you as a stockholder of CMC as part of the solicitation of proxies by the CMC board of directors for use at the special meeting to consider and vote upon a proposal to adopt the merger agreement and approve the transactions contemplated thereby, including the merger, which is attached as Annex A to this proxy statement/prospectus.
The CMC board of directors, after due and careful discussion and consideration, unanimously approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement and determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of CMC and its stockholders.
The CMC board of directors accordingly unanimously recommends that CMC stockholders adopt the merger agreement, as disclosed in this proxy statement/prospectus and particularly the related narrative disclosures in the sections of this proxy statement/prospectus entitled “The Merger” beginning on page 48 and “The Merger Agreement” beginning on page 69 and as attached as Annex A to this proxy statement/prospectus.
The merger between CMC and Entegris cannot be completed without the affirmative vote of a majority of the outstanding shares of CMC common stock entitled to vote thereon. A failure to vote, a broker non-vote or an abstention will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.
IF YOU ARE A CMC STOCKHOLDER, THE CMC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE MERGER AGREEMENT PROPOSAL (PROPOSAL 1).

CMC PROPOSAL 2: ADVISORY (NON-BINDING) VOTE ON MERGER-RELATED
COMPENSATION FOR NAMED EXECUTIVE OFFICERS
Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, CMC is seeking a non-binding, advisory stockholder approval of the compensation of CMC’s named executive officers that is based on or otherwise relates to the merger as disclosed in the section entitled “Interests of CMC’s Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to CMC’s Named Executive Officers” beginning on page 117. The compensation proposal gives CMC stockholders the opportunity to vote, on a non-binding, advisory basis, on the merger-related compensation that will or may be paid or become payable to CMC’s named executive officers.
The CMC board of directors encourages you to read carefully the named executive officer merger-related compensation information disclosed in this proxy statement/prospectus, and, accordingly, CMC is asking CMC stockholders to vote “FOR” the adoption of the following resolution, on a non-binding, advisory basis:
“RESOLVED, that the compensation that will or may be paid or become payable to CMC’s named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “Interests of CMC’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to CMC’s Named Executive Officers” is hereby APPROVED.”
The vote on the compensation proposal is a vote separate and apart from the votes on the merger agreement proposal and the adjournment proposal. Accordingly, if you are a CMC stockholder, you may vote to approve the merger agreement proposal and/or the adjournment proposal and vote not to approve the compensation proposal, and vice versa. The approval of the compensation proposal is not a condition to the completion of the merger. Because the vote on the compensation proposal is advisory only, it will not affect the obligation of CMC to pay or provide the compensation contemplated by the compensation agreements and arrangements. Accordingly, if the merger is completed, the merger-related compensation will be paid to CMC’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if CMC stockholders fail to approve the advisory vote regarding merger-related compensation.
The CMC board of directors unanimously recommends a vote “FOR” the advisory compensation proposal.
The affirmative vote of a majority of the votes cast at the special meeting on the compensation proposal is required to approve the compensation proposal (meaning the number of votes cast at the special meeting “FOR” the compensation proposal must exceed votes cast “AGAINST” in order for the compensation proposal to be approved). A failure to vote, a broker non-vote or an abstention will have no effect on the outcome of the compensation proposal.
IF YOU ARE A CMC STOCKHOLDER, THE CMC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE COMPENSATION PROPOSAL (PROPOSAL 2).

CMC PROPOSAL 3: ADJOURNMENT OF THE SPECIAL MEETING
The special meeting may be adjourned to another time and place if necessary to permit solicitation of additional proxies if there are not sufficient votes to approve the merger agreement proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to CMC stockholders.
CMC is asking its stockholders to authorize the holder of any proxy solicited by the CMC board of directors to vote in favor of any adjournment of the special meeting to solicit additional proxies if there are not sufficient votes to approve the merger agreement proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to CMC stockholders.
The CMC board of directors unanimously recommends that CMC stockholders approve the proposal to adjourn the special meeting, if necessary.
Whether or not a quorum is present, the affirmative vote of a majority of the votes cast at the special meeting on the adjournment proposal is required to approve the adjournment proposal (meaning the number of votes cast at the special meeting “FOR” the adjournment proposal must exceed votes cast “AGAINST” in order for the adjournment proposal to be approved). A failure to vote, a broker non-vote or an abstention will have no effect on the outcome of the adjournment proposal.
IF YOU ARE A CMC STOCKHOLDER, THE CMC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL (PROPOSAL 3).

THE MERGER
The following is a description of material aspects of the merger. While Entegris and CMC believe that the following description covers the material terms of the merger, the description may not contain all the information that is important to you. You are encouraged to read carefully this entire proxy statement/prospectus, including the text of the merger agreement attached to this proxy statement/prospectus as Annex A, for a more complete understanding of the merger. In addition, important business and financial information about each of Entegris and CMC is included in or incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 169.
General
Entegris, Merger Sub and CMC have entered into the merger agreement, which provides for the merger of Merger Sub with and into CMC, with CMC surviving the merger as a wholly owned subsidiary of Entegris.
Exchange Ratio
At the effective time, each issued and outstanding share of CMC common stock (other than excluded shares) will be converted into the right to receive (i) $133.00 in cash, which is referred to as the cash consideration, and (ii) 0.4506 of a share of Entegris common stock, which is referred to as the exchange ratio, plus cash in lieu of any fractional shares, which are collectively referred to as the merger consideration. Excluded shares are shares of CMC common stock owned by CMC, Entegris or any of their respective subsidiaries immediately before the effective time and shares of CMC common stock as to which dissenters’ rights have been properly perfected.
No fractional shares of Entegris common stock will be issued upon the conversion of shares of CMC common stock pursuant to the merger agreement. Each holder of shares of CMC common stock who would otherwise have been entitled to receive a fraction of a share of Entegris common stock (after aggregating all shares represented by the certificates and book-entry shares delivered by such holder) will receive, in lieu thereof and upon surrender thereof, a cash payment representing such holder’s proportionate interest, if any, in the proceeds from the sale by the exchange agent (reduced by any fees of the exchange agent attributable to such sale) in one or more transactions of shares of Entegris common stock equal to the excess of (i) the aggregate number of shares of Entegris common stock to be delivered to the exchange agent with respect to the stock portion of the merger consideration over (ii) the aggregate number of whole shares of Entegris common stock to be distributed to the holders of shares of CMC common stock, which is referred to as the excess shares. Holders of CMC common stock who would otherwise have been entitled to receive a fraction of a share of Entegris common stock will not be entitled to dividends, voting rights or any other rights in respect of such fractional shares.
The exchange ratio is fixed, which means that it will not change between now and the date of the merger, regardless of whether the market price of either Entegris common stock or CMC common stock changes. Therefore, the value of the merger consideration will depend on the market price of Entegris common stock at the effective time. The market price of Entegris common stock has fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this proxy statement/prospectus to the date of the special meeting, the date the merger is completed and thereafter. The market price of Entegris common stock, when received by CMC stockholders after the merger is completed, could be greater than, less than or the same as the market price of Entegris common stock on the date of this proxy statement/prospectus or at the time of the special meeting. Accordingly, you should obtain current market quotations for Entegris common stock and CMC common stock before deciding how to vote with respect to any of the proposals described in this proxy statement/prospectus. Entegris common stock and CMC common stock are traded on the NASDAQ under the symbols “ENTG” and “CCMP,” respectively.
Background of the Merger
The CMC board of directors and CMC’s senior management regularly review and assess CMC’s business, operations and financial performance, industry conditions and related developments as they may impact CMC’s long-term strategic plans and objectives. As part of this ongoing evaluation, the CMC board of directors, together with CMC’s senior management, has from time to time considered various potential financial and strategic opportunities to enhance stockholder value, including the evaluation of merger and acquisition transactions of various types and the potential benefits and risks of any such transactions. In addition, CMC’s senior management, from time to time, has engaged in discussions with representatives of other companies regarding such opportunities and updated the CMC board of directors regarding the content of such discussions.

On November 16, 2021 and November 17, 2021, the CMC board of directors held regularly scheduled board and committee meetings in person. At these meetings, the CMC board of directors discussed developments in the electronic materials and specialty chemicals sectors, including a presentation from Goldman Sachs, who has previously acted as a financial advisor to CMC, reviewed and discussed CMC’s standalone strategy and its strategic alternatives, including potential benefits and risks, and approved CMC’s fiscal 2022 capital and operating budget and various compensation and other ordinary course actions relating to CMC’s recently completed 2021 fiscal year.
On November 17, 2021, several hours after the CMC board of directors had concluded its meetings, David Li, the Chief Executive Officer of CMC, received an email from Bertrand Loy, the Chief Executive Officer of Entegris, asking for a call, to which Mr. Li agreed. Mr. Loy then called Mr. Li and expressed Entegris’ interest in exploring a potential acquisition of CMC and informing Mr. Li that he intended to send CMC a written acquisition proposal following the call. While Mr. Li and Mr. Loy had previously engaged in discussions regarding a potential combination between Entegris and CMC in 2016, no such discussions had occurred since that time prior to Mr. Loy’s outreach. Mr. Li stated that he would review any such proposal with the CMC board of directors. Shortly after the call, Mr. Li and William P. Noglows, chairman of the CMC board of directors, received an email from Mr. Loy attaching a preliminary, non-binding indication of interest in Entegris acquiring CMC for $190 per share in cash which is referred to as the November 17 Proposal Letter. The November 17 Proposal Letter indicated that Entegris had obtained a “highly confident” letter from Morgan Stanley to finance the transaction and was prepared to move quickly to a signed transaction. Mr. Li provided a copy of the November 17 Proposal Letter to the CMC board of directors.
On November 18, 2021, Mr. Noglows received a call from Mr. Loy regarding the November 17 Proposal Letter. After a brief discussion, Mr. Noglows indicated that, as Mr. Li had stated, the CMC board of directors would review the November 17 Proposal Letter and get back to Mr. Loy with a response.
On November 22, 2021, the CMC board of directors met by videoconference together with CMC’s senior management and CMC’s outside legal advisor Wachtell, Lipton, Rosen & Katz, which is referred to as, Wachtell Lipton, to review the November 17 Proposal Letter. Representatives from Goldman Sachs and one other financial advisory firm, who also has previously acted as a financial advisor to CMC, each made separate presentations and respectively attended portions of the meeting. Mr. Li updated the CMC board of directors on the brief discussions that he and Mr. Noglows had with Mr. Loy regarding the November 17 Proposal Letter. CMC’s senior management provided its perspective on the strategic rationale for an Entegris acquisition of CMC, and its belief that the transaction had sound industrial logic. Representatives from Goldman Sachs and the other financial advisory firm each made separate presentations regarding the preliminary financial analysis of the Entegris offer, the ability of Entegris to increase its offer as well as an evaluation of other potential acquirors and related considerations. Representatives from Wachtell Lipton provided an overview of legal and fiduciary matters. CMC’s senior management and the CMC board of directors discussed the benefits and risks of the proposed transaction as compared to CMC continuing to pursue its stand-alone strategic plan and also reviewed CMC’s strategic alternatives, which had previously been reviewed at CMC’s regular board meetings the prior week. The CMC board of directors determined that the $190 all-cash offer from Entegris represented a strong initial offer that conveyed a high level of interest but did not fully value CMC and the potential synergies in a transaction. The CMC board of directors also expressed concerns regarding management engaging in a protracted diligence and transaction process due to various strategic initiatives in CMC’s business and the risk of disruption to the business. The CMC board of directors also expressed its view, which was informed by the prior discussions with Entegris in 2016, that a limited and focused diligence process would be important for maximizing price and deal certainty if management engaged with Entegris. The CMC board of directors discussed the potential benefits and risks of reaching out to other potential acquirors, including an evaluation of other potential acquirors by CMC’s senior management and the financial advisory firms and the likelihood of any such potential acquiror making a competitive offer that would be actionable on a comparable timeline and offer comparable closing certainty to the Entegris offer. Based on these discussions, the CMC board of directors determined that the risk of leaks, potentially jeopardizing the Entegris offer and disruption to the business outweighed any potential benefits of reaching out to other potential acquirors at this time, but that the CMC board of directors would retain the flexibility to do such outreach, and would revisit its determination, based on how the situation with Entegris progressed. The CMC board of directors concluded that CMC’s senior management should focus on determining whether a transaction with Entegris at a higher price would be actionable and directed CMC’s senior management to communicate to Entegris that CMC was not prepared to engage unless Entegris improved its offer price. The CMC board of directors also discussed each of the two potential financial advisory firms that had presented to the CMC board of directors, including feedback from such firms regarding any prior or existing relationships between such firms and Entegris, and selected Goldman Sachs to act as financial advisor in connection with CMC’s evaluation of a potential transaction.
Following the CMC board meeting, Mr. Li called Mr. Loy and indicated that he had reviewed the November 17 Proposal Letter with the CMC board of directors. Mr. Li acknowledged that a combination of Entegris and CMC has sound industrial logic, but noted that CMC was unwilling to engage in transaction discussions unless Entegris improved its offer price. Mr. Loy informed Mr. Li that he would consider Mr. Li’s feedback and discuss it with the Entegris board of directors but he did not commit to improve Entegris’ offer price.
On November 23, 2021, Mr. Li received a call from Mr. Loy during which Mr. Loy informed Mr. Li that Entegris may be willing to increase its offer price if CMC provided certain non-public information in a limited diligence session with members of senior management from both companies that Entegris needed in order to evaluate whether, and to what extent, an increased offer price was supportable. Mr. Li reiterated that CMC was not prepared to engage in transaction discussions or share non-public information with Entegris unless Entegris increased its offer price.
On November 24, 2021, Mr. Li received a call from Mr. Loy during which Mr. Loy informed him that Entegris had considered his feedback and would be increasing its offer price for CMC and that he would be sending a revised proposal following the call. Mr. Loy also indicated that Entegris would not be willing to consider further increasing its offer price for CMC without receiving access to certain non-public information from CMC supporting a higher valuation of CMC. Mr. Loy also expressed his belief that Entegris’ revised offer price fully valued CMC so Mr. Loy did not believe Entegris would be willing to meaningfully increase its offer price. Mr. Li indicated that he would review Entegris’ revised proposal with the CMC board of directors once he received it. Following the call, Mr. Li and Mr. Noglows received Entegris’ revised, non-binding indication of interest in acquiring CMC for $194 per share in cash, which is referred to as the November 24 Proposal Letter.
On November 26, 2021, the CMC board of directors met via videoconference, together with CMC’s senior management and representatives of Goldman Sachs and Wachtell Lipton, to discuss the terms of the November 24 Proposal Letter. Mr. Li updated the CMC board of directors on the recent discussions with Mr. Loy. Representatives of Goldman Sachs reviewed with the CMC board of directors Goldman Sachs’ preliminary financial analysis regarding the updated proposal and Wachtell Lipton reviewed certain legal and fiduciary matters. The CMC board of directors discussed the November 24 Proposal Letter and concluded that CMC’s senior management should continue to seek a higher offer from Entegris. After weighing the benefits and risks of providing diligence information to Entegris at this stage, the CMC board of directors determined that a limited due diligence session with Entegris focused on value driving information would support CMC’s efforts to negotiate a higher offer price from Entegris and, accordingly, authorized limited due diligence with Entegris. The CMC board of directors also had another discussion regarding whether to reach out to any other potential acquirors at this time. The CMC board determined, based on the progress with Entegris to date and the factors considered at its prior meeting, that the risks of outreach continued to outweigh the potential benefits. The CMC board further determined that continuing to negotiate directly with Entegris, while maintaining the flexibility to conduct outreach to third parties and to engage with a third party if such third party submitted a better proposal than that received from Entegris, was the process that would position CMC to obtain the highest reasonable value for CMC’s stockholders.
On November 27, 2021, Mr. Li called Mr. Loy to discuss the November 24 Proposal Letter. Mr. Li indicated that CMC was willing to engage in a limited due diligence session with Entegris on the basis of the November 24 Proposal Letter, similar to the type of diligence session Mr. Loy had previously proposed, with a focus on value driving information such as CMC’s stand-alone operating and financial plan and potential transaction synergies. Mr. Li emphasized, however, that CMC was unlikely to support a transaction priced at $194 per share. Mr. Loy expressed his view that Entegris’ revised offer fully valued CMC, but agreed to proceed with the limited diligence session that Mr. Li was proposing. Mr. Loy also indicated discomfort in taking on additional leverage that would be associated with increased cash consideration, which Mr. Li interpreted as an indication that further increases in the offer price from Entegris may include a stock component. Following the call, CMC provided Entegris with an initial draft mutual non-disclosure agreement to facilitate further engagement between the parties. The proposed non-disclosure agreement included customary “standstill” restrictions but did not include so-called “don’t ask, don’t waive” provisions.

On November 28, 2021, Mr. Li and Mr. Loy spoke to further discuss the engagement process and Mr. Loy expressed his desire to receive more fulsome diligence information from CMC, again citing his concerns about further price increases without additional non-public information supporting the higher valuation. Mr. Loy also again highlighted the attractive premium already reflected in Entegris’ $194 offer price. Mr. Li continued to express that CMC was unlikely to support a transaction at that price, but that CMC was willing to provide diligence information, including selected financial projections and potential transaction synergies, to help support a higher valuation of CMC. Mr. Li and Mr. Loy spoke again later that day and discussed their continued interest in a potential transaction. Mr. Li expressed CMC’s openness to providing Entegris with an increased level of engagement and requested that Entegris provide CMC with a proposed timeline and next steps.
On November 28, CMC received from Entegris’ representatives a proposed timeline and outline of next steps, as well as an initial high -level diligence request list. The proposed timeline included CMC conducting a management meeting and providing key business information in an initial diligence phase followed by a confirmatory diligence phase and merger agreement negotiations. The proposed process also contemplated Entegris progressing its debt financing workstream with Morgan Stanley on a parallel path. Following discussion, Mr. Li and Mr. Loy agreed to tentatively proceed with the proposed work plan subject to confirmation from the CMC board of directors.
On November 30, 2021, the CMC board of directors again met via videoconference with CMC’s senior management and representatives of Goldman Sachs and Wachtell Lipton. Mr. Li updated the CMC board of directors on the recent discussions with Mr. Loy, including Mr. Loy’s comments on the revised offer price and leverage associated with additional cash consideration, as well as the proposed timeline and work plan. Following discussion, the CMC board of directors authorized Mr. Li to continue to proceed with the proposed next steps. The CMC board of directors also instructed Mr. Li to request a revised offer price from Entegris following the initial phase of diligence and prior to proceeding to the confirmatory diligence phase and merger agreement negotiations. The CMC board of directors also expressed its desire to accelerate the proposed timeline if CMC and Entegris reached agreement on valuation so as to avoid potential delay and transaction disruption resulting from the approaching holidays, and the CMC board reiterated its belief that a limited and focused diligence process would be important for maximizing deal certainty and negotiations with Entegris. The CMC board of directors also again discussed whether to reach out to any other potential acquirors but determined that the best process for obtaining the highest reasonable value for CMC stockholders was to continue engaging only with Entegris at this time to optimize those negotiations.
Later that day, Mr. Li confirmed CMC’s willingness to move forward with the proposed management meeting the following day and representatives of Skadden, Arps, Slate, Meagher and Flom, Entegris’ outside legal advisor, which is referred to as Skadden, and Wachtell Lipton had a call to discuss the proposed mutual non-disclosure agreement.
On the morning of December 1, 2021, CMC and Entegris entered into a mutual non-disclosure agreement, which included customary “standstill” restrictions but did not include so-called “don’t ask, don’t waive” provisions. Later the same day, members of CMC’s senior management met virtually with members of Entegris management and representatives from Morgan Stanley and Deloitte & Touche LLP, Entegris’ transaction accounting advisor, during which CMC’s senior management presented an overview of CMC’s business and CMC’s strategic plan, including management forecasts, as well as a discussion of potential synergies in connection with a potential transaction and responses to Entegris’ high priority diligence requests.
On December 2, 2021, Mr. Li and Mr. Loy had a call to follow-up on the prior day’s management meeting and further discussed certain information regarding CMC, the offer price and timeline to signing. Mr. Li expressed his view that the additional information provided in the December 1 management meeting provided support for an increased offer price and requested a revised offer from Entegris and, in light of potential delay and transaction disruption resulting from the approaching holidays, a commitment to work expediently towards a target announcement date no later than December 16, 2021 if the parties moved forward.
On December 3, 2021, Mr. Li and Mr. Noglows received a best and final, non-binding proposal to acquire CMC from Entegris for $200 per share, $133 of which would be paid in cash and $67 of which would be paid in Entegris common stock (based on a fixed exchange ratio to be determined based on Entegris’ five-day volume weighted average trading price ending one day prior to any affected trading or transaction announcement), which is referred to as the December 3 Proposal Letter. Mr. Li received a call from Mr. Loy prior to receiving the December 3 Proposal Letter, during which Mr. Loy emphasized that the December 3 Proposal Letter was Entegris’ best and final offer, including with respect to the cash and stock mix. Mr. Loy also expressed his willingness to target a December 16,

2021 transaction announcement. Mr. Li indicated that the CMC board of directors would review the December 3 Proposal Letter. Mr. Noglows also subsequently received a call from Mr. Loy, during which Mr. Loy further emphasized that the December 3 Proposal was Entegris’ best and final offer.
On December 4, 2021, the CMC board of directors met via a videoconference, at which representatives of CMC’s senior management, Goldman Sachs and Wachtell Lipton were present, to discuss the terms of the December 3 Proposal Letter from Entegris. Mr. Li updated the CMC board of directors on the recent discussions with Mr. Loy and the results of the December 1 management meeting. Management shared its assessment of the revised proposal, including its view that the offer did represent the best and final offer from Entegris. Representatives of Goldman Sachs reviewed with the CMC board of directors Goldman Sachs’ preliminary financial analysis regarding the offer set forth in the December 3 Proposal Letter and Wachtell Lipton discussed certain legal and fiduciary matters. The CMC board of directors discussed the proposed price as well as the proposed cash and stock mix, which differed from the prior all-cash proposals. The CMC board of directors discussed its view that the revised offer from Entegris set forth in the December 3 Proposal Letter provided a substantial premium to CMC stockholders that represented a superior alternative to CMC’s standalone plan and other potential alternatives. The CMC board of directors also discussed the pros and cons of the stock portion of the consideration, including that the CMC board of directors and CMC’s senior management believed there was a compelling strategic rationale for the transaction, that the stock consideration would provide CMC stockholders with the ability to participate in the synergies and value that the CMC board of directors and CMC’s senior management believed would be created in a combination of CMC and Entegris, the fact that the cash and stock offer with an implied value of $200 (based on a fixed exchange ratio to be determined based on Entegris’ five-day volume weighted average trading price ending one day prior to any affected trading or transaction announcement) was materially higher than the prior $194 cash offer and the repeated emphasis from Entegris that this was its best and final offer, including with respect to the stock and cash mix. The CMC board of directors also discussed that the value of the stock consideration would fluctuate with the Entegris stock price and the need for CMC to conduct diligence regarding Entegris. The CMC board of directors discussed the possible benefits and risks of a potential Entegris transaction with representatives of CMC’s senior management, Goldman Sachs and Wachtell Lipton and following these discussions authorized CMC’s senior management to proceed on the terms proposed in the December 3 Proposal Letter and to expeditiously negotiate definitive transaction agreements and complete due diligence, subject to further review and approval by the CMC board of directors. The CMC board of directors discussed with Wachtell Lipton the importance of certain terms to be negotiated in a merger agreement, including CMC termination rights relating to competing proposals and Entegris financing and regulatory commitments.
On December 4, following the CMC board meeting, Mr. Li called Mr. Loy to indicate that the CMC board of directors had agreed to move forward with a potential transaction with Entegris based on the terms of the December 3 Proposal Letter. Mr Li and Mr. Loy further discussed the transaction timing and access to diligence materials. In light of the proposed stock consideration in the December 3 Proposal Letter, Mr. Li and Mr. Loy also discussed the need for CMC to conduct due diligence on Entegris.
Later that day, CMC began providing Entegris with additional non-public diligence materials in a virtual data room. On December 5, 2021, Wachtell Lipton received a draft merger agreement from Skadden.
On December 6, CMC received access to certain non-public diligence materials in a virtual data room in connection with CMC’s diligence of Entegris. CMC also received a relationship disclosure memorandum from Goldman Sachs, which disclosure included certain investment banking relationships that Goldman Sachs had with each of CMC and Entegris.
Following these respective dates until the execution and delivery of the merger agreement, the parties engaged in mutual due diligence investigations of one another, including multiple due diligence discussions over video teleconference with CMC’s senior management and CMC’s representatives, on one hand, and Entegris’ senior management and Entegris’ representatives, on the other. Over the same period, Mr. Li regularly spoke with Mr. Loy to discuss, among other things, updates with respect to the overall process and the plan for retaining CMC talent between signing and closing.
On December 8, 2021, representatives of Wachtell Lipton furnished a revised draft of the merger agreement to Skadden.
Thereafter, Mr. Li and Mr. Loy, as well as representatives of Skadden and Wachtell Lipton, had multiple discussions regarding the terms of the proposed merger agreement, including CMC’s termination rights under the merger agreement associated with competing acquisition proposals, the treatment of CMC’s dividends during the pendency of the transaction, as well as Entegris’ commitments regarding regulatory and financing related matters under the merger agreement. Representatives of Wachtell Lipton and Skadden exchanged several revised versions of the draft merger agreement reflecting the parties’ discussions. Wachtell Lipton also received a copy of the draft debt commitment letter between Entegris and Morgan Stanley from Skadden.
On December 13, 2021, the CMC board of directors held via videoconference a meeting, at which representatives of CMC’s senior management, Goldman Sachs and Wachtell Lipton were present. At this meeting, Mr. Li and representatives of Wachtell Lipton and Goldman Sachs provided the CMC board of directors with an update on the ongoing discussions and negotiations regarding the potential transaction with Entegris as well as the ongoing diligence investigations. Wachtell Lipton discussed certain legal and fiduciary matters, including a summary of the key transaction terms in the near final merger agreement, the expected timing of regulatory clearances and closing, and a summary of the key open issues that remained the subject of ongoing negotiations. The CMC board determined that CMC’s senior management and its advisors should proceed with finalizing the merger agreement. Mr. Li discussed with the CMC board of directors that he and Mr. Loy would be discussing communication plans later that afternoon and that the CMC board of directors would likely reconvene on December 14. After Goldman Sachs left the meeting, CMC’s senior management also reviewed with the CMC board of directors the terms of the proposed engagement letter with Goldman Sachs which had been substantially negotiated as well as the relationship disclosure memorandum from Goldman Sachs and the CMC Board authorized CMC’s senior management to finalize the engagement letter.
On December 13, 2021, Mr. Li and Mr. Loy spoke by telephone to discuss the communication plan for announcing the transaction in addition to the remaining unresolved issues in the merger agreement. In light of the expectation that the merger agreement would be signed the following day, after market close on December 13, 2021, representatives of Entegris and CMC agreed on a calculation of an exchange ratio of 0.4506 for the stock portion of the merger consideration, which represented $67 based on Entegris’ five-day average volume weighted average trading price ending on December 13, which together with the $133 of cash consideration, represented an implied value of $200 per share.
On December 14, 2021, a meeting of the CMC board of directors, at which representatives of CMC’s senior management, Goldman Sachs and Wachtell Lipton were present, was held via videoconference. Representatives of CMC’s senior management updated the CMC board of directors on the status of the negotiations with Entegris, including that the parties had substantially finalized the merger agreement and resolved all significant open substantive issues with respect to the terms of the potential transaction and discussed the results of their diligence investigation regarding Entegris and management’s views on the transaction. Thereafter, the CMC board of directors listened to a presentation by Mr. Loy regarding his perspective concerning the strategic rationale for the potential transaction. After Mr. Loy departed, representatives of Wachtell Lipton then reviewed with the CMC board of directors its fiduciary duties under applicable law and the material terms of the draft merger agreement. Representatives of Goldman Sachs then reviewed with the CMC board of directors Goldman Sachs’ financial analysis of the potential transaction with Entegris. Following further discussion, representatives of Goldman Sachs then delivered to the CMC board of directors Goldman Sachs’ oral opinion, subsequently confirmed in writing by delivery of Goldman Sachs’ opinion dated as of December 15, 2021, to the effect that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Goldman Sachs’ written opinion, the merger consideration to be paid to CMC stockholders pursuant to the merger agreement was fair, from a financial point of view, to CMC stockholders, as further described in the section entitled “—Opinion of CMC’s Financial Advisor” beginning on page 57.
After discussions, including as to the matters discussed below in the section entitled “—Recommendation of the CMC Board of Directors; CMC’s Reasons for the Merger” beginning on page 54 and the matters discussed at prior meetings, the CMC board of directors unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement were fair to, and in the best interests of, CMC and its stockholders, approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement, directed that the merger agreement be submitted for adoption at a meeting of CMC stockholders and resolved to recommend that CMC stockholders vote in favor of the adoption of the merger agreement.

Later in the evening on December 14, 2021, the Entegris board of directors met by videoconference and determined by unanimous vote of those directors present that the merger agreement and the transactions contemplated thereby, including the merger, were advisable and in the best interests of Entegris and its stockholders, and approved the merger agreement and the transactions contemplated thereby, including the merger.
Following the approval of the merger and the merger agreement by the Entegris board of directors and the CMC board of directors, Entegris and CMC finalized and executed the merger agreement on December 14, 2021, and in the morning of December 15, 2021, prior to the opening of trading, issued a joint press release announcing the execution of the merger agreement.
Recommendation of the CMC Board of Directors; CMC’s Reasons for the Merger
At a meeting held on December 14, 2021, the CMC board of directors unanimously:
•	determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, CMC and its stockholders;
•	approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement;
•	directed the merger agreement be submitted for adoption at a meeting of CMC stockholders; and
•	recommended that CMC stockholders vote in favor of the adoption of the merger agreement.
ACCORDINGLY, THE CMC BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT CMC STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.
In reaching its decision to approve and declare advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement, the CMC board of directors, as described in the section entitled “—Background of the Merger” beginning on page 48, held a number of meetings, consulted with CMC’s senior management and its outside legal and financial advisors, Wachtell Lipton and Goldman Sachs, respectively, and considered the business, assets and liabilities, results of operations, financial performance, strategic direction and prospects of CMC and Entegris. At its meeting held on December 14, 2021, after due consideration and consultation with CMC’s senior management and outside legal and financial advisors, the CMC board of directors unanimously approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommended that CMC stockholders vote in favor of the adoption of the merger agreement.
In making its determination, the CMC board of directors focused on a number of factors, including the following:
•
Premium to Current Equity Price. The merger consideration to be paid by Entegris of $133 in cash and 0.4506 shares of Entegris common stock, which implied an equity value of $197.11 per share of CMC common stock, based on Entegris’ closing stock price on December 13, 2021, the last full trading day before the date of the merger agreement, and would provide CMC stockholders with the opportunity to receive approximately (1) a 36% premium over the closing price of $144.99 per share of CMC common stock on December 13, 2021, the last full trading day before the date of the merger agreement, (2) a 39% premium over the 10-day volume weighted average price of $141.45 and (3) a 40% premium over the 30-day volume weighted average price of $140.94. The merger consideration also implied an equity value of $200.00 per share of CMC common stock based on the five-day average daily volume weighted average trading price of Entegris stock ending on December 13, 2021.

•
Liquidity and Certainty of Value. A significant portion of the merger consideration to be paid to CMC stockholders will consist of cash, which will provide immediate liquidity and certainty of value to CMC stockholders, and the remainder of the merger consideration to be paid to CMC stockholders will consist of freely tradable Entegris common stock.

•
Future Appreciation. The merger and the merger consideration offered in connection therewith will provide CMC stockholders with ownership of approximately 9% of Entegris following the consummation of the transaction based on fully diluted shares of CMC and Entegris currently outstanding and, therefore, allow CMC stockholders to participate through the stock portion of the consideration in any appreciation in the equity value of Entegris, including as a result of the expected synergies resulting from the merger.

•
Strategic Benefits. The proposed transaction provides compelling strategic and financial benefits in which CMC stockholders would participate through the stock portion of the merger consideration, including the expectation that the transaction will (1) deepen Entegris’ capabilities in the high value CMP (chemical-mechanical planarization) area and create a leader in electronic chemicals with an enhanced value proposition to customers through a broader portfolio of solutions and enhanced operating capabilities, (2) increase the scale of Entegris operationally including an acceleration of innovation capabilities through greater research and development scale and an expanded intellectual property portfolio, (3) increase the scale of Entegris financially, including increased cash flow generation which will enable investments in growth and disciplined deleveraging, (4) create meaningful potential value from combination benefits including run-rate cost synergies of $75 million, $40 million in capital expenditure synergies within 12 to 18 months of closing and growth synergy opportunities through co-optimized solutions, cross-selling opportunities and stronger customer response and collaboration, (5) improve the positioning of Entegris to capture growth opportunities in a period of elevated investment in the semiconductor sector, (6) improve the diversification of the combined business with more growth vectors, including an increased content opportunity per wafer and (7) deliver greater opportunities for employee development given the larger organization.

•
Cultural Alignment. The cultural alignment between CMC and Entegris, including shared values and commitment to integrity, operational excellence, customer satisfaction, innovation and stockholder value.

•
Entegris’ Business Condition and Prospects. The information and discussions with CMC’s senior management and outside advisors regarding their diligence review of Entegris’ business, assets, financial condition, results of operations, current business strategy and prospects, including the historical operational and market performance of Entegris, the size and scale of Entegris and the expected pro forma effect of the proposed merger on Entegris.

•
Business Environment. The current and prospective business environment in which CMC and Entegris operate, including international, national and local economic conditions, the competitive and regulatory environment, and the likely effect of these factors on CMC and Entegris.

•
Fairness Opinion. the analyses and presentations of Goldman Sachs and its oral opinion, subsequently confirmed in writing, to the CMC board of directors that, as of the date of the opinion, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in its written opinion, the merger consideration to be paid to CMC stockholders pursuant to the merger agreement was fair, from a financial point of view, to CMC stockholders, as more fully described under the section entitled “—Opinion of CMC’s Financial Advisor” beginning on page 57 and the full text of the written opinion of Goldman Sachs, which is attached as Annex B to this proxy statement/prospectus;

•
Extensive Negotiations. The merger consideration reflected extensive negotiations between CMC and Entegris and their respective advisors, and the belief of the CMC board of directors that the merger consideration represents the best proposal and economic value available to CMC’s stockholders.

•
Regulatory Matters. The CMC board of directors’ view, after consultation with CMC’s senior management and Wachtell Lipton, concerning the likelihood that regulatory approvals and clearances necessary to consummate the merger would be obtained.

•
Terms of the Merger Agreement. The review by the CMC board of directors with its advisors of the structure of the proposed merger and the financial and other terms of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination provisions as well as the likelihood of consummation of the proposed transactions and the evaluation of the CMC board of directors of the likely time period necessary to complete the merger. The CMC board of directors also considered the following specific aspects of the merger agreement:

○
the limited number of closing conditions included in the merger agreement, including the absence of a financing condition or similar contingency that is based on Entegris’ ability to obtain financing, the exceptions to the events that would constitute a material adverse effect on CMC for purposes of the merger agreement, as well as the likelihood of satisfaction of all conditions to completion of the transactions;

○	the ability of CMC stockholders to approve or reject the merger by voting on the adoption of the merger agreement;
○
the requirement to use reasonable best efforts to obtain approvals or clearances by applicable competition authorities, including by divesting assets, holding separate assets or otherwise taking any other action that would limit CMC’s or Entegris’ freedom of action, except to the extent that such action would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Entegris and its subsidiaries, taken as a whole after giving effect to the merger, but measured on a scale relative to the size of CMC and its subsidiaries, taken as a whole, prior to the merger;

○
that the merger agreement permits CMC to pay its dividend declared on December 7, 2021, to declare a quarterly dividend of $0.46 per share in March 2022 and, if the closing does not occur by December 14, 2022, to declare quarterly dividends of $0.46 per share in a manner consistent with CMC’s past practice;

○
the fact that the CMC board of directors has the right, after complying with specified covenants and prior to the CMC stockholder approval being obtained, to change its recommendation to the CMC stockholders that they vote in favor of the adoption of the merger agreement if the CMC board of directors determines in good faith after consultation with CMC’s outside legal counsel and financial advisors, that as a result of a superior proposal or certain intervening events the failure to change its recommendation would be inconsistent with its fiduciary duties to under applicable law; and

○
CMC’s right to terminate the merger agreement under certain circumstances, including in order to accept and enter into a definitive agreement with respect to an unsolicited superior offer in certain circumstances, subject to providing Entegris an opportunity to match such proposal prior to taking such action, and payment to Entegris of a termination fee of $187 million if the merger agreement is so terminated, which amount the CMC board of directors believes to be reasonable under the circumstances and taking into account the range of such termination fees in similar transactions.

The CMC board of directors weighed these advantages and opportunities against a number of potentially negative factors in its deliberations concerning the merger agreement and the merger, including:
•	the risk that Entegris’ financial performance may not meet CMC’s expectations;
•
the difficulties and management challenges inherent in completing the merger and integrating the business, operations and workforce of CMC and Entegris and the risk of not capturing all the anticipated cost synergies and the risk that other anticipated benefits of the merger might not be realized;

•
the amount of time it could take to complete the merger, including that completion of the merger depends on factors outside of CMC’s or Entegris’ control, and the risk that the pendency of the merger for an extended period of time following the announcement of the execution of the merger agreement could have an adverse impact on CMC or Entegris, including their respective customer, supplier and other business relationships;

•	the possible diversion of management attention for an extended period of time during the pendency of the merger;
•	the risk that, despite the retention efforts of CMC and Entegris prior to the consummation of the merger, CMC and Entegris may lose key personnel;
•
the provisions of the merger agreement that prohibit CMC from soliciting or entertaining other acquisition offers and the potential payment to Entegris by CMC of a termination fee of $187 million, as described in the section entitled “The Merger Agreement—Termination Fees” beginning on page 94;

•	that certain provisions of the merger agreement, including the $187 million termination fee, may have the effect of discouraging alternative proposals involving CMC;
•	the potential for litigation relating to the proposed merger and the associated costs, burden and inconvenience involved in defending those proceedings;

•
the restrictions in the merger agreement on the conduct of CMC’s business during the period between execution of the merger agreement and the consummation of the merger, including that CMC must conduct its business only in the ordinary course, subject to specific limitations, which could negatively impact CMC’s ability to pursue certain business opportunities or strategic transactions;

•
the risk that regulatory agencies may delay, object to and challenge the merger or may impose terms and conditions in order to resolve those objections that adversely affect the financial results of CMC or Entegris; see the section entitled “—Regulatory Approvals” beginning on page 66;

•
the fact that the exchange ratio for the stock component of the merger consideration is fixed under the merger agreement, meaning that the value of the merger consideration, consisting of $133 in cash and 0.4506 shares of Entegris common stock for each share of CMC common stock, upon consummation of the merger might be more or less than or the same as the value of such consideration on the date of the execution of the merger agreement; and

•
the risks of the type and nature described in the section entitled “Risk Factors” beginning on page 27 and the matters described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 26.

The CMC board of directors considered all these factors as a whole and, on balance, concluded that they supported a favorable determination to approve the merger agreement and to make its recommendations to CMC stockholders.
In addition, the CMC board of directors was aware of and considered the interests of its directors and executive officers that are different from, or in addition to, the interests of CMC stockholders generally, including the treatment of equity awards held by such directors and executive officers in the merger described in the section entitled “Interests of CMC’s Directors and Executive Officers in the Merger” beginning on page 112 and the obligation of the surviving company to indemnify CMC directors and officers against certain claims and liabilities.
The foregoing discussion of the information and factors that the CMC board of directors considered is not intended to be exhaustive, but rather is meant to include the material factors that the CMC board of directors considered. The CMC board of directors collectively reached the conclusion to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement in light of the various factors described above and other factors that the members of the CMC board of directors believed were appropriate. In view of the complexity and wide variety of factors, both positive and negative, that the CMC board of directors considered in connection with its evaluation of the merger, the CMC board of directors did not find it practical, and did not attempt, to quantify, rank or otherwise assign relative or specific weights or values to any of the factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the CMC board of directors. In considering the factors discussed above, individual directors may have given different weights to different factors.
The foregoing description of CMC’s consideration of the factors supporting the merger is forward-looking in nature. This information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 26.
Opinion of CMC’s Financial Advisor
At a meeting of the CMC board of directors, Goldman Sachs rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion, dated December 15, 2021, to the CMC board of directors that, as of such date and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the merger consideration to be paid to the holders (other than Entegris and its affiliates) of shares of CMC common stock pursuant to the merger agreement was fair from a financial point of view to such holders.
The full text of the written opinion of Goldman Sachs, dated December 15, 2021, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the CMC board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of CMC common stock should vote with respect to the merger proposal or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:
•	the merger agreement;
•	annual reports to stockholders and Annual Reports on Form 10-K of CMC for the five fiscal years ended September 30, 2021;
•	annual reports to stockholders and Annual Reports on Form 10-K of Entegris for the five fiscal years ended December 31, 2020;
•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of CMC;
•	certain other communications from CMC and Entegris to their respective stockholders;
•	certain publicly available research analyst reports for CMC and Entegris; and
•
certain internal financial analyses and forecasts for CMC, prepared by CMC’s senior management and approved for Goldman Sachs’ use by CMC, which are referred to as the CMC prospective financial information (See “Certain Unaudited Prospective Financial Information” beginning on page 63 for more information).

Goldman Sachs also held discussions with members of the senior managements of CMC and Entegris regarding their assessment of the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition and future prospects of Entegris and with members of CMC’s senior management regarding the past and current business operations, financial condition and future prospects of CMC; reviewed the reported price and trading activity for shares of CMC common stock and Entegris common stock; compared certain financial and stock market information for CMC and Entegris with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the specialty chemicals industry; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.
For purposes of rendering its opinion, Goldman Sachs, with CMC’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with CMC’s consent that the CMC prospective financial information have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of CMC’s senior management. Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of CMC or Entegris or any of their respective subsidiaries and it has not been furnished with any such evaluation or appraisal. Goldman Sachs has assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on CMC or Entegris or the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs has assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.
Goldman Sachs’ opinion does not address the underlying business decision of CMC to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to CMC; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, CMC or any other alternative transaction. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than Entegris and its affiliates) of CMC common stock, as of the date of the opinion, of the merger consideration to be paid to such holders pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of CMC; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of CMC, or class of such persons, in connection with the merger, whether relative to the merger consideration to be paid to the holders (other than Entegris and its affiliates) of shares of CMC common stock pursuant to the merger agreement or otherwise. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs does not express any opinion as to the prices at which shares of Entegris common stock or CMC common stock will trade at any time or, as to the potential effects of volatility in the credit, financial and stock markets on CMC or Entegris or the merger, or as to the impact of the merger on the solvency or viability of CMC or Entegris or the ability of CMC or Entegris to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.
Summary of Material Financial Analysis
The following is a summary of the material financial analyses delivered by Goldman Sachs to the CMC board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 13, 2021 and is not necessarily indicative of current market conditions.
Implied Premium and Multiple Analysis. Goldman Sachs calculated and compared certain premia and multiples using various prices per share of CMC common stock and the implied value of the merger consideration to be paid by Entegris for each share of CMC common stock pursuant to the merger agreement. For purposes of its analysis, Goldman Sachs calculated an implied value of the merger consideration of $197.11, which is referred to as the implied merger consideration value, by multiplying the exchange ratio of 0.4506 pursuant to the merger agreement by $142.28, the closing price for the shares of Entegris common stock on December 13, 2021, and adding $133.00 of cash consideration pursuant to the merger agreement.
Goldman Sachs calculated the following:
•	The premium represented by the implied merger consideration value of $197.11 per share of CMC common stock relative to:
○	$144.99, the closing price of the shares of CMC common stock on December 13, 2021, which is referred to as the CMC undisturbed closing price;
○	$141.45, the average closing price of the shares of CMC common stock over the 10-trading-day period ended December 13, 2021, which is referred to as the CMC 10-day average;
○	$140.94, the average closing price of the shares of CMC common stock over the 30-trading-day period ended December 13, 2021, which is referred to as the CMC 30-day average;
○	$196.90, the highest daily closing price of the shares of CMC common stock over the 52-week period ended December 13, 2021, which is referred to as the CMC 52-week high;
○	$119.55, the lowest daily closing price of the shares of CMC common stock over the 52-week period ended December 13, 2021, which is referred to as the CMC 52-week low;
○	$150.10, the average closing price of the shares of CMC common stock over the prior one calendar year period ended December 13, 2021, which is referred to as the CMC one year average;
○	$136.76, the average closing price of the shares of CMC common stock over the prior three calendar year period ended December 13, 2021 (which is referred to as the CMC three year average; and
○	$118.49, the average closing price of the shares of CMC common stock over the prior five calendar year period ended December 13, 2021, which is referred to as the CMC five year average.

The results of these calculations are as follows:
CMC Reference Share Price	Implied Premium Represented by the Implied Merger Consideration Value of $197.11 per share of CMC common stock
Undisturbed closing price of $144.99	36%
10-day Average of $141.45	39%
30-day Average of $140.94	40%
52-week high of $196.90	0%
52-week low of $119.55	65%
One-Year Average	31%
Three Year Average	44%
Five Year Average	66%
In addition, Goldman Sachs calculated an implied equity value for CMC by multiplying the implied merger consideration value by the number of fully diluted outstanding shares of CMC as provided by CMC’s senior management. Goldman Sachs then calculated an enterprise value for CMC by adding to the implied equity value calculated for CMC, the net debt of CMC as of September 30, 2021 per the latest Form 10-K of CMC for the 2021 fiscal year.
Based on the foregoing, Goldman Sachs calculated the implied enterprise value for CMC as a multiple of (i) historical earnings before interest, taxes, depreciation, and amortization and which is referred to as EBITDA, as adjusted for CMC for the twelve month period ending September 30, 2021, which is referred to as LTM, (ii) estimated EBITDA for CMC for the fiscal year ending September 30, 2022 as reflected in the median estimates published by the Institutional Brokers’ Estimate System, which is referred to as IBES estimates and (iii) estimated EBITDA for CMC for the fiscal year ending September 30, 2022 as reflected in the CMC prospective financial information.
Implied Transaction Multiples	Metric (Sep YE)	Multiples
EV / LTM EBITDA	$358	18.1x
EV / 2022E EBITDA (IBES estimates)	$369	17.6x
EV / 2022E EBITDA (CMC prospective financial information)	$380	17.1x
Illustrative Discounted Cash Flow Analysis. Using the CMC prospective financial information, Goldman Sachs performed an illustrative discounted cash flow analysis on CMC. Using discount rates ranging from 9.50% to 11.50%, reflecting estimates of CMC’s weighted average cost of capital, Goldman Sachs discounted to present value as of September 30, 2021 (1) estimates of unlevered free cash flow for CMC for the years 2022 through 2026 as reflected in the CMC prospective financial information and (2) a range of illustrative terminal values for CMC, which were calculated by applying illustrative perpetuity growth rates ranging from 3.00% to 4.00% to a terminal year estimate of the free cash flow to be generated by CMC, as reflected in the CMC prospective financial information (which analysis implied exit terminal year EBITDA multiples ranging from 8.8x to 13.6x). Goldman Sachs derived such discount rates by application of the capital asset pricing model, which is referred to as CAPM, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the CMC prospective financial information and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived ranges of illustrative enterprise values for CMC by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for CMC the net debt of CMC as of September 30, 2021 per the latest Form 10-K of CMC for the 2021 fiscal year, to derive a range of illustrative equity values for CMC. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of CMC, as provided by CMC’s senior management, to derive a range of illustrative present values per share of CMC common stock ranging from $133 to $215, rounded to the nearest dollar.
Illustrative Present Value of Future Share Price Analysis. Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of CMC common stock. For this analysis, Goldman Sachs used the CMC prospective financial information to calculate the illustrative enterprise values for CMC at the end of each fiscal year ending September 30 for fiscal years 2021 to 2023 by multiplying the estimated the next twelve months, which is referred to as NTM, Adjusted EBITDA as of such dates, as reflected in the CMC prospective financial information by illustrative NTM enterprise value to EBITDA multiples of 12.0x to 15.00x. The illustrative multiple range was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical trading data and the current and historical NTM enterprise value to EBITDA multiples for CMC. Goldman Sachs then subtracted the assumed amount of net debt, per the CMC prospective financial information as of the relevant fiscal year-end, per the CMC prospective financial information, from such enterprise values in order to calculate the implied future equity values. The implied future equity values in turn were divided by the projected year-end fully diluted shares of CMC common stock outstanding per the CMC prospective financial information. Goldman Sachs then calculated the present values of each implied future value per share of CMC common stock by discounting such implied future value per share of CMC common stock to September 30, 2021. Goldman Sachs then added to such amounts the cumulative present value of dividends per share expected to be paid over the applicable period, per the CMC prospective financial information, calculated by discounting the future values of such dividends per share to September 30, 2021. For the purpose of discounting, Goldman Sachs used a discount rate of 11.50%, reflecting Goldman Sachs’ estimate of CMC’s cost of equity. Goldman Sachs derived such discount rate by application of the CAPM, which requires certain company-specific inputs, including a beta for CMC, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values per share of CMC common stock of $131 to $216 per share, rounded to the nearest dollar.
Selected Precedent Transactions Multiples Analysis. Goldman Sachs analyzed certain publicly available information relating to selected transactions in the electronic chemicals industry since October 2013 involving a public company as the target.
For each of the selected transactions, Goldman Sachs calculated and compared the enterprise value as a multiple of the target company’s EBITDA as reported or calculated using publicly available financial information for the relevant twelve month period, which is referred to as the EV/LTM EBITDA multiples, of the applicable transaction.
While none of the companies that participated in the selected transactions are directly comparable to CMC, the companies that participated in the selected transactions are companies with operations that, for the purpose of analysis, may be considered similar to certain of CMC’s operations.
The following table defines the transactions reviewed by Goldman Sachs as part of this analysis:
Announcement Date	Acquiror	Target
November 2021	DuPont de Nemours, Inc.	Rogers Corporation
September 2021	MKS Instruments, Inc.	Atotech Limited
March 2021	DuPont de Nemours, Inc.	Laird Performance Materials
April 2019	Merck KGaA	Versum Materials, Inc.
August 2018	CMC Materials Inc.	KMG Chemicals, Inc.
October 2016	Carlyle Group Inc.	Atotech Limited
June 2016	BASF SEs	Albemarle Corporation (Chemetall Business)
July 2015	Platform Specialty Products Corporation	Alent plc
February 2014	Entegris, Inc.	ATMI, Inc.
December 2013	Merck KGaA	Az Electronic Materials SA
October 2013	Platform Acquisition Holdings Limited	MacDermid, Incorporated
Based on Goldman Sachs’ analyses of the various transactions and its professional judgment, Goldman Sachs applied a reference range of EV/LTM EBITDA multiples of 10.0x (reflecting the minimum EV/LTM EBITDA multiple in the transactions referenced above) to 22.3x (reflecting the maximum EV/LTM EBITDA multiple in the transactions referenced above) to CMC’s fiscal year 2021 adjusted EBITDA to derive a range of implied enterprise values for CMC. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for CMC the net debt of CMC as of September 30, 2021, to derive a range of illustrative equity values for CMC. Goldman Sachs divided the results by the number of fully diluted outstanding shares of CMC common stock, as provided by CMC’s senior management, to derive a range of implied values per share of CMC common stock of $100 to $255, rounded to the nearest dollar.
Premia Analysis. Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for transactions announced during the time period from 2012 through 2021 (year to date) involving a U.S. public company as the target where the disclosed enterprise values for the transaction ranged between $2.5 billion and $7.5 billion, with greater than 50% cash consideration. For the entire period, using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premiums of the price paid in the transactions relative to the target’s stock price four weeks before announcement of the transaction. This analysis also indicated a 25th percentile premium of 20.2% and 75th percentile premium of 50.3% across the period. Using this analysis, Goldman Sachs applied a reference range of illustrative premiums of 20.2% to 50.3% to the undisturbed closing price per share of CMC common stock of $144.99 as of December 13, 2021 and calculated a range of implied equity values per share of CMC common stock of $174 to $218, rounded to the nearest dollar.
General
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to CMC or Entegris or the merger.
Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the CMC board of directors as to the fairness from a financial point of view to the holders (other than Entegris and its affiliates) of CMC common stock, as of the date of the opinion, of the merger consideration to be paid to such holders pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of CMC, Entegris, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.
The merger consideration was determined through arm’s-length negotiations between CMC and Entegris and was approved by the CMC board of directors. Goldman Sachs provided advice to CMC during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to CMC or the CMC board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.
As described above, Goldman Sachs’ opinion to the CMC board of directors was one of many factors taken into consideration by the CMC board of directors in making its determination to approve the merger and other actions contemplated by the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.
Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of CMC, Entegris, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the merger contemplated by the merger agreement. Goldman Sachs acted as financial advisor to CMC in connection with, and participated in certain of the negotiations leading to, the merger contemplated by the merger agreement. During the two-year period ended December 15, 2021, the Investment Banking Division of Goldman Sachs has not been engaged by CMC or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs has provided certain financial advisory and/or underwriting services to Entegris and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as bookrunner with respect to the public offering of Entegris’ 3.625% Senior Unsecured Notes due May 2029 (aggregate principal amount $400 million) in April 2020; and as bookrunner with respect to the public offering of Entegris’ 4.375% Senior Unsecured Notes due April 2028 (aggregate principal amount $400 million) in April 2021. During the two-year period ended December 15, 2021, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Entegris and/or its affiliates of less than $1 million. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to CMC, Entegris and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation.
The CMC board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transactions contemplated by the merger agreement. Pursuant to an engagement letter, dated December 14, 2021, CMC engaged Goldman Sachs to act as its financial advisor in connection with the contemplated merger. The engagement letter between CMC and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at $25 million, all of which is contingent upon the consummation of the merger. In addition, CMC has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.
Certain Unaudited Prospective Financial Information
Although CMC has from time to time publicly issued limited short-term guidance concerning certain aspects of its expected financial performance, it does not, as a matter of course, make public disclosure of detailed forecasts or projections of its expected financial performance for extended periods due to, among other things, the inherent difficulty of accurately predicting future periods and the likelihood that the underlying assumptions and estimates may prove incorrect.
As part of its ordinary course long range planning process, CMC’s senior management prepared certain nonpublic, unaudited prospective financial information for fiscal years 2022 through 2026 that was discussed with and approved by the CMC board of directors in June 2021, which we refer to as the June long range plan. As part of its annual budgeting process and before the receipt of the unsolicited proposal from Entegris, CMC’s senior management prepared a budget for fiscal year 2022, which was discussed with and approved by the CMC board of directors in November 2021. We refer to the June long range plan, as updated by CMC’s senior management to incorporate the fiscal 2022 budget, as the CMC prospective financial information. The CMC prospective financial information was shared with the CMC board of directors in connection with its consideration of the merger and CMC’s senior management directed Goldman Sachs to use the CMC prospective financial information in performing its financial analyses in connection with its opinion, as described in more detail in the section entitled “The Merger—Opinion of CMC’s Financial Advisor” beginning on page 57. In addition, selected CMC prospective financial information, including Revenue, Adjusted EBITDA and Capital Expenditure, was shared with Entegris and its representatives in connection with their due diligence review.
The CMC prospective financial information was prepared by CMC’s senior management on a stand-alone basis based on assumptions it considered to be reasonable based on facts known at such time and does not take into account the transactions, including any costs incurred in connection with the merger or the other transactions contemplated thereby or any changes to CMC’s operations or strategy that may be implemented after the completion of the merger. As a result, actual results likely will differ, and may differ materially, from those contained in the CMC prospective financial information.

The information and table set forth below is included solely to give CMC stockholders access to selected portions of the CMC prospective financial information and not to influence any CMC stockholder to vote their shares of CMC common stock in favor of the merger or for any other purpose.
CMC Prospective Financial Information
$ in millions	2022E	2023E	2024E	2025E	2026E
Revenue	$1,301	$1,456	$1,618	$1,751	$1,865
Adjusted EBITDA(1)	$380	$448	$536	$610	$661
Capital Expenditure	$(101)	$(93)	$(75)	$(78)	$(64)
Unlevered Free Cash Flow(2)	$208	$272	$341	$403	$459
Dividends	$55	$58	$61	$64	$68
(1)	Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, and amortization, adjusted for one-time charges.
(2)
Unlevered free cash flow is defined as Adjusted EBITDA subtracting the impact of cash taxes, and capital expenditures and adjusted for changes in net working capital. Unlevered free cash flow estimates were approved for use by Goldman Sachs in connection with performing its financial analysis and opinion by CMC’s senior management, as described in more detail in the section entitled “The Merger—Opinion of CMC’s Financial Advisor” beginning on page 57.

Important Information About the CMC Prospective Financial Information
The CMC prospective financial information was not prepared with a view toward public disclosure or toward complying with GAAP, nor was it prepared with a view toward compliance with the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of projections of prospective financial information. The non-GAAP financial measures used in the CMC prospective financial information were approved by CMC for the use by Goldman Sachs in connection with the opinion delivered by Goldman Sachs to the CMC board of directors and were relied upon by the CMC board in connection with its consideration of the merger. The SEC rules, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure, do not apply to non-GAAP financial measures provided to Goldman Sachs or to the CMC board in connection with a proposed business combination like the merger if the disclosure is included in a document like this proxy statement/prospectus. In addition, reconciliations of non-GAAP financial measures to a GAAP financial measure were not relied upon by Goldman Sachs for purposes of its opinion or by the CMC board in connection with its consideration of the merger agreement, the merger and the merger consideration. Accordingly, CMC has not provided a reconciliation of the financial measures included in the CMC prospective financial information to the relevant GAAP financial measures. In addition, the CMC prospective financial information was not prepared with a view towards complying with GAAP. The CMC prospective financial information may differ from published analyst estimates and forecasts and does not take into account any events or circumstances after the date it was prepared, including the announcement of the merger.
While the CMC prospective financial information is presented with numerical specificity, the CMC prospective financial information was based on numerous variables and assumptions that are inherently uncertain and may be beyond CMC’s senior management’s control. Further, given that the CMC prospective financial information covers multiple years, by its nature, it becomes subject to greater uncertainty with each successive year beyond its preparation. The ability to achieve the CMC prospective financial information depends on, in part, whether or not strategic goals, objectives and targets are reached over the applicable period. The assumptions upon which the CMC prospective financial information were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which CMC operates, and the risks and uncertainties described in the section “Cautionary Statements Regarding Forward-Looking Statements” beginning on page 26, all of which are difficult or impossible to predict accurately and many of which are beyond our control. The CMC prospective financial information also reflects assumptions by CMC’s senior management that are subject to change and are susceptible to multiple interpretations and periodic revisions based on actual results, revised prospects for the CMC business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated when such projections were prepared.
Accordingly, there can be no assurance that the CMC prospective financial information will be realized, and actual results may differ, and may differ materially, from those shown. The inclusion of the CMC prospective financial information in this proxy statement/prospectus should not be regarded as an indication that any of CMC, Goldman Sachs, Entegris or any of their respective affiliates, officers, directors, advisors or other representatives considered or consider the CMC prospective financial information necessarily predictive of actual future events, and the CMC prospective financial information should not be relied upon as such. None of CMC, Goldman Sachs, Entegris or any of their respective affiliates, officers, directors, advisors or other representatives can give any assurance that actual results will not differ from the CMC prospective financial information. None of CMC, Goldman Sachs, Entegris or any of their respective affiliates, officers, directors, advisors or other representatives has made or makes any representation to any stockholder or other person regarding the ultimate performance of CMC compared to the information contained in the CMC prospective financial information or that forecasted results will be achieved.
In addition, the CMC prospective financial information has not been updated or revised to reflect information or results after the date they were prepared or as of the date of this proxy statement/prospectus, and except as required by applicable securities laws, CMC does not intend to update or otherwise revise the CMC prospective financial information or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the underlying assumptions are shown to be in error.
The CMC prospective financial information were prepared by, and are the responsibility of, CMC’s senior management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the CMC prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference relates to CMC’s previously issued financial statements. It does not extend to the CMC prospective financial information and should not be read to do so.
Financing the Merger
Entegris anticipates that the funds needed to complete the transactions contemplated by the merger agreement will be derived from a combination of (i) the issuance of common stock of Entegris to CMC’s stockholders, (ii) available cash on hand of Entegris and (iii) third-party financing, which may include some combination of the following: (a) a term loan B facility, (b) an unsecured bridge loan facility and/or (c) one or more capital markets transactions.
In connection with the merger agreement, on December 31, 2021, Entegris entered into an amended and restated commitment letter, which amended and restated the commitment letter, dated as of December 14, 2021, such commitment letter as amended and restated is referred to as the commitment letter, with Morgan Stanley Senior Funding, Inc. and certain other financial institutions party thereto, which are referred to collectively as the financing sources. Pursuant to the commitment letter, the financing sources (a) committed to provide to Entegris (i)  a senior secured first lien term loan B facility in an aggregate principal amount of up to $4,000,000,000, which is referred to as the term facility and (ii) a senior unsecured bridge term loan facility in an aggregate principal amount of up to $895,000,000, which is referred to as the bridge facility and, together with the term facility, the facilities and (b) to the extent that such financing sources are revolving lenders under Entegris’ existing credit agreement, (i) consented to the merger and certain amendments to the terms of Entegris’ revolving credit facility and (ii) committed to provide to Entegris additional revolving credit commitments in an aggregate principal amount of $175,000,000. Commitments under the bridge facility will be reduced by, among other things, the aggregate gross cash proceeds in excess of $300,000,000 resulting from any issuance or sale by Entegris of (x) senior unsecured notes pursuant to a public offering or a Rule 144A offering or other private placement or certain other debt securities or indebtedness for borrowed money, which are collectively referred to as the notes, and (y) equity securities (including common stock and any securities convertible or exchangeable into or exercisable for equity securities or other equity-linked securities) of Entegris.
The marketing period applicable to any offering of notes will be, subject to certain customarily excluded periods, the first period of at least 15 consecutive business days, commencing on the first business day after the date of delivery by CMC to Entegris of certain required information (and such required information remains compliant with certain enumerated conditions throughout such 15 consecutive business day period), and if such date is before September 15, 2022, each of the conditions to Entegris’ obligation to close have been satisfied (other than those conditions that by their nature are to be satisfied at the closing, but provided that throughout such marketing period such conditions are and remain capable of being satisfied) and nothing has occurred and no condition exists that would cause any of the other conditions to Entegris’ obligation to close to fail to be satisfied assuming the closing were to be scheduled for any time during such 15 consecutive business day period.

Closing and Effective Time of the Merger
The closing of the merger will take place on the third business day following the satisfaction or, to the extent permitted by applicable law, waiver of the closing conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of such conditions) or at such other place (or by means of remote communication), time and date as is agreed in writing between CMC and Entegris; provided, however, that, notwithstanding the satisfaction or waiver of the closing conditions, (i) Entegris and Merger Sub will not be obligated to effect the closing before the third business day following the final day of the marketing period, unless Entegris requests an earlier date on two business days’ prior written notice and (ii) the closing will not occur before March 1, 2022. Subject to the satisfaction or waiver of the conditions to the closing described in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 92, including the adoption of the merger agreement by CMC stockholders at the special meeting, it is anticipated that the merger will close in the second half of 2022. However, neither Entegris nor CMC can predict the actual date on which the merger will be completed, or if the completion will occur at all, because completion is subject to conditions and factors outside the control of both companies. It is possible that factors outside the control of both companies could result in the merger being completed at a different time, or not at all.
As soon as practicable following, and on the date of, the closing, Entegris and CMC will cause a certificate of merger relating to the merger, which is referred to as the certificate of merger, to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The merger will become effective at the time when the certificate of merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such other date and time as may be agreed by Entegris and CMC in writing and specified in the certificate of merger.
Regulatory Approvals
General
Entegris and CMC have agreed to cooperate with each other and use, and to cause their respective subsidiaries to use, their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things reasonably necessary, proper or advisable on its part under the merger agreement and applicable law to cause the conditions to closing to be satisfied as promptly as reasonably practicable and advisable (and in any event no later than the outside date) and to consummate and make effective the transactions contemplated by the merger agreement as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable and advisable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all consents necessary or advisable to be obtained from any third party or any governmental entity in order to consummate such transactions.
Requisite Regulatory Approvals
The completion of the merger is subject to the receipt of antitrust clearance in the United States and in China, Japan, Singapore, South Korea, and Taiwan.
With respect to the United States, under the HSR Act, the merger may not be completed until notification and report forms have been filed with the FTC and the DOJ and the applicable waiting period has expired or been terminated. A transaction requiring notification under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filing of their respective HSR notifications or the early termination of that waiting period. If the FTC or the DOJ issues a Second Request before the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period. Entegris and CMC each filed an HSR notification with the FTC and the DOJ on December 29, 2021 and the initial waiting period is scheduled to expire at 11:59 p.m. Eastern Time on January 28, 2022.
At any time before or after consummation of the merger, notwithstanding the expiration or termination of the applicable waiting period under the HSR Act, the DOJ or the FTC, or any state, could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.
The merger is also subject to clearance or approval by antitrust authorities in certain other jurisdictions, including China, Japan, Singapore, South Korea and Taiwan. The merger cannot be completed until Entegris and CMC obtain approval to consummate the merger or applicable waiting periods have expired or been terminated in each applicable jurisdiction. Entegris and CMC, in consultation and cooperation with each other, will file notifications, as required with antitrust authorities in certain other jurisdictions, as promptly as practicable after the date of the merger agreement. The relevant antitrust authorities could take such actions under the applicable antitrust laws as they deem necessary or desirable, including seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. There is no assurance that Entegris and CMC will obtain all required antitrust clearances or approvals on a timely basis, if at all.
Each of Entegris and CMC is required under the merger agreement to defend or contest any action asserted in any court, agency or other proceeding by any person or entity (including any governmental antitrust entity) seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the merger. In addition, each of Entegris and CMC is required under the merger agreement to take, effect or agree to any regulatory action (as defined in the section entitled “The Merger Agreement—Reasonable Best Efforts” beginning on page 84) if such regulatory action is required to obtain regulatory clearance or approval or expiration or termination of the applicable waiting periods, although no such regulatory action is required if it is not conditioned upon the closing of the merger or if such regulatory action, individually or in the aggregate with any other regulatory action, would reasonably be expected to have a material adverse effect on Entegris and its subsidiaries (including the surviving corporation and its subsidiaries), taken as a whole after giving effect to the merger, but measured on a scale relative to the size of CMC and its subsidiaries, taken as a whole. For a description of the parties’ obligations with respect to regulatory approvals related to the merger, see the section entitled “The Merger Agreement—Reasonable Best Efforts” beginning on page 84.
U.S. Federal Securities Law Consequences
Pending the effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, shares of Entegris common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act or the Exchange Act, except for shares of Entegris common stock issued to any CMC stockholder who may be deemed an “affiliate” of Entegris after the completion of the merger. This proxy statement/prospectus does not cover resales of Entegris common stock received by any person upon the completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale of Entegris common stock.
Accounting Treatment
Entegris and CMC prepare their respective financial statements in accordance with GAAP. The parties have structured the merger as an acquisition of CMC. Consequently, the merger will be accounted for using the acquisition method of accounting, and Entegris will be treated as the accounting acquirer.
Exchange of Shares and Payment Procedures
Before the effective time, Entegris will appoint an exchange agent that is mutually acceptable to CMC to handle the exchange of shares of CMC common stock for the merger consideration. Each share of CMC common stock (other than CMC excluded shares) will be converted into the right to receive $133 in cash and 0.4506 shares of Entegris common stock, together with cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, in accordance with the merger agreement.
After the effective time, shares of CMC common stock will be cancelled and will cease to exist and each certificate that previously represented shares of CMC common stock will represent only the right to receive the merger consideration. Cash will be paid in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, in accordance with the merger agreement.
As promptly as reasonably practicable after the effective time (and in any event within three (3) business days after the effective time), Entegris will cause the exchange agent to mail to each holder of record of CMC common stock whose shares are converted into the right to receive the merger consideration, a letter of transmittal, which (i) will specify with respect to certificates representing CMC common stock, that delivery will be effected, and risk of loss and title to the certificates will pass, only upon proper delivery of the certificates to the exchange agent, and with respect to book-entry shares, that delivery will be effected upon the receipt of an “agent’s message” by the exchange agent and (ii) will be in customary form and have such other provisions as Entegris may specify, subject to CMC’s reasonable approval, and will be prepared before the Closing, together with instructions thereto.
Upon (i) in the case of shares of CMC common stock represented by a certificate, the surrender of such certificate for cancellation to the exchange agent with the letter of transmittal, duly, completely and validly executed in accordance with the instructions thereto, or (ii) in the case of book-entry shares, the receipt of an “agent’s message” by the exchange agent, in each case together with such other documents as may reasonably be required by the exchange agent, the holder of such CMC common stock will be entitled to receive in exchange therefor the merger consideration into which such shares of CMC common stock have been converted, together with any dividends or other distributions to which such shares of CMC common stock represented by certificates or book-entry shares become entitled in accordance with the merger agreement.
More information can be found in the section entitled “The Merger Agreement—Exchange of Shares” beginning on page 71.
Market Listing
The shares of Entegris common stock to be issued in the merger will be listed for trading on the NASDAQ under the symbol “ENTG.”
Delisting and Deregistration of CMC Common Stock
As soon as practicable following the effective time, Entegris will cause CMC’s common stock to be delisted from the NASDAQ and deregistered under the Exchange Act. As a result, CMC will no longer be required to file periodic reports with the SEC with respect to CMC common stock.
CMC has agreed to cooperate with Entegris and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of the NASDAQ to enable the delisting of the shares of CMC common stock from the NASDAQ and the deregistration of the shares of CMC common stock under the Exchange Act as promptly as practicable after the effective time.
Litigation Related to the Merger
On January 21, 2022, a complaint, captioned Stein v. CMC Materials, Inc. et al., Civil Action No. 22-cv-00552, was filed by a purported stockholder of CMC in the United States District Court for the Southern District of New York. The complaint names CMC and the CMC board of directors as defendants. The complaint includes allegations that, among other things, this proxy statement omitted certain material information in connection with the merger in violation of Sections 14(a) and 20(a) of the Exchange Act, and Rule 14a-9 promulgated under the Exchange Act. The complaint seeks, among other relief, an injunction preventing the closing of the merger, rescission of the merger if it is consummated, damages and an award of plaintiffs’ attorneys’ and experts’ fees. Entegris and CMC believe the claims asserted in the lawsuit are without merit.
Additional lawsuits arising out of or relating to the merger agreement and the transactions contemplated thereby may be filed in the future. If additional similar complaints are filed, absent new or different allegations that are material, neither Entegris nor CMC will necessarily announce such additional filings.

THE MERGER AGREEMENT
The following description sets forth the principal terms of the merger agreement, which is attached as Annex A and is incorporated by reference into this proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this description, which is summary by nature. This description does not purport to be complete and is qualified in its entirety by reference to the complete text of the merger agreement. You are encouraged to read the merger agreement carefully and in its entirety, as well as this proxy statement/prospectus and any documents incorporated by reference herein, before making any decisions regarding any of the proposals described in this proxy statement/prospectus. This section is intended to provide you with information regarding the terms of the merger agreement. Accordingly, the representations, warranties, covenants and other agreements in the merger agreement should not be read alone, and you should read the information provided elsewhere in this proxy statement/prospectus and in the public filings Entegris and CMC make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 169.
Explanatory Note Regarding the Merger Agreement
The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Entegris and CMC contained in this proxy statement/prospectus or in the public reports of Entegris and CMC filed with the SEC may supplement, update or modify the factual disclosures about Entegris and CMC contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by Entegris and CMC were qualified and subject to important limitations agreed to by Entegris and CMC in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, and were not intended by the parties to the merger agreement to be a characterization of the actual state of facts or condition of Entegris or CMC, except as expressly stated in the merger agreement. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the confidential disclosures that Entegris and CMC each delivered in connection with the merger agreement, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement or in the respective public filings made by each of Entegris or CMC with the SEC.
Additional information about Entegris and CMC may be found elsewhere in this proxy statement/prospectus and in the public filings Entegris and CMC make with the SEC. See the section entitled “Where You Can Find More Information” beginning on page 169.
Structure of the Merger
The merger agreement provides for the merger of Merger Sub with and into CMC, with CMC continuing as the surviving entity.
Completion and Effectiveness of the Merger
The closing of the merger will take place on the third business day following the satisfaction or, to the extent permitted by applicable law, waiver of the closing conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of such conditions) or at such other place (or by means of remote communication), time and date as is agreed in writing between CMC and Entegris; provided, however, that, notwithstanding the satisfaction or waiver of the closing conditions, (i) Entegris and Merger Sub will not be obligated to effect the closing before the third business day following the final day of the marketing period, unless Entegris requests an earlier date on two business days’ prior written notice and (ii) the closing will not occur before March 1, 2022. Subject to the satisfaction or waiver of the conditions to the closing described in the section entitled

“The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 92, including the adoption of the merger agreement by CMC stockholders at the special meeting, it is anticipated that the merger will close in the second half of 2022. However, neither Entegris nor CMC can predict the actual date on which the merger will be completed, or if the completion will occur at all, because completion is subject to conditions and factors outside the control of both companies. It is possible that factors outside the control of both companies could result in the merger being completed at a different time, or not at all.
As soon as practicable following, and on the date of, the closing, Entegris and CMC will cause a certificate of merger relating to the merger, which is referred to as the certificate of merger, to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The merger will become effective at the time when the certificate of merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such other date and time as may be agreed by Entegris and CMC in writing and specified in the certificate of merger.
Entegris and CMC are working to complete the merger before the outside date of December 14, 2022 (subject to extension in certain circumstances to March 14, 2023, pursuant to the terms of the merger agreement), which is referred to as the outside date. It is possible that factors outside the control of both companies could result in the merger being completed at a different time, or not at all.
Merger Consideration
At the effective time, each issued and outstanding share of CMC common stock (other than (i) shares of CMC common stock owned by CMC, Entegris or any of their respective subsidiaries immediately before the Effective Time and (ii) shares of CMC common stock as to which dissenters’ rights have been properly perfected, which are referred to collectively as CMC excluded shares) will be converted into the right to receive (x) $133 in cash, which is referred to as the cash consideration, and (y) 0.4506 of a share of Entegris common stock, plus cash in lieu of any fractional shares. Clauses (x) and (y) are collectively referred to as the merger consideration.
The exchange ratio is fixed, which means that it will not change between now and the date of the merger, regardless of whether the market price of either Entegris common stock or CMC common stock changes. Therefore, the value of the merger consideration will depend on the market price of Entegris common stock at the effective time. The market price of Entegris common stock has fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this proxy statement/prospectus to the date of the special meeting, the date the merger is completed and thereafter. The market price of Entegris common stock, when received by CMC stockholders after the merger is completed, could be greater than, less than or the same as the market price of Entegris common stock on the date of this proxy statement/prospectus or at the time of the special meeting. Accordingly, you should obtain current market quotations for Entegris common stock and CMC common stock before deciding how to vote with respect to any of the proposals described in this proxy statement/prospectus. Entegris common stock is traded on the NASDAQ under the symbol “ENTG” and CMC common stock is traded on the NASDAQ under the symbol “CCMP.”
No fractional shares of Entegris common stock will be issued upon the conversion of shares of CMC common stock pursuant to the merger agreement. Each holder of shares of CMC common stock who would otherwise have been entitled to receive a fraction of a share of Entegris common stock (after aggregating all shares represented by the certificates and book-entry shares delivered by such holder) will receive, in lieu thereof and upon surrender thereof, a cash payment representing such holder’s proportionate interest, if any, in the proceeds from the sale by the exchange agent (reduced by any fees of the exchange agent attributable to such sale) in one or more transactions of shares of Entegris common stock equal to the excess of (i) the aggregate number of shares of Entegris common stock to be delivered to the exchange agent with respect to the stock portion of the merger consideration over (ii) the aggregate number of whole shares of Entegris common stock to be distributed to the holders of shares of CMC common stock, which is referred to as the excess shares. Holders of CMC common stock who would otherwise have been entitled to receive a fraction of a share of Entegris common stock will not be entitled to dividends, voting rights or any other rights in respect of such fractional shares.
At the effective time, all CMC excluded shares will be cancelled and will cease to exist, and no payment will be made in respect of such shares.

Treatment of Equity Awards
Treatment of Stock Options
At the effective time, each outstanding stock option will vest in full and be assumed and converted automatically into an option to purchase, on the same terms and conditions as were applicable to such stock option immediately before the effective time, the number of shares of Entegris common stock (rounded down to the nearest whole number of shares of Entegris common stock) determined by multiplying the number of shares of CMC common stock subject to the stock option immediately before the effective time by the equity award exchange ratio (as defined below). The equity award exchange ratio is the sum of (i) the exchange ratio and (ii) the quotient (rounded to the fourth decimal place) of (x) the cash consideration divided by (y) the volume weighted average price per share of Entegris common stock on the NASDAQ, for the consecutive period of 10 trading days beginning on the 12th trading day immediately preceding the closing date and concluding at the close of trading on the second trading day immediately preceding the closing date.
Treatment of Restricted Shares
At the effective time, each outstanding restricted share will vest in full, become free of any transferability restrictions and be cancelled and converted into the right to receive the merger consideration, and all dividends, if any, accrued but unpaid as of the effective time with respect to such restricted share will vest and be paid in cash.
Treatment of Restricted Stock Units
At the effective time, (i) each outstanding RSU award that was granted before the date of the merger agreement and/or to a non-employee member of the CMC board of directors will vest in full and be cancelled and converted into the right to receive the merger consideration (with any accrued but unpaid dividend equivalents paid in cash) and (ii) each other RSU award not covered by clause (i) will be assumed and converted into a restricted stock unit award, with the same terms and conditions as were applicable to such RSU award immediately before the effective time, relating to the number of shares of Entegris common stock equal to the number of shares of CMC common stock subject to such RSU award immediately before the effective time multiplied by the equity award exchange ratio (with any accrued but unpaid dividend equivalents to be assumed and become an obligation in connection with the converted restricted stock unit award).
Treatment of Deferred Stock Units
At the effective time, each DSU award will vest in full, become non-forfeitable and be cancelled and converted into the right to receive the merger consideration (with any accrued but unpaid dividend equivalents paid in cash).
Treatment of Performance-Based Restricted Stock Units
At the effective time, each PSU award will be assumed and converted into a time-based restricted stock unit award, with the same terms and conditions as were applicable to such PSU award immediately before the effective time (except that the performance-based vesting conditions applicable to such PSU award immediately before the effective time will not apply from and after the effective time), relating to the number of shares of Entegris common stock equal to the number of shares of CMC common stock subject to such PSU award based on the achievement of the applicable performance metrics at target level of performance multiplied by the equity award exchange ratio (with any accrued but unpaid dividend equivalents to be assumed and become an obligation in connection with the converted time-based restricted stock unit award).
Treatment of Cash-Settled Phantom Stock Units
At the effective time, each cash-settled phantom stock unit award will vest in full, become non-forfeitable and be cancelled and converted into the right to receive an amount equal to the sum of (x) the cash consideration and (y) the product (rounded to the nearest cent) obtained by multiplying (A) the exchange ratio by (B) the volume weighted average price per share of Entegris common stock on the NASDAQ, for the consecutive period of 10 trading days beginning on the 12th trading day immediately preceding the closing date and concluding at the close of trading on the second trading day immediately preceding the closing date.
Exchange of Shares
Exchange Agent
Entegris will deposit or cause to be deposited with an exchange agent selected by Entegris (reasonably acceptable to CMC), for the benefit of the holders of CMC common stock (other than CMC excluded shares), at or before the effective time, (i) an amount in cash sufficient to pay the cash consideration to such holders of CMC common stock and (ii) evidence of Entegris common stock in book-entry form (and/or certificates representing such Entegris common stock, at Entegris’ election) representing the number of shares of Entegris common stock sufficient to deliver the aggregate stock portion of the merger consideration (including the excess shares) to such holders of CMC common stock. In addition, Entegris agrees to make available to the exchange agent, for addition into the exchange fund (as defined below), from time to time as needed, until the termination of the exchange fund, any dividends or other distributions which a holder of CMC common stock has the right to receive under the merger agreement.
Such shares of Entegris common stock, cash and the amount of any dividends or other distributions deposited are referred to as the exchange fund.
Exchange Procedures
As promptly as reasonably practicable after the effective time (and in any event within three (3) business days after the effective time), Entegris will cause the exchange agent to mail to each holder of record of CMC common stock whose shares are converted into the right to receive the merger consideration, a letter of transmittal, which will:
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specify with respect to certificates representing CMC common stock, that delivery will be effected, and risk of loss and title to the certificates will pass, only upon proper delivery of the certificates to the exchange agent, and with respect to book-entry shares, that delivery will be effected upon the receipt of an “agent’s message” by the exchange agent; and

•
be in customary form (which will include an accompanying IRS Form W-9 or the applicable IRS Form W-8) and have such other provisions as Entegris may specify, subject to CMC’s reasonable approval, and will be prepared before the closing, together with instructions thereto.

Upon (i) in the case of shares of CMC common stock represented by a certificate, the surrender of such certificate for cancellation to the exchange agent with the letter of transmittal, duly, completely and validly executed in accordance with the instructions thereto, or (ii) in the case of book-entry shares, the receipt of an “agent’s message” by the exchange agent, in each case together with such other documents as may reasonably be required by the exchange agent, the holder of such CMC common stock will be entitled to receive in exchange therefor the merger consideration into which such shares of CMC common stock have been converted, together with any dividends or other distributions to which such shares of CMC common stock represented by certificates or book-entry shares become entitled in accordance with the merger agreement.
In the event of a transfer of ownership of CMC common stock that is not registered in the transfer records of CMC, the merger consideration may be issued to a transferee if the certificate representing such CMC common stock (or, in the case of book-entry shares, proper evidence of such transfer) is presented to the exchange agent, accompanied by all documents required to evidence and effect such transfer and the person requesting such payment or shares has paid any transfer or other similar taxes required by reason of the payment to a person other than the registered holder of such certificate or has established to the satisfaction of Entegris that such taxes have been paid or are not applicable.
Until properly surrendered in accordance with the merger agreement, each share of CMC common stock, and any certificate or book-entry shares with respect thereto (other than CMC excluded shares), will be deemed at any time from and after the effective time to represent only the right to receive, upon such surrender pursuant to the terms of the merger agreement, the merger consideration that the holders of shares of CMC common stock are entitled to receive in respect of such shares, together with any dividends or other distributions to which such certificates or book-entry shares become entitled in accordance with the merger agreement. No interest will be paid or will accrue on the cash payable upon surrender of any certificate or book-entry shares.
Treatment of Fractional Shares
No fractional shares of Entegris common stock will be issued upon the conversion of shares of CMC common stock pursuant to the merger agreement. Each holder of shares of CMC common stock who would otherwise have been entitled to receive a fraction of a share of Entegris common stock (after aggregating all shares represented by the certificates and book-entry shares delivered by such holder) will receive, in lieu thereof and upon surrender thereof, a cash payment representing such holder’s proportionate interest, if any, in the proceeds from the sale by the exchange agent (reduced by any fees of the exchange agent attributable to such sale) in one or more transactions of shares of Entegris common stock equal to the excess of (i) the aggregate number of shares of Entegris common stock to be delivered to the exchange agent with respect to the stock portion of the merger consideration over (ii) the aggregate number of whole shares of Entegris common stock to be distributed to the holders of shares of CMC common stock, which is referred to as the excess shares. Holders of CMC common stock who would otherwise have been entitled to receive a fraction of a share of Entegris common stock will not be entitled to dividends, voting rights or any other rights in respect of such fractional shares.
As soon as practicable after the effective time, the exchange agent will sell the excess shares at then prevailing prices on the NASDAQ in the following manner. The sale of the excess shares by the exchange Agent will be executed on the NASDAQ at then-prevailing market prices and will be executed in round lots to the extent practicable. Until the proceeds of such sale or sales have been distributed to the holders of shares of CMC common stock, the exchange agent will hold such proceeds in trust for the holders of shares of CMC common stock, which is referred to as the common stock trust. The exchange agent will determine the portion of the common stock trust to which each holders of shares of CMC common stock will be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the common stock trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holders of shares of Company Common Stock would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of shares of CMC common stock would otherwise be entitled.
Termination of the Exchange Fund
At any time following the one-year anniversary of the closing date, Entegris will be entitled to require the exchange agent to deliver to it any portion of the exchange fund (including any interest received with respect thereto) that remains undistributed to the holders of CMC common stock immediately before the effective time, and any holder of CMC common stock who has not theretofore complied with the terms of the exchange procedures in the merger agreement may thereafter look only to Entegris (subject to abandoned property, escheat or other similar law) for payment of its claim for merger consideration and any dividends and distributions which such holder has the right to receive pursuant to the merger agreement without any interest thereon.
Lost, Stolen or Destroyed Share Certificates
If any certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Entegris or the exchange agent, the posting by such person of a bond, in such reasonable and customary amount as Entegris or the exchange agent may direct, as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent (or, if subsequent to the termination of the exchange fund, Parent) will, in exchange for the cancellation of such lost, stolen or destroyed certificate, issue the merger consideration and any dividends and distributions deliverable in respect thereof as provided in the merger agreement.
Withholding Rights
Each of Entegris, CMC, the surviving corporation and the exchange agent, or other applicable withholding agent (without duplication), will be entitled to deduct and withhold from the consideration otherwise payable to any holder of CMC common stock and CMC equity awards pursuant to the merger agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable law with respect to taxes. Amounts so withheld and timely paid over to the appropriate governmental entity will be treated for all purposes of the merger agreement as having been paid to the holder of CMC common stock and CMC equity awards in respect of which such deduction or withholding was made.
Adjustments to Prevent Dilution
If, from the date of the merger agreement to the effective time, (i) any change in the outstanding shares of CMC common stock occurs as a result of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, or any similar event has occurred, or any record date for any such purpose is established to be a date before the closing, the merger consideration and any other amounts payable pursuant to the agreement which is based upon the number of shares of CMC common stock will be appropriately adjusted to provide the holders of CMC common stock and CMC equity awards the same economic effect as contemplated by the merger agreement before such event; provided that with respect to outstanding CMC equity awards, any such adjustments will be made in accordance with the applicable Company Stock Plan or applicable Director Deferred Compensation Plan; provided, however, that nothing will be construed to permit the Company to take any action that is otherwise prohibited by the terms of the merger agreement and (ii) any change in the outstanding shares of Entegris common stock occurs as a result of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, or any similar event will have occurred, or any record date for any such purpose is established to be a date before the closing, any number or amount contained in the merger agreement which is based upon the number of shares of Entegris common stock, including the exchange ratio, will be appropriately adjusted to provide the holders of CMC common stock and CMC equity awards the same economic effect as contemplated by the merger agreement before such event.
Representations and Warranties
The merger agreement contains representations and warranties made by CMC to Entegris and by Entegris to CMC. Certain of the representations and warranties in the merger agreement are subject to materiality or material adverse effect qualifications (that is, they will not be deemed to be inaccurate or incorrect unless their failure to be true or correct is material or would result in a material adverse effect (as defined below) on the company making such representation or warranty). In addition, certain of the representations and warranties in the merger agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which certain officers of the party making the representation did not have actual knowledge after reasonable inquiry. Furthermore, each of the representations and warranties is subject to the qualifications set forth on the disclosure letter delivered to Entegris by CMC, in the case of representations and warranties made by CMC, or the disclosure letter delivered to CMC by Entegris, in the case of representations and warranties made by Entegris (with each letter referred to as that party’s disclosure letter), as well as the reports of CMC or Entegris, as applicable, filed with or furnished to the SEC during the period from October 1, 2019, in the case of CMC, and January 1, 2019, in the case of Entegris, through the business day before the date of the merger agreement, in the case of Entegris (excluding any risk factor disclosures or other similarly cautionary, predictive or forward-looking statements).
In the merger agreement, CMC has made representations and warranties to Entegris, and Entegris has made representations and warranties to CMC, regarding:
•	organization, good standing and qualification to do business;
•
corporate authority and power with respect to the execution, delivery and performance of the merger agreement and to consummate the merger and the other transactions contemplated by the merger agreement, subject only, in the case of the merger, to the CMC stockholder approval;

•	capital structure;
•
the filings with governmental entities needed in connection with the execution, delivery and performance of the merger agreement or the consummation of the merger and the other transactions contemplated by the merger agreement;

•
the absence of violations of, or conflicts with, such company’s or its subsidiaries’ organizational documents, applicable law and certain contracts as a result of the execution, delivery and performance of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•
the proper filing of reports with the SEC since October 1, 2018, in the case of CMC, and January 1, 2019, in the case of Entegris, the accuracy of the information contained in those reports, compliance with the requirements of certain laws and the design of its internal disclosure controls and procedures;

•	the compliance with GAAP and SEC accounting rules and regulations with respect to financial statements included in or incorporated by reference in its SEC filings;
•	the absence of any event that would be reasonably expected to have a material adverse effect on such party since September 30, 2021, in the case of CMC, and December 31, 2020, in the case of Entegris;
•
conduct of business in the ordinary course since September 30, 2021 to December 14, 2021 (the date of the merger agreement), in the case of CMC, and since December 31, 2020 to December 14, 2021 (the date of the merger agreement), in the case of Entegris;

•	absence of undisclosed liabilities;

•	absence of certain litigation and governmental orders;
•	compliance with certain laws and regulations and such party’s permits;
•
information supplied by such party for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC by Entegris in connection with the issuance of shares of Entegris common stock to CMC stockholders pursuant to the merger agreement; and

•	the absence of other representations and warranties.
In the merger agreement, CMC has also made representation and warranties to Entegris regarding:
•	such party’s subsidiaries;
•	intellectual property;
•	environmental matters;
•	certain material contracts;
•	labor matters;
•	employee benefits matters, including matters related to employee benefit plans;
•	real and personal property;
•	tax matters;
•	fees payable to brokers and financial advisors in connection with the merger;
•	the CMC board of directors’ receipt of an opinion from Goldman Sachs that the merger consideration is fair from a financial point of view to holders of CMC common stock;
•	inapplicability to the merger of state takeover statutes and anti-takeover provisions in such party’s organizational documents;
•	insurance;
•	certain business practices;
•	sanctions and customs and trade laws;
•	conflict minerals; and
•	significant customers and suppliers.
In the merger agreement, Entegris has also made representations and warranties to CMC regarding:
•	ownership of Merger Sub;
•
the sufficiency of cash, available lines of credit or other sources of immediately available funds to consummate the merger and to pay the merger consideration to the exchange agent and any other amounts required to be paid by Entegris in connection with the transactions contemplated by the merger agreement to which Entegris is a party and to pay all related fees and expenses of Entegris and Merger Sub;

•	solvency; and
•	no ownership of CMC common stock.
For purposes of the merger agreement, a “material adverse effect” with respect to CMC or Entegris means any effect, state, development, change, fact, condition, event, circumstance or occurrence that, individually or in the aggregate (a) has had or would reasonably be expected to have a material adverse effect on the business, results of operations or condition (financial or otherwise) of such party and its subsidiaries, taken as a whole or (b) would or would reasonably be expected to prevent, materially impair or materially delay the ability of such party to consummate the merger or the other transactions contemplated in the merger agreement before the outside date; except that, in the case of clause (a), that none of the following, and no effect, state, development, change, fact, condition, event, circumstance or occurrence arising out of, or resulting from, the following, will constitute or be taken into account, individually or in the aggregate, in determining whether a material adverse effect with respect to such party has occurred or may occur:
•	changes generally affecting the industries in which such party and its subsidiaries operate;
•
general economic or political conditions (or changes in such conditions) or securities, credit, financial or other capital market conditions (or changes in such conditions), in each case, in the United States or any foreign jurisdiction in which such party or any of its subsidiaries operate, including changes in interest or exchange rates;

•	changes in applicable law or GAAP (or authoritative interpretation thereof) or in accounting standards, any changes in the interpretation or enforcement of any of the foregoing;
•	changes in general legal, regulatory or political conditions, in each case occurring after the date of the merger agreement;
•
changes solely attributable to the announcement or pendency of the merger agreement, including the direct impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or other third parties and including any litigation arising in connection with or relating to the merger agreement to the extent addressed in accordance with the stockholder litigation procedures set forth in the merger agreement (provided that, the foregoing will not apply with respect to any representation or warranty that is intended to address the consequences of the execution or delivery of the merger agreement, the performance of obligations hereunder or the consummation of the transactions contemplated thereby);

•	acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism;
•
volcanoes, tsunamis, pandemics (including COVID-19 and any variants/mutations thereof or any COVID-19 Measures), epidemics, earthquakes, floods, storms, hurricanes, tornados or other natural disasters;

•
any action taken by such party or its subsidiaries that is specifically required by the merger agreement or with the prior written consent or at the direction of Entegris in accordance with the merger agreement, or the failure to take any action by such party or its subsidiaries if that action is prohibited by the merger agreement;

•	changes resulting or arising from the identity of, or any facts or circumstances relating to Entegris or any of its affiliates;
•	changes, in and of itself, in the market price or trading volume of such party’s common stock; or
•
any failure, in and of itself, by such party to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the tenth and eleventh exceptions listed will not prevent or otherwise affect a determination that the underlying facts or occurrences giving rise or contributing to any such change or failure referred to therein (to the extent not otherwise falling within any of the first through ninth exceptions listed) is, may be taken into account in determining, contributed to or may contribute to, a material adverse effect with respect to such party).

Notwithstanding the exceptions listed above, with respect to the exceptions listed in the first, second, third, fourth, sixth or seventh bullet above, such effect, state, development, change, fact, condition, event, circumstance or occurrence may be taken into account in determining whether or not there has been or may be a material adverse effect solely to the extent such effect, change, event, circumstance or occurrence has a material disproportionate adverse effect on such party and its subsidiaries, taken as a whole, as compared to other participants in the industries in which such party and its subsidiaries operate, in which case only the extent of such disproportionate adverse effect (if any) will be taken into account when determining whether a material adverse effect has occurred.
Conduct of Business Before the Effective Time
Each of Entegris and CMC has each agreed as to itself and its subsidiaries, after the date of the merger agreement and before the effective time (subject to certain exceptions or except as approved in writing by Entegris or CMC, as applicable (which consent will not be unreasonably withheld, conditioned or delayed)), except as otherwise expressly contemplated by the merger agreement, required by applicable law or as set forth in such party’s disclosure letter, (A) to use reasonable best efforts to conduct its business in the ordinary course of business consistent with past practice, (B) to use its reasonable best efforts to preserve intact its business organization and material business relationships (including with its suppliers, customers and governmental entities) and keep available the services of its current officers and key employees, (C) use its reasonable best efforts to keep in effect all material insurance policies in coverage amounts substantially similar to those in effect on the date of the merger agreement, and (D) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of CMC or Entegris to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated thereby.
From the date of the merger agreement until the effective time, subject to certain exceptions and except as expressly contemplated by the merger agreement, approved in writing by Entegris (which consent will not be unreasonably withheld, conditioned or delayed) or set forth in CMC’s disclosure letter, CMC has agreed not to and to cause its subsidiaries not to:
•
amend CMC’s second amended and restated articles of incorporation, which is referred to as the CMC charter, or CMC’s amended and restated bylaws, which is referred to as the CMC bylaws, or amend in any respect adversely impacting Entegris or Merger Sub the comparable organizational documents of any subsidiary of CMC, or enter into any written agreement with any of CMC’s stockholders in their capacity as such;

•
(A) issue, sell, encumber (other than with permitted liens) or grant any shares of its capital stock or other equity or voting interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity or voting interests, or any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests, except for any issuance, sale or grant (1) solely between or among CMC’s wholly owned subsidiaries or (2) required pursuant to the exercise or settlement of awards under the Company’s ESPP or CMC Equity Awards as outstanding on December 13, 2021, in accordance with the terms of the applicable CMC Stock Plan in effect on December 13, 2021, or granted after December 13, 2021, to the extent permitted by the merger agreement, (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests, including pursuant to CMC’s currently in effect CMC common stock repurchase program, except (1) in connection with the satisfaction of tax withholding obligations with respect to CMC equity awards or awards under the ESPP, (2) acquisitions by CMC in connection with the forfeiture of such equity awards, (3) acquisitions by CMC in connection with the net exercise of CMC stock options, or (4) among CMC’s wholly owned subsidiaries, or (C) in the case of CMC, split, combine, subdivide or reclassify any shares of its capital stock or other equity or voting interests;

•
(A) in the case of CMC, establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock, CMC securities or other equity or voting interests, except that CMC may declare a quarterly dividend of $0.46 per share in March 2022 and, if the closing does not occur by December 14, 2022, CMC may declare quarterly dividends in an amount not to exceed $0.46 per share, in a manner consistent with CMC’s past practice and (B) in the case of any subsidiary of CMC, establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock, CMC securities or other equity or voting interests, other than with respect to any dividend or distribution solely to CMC or any wholly owned subsidiaries;

•
(A) incur any indebtedness or issue or sell any debt securities or rights to acquire debt securities, except for (1) indebtedness solely between or among CMC and any of its wholly owned subsidiaries, (2) guarantees by CMC of indebtedness for borrowed money of subsidiaries of CMC or guarantees by subsidiaries of CMC of indebtedness for borrowed money of CMC or any of its subsidiaries, which indebtedness is incurred in compliance with this paragraph or is outstanding and disclosed on the most recent consolidated balance sheet of CMC, (3) letters of credit issued in the ordinary course of business consistent with past practices, (4) trade credit or trade payables in the ordinary course of business consistent with past practice, (5) obligations under derivative contracts and any interest rate and currency agreements entered into in the ordinary course of business consistent with past practice and (6) indebtedness for borrowed money under the Credit Agreement, dated as of November 15, 2018, as amended December 20, 2019, and July 2, 2021, among CMC, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders and other financial institutions from time to time party thereto, as such agreement is in effect on the date hereof, in the ordinary course of business, or (B) make any loans, capital contributions or advances to any person outside of the ordinary course of business consistent with past practice, other than to CMC or any wholly owned subsidiary of CMC (but excluding contributions from CMC or a domestic subsidiary to a foreign subsidiary);
•
acquire, sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise subject to any lien (other than permitted liens), or otherwise dispose of any real property or other material properties or assets, including intellectual property, or any material interests therein or waive or relinquish, abandon, fail to maintain or allow to lapse any real property or other material properties or assets, including intellectual property, other than (A) in the ordinary course of business consistent with past practice for fair market value in an amount not to exceed $10,000,000 in the aggregate, (B) pursuant to other contracts in existence on the date of the merger agreement and set forth on the CMC disclosure letter, (C) the acquisition of supplies, raw materials, equipment and other assets in the ordinary course of business consistent with past practice, (D) sales of inventory in the ordinary course of business consistent with past practice or (E) with respect to transactions among CMC and one or more of its subsidiaries;

•
make or authorize capital expenditures that, exceed $1,000,000 individually or $5,000,000 in the aggregate, in any twelve (12)-month period, except to the extent budgeted in CMC’s current plan as further described on CMC’s disclosure letter, which is referred to as the capex plan;

•
make any change in financial accounting methods, principles or practices, or elections, except insofar as may be required by a change in GAAP or applicable law occurring after the date of the merger agreement;

•	assign, transfer, lease or cancel any real property lease or permit, except to the extent contemplated in the capex plan;
•
(A) commence any action, except (1) in the ordinary course of business and consistent with past practices or (2) in such cases where CMC reasonably determines in good faith that the failure to commence such action would result in a material impairment of a valuable aspect of the business (provided that CMC consults with Entegris and considers the views and comments of Entegris with respect to such actions before the commencement thereof) or (B) settle or compromise, or propose to settle or compromise, any claim or action involving or against CMC or any of its subsidiaries, other than, subject to certain limitations, settlements or compromises that do not involve the admission of wrongdoing by CMC or any of its subsidiaries or any other remedies against CMC or any subsidiaries other than monetary payment by CMC or any of its subsidiaries in an amount (excluding any amounts covered by insurance) not to exceed $2,500,000 individually or $5,000,000 in the aggregate;

•
abandon, encumber (other than with permitted liens), convey title (in whole or in part), exclusively license or grant any material exclusive right to material intellectual property, or enter into licenses or agreements that impose material restrictions upon CMC or any of its affiliates with respect to material intellectual property owned by any third party and impair the operation of the business of CMC or any of its affiliates, in each case, other than in the ordinary course of business consistent with past practice;

•
except for (x) collective bargaining agreements subject to certain limitations or (y) amendments, terminations, waivers or non-renewals in the ordinary course of business consistent with past practice, amend, waive any provision of, assign or terminate any material contract or enter into a contract that would reasonably be likely to (A) adversely affect CMC, Entegris or the surviving corporation in any material respect, (B) limit or restrict the surviving corporation or any of their affiliates from engaging or competing in any line of business or in any geographical area, other than exclusive sales, distribution or other similar agreements entered into in the ordinary course of business consistent with past practice, or (C) be a material contract (other than specified material contracts as long as such contract is entered into in the ordinary course of business and on customary terms) if entered into before the date hereof; provided that, for the avoidance of doubt, nothing in this paragraph will restrict CMC or its subsidiaries from entering into contracts with respect to matters specifically permitted under the merger agreement;

•
except as required by applicable law or pursuant to the terms of any CMC benefit plan or collective bargaining agreement in effect on the date hereof, (A) increase the compensation of any current or former director, executive officer or other employee or independent contractor with an annual base salary (or annualized hourly wage rate) in excess of $150,000, other than increases in base salary and benefits of employees with a title of vice president and below in the ordinary course of business consistent with past practice, (B) grant any equity- or equity-based awards, (C) grant or provide any severance or termination payments or benefits to any current or former director, executive officer or other employee or independent contractor other than the payment of severance amounts or benefits in the ordinary course of business consistent with past practice and subject to the execution and non-revocation of a release of claims in favor of CMC and its subsidiaries, (D) accelerate the time of payment or vesting of, or the lapsing of restrictions related to, or fund or otherwise secure the payment of, any compensation or benefits (including any equity or equity-based awards) to any current or former director, executive officer or other employee or independent contractor, (E) provide any obligation to gross-up, indemnify or otherwise reimburse any current or former director, executive officer or other employee or independent contractor for any tax incurred by any such individual, including under Sections 409A or 4999 of the Code, (F) establish, amend or terminate any CMC benefit plan (or any plan, program, arrangement or agreement that would be a CMC benefit plan if it were in existence on the date hereof) other than entry into, amendment or termination of any CMC benefit plan in a manner that would not materially increase costs to CMC, Entegris or the surviving corporation or any of their affiliates, or materially increase the benefits provided under any CMC benefit plan, (G) modify, extend, or enter into any collective bargaining agreement, except for amendments, terminations or non-renewals in the ordinary course of business consistent with past practice, (H) recognize or certify any employee representative body as the bargaining representative for any employees of CMC and its subsidiaries, or (I) waive any material restrictive covenant obligations of any current or former director, officer, employee, or independent contractor of CMC or its subsidiaries;

•	other than in accordance with contracts or agreements in effect on the date hereof, forgive any loans to any employees, officers or directors of CMC, or any of their respective affiliates;
•
(A) with respect to any officer, hire or terminate the employment of (other than for cause) any such officer or (B) with respect to any other employee or independent contractor with an annual base salary (or annualized hourly wage rate) in excess of $200,000, hire or terminate the employment of (other than for cause) any such individual without first consulting with Entegris;

•
acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or any series of related transactions any equity interests in any person or any business or division of any person or all or substantially all of the assets of any person (or any business or division thereof), or enter into any joint venture, partnership, limited liability corporation or similar arrangement;

•
adopt a plan of complete or partial liquidation, dissolution, merger or conversion or resolution providing for or authorizing such a liquidation, dissolution, merger or conversion, other than the merger and any mergers, consolidations, restructurings or reorganizations solely among CMC’s wholly owned subsidiaries;

•
(A) make, change, or rescind any material tax election of CMC or its subsidiaries; (B) settle or compromise any material tax liability of CMC or any of its subsidiaries or settle or compromise any tax liability that could have a material effect on CMC or its subsidiaries in future taxable years; (C) enter into any closing agreement with respect to taxes; (D) adopt or change an annual tax accounting period or any material method of tax accounting; (E) fail to file when due (taking into account any available extensions) any material tax return or file any material amendment to an income or other material tax return; (F) waive or extend any statute of limitations in respect of any material taxes except as required by applicable law; or (G) surrender any right to claim a refund of a material amount of taxes; or

•	agree, commit or propose to take any of the foregoing actions.

From the date of the merger agreement until the effective time, subject to certain exceptions and except as expressly contemplated by the merger agreement, required by applicable law, approved in writing by CMC (which consent will not be unreasonably withheld, conditioned or delayed) or set forth in Entegris’ disclosure letter, Entegris has agreed not to and to cause its subsidiaries not to:
•	amend Entegris’ charter or bylaws or the certificate of incorporation or bylaws of Merger Sub, or enter into any written agreement with any of Entegris’ stockholders in their capacity as such;
•
redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests, except in connection with the satisfaction of tax withholding obligations with respect to stock options, restricted stock awards or restricted stock unit awards, acquisitions by Entegris in connection with the forfeiture of such equity awards, or acquisitions by Entegris in connection with the net exercise of such stock options, or, in the case of Entegris, split, combine, subdivide or reclassify any shares of its capital stock or other equity or voting interests;

•
establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock, Entegris securities or other equity or voting interests, other than regular quarterly cash dividends in the ordinary course of business;

•
issue, sell, or grant any shares of its capital stock or other equity or voting interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity or voting interests, or any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests, except for any issuance, sale or grant (x) solely between or among Entegris’ wholly owned subsidiaries, (y) in connection with Entegris’ equity incentive plans including the settlement or exercise of outstanding awards under such plans or (z) shares of Entegris common stock in a public offering for cash in an amount not exceeding 5% of the issued and outstanding shares of Entegris common stock as of the date of the merger agreement; provided, however, that in the case of clause (z), such issuance, sale or grant will be consummated before the date that is thirty (30) days before the anticipated closing date;

•
adopt a plan of complete or partial liquidation, dissolution, merger or conversion or resolution providing for or authorizing such a liquidation, dissolution, merger or conversion, other than the merger and any liquidations, dissolutions, mergers, conversions, consolidations, restructurings or reorganizations solely among Entegris and/or any wholly owned subsidiaries;

•
enter into any contract that would reasonably be expected to prevent or materially delay or impair the ability of Entegris to consummate the merger and other transactions contemplated by the merger agreement; or

•	agree, commit or propose to take any of the foregoing actions.
No Solicitation of Acquisition Proposals
CMC will not, and will cause its subsidiaries and its and their directors and officers not to, and will use its reasonable best efforts to cause its and its subsidiaries’ employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives, which are referred to as representatives, not to, directly or indirectly:
•
solicit, seek, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing any non-public information) any inquiries regarding, or the making of, or any submission or announcement of a proposal or offer that constitutes, or would reasonably be expected to lead to, any acquisition proposal (as defined below);

•
engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with or for the purpose of encouraging or facilitating, any acquisition proposal or any inquiry or proposal that could reasonably be expected to lead to an acquisition proposal;

•	approve, endorse, recommend, submit to stockholders or declare advisable any acquisition proposal;
•	enter into any letter of intent, term sheet, memorandum of understanding, acquisition agreement, merger agreement, option agreement or other similar agreement (other than an acceptable confidentiality agreement with terms and conditions customary for transactions of such type that is no less favorable in the aggregate to CMC than the confidentiality agreement, dated as of November 30, 2021, between Entegris and CMC, which is referred to as an acceptable confidentiality agreement), which is referred to as an alternative acquisition agreement, relating to any acquisition proposal; or
•
release or terminate or permit the release of any person from, or termination of, or waive or modify or permit the waiver or modification of any provision of, or fail to enforce or cause not to be enforced, any confidentiality, standstill or similar agreement to which CMC or any of its subsidiaries is a party except, to the extent that the failure to so release, terminate, waive, modify or fail to enforce would be inconsistent with the fiduciary duties of the CMC under applicable law.

In addition, CMC will, and will cause its subsidiaries and its and their directors and officers to, and will use its reasonable best efforts to cause its and their respective representatives (other than its and their directors and officers) to, immediately cease and cause to be terminated all discussions and negotiations with any person (other than Entegris) that may be ongoing with respect to any acquisition proposal.
An “acquisition proposal” means:
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means any proposal or offer from any person or group of persons (other than Entegris or Merger Sub) providing for (A) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (1) 20% or more (based on the fair market value, as determined in good faith by the CMC board of directors (or any committee thereof)) of the consolidated assets (including capital stock of any of CMC subsidiaries) or of the consolidated revenues or net income of CMC and its subsidiaries, taken as a whole, or (2) shares or other equity securities of CMC which together with any other shares or other equity securities of CMC beneficially owned by such person or group, would equal 20% or more of aggregate voting power of CMC, (B) any tender offer or exchange offer that, if consummated, would result in any person or group owning, directly or indirectly, 20% or more of the aggregate voting power of CMC, (C) any merger, consolidation, business combination, binding share exchange or similar transaction involving CMC pursuant to which any person or group (or the shareholders of any person) would own, directly or indirectly, 20% or more of the aggregate voting power of CMC or of the surviving entity in a merger or the resulting direct or indirect parent of CMC or such surviving entity, or (D) any recapitalization transaction involving CMC, other than, in each case, the transactions contemplated by the merger agreement.

Notwithstanding the restrictions described above, if at any time before obtaining the approval of the merger agreement proposal by the CMC stockholders, which is referred to as the CMC stockholder approval, CMC or any of its representatives receives an unsolicited, bona fide written acquisition proposal received after the date of the merger agreement that did not arise from or in connection with a breach of the above obligations, CMC may:
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contact the person or group of persons who has made such acquisition proposal in order to clarify terms for the sole purpose of the CMC board of directors informing itself about such acquisition proposal;

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furnish, pursuant to an acceptable confidentiality agreement, information (including non-public information) with respect to CMC and its subsidiaries to the person or group of persons who has made such acquisition proposal; provided that CMC will promptly (and in any event within 24 hours) provide or make available to Entegris any non-public information concerning CMC or its subsidiaries that is provided or made available to any person given such access which was not previously provided to Entegris or its representatives; and

•	engage in or otherwise participate in discussions or negotiations with the person or group of persons making such acquisition proposal, in each case only if, before doing so, the CMC board of directors determines in good faith after consultation with its financial advisor and outside legal counsel that such bona fide written acquisition proposal either constitutes a superior proposal or could reasonably be expected to result in a superior proposal.
A “superior proposal” means any unsolicited bona fide written acquisition proposal (with all references to “20%” in the definition of acquisition proposal being deemed to be references to “50%”) which the CMC board of directors (or any committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) is more favorable from a financial point of view to the holders of CMC common stock than the merger, in each case, taking into account the likelihood and timing of consummation (as compared to the transactions contemplated in the merger agreement) and such other matters that the CMC board of directors deems relevant, including financial, legal, regulatory and other aspects of such acquisition proposal and of the merger agreement.
Notice Regarding Acquisition Proposals
CMC will promptly (and in no event later than twenty-four (24) hours after receipt) notify Entegris orally and in writing after receipt by CMC or any of its representatives of any acquisition proposal or any proposal or offer that would reasonably be expected to lead to an acquisition proposal, including of the identity of the person or group of persons making the acquisition proposal or such other proposal or offer and the material terms and conditions thereof, and will promptly (and in no event later than twenty-four (24) hours after receipt) provide unredacted copies to Entegris of any written proposals, indications of interest, and/or draft agreements relating to such acquisition proposal. CMC will keep Entegris informed, on a prompt basis, as to the status of (including changes to any material terms of, and any other material developments with respect to) such acquisition proposal (including by promptly (and in no event later than twenty-four (24) hours after receipt) providing to Entegris unredacted copies of any additional or revised written proposals, indications of interest, and/or draft agreements relating to such acquisition proposal). CMC agrees that it and its subsidiaries will not enter into any agreement with any person subsequent to the date of the merger agreement that prohibits CMC from providing any information to Entegris.
No Change of Recommendation
Entegris and CMC have agreed that, except as otherwise set forth in the merger agreement, the CMC board of directors, including any committee thereof, will not:
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change, withhold, withdraw, qualify or modify, in a manner adverse to Entegris (or publicly propose or resolve to change, withhold, withdraw, qualify or modify), the CMC board of directors’ recommendation with respect to the merger;

•	fail to include the CMC board of directors’ recommendation in the proxy statement;
•	approve or recommend, or publicly propose to approve or recommend to the stockholders of CMC, an acquisition proposal;
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fail to publicly reaffirm the CMC board of directors’ recommendation of the merger within five business days after Entegris so requests in writing if there has been any public disclosure by a third party related to an actual acquisition proposal by such third party (provided that CMC will be obligated to make such reaffirmation only once in response to each such actual acquisition proposal made by such third party that is publicly disclosed; and provided, further, that if the special meeting is scheduled to take place less than five business days after such request, CMC will reaffirm the CMC board of directors’ recommendation of the merger before such meeting);

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if a tender offer or exchange offer for shares of capital stock of CMC that constitutes an acquisition proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the stockholders of CMC, within the ten business day period specified in Rule 14-e-2 of the Exchange Act; provided that a customary “stop, look and listen” communication by the CMC board of directors pursuant to Rule 14d-9(f) of the Exchange Act will not be prohibited, any of which is referred to as an adverse recommendation change; or

•	authorize, adopt or approve or propose to authorize, adopt or approve, an acquisition proposal, or cause or permit CMC or any of its subsidiaries to enter into any alternative acquisition agreement.

Permitted Change of Recommendation
At any time before the special meeting, the CMC board of directors may (x) effect an adverse recommendation change in response to an intervening event (as defined below), if and only if the CMC board of directors has determined in good faith, after consultation with outside legal counsel that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law and (y) may effect an adverse recommendation change or terminate the merger agreement to enter into an alternative acquisition agreement, in each case in response to an acquisition proposal, if and only if CMC receives an acquisition proposal that the CMC board of directors determines in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a superior proposal and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law; provided, however, that the Company Board may only take the actions described above in clause (x) or (y) if:
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(i) CMC has provided prior written notice to Entegris of its or the CMC board of directors’ intention to take such actions at least five business days in advance of taking such action, which notice will specify (A) in the case of a superior proposal, the material terms of the superior proposal and will include an unredacted copy of the relevant proposed transaction agreements (including any financing commitments) related to, and the identity of, the person making the acquisition proposal, or (B) in cases not involving a superior proposal, the material circumstances giving rise to the adverse recommendation change;

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(ii) after providing such notice and before taking such actions, CMC will have, and will have caused its representatives to, negotiate with Entegris in good faith (to the extent Entegris desires to negotiate) during such five business day period to make such adjustments in the terms and conditions of the merger agreement as would permit CMC or the CMC board of directors not to take such actions; provided that any material change to the terms of such superior proposal (including any change to the form or amount of consideration) or to the facts and circumstances relating to such intervening event will require a new notice including the details required by the notice described above and CMC will be required to comply again with the requirements of the merger agreement with respect to each such material change; provided, further, that with respect to each subsequent written notice related to a material change references to the five business day period above will be deemed to be references to a three business day period; and

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(iii) the CMC board of directors will have considered in good faith any changes to the merger agreement or other arrangements that may be offered in writing by Entegris by 5:00 p.m. Eastern Standard Time on the fifth business day of such five business day period (or the last day of any applicable extension above) and will have determined in good faith (A) with respect to the actions described in clause (x) after consultation with outside legal counsel, that it would continue to be inconsistent with the directors’ fiduciary duties under applicable law not to effect the adverse recommendation change and (B) with respect to the actions described in clause (y), after consultation with outside counsel and its financial advisors, that the acquisition proposal received by CMC would continue to constitute a superior proposal and that failure to effect the adverse recommendation change or terminate the merger agreement to enter into an alternative acquisition agreement would be inconsistent with the directors’ fiduciary duties under applicable law, in each case, even if such changes offered in writing by Entegris were given effect.

CMC will be required to comply with the obligations under the foregoing clauses (ii) and (iii) with respect to each superior proposal it receives or any intervening event the CMC board of directors identifies. Neither CMC nor any of its subsidiaries will enter into any alternative acquisition agreement unless the merger agreement has otherwise been terminated in accordance with its terms.
An “intervening event” means a material event, development or change in circumstances with respect to CMC occurring or coming to the attention of the CMC board of directors after the date of the merger agreement and before obtaining the CMC stockholder approval for the merger, and which was not known, and would not reasonably be expected to have been known or foreseeable, by the CMC board of directors as of or before the date of the merger agreement; provided, however, that in no event will any of the following constitute an intervening event:
•	the receipt, existence or terms of an acquisition proposal;
•	any events, developments or change in circumstances of Entegris;
•	the status or terms of the financing or any actions required to be taken pursuant to the relevant financing sections of the merger agreement;

•	the status of the merger under the HSR Act or of any of the requisite regulatory approvals or any actions required to be taken pursuant to the relevant sections of the merger agreement;
•	any announcements, approvals, issuances, or regulations of any governmental entity;
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any changes in the market price or trading volume of CMC common stock or Entegris common stock (it being understood that this exception will not prevent or otherwise affect a determination that the underlying facts or occurrences giving rise or contributing to an intervening event (to the extent not otherwise falling within any of the other exceptions discussed in this section)); or

•	any matter relating to the foregoing or consequence of the foregoing.
CMC Special Meeting
CMC will take all necessary actions in accordance with applicable law, the CMC charter, the CMC bylaws and the rules of the NASDAQ to, duly call, give notice of, convene and hold the special meeting for the purpose of obtaining the CMC stockholder approval, as soon as reasonably practicable after the registration statement is declared effective (but in no event later than forty-five days thereafter). CMC will use its reasonable best efforts to obtain the CMC stockholder approval, including engaging a proxy solicitation firm reasonably acceptable to Entegris to assist with proxy solicitations.
CMC may not adjourn, recess or postpone the CMC stockholder meeting without the prior written consent of Entegris; provided, however, that CMC will be entitled to postpone or adjourn the special meeting without the prior written consent of Entegris, (i) to the extent necessary to ensure that any supplement or amendment to the proxy statement required by applicable law is provided to the stockholders of CMC within a reasonable amount of time in advance of the special meeting or (ii) if (A) as of the time for which the special meeting is originally scheduled (as set forth in the proxy statement) there are insufficient shares of CMC common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the special meeting or to solicit additional proxies and votes in favor of adoption of the merger agreement if sufficient votes to constitute the CMC stockholder approval have not been obtained and (B) the CMC stockholder meeting is scheduled to reconvene on a date that is the earlier of (1) thirty or less days after the date for which the special meeting was originally scheduled (as set forth in the proxy statement) or (2) ten or less business days before the outside date.
Reasonable Best Efforts
Subject to the terms and conditions of the merger agreement, Entegris and CMC are required to cooperate with each other and use (and to cause their respective subsidiaries to use) their respective reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for therein) to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties thereto in doing, all things reasonably necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable (and in any event before the outside date), the merger and the other transactions contemplated by the merger agreement, including preparing and filing promptly and fully all documentation to effect all necessary or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any governmental entity necessary, proper or advisable to consummate the transactions contemplated by the merger agreement, (iii) execute and deliver any additional instruments necessary to consummate the merger and the other transactions contemplated by the merger agreement and (iv) defend or contest in good faith any action brought by a third party that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the transactions contemplated by the merger agreement, in the case of each of clauses (i) through (iv), other than with respect to filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, approvals, consents, registrations, permits, authorizations and other confirmations relating to regulatory laws, which are the subject of certain limitations set forth in the merger agreement.
CMC and Entegris will each use its reasonable best efforts to (i) take all action necessary to ensure that no “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or similar statute or regulation, which are referred to as takeover laws, is or becomes applicable to any of the transactions contemplated by the merger agreement and refrain from taking any actions that would cause the applicability of such takeover laws and (ii) if the restrictions of any takeover law become applicable to any of the transactions contemplated by the merger agreement, take all action necessary to ensure that the transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise lawfully minimize the effect of such takeover law on the transactions contemplated the merger agreement.
Each of the parties hereto agrees to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and make any filing required under any other applicable regulatory law with respect to the transactions contemplated by the merger agreement (x) in the case of the Notification and Report Form pursuant to the HSR Act within ten (10) business days after the date of the merger agreement and, (y) in the case of all other filings under any other regulatory law, as promptly as reasonably practicable following the date of the merger agreement, or, in each case, as otherwise agreed to by CMC and Entegris, (ii) supply as promptly as practicable and advisable any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable regulatory law and (iii) use its reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable regulatory laws and to obtain all consents under any regulatory laws that may be required by the FTC, the DOJ or any governmental entity, so as to enable the parties hereto to consummate the merger and the other transactions contemplated by the merger agreement in the most expeditious manner reasonably practicable (and in any event before the outside date). In furtherance and not in limitation of the foregoing, each party will use its reasonable best efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated by the merger agreement under any regulatory law, including (A) defending any action challenging the merger agreement or the consummation of the transactions contemplated thereby (including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed), (B) proposing, negotiating, committing to, effecting, agreeing to and executing, by settlements, undertakings, consent decrees, hold separate order, stipulations or other agreements with any governmental entity or with any other person the sale divestiture, license, holding separate, behavioral or other operational conditions, and other disposition of and restriction on the businesses, assets, properties, product lines, and equity interests of, or changes to the conduct of business of Entegris, CMC or their respective subsidiaries, (C) creating or terminating relationships, contractual rights or obligations of CMC or Entegris or their respective subsidiaries and (D) effectuating any other change or restructuring of CMC or Entegris or their respective subsidiaries, in each case, to the extent necessary to obtain the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable regulatory laws and to obtain all consents under any regulatory laws or to resolve any objections asserted by any governmental entity with competent jurisdiction (each such action under the foregoing clauses (A), (B), (C) and (D) are referred to as a regulatory action).
Nothing in the merger agreement will (i) require Entegris or Merger Sub to undertake (and CMC will not undertake any such action without Entegris’ prior written consent) any regulatory action if such regulatory action would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Entegris and its subsidiaries (including the surviving corporation and its subsidiaries), taken as a whole after giving effect to the merger, but measured on a scale relative to the size of CMC and its subsidiaries, taken as a whole, before the merger, (ii) require Entegris, CMC or their respective subsidiaries to take or agree to take any regulatory action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the closing, or (iii) require any of the parties to the merger agreement to compensate any third party, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such consent or approval. Other than with respect to the payment of all filing fees in connection therewith, which will be borne solely by Entegris, the parties will each bear their own costs and expenses of preparing such notifications and filings, including the fees of their respective legal counsel.
Each of the parties hereto will use its reasonable best efforts to (i) consult and cooperate in all respects with each other in connection with any filing or submission with a governmental entity by any person in connection with the transactions contemplated by the merger agreement and in connection with any investigation or other inquiry by or before a governmental entity relating to the transactions contemplated by the merger agreement, including any proceeding initiated by a private party, (ii) keep the other parties hereto promptly informed of any communication received by such party from the FTC, the DOJ or any other governmental entity and of any communication received in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by the merger agreement (and in the case of written communications, furnish the other parties with a copy of such communication), (iii) permit the other parties to review and discuss in advance, and consider in good faith the views of the other party in connection with, any proposed filing, submission or other communication to any governmental entity or private party, and (iv) to the extent not prohibited by the FTC, the DOJ or such other applicable governmental entity or private party, as the case may be, give the other parties hereto the opportunity to attend and participate in any meetings (whether in-person, by teleconference or otherwise), telephone or video calls or other conferences. Notwithstanding the forgoing, any party may, as it deems advisable and necessary, reasonably (x) redact materials to protect competitively sensitive information or information concerning valuation, or as necessary to address reasonable attorney-client, attorney work product or other privilege concerns and (y) reasonably designate any competitively sensitive material provided to the other parties under this paragraph as “outside counsel only” (such materials and the information contained therein will be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the party providing the materials).
Financing and Financing Cooperation
Debt Financing
Entegris has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain funds sufficient to fund the merger consideration and any other amounts required to be paid by Entegris in connection with the consummation of the transactions contemplated by the merger agreement to which it is a party and to pay all related fees and expenses of Entegris and Merger Sub, including any repayment or refinancing of any outstanding indebtedness of Entegris, CMC, and their respective subsidiaries contemplated by, or required in connection with the transactions described in, the merger agreement or the commitment letter (all such amounts collectively referred to as the merger amounts) on or before the date upon which the merger is required to be consummated pursuant to the terms of the merger agreement. Unless and until Entegris has (I) unrestricted and uncommitted cash on hand that will be available on the closing date to fund the merger amounts plus (II) cash deposited in one or more escrow accounts designated for use to pay the merger amounts, in each case, subject to certain conditions and requirements (all such cash collectively referred to as funding cash) in an amount sufficient to fund the merger amounts in full on the closing date, Entegris and Merger Sub will also, subject to the terms of the merger agreement, use their reasonable best efforts to take, or cause to be taken, all actions and use their reasonable best efforts to do, or cause to be done, all things necessary or advisable to arrange the financing set forth in the commitment letter (such financing referred to herein as the financing) and to consummate the financing at or prior to the effective time, including using reasonable best efforts to (i) maintain in effect the commitment letter, (ii) negotiate, execute and deliver definitive documentation for the financing that reflects the terms contained in the commitment letter (subject to any “market flex” provisions included in any fee letters related to the financing (such fee letters collectively referred to herein as the fee letter)), (iii) satisfy (or seek a waiver of) on a timely basis all of the conditions precedent set forth in the commitment letter and any definitive document related to the financing that are within the control of, Entegris and Merger Sub and comply with their obligations thereunder, (iv) in the event that the conditions set forth in section 7.01 and section 7.02 of the merger agreement and the conditions precedent in the commitment letter have been satisfied or, upon funding, would be satisfied, enforce their rights under the commitment letter and any definitive documentation for the financing and (v) in the event that the conditions set forth in section 7.01 and section 7.02 of the merger agreement have been satisfied or, upon release of any funding cash from escrow, would be satisfied, enforce their rights under all escrow arrangements with respect to any funding cash.
Unless Entegris then has funding cash in an amount sufficient to fund the merger amounts in full on the closing date, if any portion of the financing becomes unavailable on the terms and conditions contemplated in the commitment letter (subject to any “market flex” provisions included in the fee letter) other than due to the failure of any condition set forth in Section 7.01 or Section 7.02 of the merger agreement, each of Entegris and Merger Sub’s obligations under the merger agreement, each of Entegris and Merger Sub will (A) use its reasonable best efforts to obtain alternative debt financing from the same or alternative sources as promptly as practicable following the occurrence of such event in an amount, together with any funding cash of Entegris as of such date, that will still enable Entegris and Merger Sub to pay the merger amounts, and which does not include any conditions to the consummation of such alternative financing that are more onerous than the conditions set forth in the commitment letter as in effect on the date of the merger agreement and (B) promptly notify CMC of such unavailability and the reason therefor.
Entegris will, upon reasonable request, keep CMC informed in reasonable detail of the status of its efforts to arrange the financing and will provide to CMC copies of any amendment, restatement, replacement, supplement or modification of the commitment letter and all executed final definitive documents relating to the financing (excluding and redacting any provisions related solely to fees, pricing caps, economic and “market flex” terms and any other provisions in any fee or engagement letters that are customarily redacted in connection with transactions of this type and that would not in any event adversely affect the conditionality, enforceability, availability, termination or amount of the financing). Additionally, Entegris will give CMC prompt written notice of certain developments with respect to the financing, including notice (i) of certain actual, threatened or potential breaches, defaults, terminations or repudiations by any party to the commitment letter or any definitive document related to the financing and certain material disputes or disagreements with respect to the financing or any provisions of the commitment letter or any definitive document related to the financing, (ii) if for any reason Entegris or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the financing on the terms and conditions, in the manner or from the sources contemplated by the commitment letter (subject to the “market flex” provisions included in the fee letter or any fee letter relating to any alternative financing) or the definitive documents related to the financing unless Entegris has funding cash as of such date in an amount sufficient to fund the merger amounts in full on the closing date and (iii) upon consummating the financing. As soon as reasonably practicable, after the date CMC delivers Entegris or Merger Sub a written request, Entegris and Merger Sub will provide any additional information reasonably requested by CMC relating to any circumstance referred to in the foregoing clauses (i), (ii) or (iii) of the immediately preceding sentence.
Entegris has acknowledged and agreed that in no event will the receipt or availability of any funds or any financing (including, the financing) by Entegris, Merger Sub or any of their respective affiliates or any other financing be a condition to any of Entegris’ or Merger Sub’s obligations under the merger agreement.
Cooperation of CMC
CMC has agreed to, and to cause its subsidiaries to, and to use its reasonable best efforts to cause its and their respective representatives to, use reasonable best efforts to provide Entegris and Merger Sub such customary cooperation as may be reasonably requested by Entegris in connection with the financing (including any capital markets financing sought by Entegris in replacement of all or any portion of the financing contemplated by the commitment letter in compliance with the merger agreement), including, without limitation,
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participating (including by teleconference or virtual meeting platforms) (including by making members of senior management, certain representatives and certain non-legal advisors, in each case with appropriate seniority and expertise, available to participate), upon reasonable advance notice, in a reasonable number of meetings, presentations, non-deal and investor road shows, rating agency presentations and drafting sessions, and participating in reasonable and customary due diligence, in each case, with or by the financing sources (or prospective lenders or investors in the financing) at mutually agreed times and places,

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furnishing Entegris and the financing sources, as promptly as reasonably practicable, with certain financial and other information (including financial statements) regarding CMC and its subsidiaries as is required in connection with the financing and providing certain updates to such information,

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assisting Entegris and the financing sources in the preparation of (I) customary offering documents, syndication documents and materials (including assistance in creating usual and customary “public versions” of the foregoing), including confidential information memoranda, private placement memoranda, offering memoranda, prospectuses, lender and investor presentations, rating agency presentations, business and financial projections and similar documents and materials (which may incorporate by reference periodic and current reports filed by CMC with the SEC) in connection with the financing, and providing customary authorization and representation letters with respect thereto, and (II) materials for any of the foregoing, including business projections and financial statements (including assisting Entegris in preparing pro forma financial statements, provided that neither CMC nor any of its subsidiaries or representatives will be responsible in any manner for any pro forma financial information or pro forma adjustments relating to the merger and the consideration therefor that is required to be made to the historical information for such pro forma financial information) and identifying any portion thereof as containing material, non-public information relating to CMC and its subsidiaries or their respective securities,

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reasonably cooperating with the marketing and syndication efforts of Entegris, Merger Sub and any financing sources for any portion of any financing, including cooperation in connection with the obtaining of ratings,

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using its reasonable best efforts to cause its current independent accountants to provide customary assistance and cooperation in any financing, including using reasonable best efforts to cause such accountants to (I) participate in a reasonable number of drafting sessions and accounting due diligence sessions upon reasonable advance notice and at mutually agreed times and places, (II) provide any necessary customary written consents to use their audit reports relating to CMC and to be named as an “Expert” in any document related to any financing and (III) provide any customary “comfort letters” (including customary negative assurance comfort, including change period comfort),
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executing and delivering as of (but not before) the effective time, and reasonably assisting Entegris with Entegris’ preparation of, definitive financing documents, including credit agreements, indentures, intercreditor agreements, pledge and security documents, and certificates (including borrowing base certificates), or other documents, to the extent reasonably requested by Entegris and otherwise facilitating the pledging of, and granting, recording and perfection of security interests in share certificates, securities and other collateral to secure any financing; provided that the effectiveness of any definitive documentation executed by CMC or any of its subsidiaries and any such pledge, grant, recordation or perfection will be subject to the consummation of the merger,

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furnishing Entegris and any financing sources promptly, and in any event at least four (4) business days prior to the closing date with all documentation and other information relating to CMC and its subsidiaries required by applicable regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case, to the extent that such documentation and information has been reasonably requested in writing (which may be by email) at least ten (10) business days prior to the closing date,

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informing Parent if the chief executive officer, chief financial officer, treasurer or controller of CMC has knowledge of any facts as a result of which a restatement of any of CMC’s financial statements, in order for such financial statements to comply with GAAP, is necessary, and

•	facilitating the arrangement by Entegris of approval of the financing by the post-closing boards of directors or equivalent governing bodies of subsidiaries of CMC, subject to certain limitations.
The foregoing cooperation obligations of CMC are subject to certain customary exceptions set forth in the merger agreement.
Additionally, CMC has agreed to, and to cause its subsidiaries to, use its and their respective reasonable best efforts to cause the administrative agent under its existing credit agreement to furnish to Entegris, no later than three (3) business days prior to the closing date, a draft payoff letter (referred to herein as the payoff letter) with respect to the existing credit agreement in customary form.
Entegris has agreed to provide all funds required to repay CMC’s existing credit agreement pursuant to the payoff letter on the closing date. Entegris has agreed that in no event will the receipt of the payoff letter or the repayment or termination of CMC’s existing credit agreement, or any other financing termination or the release of any lien, be a condition to any of the obligations of Entegris or Merger Sub under the merger agreement.
Access to Information
Subject to applicable law and certain exceptions and conditions, CMC will, and will cause each of its subsidiaries to, afford Entegris and Entegris’ representatives reasonable access, upon reasonable advance notice and during normal business hours, during the period before the effective time, to all their respective properties, assets, books, contracts, commitments, plans, tax records and tax Returns, work papers, personnel, representatives and records and, during such period, CMC will, and will cause its subsidiaries to, furnish promptly to Entegris:
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to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws or commission actions;

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a copy of all correspondence between such party or any of its Subsidiaries and any party to a Material Contract with regard to any action, consent, approval or waiver that is required to be taken or obtained with respect to such Material Contract in connection with the consummation of the Merger or the other transactions contemplated by the merger agreement; and

•
all other information concerning its business, properties and personnel as may be reasonably requested by Entegris, and all information necessary to enable Entegris to prepare the financial statements and related disclosures regarding CMC and its subsidiaries that are required to be included in the registration statement and in Entegris’ current report on Form 8-K following the closing (in each case, in a manner so as to not interfere in any material respect with the normal business operations of CMC its subsidiaries).

All access pursuant to the merger agreement will be (A) conducted in such a manner as not to interfere unreasonably with the normal operations of CMC or any of its subsidiaries and (B) coordinated through the general counsel of CMC or a designee thereof. Subject to the limitations and restrictions set forth in, and without expanding the obligations of the parties under applicable laws and the merger agreement, CMC will, and will cause its subsidiaries to, reasonably cooperate with Entegris and its subsidiaries to facilitate the planning of the integration of the parties and their respective businesses after the closing date.
Listing of Entegris Common Stock; Delisting and Deregistration of CMC Common Stock
Entegris will use reasonable best efforts to cause the shares of Entegris common stock to be issued pursuant to the merger and any other shares of Entegris common stock to be reserved for issuance in connection with the merger to be approved for listing on the NASDAQ, subject to official notice of issuance, before the effective time. Entegris will cause CMC’s securities to be de-listed from the NASDAQ and de-registered under the Exchange Act as soon as practicable following the effective time.
Publicity
Entegris and CMC will consult with each other before issuing, and give each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by the merger agreement, and will not issue any such press release or make any such public statement without the prior consent of the other party (which will not be unreasonably withheld, delayed or conditioned); provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement to the extent required by applicable law, court process or the rules and regulations of any national securities exchange or national securities quotation system; provided, further, that the foregoing will not apply to:
•
any public statement to the extent containing information that is consistent with the joint press release referred to below or any other release or public statement previously issued or made in accordance with the merger agreement;

•	any communication in accordance with the merger agreement; or
•
in the event of an adverse recommendation change made in compliance with the merger agreement, CMC’s public statement containing (x) such adverse recommendation change and (y) a statement of the reasons of the CMC board of directors for making such adverse recommendation change, and the right of consent (but not the obligation to consult) set forth in the merger agreement will not apply to information referenced under the preceding clauses (x) and (y), except with respect to such information solely relating to Entegris or its business, financial condition or results of operations.

In addition, the parties will coordinate with respect to communications with employees, suppliers, customers, agents and other stakeholders regarding post-closing transition, integration and related matters.
Employee Benefits Matters
Entegris will provide, or will cause to be provided, to each employee of CMC and its subsidiaries who continues to be employed by Entegris or its subsidiaries following the effective time, each of whom is referred to as a continuing employee, during the period beginning at the effective time and ending on the twelve-month anniversary of the effective time, which is referred to as the continuation period, with:
•	base pay or wages that is at least equal to the base pay or wages provided to each such continuing employee immediately before the closing date;
•
target cash incentive opportunities and target long-term incentive opportunities, as applicable, that are, in each case, no less favorable than the target cash incentive and target long-term incentive opportunities provided to each such continuing employee immediately before the closing date;

•	health and welfare benefits that are no less favorable in the aggregate than the health and welfare benefits provided to each such continuing employee immediately before the closing date; and
•	retirement benefits that are no less favorable than the retirement benefits provided to each such continuing employee immediately before the closing date.

In addition to the foregoing, during the continuation period, each continuing employee will be provided with severance benefits in accordance with the terms of, and that are no less favorable than those applicable to the continuing employee immediately before the effective time under, the CMC benefit plans set forth in the CMC disclosure letter. Severance benefits will be determined taking into account each continuing employee’s service with CMC and its subsidiaries (and any predecessor entities) before the effective time and Entegris and its subsidiaries (including the surviving company) after the effective time, and will be subject to the execution and non-revocation of a release of claims (which will not contain any restrictive covenants other than those related to confidentiality) in favor of Entegris and its subsidiaries, to the extent permissible under applicable law.
If a continuing employee becomes eligible to participate in any employee benefit plan maintained by Entegris or any of its subsidiaries, which are collectively referred to as the Entegris plans, then, for all purposes of such plans, including eligibility to participate, vesting and benefit accrual, service with CMC or any of its subsidiaries (as well as service with any predecessor employer of CMC or any such subsidiary) before the effective time will be treated as service with Entegris or any of its subsidiaries to the extent recognized by CMC and its subsidiaries before the effective time; provided, however, that such service will not be recognized to the extent that such recognition would result in any duplication of benefits and Entegris will not be required to provide credit for benefit accrual purposes under any Entegris plan that is a defined benefit pension plan. In addition, subject to applicable law, Entegris will use its reasonable best efforts to (i) waive, or caused to be waived, all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to continuing employees under any Entegris plan that is a welfare benefit plan in which such continuing employees may be eligible to participate after the effective time and (ii) provide each continuing employee with credit for any co-payments and deductibles paid during the plan year in which the effective time occurs in satisfying any applicable deductible or out-of-pocket requirements under any Entegris plan that are welfare plans in which such continuing employee is eligible to participate after the effective time.
With respect to any continuing employees who are based outside of the United States or are covered by a collective bargaining agreement, Entegris will comply with any obligations under the applicable laws of the foreign countries and political subdivisions thereof in which such continuing employees are based and with the applicable collective bargaining agreement, as applicable.
Entegris will, or will cause the surviving company to, assume and honor all company benefit plans, including the change in control agreements (as defined in the CMC disclosure letter), in accordance with their terms. Entegris hereby acknowledges that a “change in control” (or similar phrase) within the meaning of the CMC benefit plans will occur at the effective time.
Expenses
Except as otherwise provided in certain provisions of the merger agreement, all fees and expenses incurred in connection with the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.
Indemnification; Directors’ and Officers’ Insurance
Entegris agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or before the effective time now existing in favor of the current or former directors, officers or employees of CMC and its subsidiaries as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other similar agreements of CMC or any of its subsidiaries, in each case as in effect on the date of the merger agreement, will continue in full force and effect in accordance with their terms. From and after the effective time, to the fullest extent permitted by applicable law (including to the fullest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date of the merger agreement that increase the degree to which a corporation may indemnify its officers and directors) the surviving company agrees that it will indemnify and hold harmless each individual who is as of the date of the merger agreement, or who becomes before the effective time, a director or officer of CMC or any of its subsidiaries or who is as of the date of the merger agreement, or who thereafter commences before the effective time, serving at the request of CMC or any of its subsidiaries as a director or officer of another person, each of which is referred to as a CMC indemnified party, against all claims, losses, liabilities, damages, judgments, inquiries, fines, amounts paid in settlement and fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any actual or threatened action, whether civil, criminal, administrative, regulatory or investigative

(including with respect to matters existing or occurring or alleged to occur at or before the effective time (including the merger agreement and the transactions and actions contemplated thereby)), arising out of or pertaining to the fact that the CMC indemnified party is or was an officer or director of CMC or any of its subsidiaries or is or was serving at the request of CMC or any of its subsidiaries as a director or officer of another person, whether asserted or claimed before, at or after the effective time. In the event of any such action, (i) each CMC indemnified party will be entitled to advancement of expenses incurred in the defense of any such action from the surviving company within ten business days of receipt by the surviving company from the CMC indemnified party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL or the surviving company’s certificate of incorporation or bylaws, to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification and (ii) the surviving company will cooperate in the defense of any such matter.
For a period of six years following the effective time, the surviving company will, and Entegris will cause the surviving company to, maintain in effect the provisions in its certificate of incorporation and bylaws to the extent they provide for indemnification, advancement and reimbursement of expenses and exculpation of each CMC indemnified party, as applicable, with respect to facts or circumstances occurring at or before the effective time, on the same basis as set forth in the CMC charter and bylaws in effect on the date of the merger agreement, to the fullest extent permitted from time to time under applicable law, which provisions will not be amended except as required by applicable law or except to make changes permitted by applicable law that would enlarge the scope of the CMC indemnified parties’ indemnification rights thereunder.
In the event that Entegris, the surviving company or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, Entegris or the surviving company, as applicable, will cause proper provision to be made so that the successors and assigns of Entegris or the surviving company, as applicable, assume the obligations set forth in the merger agreement.
Before the closing date, CMC will (following reasonable consultation with Entegris) use commercially reasonable efforts to purchase, or if CMC is unable to purchase, Entegris will, or will cause the surviving company to, at or after the effective time to, purchase a six-year prepaid “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy for CMC and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by CMC, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by CMC with respect to claims arising from facts or events that occurred on or before the effective time, which is referred to as the pre-paid tail; provided that in no event will the cost of any such pre-paid tail in respect of any one policy year exceed 300% of the aggregate annual premium most recently paid by CMC before the date of the merger agreement, which amount is referred to as the maximum amount; provided, further, that if the total cost for maintaining such pre-paid tail exceeds the maximum amount, then CMC (after prior consultation with Entegris) may obtain, or following closing, Entegris will obtain a pre-paid tail with the maximum coverage available for a total cost not to exceed the maximum amount. The surviving company will maintain such policies in full force and effect, and continue to honor the obligations thereunder.
From and after the effective time, Entegris will guarantee the prompt payment of the obligations of the surviving company and its subsidiaries related to indemnification and the director and officer tail insurance under the merger agreement.
The provisions discussed above (i) will survive consummation of the merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the CMC indemnified parties), his or her heirs and his or her representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.
Litigation
CMC will give Entegris reasonable opportunity to participate in (but not control) the defense (at Entegris’ sole cost and subject to a joint defense agreement) of any stockholder litigation brought against CMC or its directors or officers relating to the transactions contemplated by the merger agreement, including the merger. Without limiting the preceding sentence, CMC will give Entegris the right to review and comment on all material filings or responses to be made by CMC in connection with any such litigation, and the right to consult on the settlement with respect to such litigation, and CMC will in good faith take such comments into account, and, no such settlement will be agreed to without Entegris’ prior written consent (which will not be unreasonably withheld, delayed or conditioned). CMC will promptly notify Entegris of any such litigation and will keep Entegris reasonably and promptly informed with respect to the status thereof.
Entegris will provide reasonable notice to CMC of any stockholder litigation brought against Entegris or its directors or officers relating to the transactions contemplated by the merger agreement, including the merger, and will not agree to any settlement of such litigation that would prohibit the consummation of, materially delay the consummation of, or have a material adverse effect on the ability of Entegris to consummate, the merger or the other transactions contemplated in the merger agreement or would cause CMC to incur material expense or liability without CMC’s prior written consent (which will not be unreasonably withheld, delayed or conditioned).
Conditions to the Completion of the Merger
Each party’s obligation to effect the merger is subject to the satisfaction at closing or waiver at or before closing of each of the following conditions:
•
the adoption of the merger agreement at the special meeting by the affirmative vote of holders of a majority of the outstanding shares of CMC common stock entitled to vote on such matter, which is referred to as the CMC stockholder approval;

•
(i) the waiting period applicable to the consummation of the merger under the HSR Act will have expired or terminated and (ii) all authorizations or consents to be obtained from a governmental entity with respect to the merger under each requisite regulatory approval will have been obtained or deemed to have been obtained;

•
no applicable law and no judgment, preliminary, temporary or permanent, or other legal restraint or prohibition and no binding order or determination by any governmental entity will be in effect that prevents, makes illegal, restrains, enjoins or otherwise prohibits the consummation of the merger;

•
the SEC will have declared the registration statement effective under the Securities Act, no stop order or similar restraining order by the SEC suspending the effectiveness of the registration statement will be in effect and no proceedings for that purpose will be pending before the SEC;

•	the shares of Entegris common stock to be issued pursuant to the merger will have been approved for listing on the NASDAQ, subject to official notice of issuance;
•	the accuracy of the representations and warranties of the other party as follows:
○
each of the representations and warranties of such party regarding organization, good standing and qualification; corporate authority and approval; non-contravention, and in the case of CMC, takeover statutes, the opinion of CMC’s financial advisor and CMC’s brokers fees and expenses, must be true and correct in all material respects at and as of the closing date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

○
the representation of such party regarding its capital structure and the absence of a material adverse effect must be true and correct in all respects at and as of the closing date as if made at and as of such time, other than, in the case of the representation regarding capital structure, de minimis inaccuracies; and

○
each other representation and warranty of such party set forth in the merger agreement must be true and correct in all respects (without giving effect to any limitation as to materiality or material adverse effect set forth therein) at and as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein) has not had and would not reasonably be expected to have a material adverse effect;

•	the other party’s performance of, in all material respects, its obligations under the merger agreement required to be performed at or before the closing date; and

•
the receipt by such party of a certificate of the chief executive officer, chief financial officer or general counsel of the other party certifying that the conditions in the immediately preceding bullets with respect to representations and warranties and performance of obligations have been satisfied.

Termination of the Merger Agreement
Termination by Mutual Consent
The merger agreement may be terminated and the merger and the other transactions contemplated by the merger agreement may be abandoned at any time before the effective time by mutual written consent of CMC and Entegris by action of their respective boards of directors.
Termination by Either Entegris or CMC
Either Entegris or CMC may terminate the merger agreement and the merger may be abandoned at any time before the effective time by action of its respective board of directors if:
•
the merger is not consummated on or before December 14, 2022, which will be referred to as the outside date; provided, however, that (x) if, on the outside date, any of the conditions to the closing set forth in to the merger agreement (if such legal restraint is in respect of a regulatory law) will not have been satisfied or (to the extent permitted by applicable law) waived by both CMC and Entegris, but all other conditions to the closing (other than those conditions that by their terms are to be satisfied at the closing) have been satisfied or, to the extent permitted by applicable law, waived, then the outside date will, without any action on the part of the parties hereto, be automatically extended to March 14, 2023, or such earlier date as may be agreed in writing by Entegris and CMC (and which date will thereafter be deemed to be the outside date) and (y) the right to terminate the merger agreement will not be available to any party whose failure to fulfill any obligation under the merger agreement (including the obligation to consummate the closing when required pursuant to the merger agreement) materially contributed to the failure of the merger to be consummated on or before such date (it being understood that Entegris and Merger Sub will be deemed a single party for purposes of the foregoing proviso), which situation will be referred to as an outside date termination event;

•
any of the FTC, China State Administration for Market Regulation, Korea Fair Trade Commission, Japan Fair Trade Commission, Competition & Consumer Commission of Singapore or Taiwan Fair Trade Commission issues a final non-appealable order or enacts a law that prohibits, restrains or makes illegal the consummation of the merger; provided, however, that the right to terminate the merger agreement will not be available to any party if such order was due to the failure of such party to perform any of its obligations under the merger agreement (it being understood that Entegris and Merger Sub will be deemed a single party for purposes of the foregoing proviso), which situation will be referred to as a regulatory restraint termination event; or

•
the CMC stockholder approval will not have been obtained at a duly convened meeting of CMC stockholders or any adjournment or postponement thereof, which situation will be referred to as a CMC no vote termination event.

Termination by Entegris
Entegris may terminate the merger agreement and the merger may be abandoned at any time before the effective time by action of the Entegris board of directors:
•	before receipt of the CMC stockholder approval, if:
○	the CMC board of directors has made an adverse recommendation change;
○	CMC has breached its obligations under the merger agreement not to solicit or encourage acquisition proposals;
○	CMC fails to call a stockholder meeting for the purpose of obtaining the CMC stockholder approval; or
○	CMC submits an acquisition proposal other than the merger agreement to CMC stockholders at a meeting of such stockholders;

•
if CMC has breached any representation, warranty, covenant or agreement contained in the merger agreement, or if any representation or warranty of CMC has become untrue, in each case, such that the conditions set forth in the merger agreement regarding the truth and accuracy of CMC’s representations and warranties and CMC’s performance of, in all material respects, its obligations under the merger agreement could not be satisfied as of the closing date; provided, however, that Entegris may not terminate the merger agreement due to such breach unless any such breach or failure to be true has not been cured within 30 days after written notice by Entegris to CMC informing CMC of such breach or failure to be true, except that no cure period will be required for a breach which by its nature cannot be cured before the outside date; and provided, further, that Entegris may not terminate the merger agreement pursuant due to such uncured breach if Entegris is then in breach of the merger agreement in any material respect.

Termination by CMC
CMC may terminate the merger agreement and the merger may be abandoned at any time before the effective time by action of the CMC board of directors:
•
If Entegris or Merger Sub has breached any representation, warranty, covenant or agreement contained in the merger agreement, or if any representation or warranty of Entegris or Merger Sub has become untrue, in each case, such that the conditions set forth in the provisions of the merger agreement related to Entegris’ and Merger Sub’s representations and warranties, and Entegris’ and Merger Sub’s performance of, in all material respects, their obligations under the merger agreement could not be satisfied as of the closing date; provided, however, that CMC may not terminate the merger agreement due to such breach or failure to be true unless any such breach or failure to be true has not been cured within 30 days after written notice by CMC to Entegris informing Entegris of such breach or failure to be true, except that no cure period will be required for a breach which by its nature cannot be cured before the outside date; and provided, further, that CMC may not terminate the merger agreement pursuant to such breach or failure to be true if CMC is then in breach of the merger agreement in any material respect; or

•
before the CMC stockholder approval, (A) if the CMC board of directors authorizes CMC to terminate the merger agreement to enter into an alternative acquisition agreement with respect to a superior proposal in accordance with the terms of the merger agreement, (B) substantially concurrent with the termination of the merger agreement, CMC enters into such alternative acquisition agreement and (C) CMC pays to Entegris in immediately available funds the CMC termination fee in accordance with the relevant provision of the merger agreement.

Termination Fees
CMC will be required to pay to Entegris a termination fee of $187 million if the merger agreement is terminated: (i) by Entegris following an adverse recommendation change, (ii) by CMC to accept a superior proposal or (iii) by either party in certain circumstances involving or an acquisition proposal.
Amendment
Subject to applicable law and the provisions of the merger agreement restricting modification of the parties’ obligations regarding indemnification and directors’ and officers’ insurance and relating to financing parties, at any time before the effective time, the parties to the merger agreement may amend or modify the merger agreement if, and only if, such amendment or modification is in writing and signed by Entegris and CMC. In addition, after receipt of the CMC stockholder approval, there will be no amendment that by applicable law or the rules of any relevant stock exchange requires further approval by the stockholders of CMC without the further approval of such stockholders, and no amendment of the merger agreement will be submitted to be approved by the stockholders of CMC unless required by applicable law.
Waiver
Subject to applicable law and the provisions of the merger agreement restricting modification of the parties’ obligations relating to financing parties, the conditions to each of the parties’ obligations to consummate the merger and the other transactions contemplated by the merger agreement are for the sole benefit of such party and may be waived by such party in whole or in part, except that any such waiver will only be effective if made in writing and executed by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege under the merger agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in the merger agreement are cumulative and not exclusive of any rights or remedies provided by law.
Specific Performance
Each of the parties to the merger agreement acknowledges and agrees that if a party fails to perform its obligations in accordance with their specific terms or otherwise breaches the merger agreement, it would cause irreparable damage to the other parties thereto and that no party thereto would have an adequate remedy at law. Therefore, it is agreed that each party will be entitled, without the requirement of posting a bond or other security, to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement. Such remedies will, however, be cumulative and not exclusive and will be in addition to any other remedies which any party may have under the merger agreement or otherwise.
Entire Agreement; Third-Party Beneficiaries
Notwithstanding the provisions of the merger agreement relating to financing parties, the merger agreement and any exhibits, annexes or schedules hereto, including the CMC disclosure letter and the Entegris disclosure letter, together with the confidentiality agreement, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties and their affiliates, or any of them, with respect to the subject matter hereof and thereof, and except for (i) if the effective time occurs, the right of the holders of CMC common stock to receive the merger consideration and (ii) the provisions of the merger agreement related to indemnification, are not intended to and will not confer upon any person other than the parties hereto any rights or remedies hereunder.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
The following unaudited pro forma condensed combined financial information present the combination of the historical consolidated financial statements of Entegris and CMC, adjusted to give effect to the Merger and the related debt financing transactions. All amounts presented within this section are presented in thousands, except per share amounts unless otherwise noted.
The unaudited pro forma condensed combined balance sheet which we refer to as the pro forma balance sheet, combines the unaudited historical consolidated balance sheet of Entegris as of October 2, 2021, derived from unaudited interim financial statements of Entegris, and the audited historical consolidated balance sheet of CMC as of September 30, 2021, derived from the audited financial statements of CMC, giving effect to the Merger as if it had been consummated on October 2, 2021.
Entegris’ fiscal year ends on December 31, whereas CMC’s fiscal year ends on September 30. Due to this difference in year end, for the purpose of the unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2020, the CMC financial results for the twelve months ended December 31, 2020, have been calculated by adding its financial results for the three months ended December 31, 2020 to its financial results for the twelve months ended September 30, 2020 and subtracting its financial results for the three months ended December 31, 2019. The unaudited pro forma condensed combined statement of operations, which is referred to as the pro forma statement of operations, for the twelve months ended December 31, 2020 combines the Entegris audited consolidated statement of operations for the year ended December 31, 2020 and the CMC financial results for the twelve months ended December 31, 2020. This gives effect to the merger as if it had been consummated on January 1, 2020. For the purpose of the unaudited pro forma condensed combined statements of operations for the nine months ended October 2, 2021 the CMC financial results for the nine months ended September 30, 2021 have been calculated by subtracting its financial results for the three months ended December 31, 2020 from its financial results for the twelve months ended September 30, 2021. The unaudited pro forma condensed combined statement of operations, which we refer to as the pro forma statement of operations, for the nine months ended October 2, 2021 combines the Entegris unaudited consolidated statement of operations for the nine-month period ended October 2, 2021 and the CMC financial results for the nine months ended September 30, 2021. This gives effect to the Merger as if it had been consummated on January 1, 2020.
We refer to the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statements of operations as the pro forma financial statements.
The pro forma financial statements have been developed from and should be read in conjunction with the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” and the notes related thereto beginning on page 96 and with the historical consolidated financial statements of Entegris and CMC and related notes that have been filed with the SEC, certain of which are incorporated by reference into this proxy statement.
•
Separate historical financial statements of Entegris as of and for the fiscal year ended December 31, 2020, the related notes included in Entegris’ Annual Report on Form 10-K for the year ended December 31, 2020, as well as the separate historical financial statements of Entegris as of and for the fiscal quarter and nine-month period ended October 2, 2021, and the related notes included in Entegris’ Quarterly Report on Form 10-Q for the quarter ended and nine-month period October 2, 2021.

•
Separate historical financial statements of CMC as of and for the fiscal year ended September 30, 2020 and the related notes included in CMC’s Annual Report on Form 10-K for the year ended September 30, 2020, the separate historical financial statements of CMC as of and for the fiscal year ended September 30, 2021 and the related notes included in CMC’s Annual Report on Form 10-K for the year ended September 30, 2021, the separate historical financial statements of CMC as of and for the fiscal quarter ended December 31, 2019 and the related notes included in CMC’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2019, as well as the separate historical financial statements of CMC as of and for the fiscal quarter ended December 31, 2020 and the related notes included in CMC’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2020.

The pro forma financial statements have been prepared by management in accordance with SEC Regulation S-X Article 11, Pro Forma Financial Information for illustrative and informational purposes only. The pro forma financial statements are not necessarily indicative of what the combined company’s balance sheet or statement of operations actually would have been had the Merger been completed as of the dates indicated. In addition, the pro forma financial statements do not purport to project the future financial position or operating results of the combined company. As a result of displaying amounts in thousands, rounding differences may exist in the tables in this section. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 27.
The pro forma financial statements have been prepared using the acquisition method of accounting under U.S. generally accepted accounting principles, “U.S. GAAP,” with Entegris being the accounting acquirer in the proposed merger of Entegris and CMC. See the section entitled “The Merger—Accounting Treatment” beginning on page 67. The transaction accounting adjustments are preliminary, based upon available information and made solely for the purpose of providing these pro forma financial statements. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying pro forma financial statements and the future results of operations and financial position of the combined company.

Unaudited Pro Forma Condensed Combined Balance Sheet (as of October 2, 2021) (Amounts in thousands)
	Historical
	Entegris	CMC as Reclassified	Transaction Accounting Adjustments	Notes	Other Transaction Accounting Adjustments	Notes	Pro Forma Combined
ASSETS		Note 4
Current assets:
Cash and cash equivalents	$475,752	$185,979	$(3,910,333)	7(A)	$4,895,000	7(K)	$415,931
			(16,000)	7(B)	(1,183,166)	7(M)
			(31,300)	7(T)	—
Trade accounts and notes receivable, net	315,073	150,099	(269)	7(C)	—		464,903
Inventories, net	429,016	173,464	48,840	7(D)	—		651,320
Deferred tax charges and refundable income taxes	21,760	3,543	11,340	7(P)	3,809	7(R)	40,452
Other current assets	34,104	21,896	31,300	7(T)	—		87,300
Total current assets	1,275,705	534,981	(3,866,422)		3,715,643		1,659,907
Property, plant and equipment, net	597,630	354,771	126,271	7(E)	—		1,078,672
Other assets:
Right-of-use assets	56,990	29,302	—		—		86,292
Goodwill	749,933	576,902	3,125,566	7(I)	—		4,452,401
Intangible assets, net	302,487	625,434	1,979,566	7(F)	—		2,907,487
Deferred tax assets and other noncurrent tax assets	17,565	6,813	—		—		24,378
Other noncurrent assets	11,965	22,682	—		(12,335)	7(Q)	22,312
Total assets	$3,012,275	$2,150,885	$1,364,980		$3,703,308		$10,231,448

LIABILITIES AND EQUITY
Current liabilities
Short-term debt	$—	$—	$—		$895,000	7(L)	$895,000
Long-term debt, current maturities	—	13,313	2,874	7(G)	(16,187)	7(O)	—
Accounts payable	120,611	52,748	(269)	7(C)	—		173,090
Accrued payroll and related benefits	90,684	47,360	—		—		138,044
Other accrued liabilities	91,129	75,600	—		(2,995)	7(Q)	163,735
Income taxes payable	6,989	16,836	—		—		23,825
Total current liabilities	309,413	205,858	2,605		875,818		1,393,695
Long-term debt, excluding current maturities	936,704	903,031	9,157	7(G)	3,915,000	7(L)	4,707,805
			—		(912,188)	7(O)
			—		(143,899)	7(N)
Pension benefit obligations and other liabilities	36,118	43,908	—		(35,233)	7(S)	44,793
Deferred tax liabilities and other noncurrent tax liabilities	66,774	95,623	482,095	7(H)	3,809	7(R)	648,301
Long-term lease liabilities	52,486	23,528	—		—		76,014
Equity:
Common stock	1,357	40	89	7(J)	—		1,486
Treasury stock	(7,112)	(610,731)	610,731	7(J)	—		(7,112)
Additional paid-in capital	866,716	1,052,869	745,611	7(J)	—		2,665,196
Retained earnings	788,830	431,968	(480,517)	7(J)	—		740,281
Accumulated other comprehensive loss	(39,011)	4,791	(4,791)	7(J)	—		(39,011)
Total equity	1,610,780	878,937	871,123		—		3,360,840
Total liabilities and equity	$3,012,275	$2,150,885	$1,364,980		$3,703,308		$10,231,448

Unaudited Pro Forma Condensed Combined Statement of Operations
(for the year ended December 31, 2020) (Amoounts in thousands, except per share data)
	Historical
	Entegris	CMC as Reclassified	Transaction Accounting Adjustments	Notes	Other Transaction Accounting Adjustments	Notes	Pro Forma Combined
		Note 4
Net sales	$1,859,313	$1,120,990	$(6,193)	8(A)	$—		$2,974,110
Cost of sales	1,009,591	638,167	11,804	8(B)	—		1,702,455
			48,840	8(C)	—
			(6,193)	8(A)	—
			246	8(K)	—
Gross profit	849,722	482,823	(60,890)		—		1,271,655
Selling, general and administrative expenses	265,128	147,604	2,670	8(B)	—		473,116
			54,500	8(E)	—
			3,214	8(K)	—
Engineering, research and development expenses	136,057	51,928	1,309	8(B)	—		189,691
			397	8(K)	—
Amortization of intangible assets	53,092	70,948	88,718	8(D)	—		212,758
Asset impairment charges	—	9,661	—		—		9,661
Operating income (loss)	395,445	202,682	(211,698)		—		386,429
Interest expense	48,600	40,198	—		215,380	8(G)	273,078
			—		(40,198)	8(H)
			—		(3,045)	8(I)
			—		12,143	8(J)
Interest income	(786)	(378)	—		—		(1,164)
Other (income) expense, net	(6,656)	(131)	—		—		(6,787)
Income before income taxes	354,287	162,993	(211,698)		(184,280)		121,303
Income tax expense	59,318	27,184	(47,632)	8(F)	(41,463)	8(F)	(2,593)
Net income (loss)	$294,969	$135,809	$(164,066)		$(142,817)		$123,896
Per common share data (Note 9):
Earnings per share
Basic net income per common share	$2.19	$4.66					$0.84
Diluted net income per common share	$2.16	$4.61					$0.82

Weighted average shares outstanding
Basic	134,837	29,122					147,729
Diluted	136,266	29,484					150,538

Unaudited Pro Forma Condensed Combined Statement of Operations
(for the nine months ended October 2, 2021) (Amounts in thousands, except per share data)
	Historical
	Entegris	CMC as Reclassified	Transaction Accounting Adjustments	Notes	Other Transaction Accounting Adjustments	Notes	Pro Forma Combined
		Note 4
Net sales	$1,663,689	$911,968	$(7,547)	8(A)	$—		$2,568,110
Cost of sales	899,115	536,703	8,748	8(B)	—		1,437,077
			(7,547)	8(A)	—
			58	8(K)	—
Gross profit	764,574	375,265	(8,806)		—		1,131,033
Selling, general and administrative expenses	215,042	122,730	2,245	8(B)	—		340,768
			751	8(K)	—
Engineering, research and development expenses	121,692	41,767	844	8(B)	—		164,396
			93	8(K)	—
Amortization of intangible assets	35,616	50,236	69,514	8(D)	—		155,366
Asset impairment charges	—	223,045	—		—		223,045
Operating income (loss)	392,224	(62,513)	(82,253)		—		247,458
Interest expense	31,744	28,810	—		161,535	8(G)	200,102
			—		(28,810)	8(H)
			—		(2,284)	8(I)
			—		9,107	8(J)
Interest income	(181)	(35)	—		—		(216)
Other (income) expense, net	29,807	2,582	—		—		32,389
Income before income taxes	330,854	(93,870)	(82,253)		(139,549)		15,183
Income tax expense	39,947	6,237	(18,507)	8(F)	(31,398)	8(F)	(3,721)
Net income (loss)	$290,907	$(100,107)	$(63,746)		$(108,151)		$18,904
Per common share data (Note 9):
Earnings per share
Basic earnings per common share	$2.15	$(3.44)					$0.13
Diluted earnings per common share	$2.13	$(3.44)					$0.13

Weighted average shares outstanding
Basic	135,383	29,126					148,275
Diluted	136,556	29,126					150,828

1. Description of the Merger
On December 15, 2021, Entegris and CMC entered into a definitive merger agreement under which CMC will merge with and into Entegris, with Entegris surviving and continuing as the surviving corporation and CMC stockholders receiving a cash consideration of $133.00 per share and 0.4506 shares of Company common stock for each existing CMC share.
The Merger is subject to approval by CMC stockholders and the satisfaction of customary closing conditions and regulatory approvals. Entegris and CMC expect to complete the Merger in the second half of 2022.
2. Description of the Debt Financing
In connection with the merger agreement, on December 31, 2021, Entegris entered into an amended and restated commitment letter, which amended and restated the commitment letter, dated as of December 14, 2021, such commitment letter as amended and restated is referred to as the commitment letter, with Morgan Stanley Senior Funding, Inc. and certain other financial institutions party thereto, which are referred to collectively as the financing sources. Pursuant to the commitment letter, the financing sources (a) committed to provide to Entegris (i)  a senior secured first lien term loan B facility in an aggregate principal amount of up to $4,000,000, which is referred to as the term facility and (ii) a senior unsecured bridge term loan facility in an aggregate principal amount of up to $895,000, which is referred to as the bridge facility and, together with the term facility, the facilities and (b) to the extent that such financing sources are revolving lenders under Entegris’ existing credit agreement, (i) consented to the merger and certain amendments to the terms of Entegris’ revolving credit facility and (ii) committed to provide to Entegris, additional revolving credit commitments in an aggregate principal amount of $175,000. The aggregate loan facilities have a weighted average interest rate of 4.4% which is subject to market fluctuations until such time as the loan facilities are in put in place. In addition, the senior secured first lien term loan B facility is expected to have a have seven-year term to maturity. Commitments under the bridge facility will be reduced by, among other things, the aggregate gross cash proceeds in excess of $300,000 resulting from any issuance or sale by Entegris of (x) senior unsecured notes pursuant to a public offering or a Rule 144A offering or other private placement or certain other debt securities or indebtedness for borrowed money, which are collectively referred to as the notes, and (y) equity securities (including common stock and any securities convertible or exchangeable into or exercisable for equity securities or other equity-linked securities) of Entegris.
The proceeds of the facilities will be used to (a) finance a portion of the cash consideration for the merger, (b) pay the fees and expenses related to the merger and the facilities, (c) refinance certain existing indebtedness of CMC and Entegris and (d) in the case of the term facility, finance working capital and general corporate purposes of Entegris. The commitments under the commitment letter are subject to customary closing conditions.
Entegris expects to replace some or all of the bridge facility prior to the completion of the Merger with permanent financing. There can be no assurance that the permanent financing will be obtained prior to the completion of the Merger and the terms of the expected permanent financing are uncertain at this time.
3. Basis of Presentation
The accompanying pro forma financial statements were prepared using the acquisition method of accounting in accordance with Accounting Standards Codification 805, “Business Combinations” (“ASC 805”) and are based on the annual audited and unaudited interim historical financial information of Entegris, and annual audited and unaudited interim historical financial information of CMC.
U.S. GAAP requires that one of the two companies in the Merger be designated as the acquirer for accounting purposes based on the evidence available. In identifying Entegris as the acquiring entity for accounting purposes, the companies took into account the voting rights of all equity instruments, the intended corporate governance structure of the combined company, and the size of each of the companies. In assessing the size of each of the companies, the companies evaluated various metrics, including, but not limited to: assets, revenue, operating income, EBITDA, adjusted EBITDA, market capitalization and enterprise value. No single factor was the sole determinant in the overall conclusion that Entegris is the acquirer for accounting purposes; rather, all factors were considered in arriving at the conclusion. Under ASC 805, Entegris, as the accounting acquirer, will account for the Merger by using Entegris’ historical information and accounting policies and adding the assets and liabilities of CMC as of the closing date at their respective fair values with limited exceptions.
The acquisition method of accounting uses the fair value concepts defined in ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”). Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances. The allocation of the estimated consideration is preliminary, pending finalization of various estimates and analyses. Since these pro forma financial statements have been prepared based on preliminary estimates of consideration and fair values attributable to the Merger, the actual amounts eventually recorded for the Merger, including Goodwill, may differ materially from the information presented.
The initial allocation of the preliminary consideration in these pro forma financial statements is based upon an estimated preliminary consideration of approximately $5,619,767, inclusive of approximately $125,019 related to CMC equity-based awards. This amount is based on the common shares that Entegris would expect to issue to holders of CMC common stock in connection with the Merger, the number of shares of CMC common stock outstanding as of September 30, 2021, and the CMC exchange ratio of 0.4506 provided in the Merger agreement. The preliminary consideration has been prepared based on the share price of Entegris common stock on January 10, 2022 (the latest practicable date prior to the date of this document), equal to $133.91 per share. The actual number of shares of Entegris common stock issued to holders of CMC common stock will be determined by the actual number of CMC shares issued and outstanding immediately prior to the effective time. The Merger agreement does not contain any provision that would adjust the exchange ratio based on the fluctuations in the market value of either the Entegris common stock or CMC common stock. As a result, the implied value of the Merger consideration to the Entegris stockholders and CMC stockholders will fluctuate between now and the closing date of the Merger.
Under ASC 805, acquisition-related transaction costs are not included as a component of consideration transferred but are accounted for as expenses in the period in which the costs are incurred. Total Entegris combination related transaction costs in connection with the Merger are estimated to be approximately $54,500. These anticipated combination related transaction costs are reflected in the unaudited pro forma condensed combined balance sheet as a reduction to cash and retained earnings for transaction costs incurred by Entegris. No combination related transaction costs in connection with the Merger were incurred by either Entegris or CMC during the periods presented in the pro forma financial statements.
Further, the pro forma financial statements do not reflect the following items:
•	Restructuring or integration activities that have yet to be determined or other transaction costs;
•	The impact of possible cost or growth synergies expected to be achieved by the combined company, as no assurance can be made that such cost or growth synergies will be achieved.
The Company’s fiscal year ends on December 31, whereas CMC’s fiscal year ends on September 30. Due to this difference in year end, for the purpose of the unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2020 the CMC financial results for the twelve months ended December 31, 2020 have been calculated by adding its financial results for the three months ended December 31, 2020 to its financial results for the twelve months ended September 30, 2020 and subtracting its financial results for the three months ended December 31, 2019. The unaudited pro forma condensed combined statement of operations, which we refer to as the pro forma statement of operations, for the twelve months ended December 31, 2020 combines the Entegris audited consolidated statement of operations for the year ended December 31, 2020 and the CMC financial results for the twelve months ended December 31, 2020. This gives effect to the Merger as if it had been consummated on January 1, 2020. For the purpose of the unaudited pro forma condensed combined statements of operations for the nine months ended October 2, 2021 the CMC financial results for the nine months ended September 30, 2021 have been calculated by subtracting its financial results for the three months ended December 31, 2020 from its financial results for the twelve months ended September 30, 2021. The unaudited pro forma condensed combined statement of operations, which we refer to as the pro forma statement of operations, for the nine months ended October 2, 2021 combines the Entegris unaudited consolidated statement of operations for the nine-month period ended October 2, 2021 and the CMC financial results for the nine months ended September 30, 2021. This gives effect to the Merger as if it had been consummated on January 1, 2020.
Entegris’ fiscal year ends on December 31 and CMC’s fiscal year ends on September 30. In order to prepare the unaudited condensed combined pro forma statement of operations for the year ended December 31, 2020 and for the nine months ended October 2, 2021, CMC’s operating results were derived from CMC’s historical audited consolidated statement of income for the year ended September 30, 2020 and September 30, 2021, CMC’s historical unaudited consolidated statement of income for the three month periods ended December 31, 2019 and December 31, 2020.
(Amounts in thousands)	Three months ended December 31, 2019	Twelve months ended September 30, 2020	Three months ended December 31, 2020	Twelve months ended December 31, 2020
Income statement data	A	B	C	Note 4 D = B+C-A
Revenues:
Revenues	$283,143	$1,116,270	$287,863	$1,120,990
Cost of sales	154,461	627,669	164,959	638,167
Gross profit	128,682	488,601	122,904	482,823
Selling, general and administrative	54,439	217,071	55,920	218,552
Research, development and technical	12,811	52,311	12,428	51,928
Asset impairment charges	—	2,314	7,347	9,661
Operating income	61,432	216,905	47,209	202,682
Interest expense	11,920	42,510	9,608	40,198
Interest income	(315)	(670)	(23)	(378)
Other (income) expense, net	397	1,718	(1,452)	(131)
Income before income taxes	49,430	173,347	39,076	162,993
Provision for income taxes	10,881	30,519	7,546	27,184
Net Income (loss)	$38,549	$142,828	$31,530	$135,809
(Amounts in thousands)	Three months ended December 31, 2020	Twelve months ended September 30, 2021	Nine months ended September 30, 2021
Income statement data	A	B	Note 4 C = B - A
Revenues:
Revenues	$287,863	$1,199,831	$911,968
Cost of sales	164,959	701,662	536,703
Gross profit	122,904	498,169	375,265
Selling, general and administrative	55,920	228,886	172,966
Research, development and technical	12,428	54,195	41,767
Asset impairment charges	7,347	230,392	223,045
Operating income	47,209	(15,304)	(62,513)
Interest expense	9,608	38,360	28,752
Interest income	(23)	—	23
Other (income) expense, net	(1,452)	1,130	2,582
Income before income taxes	39,076	(54,794)	(93,870)
Provision for income taxes	7,546	13,783	6,237
Net Income (loss)	$31,530	$(68,577)	$(100,107)
Accounting policies
The pro forma financial statements do not assume any differences in accounting policies as Entegris is not aware of any differences that would have a material impact on the pro forma financial statements. Further review of CMC’s detailed accounting policies following the consummation of the combination may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the financial statements of the combined company. Certain reclassifications have been made to the historical financial statements of CMC’s to conform to Entegris’ presentation, which are discussed in more detail in Note 4.

4. Reclassifications
Certain reclassification adjustments have been made to the historical presentation of CMC financial information in order to conform to Entegris historical financial statements. In order to prepare the pro forma financial statements, Entegris performed a preliminary review of CMC’s accounting policies to identify significant differences.
CMC Unaudited Reclassified Condensed Balance Sheet (as of September 30, 2021) (Amounts in thousands)
	CMC Before Reclassification	Reclassification	Notes	CMC as Reclassified
ASSETS
Current assets:
Cash and cash equivalents	$185,979	$—		$185,979
Trade accounts and notes receivable, net	150,099	—		150,099
Inventories, net	173,464	—		173,464
Deferred tax charges and refundable income taxes	—	3,543	(A)	3,543
Other current assets	25,439	(3,543)	(A)	21,896
Total current assets	534,981	—		534,981
Property, plant and equipment, net	354,771	—		354,771
Other assets:
Right-of-use assets	—	29,302	(B)	29,302
Goodwill	576,902	—		576,902
Intangible assets, net	625,434	—		625,434
Deferred tax assets and other noncurrent tax assets	6,813	—		6,813
Other noncurrent assets	51,984	(29,302)	(B)	22,682
Total assets	2,150,885	—		2,150,885
LIABILITIES AND EQUITY
Current liabilities
Long-term debt, current maturities	$13,313	$—		$13,313
Accounts payable	52,748	—		52,748
Accrued expenses, income taxes payable and other current liabilities	139,797	(139,797)	(C)	—
Accrued payroll and related benefits	—	47,360	(C)	47,360
Other accrued liabilities	—	75,600	(C)	75,600
Income taxes payable	—	16,836	(C)	16,836
Total current liabilities	205,858	—		205,858
Long-term debt, excluding current maturities	903,031	—		903,031
Pension benefit obligations and other liabilities	—	43,908	(E)	43,908
Deferred tax liabilities and other noncurrent tax liabilities	74,930	20,693	(F)	95,623
Other long-term liabilities	88,129	(88,129)	(D), (E), (F)	—
Long-term lease liabilities	—	23,528	(D)	23,528
Equity:
Common stock	40	—		40
Treasury stock	(610,731)	—		(610,731)
Additional paid-in capital	1,052,869	—		1,052,869
Retained earnings	431,968	—		431,968
Accumulated other comprehensive loss	4,791	—		4,791
Total equity	878,937	—		878,937
Total liabilities and equity	$2,150,885	$—		$2,150,885
(A)	Reclassification from “Other current assets” to “Deferred tax charges and refundable income taxes”
(B)	Reclassification from “Other noncurrent assets” to “Right-of-use assets”
(C)	Reclassification of “Accrued expenses, income taxes payable and other current liabilities” to “Accrued payroll and related benefits,” “Other accrued liabilities,” and “Income taxes payable”
(D)	Reclassification from “Other long-term liabilities” to “Long-term lease liabilities”
(E)	Reclassification from “Other long-term liabilities” to “Pension benefit obligations and other liabilities”
(F)	Reclassification from “Other long-term liabilities” to “Deferred tax liabilities and other noncurrent tax liabilities”

CMC Unaudited Reclassified Condensed Statement of Operations (for the year ended December 31, 2020)
(Amounts in thousands)	CMC Before Reclassification	Reclassifications	Notes	CMC as Reclassified
	Note 3

Net sales	$1,120,990	$—		$1,120,990
Cost of sales	638,167	—		638,167
Gross profit	482,823	—		482,823
Selling, general and administrative expenses	218,552	(70,948)	(A)	147,604
Engineering, research and development expenses	51,928	—		51,928
Amortization of intangible assets	—	70,948	(A)	70,948
Asset impairment charges	9,661	—		9,661
Operating income (loss)	202,682	—		202,682
Interest expense	40,198	—		40,198
Interest income	(378)	—		(378)
Other (income) expense, net	(131)	—		(131)
Income before income taxes	162,993	—		162,993
Income tax expense	27,184	—		27,184
Net income (loss)	$135,809	$—		$135,809
(A)	Reclassification from “Selling, general and administrative expenses” to “Amortization of intangible assets”
CMC Unaudited Reclassified Condensed Statement of Operations
(for the nine months ended September 30, 2021)
(Amounts in thousands)	CMC Before Reclassification	Reclassifications	Notes	CMC as Reclassified
	Note 3

Net sales	$911,968	$—		$911,968
Cost of sales	536,703	—		536,703
Gross profit	375,265	—		375,265
Selling, general and administrative expenses	172,966	(50,236)	(A)	122,730
Engineering, research and development expenses	41,767	—		41,767
Amortization of intangible assets	—	50,236	(A)	50,236
Asset impairment charges	223,045	—		223,045
Operating income (loss)	(62,513)	—		(62,513)
Interest expense	28,752	58	(B)	28,810
Interest income	23	(58)	(B)	(35)
Other (income) expense, net	2,582	—		2,582
Income before income taxes	(93,870)	—		(93,870)
Income tax expense	6,237	—		6,237
Net income (loss)	$(100,107)	$—		$(100,107)
(A)	Reclassification from “Selling, general and administrative expenses” to “Amortization of intangible assets”
(B)	Reclassification from “Interest expense” to “Interest income”

5. Preliminary Consideration
The preliminary consideration is calculated as follows (Amounts in thousands, except share and per share data):
CMC diluted shares outstanding as of January 10, 2022	28,610,214
Cash consideration per share	$133.00
Cash consideration (value)	$3,805,158
CMC diluted shares outstanding as of January 10, 2022	28,610,214
Entegris exchange ratio	0.4506
Entegris common shares issued in exchange	12,891,762
Entegris closing share price as of January 10, 2022	$133.91
Estimated stock consideration to be transferred	$1,726,336
Fair value of Entegris options issued in exchange for CMC options	$83,001
Fair value of Entegris RSU’s issued in exchange for CMC PSU’s	$5,272
Estimate of equity consideration expected to be transferred	$1,814,609
Estimate of cash and stock consideration expected to be transferred	$5,619,767
The preliminary value of the consideration does not purport to represent the actual value of the total consideration that will be received by the CMC stockholders when the Merger is completed. In accordance with U.S. GAAP, the fair value of the equity securities comprising the consideration will be measured on the closing date of the Merger at the then-current market price per share of Entegris common stock. This requirement will likely result in a difference from the $133.91 per share on January 10, 2022, assumed in the calculation, and that difference may be material. For example, an increase or decrease of 15% in the price of Entegris’ common stock on the closing date of the Merger from the price of Entegris common stock assumed in these pro forma financial statements would change the value of the preliminary consideration by approximately $347,223, which would be reflected as a corresponding increase or decrease to Goodwill. Based on historical volatility, a 15% change in Entegris common share price is reasonably possible during the period between the date of this proxy statement/prospectus and the expected closing date of the Merger as prices have fluctuated from $111.63 to $154.75 for the last 6 month period. Refer also to note 7(J) for further details of the new equity structure.
The preliminary estimate of the fair value of share-based compensation awards relates to certain CMC options that will be replaced with Entegris options ($83,001) and CMC performance-based restricted share unit awards. The CMC performance based restricted share unit awards will be replaced with Entegris time vested restricted share unit awards with continued time-based vesting schedule resulting in an estimated $5,272 allocated pre-combination expense, treated as part of total consideration, with the remaining $11,767 being recognized in post combination periods. Our preliminary estimates of fair value are based upon preliminary assumptions that are subject to further refinement as additional information is obtained. Other CMC equity employee awards made prior to December 14, 2021 or to non-employee Directors will receive the merger consideration.
6. Fair Value Estimate of Assets to be Acquired and Liabilities to be Assumed
The table below represents an initial allocation of the preliminary consideration to CMC’s tangible and intangible assets acquired and liabilities assumed based on management’s preliminary estimate of their respective fair values as of September 30, 2021:
(Amounts in thousands)	CMC as Reclassified	Fair Value Adjustment	Fair Value	Goodwill Calculation	Notes
Total value to allocate				$5,619,767
Inventories, net	$173,464	$48,840	$222,304		7(D)
Property, plant and equipment, net	354,771	126,271	481,042		7(E)
Intangible assets, net	625,434	1,979,566	2,605,000		7(F)
All other assets (excluding goodwill)	375,028	—	375,028
Total assets	$1,528,697	$2,154,677	$3,683,374

(Amounts in thousands)	CMC as Reclassified	Fair Value Adjustment	Fair Value	Goodwill Calculation	Notes
Long-term debt, current maturities	$13,313	$2,874	$16,187		7(G)
Long-term debt, excluding current maturities	903,031	9,157	912,188		7(G)
Deferred tax liabilities and other noncurrent tax liabilities	95,623	482,095	577,718		7(H)
All other liabilities	259,981	—	259,981
Total liabilities	$1,271,948	$494,126	$1,766,074

Fair value of net assets (excluding goodwill)				$1,917,300

Entegris goodwill attibutable to CMC				$3,702,468	7(I)
7. Adjustments to Pro Forma Balance Sheet
Explanations of the adjustments to the pro forma balance sheet are as follows:
(A)
Represents the cash proceeds paid for the cash consideration of the acquisition and one-time transaction-related costs to be incurred prior to, or concurrent with, the closing of the merger including bank fees. Acquisition-related transaction costs, such as investment banker, advisory, legal, and other professional fees are not included as a component of consideration transferred but are expensed as incurred. See also note 7(J) for the impact to retained earnings.

(Amounts in thousands)	October 2, 2021
Cash component of Merger consideration (Note 5)	$(3,805,158)
Cash paid for Entegris and CMC combined transaction fees and expenses	(105,175)
Total pro forma adjustment to Cash and cash equivalents	$(3,910,333)
(B)	Represents the cash reduction related to the equity issuance costs.
(C)	Represents the elimination of $269 between accounts receivable and accounts payable resulting from transactions between Entegris and CMC which would be eliminated upon consolidation.
(D)
Represents the preliminary fair value of inventories, which considers replacement cost for materials and net realizable value for work-in-process and finished goods. Refer to note 8(C) for further details.

(E)
Represents the preliminary fair value and resulting adjustment to net property, plant and equipment. The preliminary amounts assigned to net property, plant and equipment and estimated weighted average useful lives are as follows:

(Amounts in thousands)	Preliminary Fair Value	Estimated Weighted Average Useful Life (in years)
Property, Plant and Equipment	$437,500	8
Construction in progress	43,542	15
Total fair value of CMC’s property, plant and equipment, net	$481,042
Less: CMC’s historical property, plant and equipment, net	354,771
Pro forma adjustment	$126,271
(F)
Represents the adjustment of historical and newly created intangible assets acquired by the Company to their estimated fair values (other than Goodwill). As part of the preliminary valuation analysis, the Company identified intangible assets, including technology, trade names, and customer relationships. The fair value of identifiable intangible assets is determined considering market research and a limited valuation analysis of the intangible assets. Since all information required to perform a detailed valuation analysis of

CMC’s intangible assets could not be obtained as of the date of this filing, for purposes of these unaudited pro forma condensed combined financial statements, the Company used certain assumptions based upon publicly available transaction data for the industry. The following table summarizes the estimated fair values of CMC’s identifiable intangible assets and their estimated useful lives and uses a straight-line method of amortization:
(Amounts in thousands)	Preliminary Fair Value	Estimated Weighted Average Useful Life (in years)
Customer relationships	$1,860,000	20
Developed Technology	510,000	10
Trademark / Trade Name	235,000	15
Total fair value of CMC’s intangible assets (other than Goodwill)	$2,605,000
Less: CMC historical other intangible assets	625,434
Pro forma adjustment	$1,979,566
(G)	Represents the adjustment to eliminate deferred financing costs.
(H)
Represents the preliminary adjustment to deferred tax liabilities primarily associated with the one-time deductible transaction and fair value adjustments for property, plant, and equipment, inventories, and other intangible assets excluding goodwill, using a blended statutory tax rate of 22.5%.

(I)
Represents the excess of the preliminary consideration over the preliminary fair value of the assets acquired and liabilities assumed. Goodwill will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment. Goodwill is attributable to planned growth in new markets and synergies expected to be achieved from the combined operations of Entegris and CMC. Goodwill is not expected to be deductible for income tax purposes.

(J)	The following table summarizes the transaction accounting adjustments impacting equity:
(Amounts in thousands)	Adjustments to Historical Equity	New Equity Structure	Other Items	Transaction Accounting Adjustments
Common stock	$(40)	$129	$—	$89
Treasury stock	610,731	—	—	610,731
Additional paid-in capital	(1,052,869)	1,798,480	—	745,611
Retained earnings	(431,968)	—	(48,549)	(480,517)
Accumulated other comprehensive loss	(4,791)	—	—	(4,791)
Total equity	$(878,937)	$1,798,609	$(48,549)	$871,123
Adjustments to Historical Equity: Represents the elimination of CMC’s historical equity.
New Equity Structure: Represents the allocation of the preliminary stock consideration of $1,798,609 to common stock at the Corporation par value of $.01 ($129) and additional paid-in-capital ($1,814,480) based on the price as of January 10, 2022, net of $16,000 of equity issuance costs.
Other Items: Represents the impact of the nonrecurring transaction costs, net of applicable taxes, to retained earnings, which is discussed within 7(A).
(K)	Represents the cash proceeds of $4,895,000 from the debt financing funding of the merger consideration from the facilities (see note 2 for further details).
(L)
Represents the debt financing obligation incurred totaling $4,895,000 from the facilities (see note 2 for further details), net of applicable debt issuance costs of $85,000. For illustrative purposes of presenting the pro forma financial statements, we have not bifurcated debt issuance costs between Long-term, current maturities and Short-term debt. Instead, we have included the full $85,000 of debt issuance costs within Long-term debt, excluding current maturities.

(M)
Represents the cash outflow for the payment of Entegris and CMC debt that was extinguished and refinanced, net of applicable debt issuance costs, as well as the extinguished outstanding interest rate swaps noted within note 7(Q) and 7(S), respectively.

Repayment of CMC’s outstanding debt not assumed
(Amounts in thousands)	October 2, 2021
Cash settlement of interest rate swap asset related to CMC’s debt	$12,335
Extinguishment of CMC’s long term debt, current maturities	(16,187)
Cash settlement of interest rate swap liability related to CMC’s debt	(2,995)
Extinguishment of CMC’s long-term debt, excluding current maturities	(912,188)
Partial extinguishment of Entegris debt	(143,899)
Cash settlement of CMC’s terminated swap	(35,233)
Cash payment of new debt issuance costs	(85,000)
Cash outflow for pay down for extinguishment of Entegris and CMC debt and refinancing	$(1,183,166)
(N)	Represents the paydown of $145,000 of Entegris debt associated with the refinancing arrangement, net of applicable debt issuance costs of $1,101.
(O)	Represents the elimination of CMC outstanding debt of $928,375, inclusive of unamortized deferred financing fees, associated with the refinancing arrangement of $12,031.
(P)
Represents the expected tax benefit of the anticipated CMC transaction costs to be incurred prior to, or concurrent with, the closing of the merger including bank fees, legal fees or other transaction expenses that are treated as a reduction in goodwill.

(Q)	Represents the elimination of CMC outstanding interest rate swaps associated with the extinguished and refinanced CMC debt as outlined in note 7(O).
(R)
Represents the reclassification of the CMC deferred tax asset of $3,809 from Deferred tax liabilities and other noncurrent tax liabilities to Deferred tax charges and refundable income taxes. Upon the extinguishment of the existing CMC debt and interest rate swaps, any associated deferred tax assets/liabilities will become current income taxes receivable/payable.

(S)
Represents the elimination of the outstanding terminated CMC interest rate swap. During the last quarter of 2020, CMC entered into a new interest rate swap agreement and the existing interest rate swap was terminated and the hedging relationship was de-designated.

(T)
Represents the estimated cash outflow to fund a rabbi trust (recorded within other current assets) which is required immediately prior to a change in control in which CMC or its successor must establish to fully fund the expected severance benefits due under the applicable change in control agreements. Our estimate of funding for the rabbi trust is based upon preliminary assumptions that are subject to further refinement as additional information is obtained.

8. Adjustments to Pro Forma Statement of Operations
Explanations of the adjustments to the pro forma statement of operations are as follows:
(A)	Transactions between Entegris and CMC have been eliminated as if Entegris and CMC were consolidated affiliates for the periods presented.
(B)
Represents the preliminary pro forma adjustment to recognize changes to straight-line depreciation expense resulting from the fair value adjustments to acquired property, plant, and equipment. The preliminary fair value of the property, plant and equipment may not represent the actual value of the PP&E when the Merger is completed resulting in a potential difference in straight-line depreciation expense, and that difference may be material. For example, an increase or decrease of 15% in the fair value of property, plant and equipment on the closing date of the Merger from the fair value of property, plant and equipment assumed in these pro forma financial statements would change the value of the property, plant and equipment by approximately $72,156, which would be reflected as a corresponding increase or decrease to straight-line depreciation expense of $9,020 assuming a useful life of 8 years.
(C)
Represents the additional cost of goods sold recognized in connection with the step-up of inventory valuation. Entegris will recognize the increased value of inventory in cost of sales as the inventory is sold, which for purposes of these pro forma financial statements is assumed to occur within the first year after the merger. Refer to note 7(D) for additional details.

(D)
Represents estimated incremental straight-line amortization expense resulting from the allocation of purchase consideration to definite-lived intangible assets subject to amortization. An increase or decrease of 15% in the fair value of intangible assets on the closing date of the Merger from the fair value of intangible assets assumed in these pro forma financial statements would change the value of the intangible assets approximately by $390,750, which would be reflected as a corresponding increase or decrease to straight-line amortization expense of $26,050 assuming an average useful life of 15 years.

(E)
Represents one-time transaction-related costs anticipated to be incurred prior to, or concurrent with, the closing of the merger including bank fees, legal fees, consulting fees, and other transaction expenses. These costs will not affect the Company’s statement of income beyond twelve months from the acquisition date.

(F)
Represents the income tax effect of the transaction accounting adjustments related to the merger calculated using a blended statutory income tax rate of 22.5%. The effective tax rate of the combined company could be significantly different depending on the mix of actual earnings in foreign jurisdictions for periods subsequent to completion of the merger.

(G)
Represents the estimated interest expense on the new debt raised to fund in part the consideration paid to effect the merger assuming a weighted average interest rate of 4.4% which is subject to market fluctuations until such time as the loan facilities are in put in place (refer also to note 2 for further details). From a sensitivity analysis perspective, an increase or decrease of 12.5 basis points in anticipated interest rates would result in an increase or decrease of $269 and $202 in interest expense for the year ended December 31, 2020 and nine-months ended September 30, 2021 which may not have a material impact on pro forma interest expense.

(H)	Represents the elimination of interest expense associated with the extinguished CMC debt outstanding.
(I)	Represents the elimination of interest expense associated with the partial payment of Entegris debt outstanding.
(J)
Represents the amortization of deferred financing costs associated with the aggregate new debt facilities (refer also to note 2 for further details). For illustrative purposes of presenting the pro forma financial statements, we have allocated all of the deferred financing costs to the senior secured first lien term B facility which has an expected seven-year term.

(K)
Represents the incremental differences in stock-based compensation for replaced equity awards. Subject to the terms of the merger agreement, unvested CMC performance-based restricted share unit awards will be replaced and converted into Entegris time vested restricted share unit awards. Our estimates are based upon preliminary assumptions that are subject to further refinement as additional information is obtained.

9. Entegris Earnings Per Share Information
The following table shows our calculation of pro forma combined basic and diluted earnings per share for the year ended December 31, 2020 and the nine months ended October 2, 2021:
(Amounts in thousands, except per share data)	Year Ended December 31, 2020	Nine-months ended October 2, 2021
Net income attributable to Entegris common stock	$123,896	$18,904

Basic weighted average Entegris shares outstanding	134,837	135,383
CMC shares converted to Entegris shares[1]	12,892	12,892
Pro forma basic weighted average shares outstanding	147,729	148,275

(Amounts in thousands, except per share data)	Year Ended December 31, 2020	Nine-months ended October 2, 2021
Dilutive effect of securities:
Weighted common shares assumed upon exercise of Entegris options and vesting of Entegris restricted stock units	1,429	1,173
Entegris options issued in consideration for CMC options	1,251	1,251
Entegris RSU’s issued in exchange for CMC PSU’s	129	129
Pro forma diluted weighted average shares outstanding	150,538	150,828

Pro forma basic earnings per share	$0.84	$0.13
Pro forma diluted earnings per share	$0.82	$0.13
(1)
Represents the estimated number of shares of Entegris common stock to be issued to CMC stockholders based on the number of shares of CMC common stock outstanding as of January 10, 2022 (28,610 CMC shares outstanding - see Footnote 5) and after giving effect to the exchange ratio of 0.4506 as determined in the merger agreement. This amount is inclusive of 86 shares of prior CMC equity-based awards that were fully vested and converted to merger consideration.

INTERESTS OF CMC’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER
CMC’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of CMC stockholders generally. The CMC board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger, in approving the merger agreement and the merger and in recommending to CMC stockholders that they vote to approve the merger agreement proposal, the compensation proposal and the adjournment proposal. For more information, see the sections entitled “The Merger—Background of the Merger” beginning on page 48 and “The Merger—Recommendation of the CMC Board of Directors; CMC’s Reasons for the Merger” beginning on page 54. Such interests are described in more detail below.
Treatment of CMC Equity Awards
The CMC equity awards held by CMC’s non-employee directors and executive officers immediately prior to the effective time will be adjusted to reflect the merger in the same manner as those CMC equity awards held by other employees generally, except that the awards held by CMC’s non-employee directors will fully vest at the effective time. At the effective time, outstanding CMC equity awards held by CMC’s directors and executive officers will be treated as follows:
•
Stock Options. Each outstanding stock option will vest in full and be assumed and converted automatically into an option to purchase, on the same terms and conditions as were applicable to such stock option immediately prior to the effective time, the number of shares of Entegris common stock (rounded down to the nearest whole number of shares of Entegris common stock) determined by multiplying the number of shares of CMC common stock subject to the stock option immediately prior to the effective time by the equity award exchange ratio. The equity award exchange ratio is the sum of (i) the exchange ratio and (ii) the quotient (rounded to the fourth decimal place) of (x) the cash consideration divided by (y) the Entegris trading price.

•
Restricted Shares. Each outstanding restricted share will vest in full, become free of any transferability restrictions and be cancelled and converted into the right to receive the merger consideration, and all dividends, if any, accrued but unpaid as of the effective time with respect to such restricted share will vest and be paid in cash.

•
Restricted Stock Units. (i) Each outstanding RSU award that was granted prior to the date of the merger agreement or to a non-employee member of the CMC board of directors will vest in full and be cancelled and converted into the right to receive the merger consideration (with any accrued but unpaid dividend equivalents paid in cash) and (ii) each other RSU award not described in clause (i) will be assumed and converted into a restricted stock unit award, with the same terms and conditions as were applicable to such RSU award immediately prior to the effective time, relating to the number of shares of Entegris common stock equal to the number of shares of CMC common stock subject to such RSU award immediately prior to the effective time multiplied by the equity award exchange ratio (with any accrued but unpaid dividend equivalents to be assumed and become an obligation in connection with the converted restricted stock unit award).

•
Deferred Stock Units. Each DSU award will vest in full, become non-forfeitable and be cancelled and converted into the right to receive the merger consideration (with any accrued but unpaid dividend equivalents paid in cash).

•
Performance Stock Units. Each PSU award will be assumed and converted into a time-based restricted stock unit award, with the same terms and conditions as were applicable to such PSU award immediately prior to the effective time (except that the performance-based vesting conditions applicable to such PSU award immediately prior to the effective time will not apply from and after the effective time), relating to the number of shares of Entegris common stock equal to the number of shares of CMC common stock subject to such PSU award based on the achievement of the applicable performance metrics at target level of performance multiplied by the equity award exchange ratio (with any accrued but unpaid dividend equivalents to be assumed and become an obligation in connection with the converted time-based restricted stock unit award).

As of January 21, 2022, no CMC director or executive officer held any unvested cash-settled phantom stock unit awards that would become vested at the effective time.

For an estimate of the amounts that would be realized by each of CMC’s named executive officers upon a termination without “cause” or for “good reason” (each as defined in the applicable award agreement) at the effective time in respect of their unvested CMC equity awards that are outstanding on January 21, 2022, see the section entitled “—Quantification of Potential Payments and Benefits to CMC’s Named Executive Officers” beginning on page 117. The estimated aggregate amount that would be realized by the seven non-employee members of the CMC board of directors in respect of their unvested CMC equity awards if the merger was to be completed on January 21, 2022 is $976,881, and the estimated aggregate amount that would be realized by the two CMC executive officers who are not named executive officers in respect of their unvested CMC equity awards if the merger was to be completed and they were to have experienced a termination without cause or for good reason on January 21, 2022 is $2,983,350. The amounts in this paragraph were determined using equity awards outstanding as of January 21, 2022 and a price per share of CMC common stock of $188.03 (the average closing market price over the first five business days following the first public announcement of the merger on December 15, 2021) and, for purposes of the PSU awards, assuming achievement of the target level of performance. These amounts do not attempt to forecast any additional equity award grants, issuances or forfeitures that may occur prior to the effective time of the merger following the date of this proxy statement/prospectus. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, the actual amounts to be received by CMC’s directors and executive officers who are not named executive officers may materially differ from the amounts set forth above.
Change in Control Severance Protection Agreements
CMC is party to change in control severance protection agreements, which are referred to herein as the change in control agreements, with each of its executive officers that provide for payments in connection with a termination of employment in connection with a change in control. The completion of the merger will constitute a change in control under each change in control agreement.
The change in control agreements provide that if the executive officer’s employment with CMC is terminated (i) by CMC for any reason other than cause, death or disability within 13 months on or following a change in control, (ii) by the executive officer for good reason on or within 13 months following a change in control, (iii) within one year prior to the date on which a change in control occurs and the executive officer can reasonably demonstrate that such termination was at the request of a third party that has taken steps reasonably calculated to effect a change in control or otherwise arose in connection with or in anticipation of a change in control, or (iv) voluntarily by the executive officer during the 30 day period commencing on the first anniversary of a change in control (each of which is referred to as a qualifying termination), the executive officer would receive the following severance payments and benefits:
•
All unpaid amounts earned or otherwise payable to the executive officer as of his or her date of termination, including accrued but unpaid base salary, expense reimbursements, vacation pay and unpaid bonuses and incentive compensation, paid within ten days of termination;

•
A pro-rated bonus equal to the product of (x) the executive officer’s “bonus amount” (meaning the highest of the executive officer’s target bonus amount for the fiscal year in which the change in control occurs, the executive officer’s target bonus amount for the fiscal year in which the termination date occurs and the highest bonus amount paid or payable to the executive officer in respect of any of the three fiscal years preceding the fiscal year in which the change in control occurs) and (y) the quotient of the number of days elapsed through the executive officer’s date of termination in the fiscal year over 365, paid in a lump sum within 30 days after termination;

•
An amount equal to two times (three times for Mr. Li) the sum of (i) the executive officer’s annual base salary (at the rate in effect immediately prior to the change in control or on the date of termination, whichever is higher), (ii) the executive officer’s bonus amount and (iii) an amount equal to the contributions made or credited by CMC under all qualified and non-qualified retirement plans for the benefit of the executive officer for the most recently completed plan year of each such plan, paid in a lump sum within ten days after termination;

•
Continued health and welfare benefits for 24 months (36 months for Mr. Li) following the date of termination, without any required contributions from the executive officer and at a level no less favorable than the most favorable of the benefits provided to the executive officer before the earlier of the executive officer’s date of termination and the change in control;

•
An amount equal to the product of (i) the annual premium payments based on the conversion rates applicable to the executive officer as of the date of termination in respect of the group term life insurance policy under which the executive officer was covered immediately prior to the termination date and (ii) two (three for Mr. Li), paid in a lump sum within ten days after the termination;

•
Outplacement services at a cost not to exceed 15% of the executive officer’s annual base salary until not later than the last day of the second calendar year that begins after the executive officer’s termination date; and

•
All amounts earned by, or awarded to, the executive officer under any other incentive compensation plan or benefit plan will immediately vest on the date of termination and paid in accordance with the terms of the plans.

The change in control agreements with each executive officer other than Mr. Li and Ms. Bernstein provide that, if the compensation and benefits payable thereunder would be subject to Section 280G of the Code, such amounts would be reduced to the extent such reduction would place the executive officer in a better after-tax position. The change in control agreements with Mr. Li and Ms. Bernstein provide that in the event that the executive officer receives any payments or benefits that are subject to the excise tax under Section 4999 of the Code, the executive officer would receive a payment that puts the executive officer in the same after-tax position as though such tax did not apply. In addition, immediately prior to a change in control, CMC or its successor must establish a rabbi trust to fully fund the severance benefits due under the change in control agreements.
For an estimate of the amounts that would be payable to each of CMC’s named executive officers upon a qualifying termination at the effective time of the merger under their change in control agreements, see the section entitled “—Quantification of Potential Payments and Benefits to CMC’s Named Executive Officers” beginning on page 117. The estimated aggregate amount that would be payable to the two CMC executive officers who are not named executive officers under their change in control agreements (excluding any vesting of CMC equity awards, which is quantified above in the section entitled “—Treatment of CMC Equity Awards” beginning on page 112) if the merger was to be completed and they were to have experienced a qualifying termination on January 21, 2022 is $2,428,403, based on the base salary and bonus amount applicable as of January 21, 2022, outplacement services at a cost equal to 15% of the executive officer’s base salary as of January 21, 2022 and, with respect to the severance amounts equal to the applicable multiple of the contributions made or credited by CMC under all qualified and non-qualified retirement plans for the benefit of the executive officer for the most recently completed plan year, reflects the actual “true-up” matching contributions made by CMC on behalf of the executive officer to the CMC defined contribution 401(k) plan in the 2020 calendar year and the actual employer contributions made by CMC on behalf of the executive officer to the CMC supplemental employee retirement plan in the 2021 calendar year. The values ascribed to the compensation and benefits payable to the executive officers who are not named executive officers in this proxy statement/prospectus assume that no reduction will be necessary to mitigate the impact of Sections 280G and 4999 of the Code.
Letter of Understanding with Scott D. Beamer
On November 15, 2021, Mr. Beamer resigned as CMC’s Vice President and Chief Financial Officer. In connection with his resignation, on December 6, 2021, CMC entered into a letter of understanding with Mr. Beamer, which is referred to as the Beamer letter of understanding, pursuant to which Mr. Beamer will provide certain transition services in the role of Senior Advisor to CMC’s Chief Executive Officer until his termination of employment on February 1, 2022, which is referred to as the separation date. Under the Beamer letter of understanding, Mr. Beamer will be eligible to vest in (i) his PSU awards with respect to the 2020 fiscal year through 2022 fiscal year performance period, without proration, based on actual performance results, and (ii) a portion of his PSU award with respect to the 2021 fiscal year through 2023 fiscal year performance period, based on actual performance results and prorated for the time that Mr. Beamer was employed during such performance period through the separation date. Upon the change in control, such PSUs will be deemed earned at target level. Mr. Beamer’s change in control agreement will terminate on the separation date, but pursuant to the Beamer letter of understanding, if a change in control occurs within one year of his separation date, he will be entitled to receive a lump sum payment equal to the difference between the amount of severance he would have received under his change in control agreement (as described in the section entitled “—Change in Control Severance Protection Agreements” beginning on page 113), less the amount of severance provided under the Beamer letter of understanding. For an estimate of the amounts that Mr. Beamer would receive in respect of his outstanding PSUs and the additional payment in respect of his change in control agreement, see the section entitled “—Quantification of Potential Payments and Benefits to CMC’s Named Executive Officers” beginning on pages 117 and 117, respectively.
Employee Retention Agreement with Jeanette A. Press
In connection with Ms. Press’ appointment as Interim Chief Financial Officer on November 15, 2021, Ms. Press entered into an employee retention agreement, which is referred to as the Press retention agreement, pursuant to which she is eligible to receive a lump sum cash payment of $150,000, payable in a lump sum on the earliest of (i) three months after a permanent Chief Financial Officer commences employment with CMC, (ii) November 15, 2022 and (iii) the consummation of a change in control (as defined under Ms. Press’ change in control agreement), generally subject to Ms. Press’ continued employment through such date.
For an estimate of the amount that would be paid to Ms. Press under the Press retention agreement at the effective time of the merger, see the section entitled “—Quantification of Potential Payments and Benefits to CMC’s Named Executive Officers” beginning on page 117.
CMC Short Term Incentive Program
Prior to the closing, the compensation committee of the CMC board of directors may determine the level of achievement of the fiscal year performance goals under the CMC Short Term Incentive Program, which is referred to as the STIP, based on actual performance levels for the fiscal year (or annualized for the fiscal year). If the closing occurs during CMC’s 2022 fiscal year, 2022 bonuses under the STIP will be paid based on such performance levels on the earlier of the date CMC usually pays bonuses and, if the closing occurs on or after August 15, 2022, the closing date. If the closing occurs during CMC’s 2023 fiscal year, 2023 bonuses under the STIP will be no less than the sum of (i) the pro-rata portion of the 2023 bonus that the employee would have received under the STIP based on the actual performance levels for the 2023 fiscal year for the period of the 2023 performance period elapsed prior to the closing and (ii) the pro-rata portion of the 2023 bonus that the employee would have received under the STIP based on target performance levels for the 2023 fiscal year for the period of the 2023 performance period elapsed from and after the closing. Employees who experience a severance qualifying termination of employment after the closing in the 2022 or 2023 fiscal years will be eligible to receive their bonus under the STIP for the year of termination, which may be prorated in certain circumstances and will be subject to the effectiveness of a release of claims.
Each CMC executive officer is separately entitled to a pro-rated bonus under his or her change in control agreement, as described above in the section entitled “—Change in Control Severance Protection Agreements” beginning on page 113, and for this purpose we have assumed that the executive officers will be eligible only for the pro-rated bonus entitlement under such agreements.
Directors’ Deferred Compensation Plan
CMC maintains a Directors’ Deferred Compensation Plan, as amended and restated February 15, 2021, which is referred to as the directors’ deferred compensation plan, pursuant to which non-employee members of the CMC board of directors are eligible to participate and defer receipt of the compensation payable to them in respect of their service on the CMC board of directors, including their annual RSU awards. Upon the consummation of a change in control, including the merger, all unvested RSUs previously deferred under the directors’ deferred compensation plan will vest and become immediately payable to the director on the effective date of such change in control. The estimated aggregate value of unvested RSUs previously deferred by the two non-employee members of the CMC board of directors who participate in the directors’ deferred compensation plan is included in the quantification of the unvested CMC equity awards held by the seven non-employee members of the CMC board of directors set forth in the section entitled “—Treatment of CMC Equity Awards” beginning on page 112.
Other Actions
In connection with the merger, CMC has established a cash retention program, which is referred to as the retention program, to promote retention and to incentivize efforts to consummate the merger and effectuate the integration and conversion. Awards under the retention program are contingent upon the recipient’s continued employment through certain dates, subject to earlier payout upon certain qualifying termination events occurring after the closing. Certain of CMC’s executive officers (including certain of CMC’s named executive officers) have been selected to participate in the retention program, along with other key leaders and critical contributors to the organization. The terms of the retention awards granted to CMC executive officers under the retention program provide that 50% of each such award will vest on the closing date and the remaining 50% will vest on the six month anniversary of the closing date, in each case subject to the executive officer’s continued employment in good standing through each such date. If, following the closing date and prior to the six month anniversary of the closing date, the executive officer’s employment is terminated by Entegris other than for cause or the executive officer resigns for good reason, the unvested portion of such executive officer’s retention award will vest, subject to the executive officer’s execution and non-revocation of a release of claims.
In addition, it is possible that certain of CMC’s executive officers may remain employed as members of the management team of Entegris after the effective time of the merger. As of the date of this proxy statement/prospectus, it has not been determined which, if any, executive officers may continue as members of the Entegris management team or the positions that such individuals may hold after the merger.
For an estimate of the amounts that would be payable to each of CMC’s named executive officers upon a qualifying termination at the effective time of the merger with respect to their awards under the retention program, see the section entitled “—Quantification of Potential Payments and Benefits to CMC’s Named Executive Officers” beginning on page 117. The estimated aggregate amount that would be payable to the two CMC executive officers who are not named executive officers with respect to their awards under the retention program if the merger was to be completed and they were to have experienced a qualifying termination on January 21, 2022 is $1,250,000.
Indemnification; Directors’ and Officers’ Insurance
Under the merger agreement, all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time now existing in favor of the current or former directors, officers or employees of CMC and its subsidiaries as provided in their respective certificates of incorporation or bylaws and any indemnification or other similar agreements of CMC or any of its subsidiaries, in each case, as in effect on the date of the merger agreement, will continue in full force and effect in accordance with their terms. From and after the effective time, to the fullest extent permitted by applicable law, the surviving company will indemnify and hold harmless each individual who is as of the date of the merger agreement, or who becomes before the effective time, a director or officer of CMC or any of its subsidiaries or who is as of the date of the merger agreement, or who thereafter commences prior to the effective time, serving at the request of CMC or any of its subsidiaries as a director or officer of another person, each of which is referred to as a CMC indemnified party, against all claims, losses, liabilities, damages, judgments, inquiries, fines, amounts paid in settlement and fees, costs and expenses incurred in connection with any actual or threatened action arising out of or pertaining to the fact that such CMC indemnified party is or was an officer or director of CMC or any of its subsidiaries or is or was serving at the request of CMC or any of its subsidiaries as a director or officer of another person, whether asserted or claimed prior to, at or after the effective time.
In addition, for a period of six years following the effective time, the surviving company will, and Entegris will cause the surviving company to, maintain in effect the provisions in its certificate of incorporation and bylaws to the extent they provide for indemnification, advancement and reimbursement of expenses and exculpation of each CMC indemnified party, as applicable, with respect to facts or circumstances occurring at or prior to the effective time, on the same basis as set forth in the CMC charter and bylaws in effect on the date of the merger agreement, to the fullest extent permitted from time to time under applicable law, which provisions will not be amended except as required by applicable law or except to make changes permitted by applicable law that would enlarge the scope of the CMC indemnified parties’ indemnification rights thereunder.
Prior to the closing date, CMC will (following reasonable consultation with Entegris) use commercially reasonable efforts to, or if CMC is unable to purchase the pre-paid tail, Entegris will, or will cause the surviving company to, as of or after the effective time to, purchase a six-year prepaid “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy for CMC and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by CMC, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by CMC with respect to claims arising from facts or events that occurred on or before the effective time, which is referred to as the pre-paid tail; provided that in no event will the cost of any such pre-paid tail in respect of any one policy year exceed 300% of the aggregate annual premium most recently paid by CMC prior to the date of the merger agreement, which amount is referred to as the maximum amount; provided, further, that if the total cost for maintaining such pre-paid tail exceeds the maximum amount, then CMC (after prior consultation with Entegris) may obtain, or following closing, Entegris will obtain a pre-paid tail with the maximum coverage available for a total cost not to exceed the maximum amount. The surviving company will maintain such policies in full force and effect, and continue to honor the obligations thereunder.
For additional information, see the section entitled “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance.”
Quantification of Potential Payments and Benefits to CMC’s Named Executive Officers
The table below sets forth the information required by Item 402(t) of the Regulation S-K regarding certain compensation that will or may be paid or become payable to each of CMC’s “named executive officers” (as identified in accordance with SEC regulations) and that is based on, or otherwise relates to, the merger. The amounts listed below are estimates based on the following assumptions:
•
The effective time (which will constitute a change in control or term of similar import under each applicable CMC agreement or arrangement) occurred on January 21, 2022 (which is the assumed date solely for purposes of this golden parachute compensation disclosure);

•	Each named executive officer other than Mr. Beamer will experience a qualifying termination as of the effective time;
•
Mr. Beamer will have terminated employment prior to the merger and received the severance provided under the Beamer letter of understanding, but he will receive a lump sum payment equal to the difference between the amount of severance he would have received under his change in control agreement, less the amount of severance provided under the Beamer letter of understanding;

•	The named executive officer’s base salary and bonus amount will remain unchanged from those applicable as of January 21, 2022;
•
Each named executive officer’s outstanding CMC equity awards are those that are outstanding and unvested as of January 21, 2022, other than with respect to Mr. Beamer, whose outstanding awards will only be the unvested PSUs that remain outstanding after his separation date as described above in the section entitled “—Letter of Understanding with Scott D. Beamer”;

•
With respect to the severance amounts equal to the applicable multiple of the contributions made or credited by CMC under all qualified and non-qualified retirement plans for the benefit of the named executive officer for the most recently completed plan year, reflects the actual “true-up” matching contributions made by CMC on behalf of the named executive officer to the CMC defined contribution 401(k) plan in the 2020 calendar year and the actual employer contributions made by CMC on behalf of the executive officer to the CMC supplemental employee retirement plan in the 2021 calendar year;

•
The price per share of CMC common stock at the effective time of the merger is $188.03 (the average closing market price over the first five business days following the first public announcement of the merger on December 15, 2021, as required by Item 402(t) of Regulation S-K);

•	For purposes of the unvested PSU awards set forth in the tables, achievement at the target level of performance; and
•	For Ms. Press, Mr. Beamer and Drs. Woodland and Dysard, assumes that no reduction will be necessary to mitigate the impact of Sections 280G and 4999 of the Code.
The calculations in the tables below do not include amounts that CMC’s named executive officers were already entitled to receive or were vested in as of the date of this proxy statement/prospectus. The calculations in the tables also do not include compensation actions that may occur after the date of this proxy statement/prospectus but before the effective time of the merger (including any additional equity award grants, issuances or forfeitures that may occur, or future dividends or dividend equivalents that may be accrued, after the date of this proxy statement/prospectus but before the effective time of the merger). As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the tables, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below. Note that due to rounding, figures reflected in the tables below may not add precisely to the totals.

For purposes of this disclosure, “single trigger” refers to payments and benefits that arise solely as a result of the completion of the merger and “double trigger” refers to payments and benefits that require two conditions, which are the completion of the merger and a qualifying termination of employment.
Named Executive Officers	Cash(1)	Equity(2)	Benefits(3)	Tax Reimbursement(4)	Total
David H. Li	$6,758,058	$13,993,976	$246,277	$0	$20,998,311
Jeanette A. Press	$2,168,137	$1,095,809	$144,268	—	$3,408,213
Daniel D. Woodland	$2,891,841	$3,450,428	$163,018	—	$6,505,287
Jeffrey M. Dysard	$2,661,095	$2,853,804	$154,843	—	$5,669,742
H. Carol Bernstein	$2,629,135	$2,784,324	$151,813	$0	$5,565,272
Scott D. Beamer	$1,116,051	$645,342	—	—	$1,761,393
(1)
Cash. The cash amount payable to the named executive officers other than Mr. Beamer consists of (i) a pro-rated bonus based on the named executive officer’s bonus amount and the number of days elapsed in CMC’s fiscal year through the named executive officer’s date of termination, paid in a lump sum within 30 days after termination, (ii) an amount equal to two times (three times for Mr. Li) the sum of (a) the executive officer’s annual base salary (at the rate in effect immediately prior to the change in control or on the date of termination, whichever is higher), (b) the named executive officer’s bonus amount and (c) an amount equal to the contributions made or credited by CMC under all qualified and non-qualified retirement plans for the benefit of the named executive officer for the most recently completed plan year of each such plan, paid in a lump sum within ten days after termination, and (iii) an amount equal to the product of (x) the annual premium payments based on the conversion rates applicable to the executive officer as of the date of termination in respect of the group term life insurance policy under which the executive officer was covered immediately prior to the termination date and (y) two (three for Mr. Li), paid in a lump sum within ten days after the termination, each of which is payable on a “double-trigger” basis upon a qualifying termination on or within 13 months of the closing, and (iv) the amount of the named executive officer’ s retention award under the retention program, 50% of which will vest on a “ single-trigger” basis on the closing date and 50% of which will vest on a “ single-trigger” basis on the six month anniversary of the closing date (or on a “ double-trigger” basis upon a termination of such named executive officer’ s employment by Entegris other than for cause or a resignation for good reason following the closing date and prior to the six month anniversary of the closing date). For Mr. Beamer, the cash severance amount represents the amount of the lump sum payment equal to the difference between the amount of severance he would have received under his change in control agreement, which is payable on a “double-trigger” basis if the merger occurs within one year of his qualifying termination of employment, less the amount of severance provided under the Beamer letter of understanding. For Ms. Press, also includes the $150,000 retention award that was granted in connection with her appointment as Interim Chief Financial Officer and which would be payable to her at the effective time on a “single-trigger” basis under the Press retention agreement.

Named Executive Officers	Pro-Rated Bonus	Cash Severance	Life Insurance Premiums	Retention Award
David H. Li	$253,151	$4,856,008	$48,900	$1,600,000
Jeanette A. Press	$57,534	$1,178,003	$32,600	$900,000
Daniel D. Woodland	$103,531	$1,755,711	$32,600	$1,000,000
Jeffrey M. Dysard	$88,856	$1,539,639	$32,600	$1,000,000
H. Carol Bernstein	$89,508	$1,507,027	$32,600	$1,000,000
Scott D. Beamer	—	$1,116,051	—	—
(2)
Equity. As described in the section entitled “The Merger Agreement—Treatment of CMC Equity Awards,” represents the value of the unvested stock options, restricted shares and RSUs that would vest at the effective time of the merger (i.e., “single-trigger”) and the value of the PSUs that would vest on a “double-trigger” basis upon a qualifying termination within 12 months after the effective time. None of CMC’s named executive officers hold any RSU awards that were granted after the date of the merger agreement.

Named Executive Officers	Stock Options	Restricted Shares	RSUs	PSUs
David H. Li	$2,990,648	$31,401	$3,273,978	$7,697,948
Jeanette A. Press	$148,137	$3,008	$644,755	$299,908
Daniel D. Woodland	$913,339	—	$1,005,772	$1,531,316
Jeffrey M. Dysard	$704,621	$131,433	$791,794	$1,225,956
H. Carol Bernstein	$733,481	—	$813,230	$1,237,613
Scott D. Beamer	—	—	—	$645,342
(3)
Benefits. The benefits payable or to be provided to the named executive officers other than Mr. Beamer consist of (i) continued health and welfare benefits for 24 months (36 months for Mr. Li) following the date of termination, without any required contributions from the named executive officer and (ii) outplacement services at a cost not to exceed 15% of the named executive officer’s annual base salary. Such amounts are payable on a “double-trigger” basis upon a qualifying termination on or within 13 months of the closing.

Named Executive Officers	Health and Welfare Benefits	Outplacement
David H. Li	$136,027	$110,250
Jeanette A. Press	$88,018	$56,250
Daniel D. Woodland	$88,018	$75,000
Jeffrey M. Dysard	$88,018	$66,825
H. Carol Bernstein	$88,018	$63,795
Scott D. Beamer	—	—
(4)
Tax Reimbursement. The change in control agreements with Mr. Li and Ms. Bernstein provide that in the event that the Mr. Li or Ms. Bernstein receives any payments or benefits that are subject to the excise tax under Section 4999 of the Code, the named executive officer would receive a payment that puts him or her in the same after-tax position as though such tax did not apply. Based on the assumptions described above the tables, no such tax reimbursement payments would apply.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following is a discussion of the U.S. federal income tax consequences of the merger to U.S. holders (as defined below) that exchange their shares of CMC common stock for the merger consideration. This discussion is limited to U.S. holders and does not address any tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum tax, U.S. federal non-income tax laws or the laws of any state or local or non-U.S. jurisdiction. This discussion is based upon the Code, the regulations of the U.S. Treasury Department and judicial authorities and published positions of the Internal Revenue Service, which is referred to as the IRS, all as currently in effect on the date of this proxy statement/prospectus. These laws may change or be subject to differing interpretations, possibly retroactively, and any change or differing interpretation could affect the continuing validity of this discussion. We have not sought and do not intend to seek a ruling from the IRS regarding the matters discussed below. This discussion is not binding on the IRS or the courts and, therefore, could be subject to challenge, which could be sustained. This discussion assumes that the merger will be consummated in accordance with the merger agreement and as described in this proxy statement/prospectus.
If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of CMC common stock, the tax treatment of a person treated as a partner in such partnership for U.S. federal income tax purposes generally will depend upon the status of the partner and the activities of the partnership. Such partnerships and partners in such partnerships should consult their tax advisors about the tax consequences of the merger to them.
Holders are urged to consult with their tax advisors as to the specific tax consequences of the merger to them in light of their particular situations, including the applicability and effect of any U.S. federal, state, local or non-U.S. tax laws.
For purposes of this discussion, a “U.S. holder” is a beneficial owner of CMC common stock that is, for U.S. federal income tax purposes:
•	an individual citizen or resident of the United States;
•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia;
•
a trust if it (i) is subject to the primary supervision of a U.S. court and one or more United States persons (as defined in Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.
This discussion assumes that U.S. holders of CMC common stock hold their shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to U.S. holders in light of their particular circumstances or that may be applicable to U.S. holders if such holders are subject to special treatment under U.S. federal income tax laws, including any holder that is:
•	a bank or other financial institution;
•	a tax-exempt or governmental organization;
•	a partnership, subchapter S corporation or other pass-through entity or an investor in the foregoing;
•	an insurance company;
•	a regulated investment company or real estate investment trust;
•	a mutual fund;
•	a broker or dealer in securities, stocks, commodities or currencies;
•	a trader in securities who elects the mark-to-market method of accounting for securities;
•	a U.S. expatriate, former citizen or long-term resident of the United States;

•
a person who actually or constructively owned more than five percent (5%) (by vote or value) of the outstanding shares of CMC common stock at any time during the five-year period ending on the date of the merger;

•	a CMC stockholder who received CMC common stock through the exercise of employee stock options or through a tax-qualified retirement plan or otherwise as compensation;
•	a person that has a functional currency other than the U.S. dollar;
•
a person subject to special tax accounting rules as a result of any item of gross income with respect to CMC common stock being taken into account in an “applicable financial statement” as defined in Section 451(b) of the Code;

•	a holder of options granted under any CMC benefit plan; or
•	a CMC stockholder who holds CMC common stock as part of a hedge, straddle or a constructive sale or conversion transaction.
CMC stockholders that are not U.S. holders may have different U.S. federal income tax consequences than those described below and are urged to consult with their own tax advisors regarding the tax treatment of the merger to them under U.S. and non-U.S. laws.
The following discussion does not address the tax consequences of any transactions effectuated before, after or at the same time as the merger, whether or not in connection with the merger, including, without limitation, the tax consequences to holders of options, warrants or similar rights to purchase shares of CMC common stock.
Tax Consequences of the Merger
The receipt of the merger consideration by U.S. holders in exchange for shares of CMC common stock pursuant to the merger is expected to be a taxable transaction for U.S. federal income tax purposes. Therefore, assuming that such exchange is treated as a taxable transaction, a U.S. holder who receives the merger consideration in exchange for shares of CMC common stock pursuant to the merger generally will recognize capital gain or loss equal to the difference, if any, between (1) the sum of any cash and the fair market value of any Entegris common stock (determined as of the effective time of the merger) received by such U.S. holder in the merger and (2) the U.S. holder’s adjusted tax basis in its CMC common stock exchanged therefor.
Capital gains of a non-corporate U.S. holder will generally be eligible for preferential U.S. federal income tax rates that are applicable to long-term capital gains if the U.S. holder has held its CMC common stock for more than one year as of the effective date of the merger. Capital gains of a non-corporate U.S. holder will generally be subject to short-term capital gains (and taxed at ordinary income tax rates) if the U.S. holder has held its CMC common stock for one year or less as of the date of the merger. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of CMC common stock at different times or different prices, the U.S. holder must determine its tax basis and holding period separately for each block of CMC common stock.
A U.S. holder’s aggregate tax basis in Entegris common stock received in the merger will equal the fair market value of such stock as of the effective time of the merger. A U.S. holder’s holding period in any shares of Entegris common stock received in the merger will begin the day after the merger.
Notwithstanding the above, if one or more persons control both CMC and Entegris before the merger, then Section 304 of the Code may apply to the transaction. For this purpose, control generally means actual or constructive ownership of more than 50% of the outstanding stock by vote or value, ownership by all holders that own both Entegris common stock and CMC common stock is aggregated whether or not related, and Entegris common stock received in the merger is taken into account. To the knowledge of CMC and Entegris, one or more persons do not control both CMC and Entegris within the meaning of Section 304, but CMC and Entegris do not have the information to determine definitively that Section 304 will not apply to the merger. If Section 304 applies to the merger, if a holder of CMC common stock also actually or constructively owns Entegris common stock (other than Entegris common stock received pursuant to the merger), instead of recognizing gain or loss as described in respect of any cash consideration received in the merger, such holder may recognize dividend income up to the amount of such cash consideration depending on the application of the tests set forth in Section 302 of the Code. Because the possibility of dividend treatment depends upon each holder’s particular circumstances, including the application of constructive ownership rules, holders of CMC common stock that also actually or constructively own Entegris stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances and any actions that may be taken to mitigate the potential application of such rules (including the desirability of selling their CMC common stock before the merger).
Information Reporting and Backup Withholding
The receipt of the merger consideration by holders in exchange for shares of CMC common stock pursuant to the merger may be subject to information reporting and backup withholding. To avoid backup withholding, a U.S. holder should timely complete and return an IRS Form W-9, certifying that such U.S. holder is a “United States person” as defined under the Code, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. Certain types of U.S. holders (including, with respect to certain types of payments, corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability if the required information is furnished by such holder on a timely basis to the IRS.
U.S. holders are urged to consult their own tax advisors as to the particular tax consequences of the merger, including the effect of U.S. federal, state and local tax laws or non-U.S. tax laws.
The foregoing summary of U.S. federal income tax consequences is for general informational purposes only and does not constitute tax advice. All holders are urged to consult their own tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal non-income tax rules, or under the laws of any state, local, non-U.S. or other taxing jurisdiction.

COMPARISON OF STOCKHOLDERS’ RIGHTS
Entegris and CMC are both Delaware corporations subject to the DGCL. If the merger is completed, the rights of Entegris stockholders and CMC stockholders who become Entegris stockholders will continue to be governed by the DGCL, but will also be governed by Entegris’ charter and Entegris’ by-laws.
The following description summarizes certain material differences between the rights of CMC stockholders and the rights of Entegris stockholders. This does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. Stockholders should read carefully the relevant provisions of the DGCL, the Entegris charter, the Entegris by-laws, the CMC certificate of incorporation, which is referred to as the CMC charter, and the CMC bylaws. Copies of the documents referred to in this summary may be obtained as described under the section entitled “Where You Can Find More Information” beginning on page 169.
	CMC	Entegris
Authorized Capital Stock
CMC has authority to issue 20,000,000 shares of common stock, $0.001 par value per share, and 200,000,000 shares of preferred stock, $0.001 par value per share.

As of the record date, CMC had 28,575,038 shares of CMC common stock and no shares of preferred stock issued and outstanding.
Entegris has authority to issue 400,000,000 shares of common stock, $.01 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share.

Preferred Stock
The CMC board of directors is authorized to provide for the issuance of shares of preferred stock from time to time in one or more series, and authorized to fix and alter the dividend rights, dividend rates, terms of redemption (including sinking fund provisions), redemption prices, liquidation preferences, conversion rights, voting rights and the number of shares constituting any such series and the designation thereof, or any of them.

The Entegris board of directors is authorized to provide for the issuance of shares of preferred stock from time to time in one or more series, and authorized to fix and alter the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the common stock, without a vote of the holders of preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any preferred stock designation.

Voting Rights	Each holder of CMC common stock is entitled to one vote for each share of common stock held by such stockholder.	Each holder of Entegris common stock is entitled to one vote for each share of common stock held of record by such stockholder.

Dividend Rights
The CMC bylaws provide that the CMC board of directors may declare and pay dividends upon the shares of its capital stock, but only out of funds available for the payment of dividends as provided by law.

Under the DGCL, the directors of a corporation may declare and pay dividends upon the shares of its capital stock either out of its surplus or, if there is no such surplus, out

The Entegris bylaws provide that the board of directors may set apart a reserve or reserves as working capital or for any other purposes, and to abolish or add to any such reserve or reserves from time to time. The board also has the power to determine, in its discretion, what part of such assets available for dividends in excess of such reserve or reserves will be declared in dividends and paid to the stockholders of the corporation.

	CMC	Entegris
of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Other Rights
Holders of CMC common stock are not entitled to preemptive rights with respect to any shares which may be issued, and there are no conversion rights or redemption, purchase, retirement or sinking fund provisions with respect to CMC common stock.

Holders of Entegris common stock are not entitled to preemptive rights with respect to any shares which may be issued, and there are no conversion rights or redemption, purchase, retirement or sinking fund provisions with respect to Entegris common stock.

Class of Directors
The CMC board of directors is divided into three classes, as nearly equal in number as possible. At each annual meeting of the stockholders of CMC, the successors of the class of directors whose term expires at that meeting will be elected by a plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.
Entegris does not have a classified board.

Number of Directors
Under the CMC charter and bylaws, the number of directors constituting the CMC board of directors will be as determined from time to time by resolution of a majority of the CMC board of directors. At present, CMC has eight directors.

Under the Entegris charter and bylaws, the number of directors constituting the Entegris board of directors will be determined by resolution of such board, but in no event will be less than three. At present, Entegris has eight directors.

Election of Directors
Directors are elected by a plurality of the votes cast by the stockholders entitled to vote in the election of directors at a meeting of the stockholders at which a quorum is present.

Under the CMC corporate governance guidelines, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election must promptly tender his or her resignation following certification of the stockholder vote for such election.

Cumulative voting is prohibited in the election of directors.

Each director is elected by a majority of the votes cast with respect to that director; provided that, if the number of nominees exceeds the number of directorships to be filled, the directors will be elected by a plurality of the votes cast.

Term of Office
The CMC charter provides for three classes of directors that are intended to consist as nearly as possible to one third of the total number of directors serving on the board. The directors are elected to three-year terms. The elections of the directors are staggered such that one class of directors will be elected in each year.

The Entegris bylaws provide for all directors to be elected at each annual meeting for terms that expire at the next succeeding annual meeting.

Each director holds office until the election and qualification of his or her successor or

	CMC	Entegris
	Each director will hold office until expiration of the term for which he or she is elected and until a successor has been duly elected and qualified.	until his or her earlier death, resignation or removal.

Removal of Directors
Under the CMC charter and bylaws, any director may be removed from office with or without cause upon the affirmative vote of holders of at least 80% of the CMC outstanding common stock, voting as a single class.

A director may not be removed by the stockholders at a meeting unless the notice of the meeting states that the purpose, or one of the purposes, of the meeting is removal of the director.
Under the Entegris bylaws, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the then outstanding shares of Entegris’ capital stock.

Filling Vacancies on the Board
Vacancies on the board of directors are filled by a majority of the remaining directors, although less than a quorum, or by CMC stockholders if the vacancy was caused by the action of CMC stockholders.

Vacancies, however occurring, may be filled only by a vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

The Board may not fill a vacancy on the Board of Directors with any candidate who has not agreed to tender in advance of his or her appointment to the board of directors an irrevocable resignation to be effective if such director does not receive the required majority vote at the next meeting for the election of directors and the board accepts such resignation.

Director Nominations and Stockholder Proposals
The CMC bylaws require advance notice of the nomination, other than by or at the direction of the CMC board of directors, of candidates for election as directors, as well as for other stockholder proposals, to be considered at special meetings of stockholders.

To be timely, such stockholder’s notice must be delivered to or mailed and received by the secretary of CMC not less than the close of business on the 90th day nor more than the close of business on the 120th day before the first anniversary of the previous year’s annual meeting, except that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be delivered not earlier than

The Entegris charter and bylaws require advance notice of the nomination, other than by or at the direction of the Entegris board of directors, to be considered at special meetings of stockholders.

To be timely, such stockholder’s notice must be delivered or mailed to and received by the secretary of Entegris not less than 90 days nor more than 120 days before the first anniversary of the previous year’s annual meeting.

	CMC	Entegris

the close of business on the 120th day before such annual meeting and not later than the close of business on the later of the 90th day before such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by CMC.

Special Meetings of Stockholders
The date, time and location of, and record date for, any such special meeting is determined by the CMC board of directors or the officer calling the meeting may designate.

Under the CMC charter, special meetings of stockholders for any purpose may be called only by the CMC board of directors, its chairman or, at the written request of a majority of the CMC board of directors, the president, and the power of stockholders to call a special meeting will be specifically denied.

Special meetings of stockholders may be called at any time by only the chairman of the board of directors, the chief executive officer (or if there is no chief executive officer, the president), or by the board of directors pursuant to a resolution adopted by the affirmative vote of a majority of the total number of directors then in office.

Any business transacted at such special meetings of stockholders must be limited to matters relating to the purpose or purposes stated in the notice of the meeting.

Quorum
Under the CMC bylaws, the holders of a majority in number of the total outstanding shares of stock of CMC entitled to vote at such meeting, present in person or represented by proxy, constitute a quorum of the stockholders for all purposes, unless the representation of a larger number of shares is required by law, by the CMC charter or bylaws, in which case the representation of the number of shares so required will constitute a quorum; provided that at any meeting of the stockholders at which the holders of any class of stock of CMC will be entitled to vote separately as a class, the holders of a majority in number of the total outstanding shares of such class, present in person or represented by proxy, will constitute a quorum for purposes of such class vote unless the representation of a larger number of shares of such class will be required by law, by the CMC charter or bylaws.

Whether or not a quorum will be present in person or represented at any meeting of the CMC stockholders, the holders of a majority in number of the shares of stock of CMC present in person or represented by proxy and entitled to vote at such meeting may adjourn such meeting from time to time; provided, however, that if the holders of any class of stock of CMC are entitled to vote separately as a class upon any matter at such meeting, any

Under the Entegris bylaws, the holders of a majority of the shares of Entegris’ common stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum of stockholders for al purposes unless a larger number of shares is required by law, the Entegris Certificate of Incorporation or bylaws.

Any meeting of stockholders may be adjourned to any other time and to any other place at which a meeting of stockholders may be held under the bylaws by a majority of the stockholders present or represented at the meeting and entitled to vote, although less than a quorum, or, if no stockholder is present, by any officer entitled to preside at or to act as Secretary of such meeting. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

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adjournment of the meeting in respect of action by such class upon such matter will be determined by the holders of a majority of the shares of such class present in person or represented by proxy and entitled to vote at such meeting.

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted by them at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the adjourned meeting.

Written Consent by Stockholders
Any action required or permitted to be taken by CMC stockholders may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a written consent in lieu of a meeting of stockholders.
Stockholders may not take any action by written consent in lieu of a meeting.

Business Combinations with Interested Stockholders
Section 203 of the DGCL generally prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will

Section 203 of the DGCL generally prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will

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be tendered in a tender or exchange offer) or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. CMC has not opted out of this provision.

be tendered in a tender or exchange offer) or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. Entegris has expressly elected to be governed by this provision.

Limitations of Personal Liability of Directors
As permitted by Section 102(b)(7) of the DGCL, the CMC charter eliminates the liability of a director to the corporation or its stockholders for monetary damages for such breach of fiduciary duty as a director, except for liabilities arising (i) from any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under section 174 of the DGCL; or (iv) from any transaction from which the director derived an improper personal benefit.

As permitted by Section 102(b)(7) of the DGCL, the Entegris certificate of incorporation eliminates the personal liability of a director to the corporation or its stockholders for monetary damages for such breach of fiduciary duty as a director, except to the extent the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Indemnification
The CMC charter and bylaws require CMC to indemnify to the fullest extent authorized by the DGCL any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director or officer of CMC, or is or was serving at the request of CMC as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise.

CMC maintains insurance covering its directors and officers against certain liabilities incurred by them in their capacities as such.

The Entegris certificate of incorporation and bylaws require Entegris to indemnify to the fullest extent authorized by the DGCL any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Entegris, or is or was serving at the request of Entegris as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise.

Entegris maintains insurance covering its directors and officers against certain liabilities incurred by them in their capacities as such.

Amendments to the Charter
The CMC charter provides that the affirmative vote of holders of at least 80% of CMC outstanding common stock is required to amend, repeal or adopt any provision of the CMC charter inconsistent with the provisions of that certificate regarding amendments to the CMC bylaws, stockholder action by written consent, special meetings of stockholders, the CMC board of directors and the election and removal of directors.

The Entegris certificate of incorporation provides that stockholders may alter, amend or repeal the bylaws only upon the affirmative vote of at least 75% of the then outstanding shares of Entegris’ common stock entitled to vote generally in the election of directors.

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Amendments to the Bylaws
The CMC charter and bylaws provide that the CMC board of directors is authorized to make, alter, amend or repeal the CMC bylaws.

The CMC charter and bylaws provide that the CMC bylaws may be adopted, amended or repealed by the affirmative vote of holders of at least 80% of the voting power of the then outstanding capital stock of CMC at a meeting of the CMC stockholders; provided, however, that that the notice of such meeting will have stated that the amendment of the bylaws was one of the purposes of the meeting.

The Entegris certificate of incorporation provides that the board of directors is authorized to make, alter, amend or repeal the Entegris bylaws. It further provides that stockholders may alter, amend or repeal the bylaws only upon the affirmative vote of at least 75% of the then outstanding shares of Entegris’ common stock entitled to vote generally in the election of directors.

Forum Selection
Neither CMC’s charter nor bylaws contains a provision designating a sole and exclusive forum for member claims.

Under Delaware law, the Delaware Court of Chancery has jurisdiction to hear and determine any matter relating to any appraisal rights.
Neither Entegris’ charter nor bylaws contain a provision designating a sole and exclusive forum for member claims.

APPRAISAL RIGHTS
If the merger is completed, holders of shares of CMC common stock who do not vote in favor of the adoption of the merger agreement, who continuously hold such shares as of immediately before and through the effective time of the merger and who properly demand appraisal of their shares may be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL.
The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached to this proxy statement/prospectus as Annex C and incorporated herein by reference. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that CMC stockholders exercise their appraisal rights under Section 262 of the DGCL. All references in Section 262 of the DGCL to a “stockholder” and all references in this summary to a “CMC stockholder” are to the record holder of CMC common stock unless otherwise noted herein. Only a holder of record of CMC common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A person having a beneficial interest in shares of CMC common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of CMC common stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or the other nominee.
Any CMC stockholder contemplating the exercise of such appraisal rights should review carefully the provisions of Section 262 of the DGCL, particularly the procedural steps required to properly demand and perfect such rights. Failure to follow the steps required by Section 262 of the DGCL for demanding and perfecting appraisal rights may result in the loss of such rights. Under Section 262 of the DGCL, holders of shares of CMC common stock who (i) do not vote in favor of the merger agreement proposal; (ii) continuously are the record holders of such shares through the effective time; and (iii) otherwise follow the procedures set forth in Section 262 of the DGCL may be entitled to have their shares appraised by the Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Court of Chancery, together with interest to be paid upon the amount determined to be fair value, if any, as determined by the Court of Chancery. However, immediately before the merger, CMC common stock will be listed on a national exchange. Therefore, pursuant to Section 262(g) of the DGCL, after an appraisal petition has been filed, the Court of Chancery will dismiss appraisal proceedings as to all holders of shares of common stock who asserted appraisal rights unless (a) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of CMC common stock as measured in accordance with subsection (g) of Section 262 of the DGCL or (b) the value of the merger consideration in respect of such shares exceeds $1 million. Entegris refers to these conditions as the “ownership thresholds.” Unless the Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period; provided, however, that at any time before the Court of Chancery enters judgment in the appraisal proceeding, the surviving corporation in the merger may pay to each stockholder entitled to appraisal an amount in cash, in which case any such interest will accrue after the time of such payment only on the amount that equals the sum of (1) the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Court of Chancery and (2) interest theretofore accrued, unless paid at such time. The surviving corporation is under no obligation to make such voluntary cash payment before such entry of judgment.
Under Section 262 of the DGCL, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days before the meeting, must notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement/prospectus constitutes CMC’s notice to stockholders that appraisal rights are available in connection with the merger, and the full text of Section 262 of the DGCL is attached to this proxy statement/prospectus as Annex C. Any holder of CMC common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex C carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights. A CMC stockholder who loses his, her or its appraisal rights will be entitled to receive the merger consideration described in the merger agreement (without interest). Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of CMC common stock, CMC believes that if a CMC stockholder considers exercising such rights, such stockholder should seek the advice of legal counsel.

CMC stockholders wishing to exercise the right to seek an appraisal of their shares of CMC common stock must do ALL of the following:
•	the stockholder must not vote in favor of the merger agreement proposal;
•	the stockholder must deliver to CMC a written demand for appraisal before the vote on the merger agreement proposal at the special meeting;
•
the stockholder must continuously hold the shares from the date of making the demand through the effective time (a stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time); and

•
the stockholder or the surviving corporation in the merger must file a petition in the Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time. The surviving corporation is under no obligation to file any such petition and has no intention of doing so.

In addition, for any CMC stockholders to exercise appraisal rights, at least one of the ownership thresholds must be met.
Filing Written Demand. Any holder of CMC common stock wishing to exercise appraisal rights must deliver to CMC, before the vote on the adoption of the merger agreement at the special meeting, a written demand for the appraisal of the CMC stockholder’s shares, and that stockholder must not vote, virtually or by proxy, such shares in favor of the merger agreement proposal. A holder of shares of CMC common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time, since such person will lose his, her or its appraisal rights if the shares are transferred before the effective date of the merger. A proxy that is submitted and does not contain voting instructions will, unless timely revoked, be voted in favor of the merger agreement proposal, and it will constitute a waiver of the CMC stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a CMC stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the merger agreement proposal or abstain from voting on the merger agreement proposal. Neither voting against the merger agreement proposal, nor submitting a proxy against the merger agreement proposal, nor abstaining from voting or failing to vote on the merger agreement proposal, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote on the merger agreement proposal. The written demand must reasonably inform CMC of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A CMC stockholder’s failure to make the written demand before the taking of the vote on the merger agreement proposal at the special meeting will constitute a waiver of appraisal rights.
Only a holder of record of shares of CMC common stock is entitled to demand an appraisal of the shares registered in that holder’s name. A demand for appraisal in respect of shares of CMC common stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s name and mailing address and the number of shares registered in the holder’s name, and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If the shares are held in “street name” by a broker, bank or nominee, the broker, bank or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of CMC common stock held in the name of the record owner. CMC STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS ARE URGED TO CONSULT WITH THEIR BANKS, BROKERS OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE MAKING OF A DEMAND FOR APPRAISAL BY SUCH A NOMINEE.

All written demands for appraisal pursuant to Section 262 of the DGCL should be sent or delivered to CMC Materials, Inc., 870 North Commons Drive, Aurora, Illinois 60504, Attn: Corporate Secretary.
At any time within 60 days after the effective time, any CMC stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration by delivering to CMC, as the surviving corporation in the merger, a written withdrawal of the demand for appraisal and an acceptance of the merger consideration. Any such attempt to withdraw the demand made more than 60 days after the effective time will require written approval of the surviving corporation in the merger. No appraisal proceeding in the Court of Chancery will be dismissed as to any CMC stockholder without the approval of the Court of Chancery, and such approval may be conditioned upon such terms as the Court of Chancery deems just; provided, however, that any CMC stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration within 60 days after the effective time. If the surviving corporation in the merger does not approve a request to withdraw a demand for appraisal and to accept the merger consideration when that approval is required, or if the Court of Chancery does not approve the dismissal of an appraisal proceeding, the CMC stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement.
Notice by the Surviving Corporation. Within ten days after the effective time, the surviving corporation in the merger, or its successors or assigns, will notify each holder of CMC common stock, who has complied with Section 262 of the DGCL, and who has not voted in favor of the merger agreement proposal, of the date on which the merger became effective.
Filing a Petition for Appraisal. Within 120 days after the effective time, but not thereafter, the surviving corporation in the merger or any holder of CMC common stock who has complied with Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Court of Chancery, with a copy served on the surviving corporation in the merger, or its successors or assigns, in the case of a petition filed by a CMC stockholder, demanding a determination of the fair value of the shares held by all CMC stockholders entitled to appraisal. The surviving corporation in the merger is under no obligation to and has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of CMC common stock. Accordingly, any holders of shares of CMC common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of shares of CMC common stock within the time and in the manner prescribed in Section 262 of the DGCL. The failure of a holder of CMC common stock to file such a petition in the period and manner specified in Section 262 of the DGCL could nullify the CMC stockholder’s previous written demand for appraisal.
Within 120 days after the effective time, any holder of CMC common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), to receive from the surviving corporation in the merger a statement setting forth the aggregate number of shares not voted in favor of the merger agreement proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed to the requesting stockholder within ten days after such stockholder’s request therefor has been received by the surviving corporation in the merger or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of CMC common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the surviving corporation in the merger, or its successors or assigns, the statement described in this paragraph. As noted above, however, the demand for appraisal can only be made by a CMC stockholder of record.
If a petition for an appraisal is timely filed by a holder of shares of CMC common stock and a copy thereof is served upon the surviving corporation in the merger, the surviving corporation will then be obligated within 20 days after such service to file in the office of the Register in Chancery in which the petition was filed a duly verified list, which is referred to as the verified list, containing the names and addresses of all CMC stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation in the merger. Upon the filing of any such petition, the Register in Chancery, if so ordered by the Court of Chancery, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving corporation in the merger and the CMC stockholders shown on the verified list at the addresses stated therein. Such notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication deemed advisable by the Court of Chancery. The costs of such notices are borne by the surviving corporation in the merger.
After notice has been given to the CMC stockholders as required by the Court of Chancery, the Court of Chancery is empowered to conduct a hearing on the petition to determine those CMC stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. At the hearing on such petition, the Court of Chancery may require the CMC stockholders who have demanded an appraisal for their shares and who hold shares of CMC common stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any CMC stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such CMC stockholder. Notwithstanding a CMC stockholder’s compliance with the foregoing requirements, Section 262 provides that, because immediately before the merger CMC common stock was listed on a national securities exchange, the Court of Chancery will dismiss appraisal proceedings as to all CMC stockholders who assert appraisal rights unless (a) the total number of shares for which appraisal rights have been pursued and perfected exceeds 1% of the outstanding shares of CMC common stock as measured in accordance with subsection (g) of Section 262 of the DGCL or (b) the value of the merger consideration in respect of the shares for which appraisal rights have been pursued and perfected exceeds $1 million.
Determination of Fair Value. After the Court of Chancery determines the CMC stockholders entitled to an appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court of Chancery will determine the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date and the date of payment of the judgment. However, at any time before the Court of Chancery’s entry of judgment in the proceedings, the surviving corporation in the merger may pay to each CMC stockholder entitled to appraisal an amount in cash, which is referred to as a voluntary cash payment, in which case interest will accrue thereafter only upon the sum of (i) the difference, if any, between the amount so paid by the surviving corporation in the merger and the fair value of the shares as determined by the Court of Chancery and (ii) interest theretofore accrued, unless paid at that time.
In determining fair value, the Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Supreme Court of Delaware stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
CMC stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Court of Chancery could be less than, the same as or more than the value of the merger consideration and that an investment banking opinion as to the fairness from a financial point of view of the merger consideration is not an opinion as to, and may not in any manner address, “fair value” under Section 262 of the DGCL.
Although CMC believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court of Chancery, and CMC stockholders should recognize that such an appraisal could result in a determination of a value lower or higher than, or the same as, the merger consideration. None of the parties to the merger anticipates offering more than the merger consideration to any CMC stockholder exercising appraisal rights, and each of the parties to the merger agreement reserves the right to make a voluntary cash payment pursuant to subsection (h) of Section 262 of the DGCL and to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the “fair value” of a share of CMC common stock is less than the merger consideration.
Upon application by the surviving corporation in the merger or by any CMC stockholder entitled to participate in the appraisal proceeding, the Court of Chancery may, in its discretion, proceed to trial upon the appraisal before the final determination of CMC stockholders entitled to an appraisal. Any CMC stockholder whose name appears on the verified list and, if such shares are represented by certificates and if so required, who has submitted such CMC stockholder’s certificates of stock to the Delaware Register in Chancery, may participate fully in all proceedings until it is finally determined that such CMC stockholder is not entitled to appraisal rights or that neither of the ownership thresholds is met. The Court of Chancery will direct the payment of the fair value of the shares of CMC common stock, together with interest, if any, by the surviving corporation in the merger to CMC stockholders entitled thereto. Payment will be made to each such CMC stockholder, in the case of holders of uncertificated stock, forthwith, and in the case of holders of shares represented by certificates, upon the surrender to the surviving corporation in the merger of the certificate(s) representing such stock. The Court of Chancery’s decree may be enforced as other decrees in such court may be enforced. If a petition for appraisal is not timely filed or if neither of the ownership thresholds is met, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable under the circumstances. Upon application of a CMC stockholder, the Court of Chancery may also order all or a portion of the expenses incurred by a CMC stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal. In the absence of such an order, each party bears its own expenses.
From and after the effective time, no CMC stockholder who has demanded appraisal rights will be entitled to vote such shares of CMC common stock for any purpose or to receive payment of dividends or other distributions on such shares of CMC stock, except dividends or other distributions on such shares of CMC common stock, if any, payable to CMC stockholders as of a time before the effective time. If any stockholder who demands appraisal of shares of CMC common stock under Section 262 of the DGCL fails to perfect or effectively loses or withdraws such holder’s right to appraisal, the stockholder’s shares of CMC common stock will be deemed to have been converted at the effective time into the right to receive the merger consideration, without interest. A CMC stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time, if neither of the ownership thresholds is met or if the CMC stockholder delivers to the surviving corporation in the merger a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger consideration, either within 60 days after the effective time or thereafter with the written approval of the surviving corporation in the merger. Once a petition for appraisal is filed with the Court of Chancery, however, the appraisal proceeding may not be dismissed as to any CMC stockholder who commenced the proceeding or joined that proceeding as a named party without the approval of the Court of Chancery. Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL may result in the loss of a stockholder’s statutory appraisal rights.
In view of the complexity of Section 262 of the DGCL, CMC stockholders wishing to exercise appraisal rights are encouraged to consult legal counsel before attempting to exercise those rights.

LEGAL MATTERS
The validity of the shares of Entegris common stock offered hereby will be passed upon for Entegris by Skadden, Arps, Slate, Meagher & Flom LLP.
EXPERTS
Entegris
The consolidated financial statements of Entegris, Inc. and subsidiaries as of December 31, 2020 and 2019, and for each of the years in the three year period ended December 31, 2020, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2020 have been incorporated by reference in this proxy statement/prospectus in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The audit report covering the December 31, 2020 financial statements refers to a change in our method of accounting for leases in 2019 due to the adoption of FASB Accounting Standards Codification (Topic 842) Leases.
The audit report on the effectiveness of internal control over financial reporting contains an explanatory paragraph that states that Entegris acquired Sinmat and Global Measurement Technologies, Inc. during 2020, and management excluded from its assessment of the effectiveness of Entegris’ internal control over financial reporting as of December 31, 2020, Sinmat’s and Global Measurement Technologies, Inc.’s internal control over financial reporting associated with total assets of $163 million and total revenues of $15 million included in the consolidated financial statements of Entegris as of and for the year ended December 31, 2020. The audit of internal control over financial reporting of Entegris also excluded an evaluation of the internal control over financial reporting of Sinmat and Global Measurement Technologies, Inc.
CMC
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K of CMC Materials, Inc. for the year ended September 30, 2021 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the International Test Solution, Inc. business the registrant acquired during its fiscal year ended September 30, 2021) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

CERTAIN BENEFICIAL OWNERS OF CMC COMMON STOCK
To CMC’s knowledge, the following table sets forth certain information regarding the beneficial ownership of CMC common stock as of January 7, 2022 (except as indicated below) by:
•	all persons known by CMC to own beneficially 5% or more of CMC outstanding common stock;
•	each member of the CMC board of directors;
•	each of the named executive officers of CMC; and
•	all members of the CMC board of directors and CMC’s executive officers as a group.
Unless otherwise indicated, each CMC stockholder listed below has sole voting and investment power with respect to the shares of CMC common stock beneficially owned by such CMC stockholder.
The address of each of CMC’s executive officers and directors is c/o CMC Materials, Inc., 870 North Commons Drive, Aurora, Illinois 60504.
Name and Address	Number of Shares Beneficially Owned[1]	Approximate Percent of Class[1]
Certain beneficial owners:
1. BlackRock, Inc. 55 East 52nd Street New York, New York 10055	3,118,743[2]	10.9%
2. The Vanguard Group, Inc. P.O. Box 2600 Valley Forge, Pennsylvania 19482	2,870,726[3]	10.0%
3. Neuberger Berman Group LLC 1290 Avenue of the Americas New York, NY 10104	1,898,913[4]	6.6%
4. EARNEST Partners, LLC 1180 Peachtree Street NE, Suite 2300 Atlanta, Georgia 30309	1,674,339[5]	5.9%

Directors and executive officers:
David H. Li	163,355[6]	*
William P. Noglows	156,6686 7	*
Richard S. Hill	13,559[6]	*
Barbara A. Klein	38,446[6]	*
Paul J. Reilly	20,105[6]	*
Anne K. Roby	924[6]	*
Susan M. Whitney	48,643[6]	*
Geoffrey Wild	48,643[6]	*
Scott D. Beamer	39,642[6]	*
Daniel D. Woodland	32,607[6]	*
Jeffrey M. Dysard	11,195[6]	*
H. Carol Bernstein	64,2426 8	*
All directors and executive officers as a group (14 persons)	617,8036 9	2.2%
*	= less than 1%
(1)
“Beneficial ownership” generally means any person who, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. Shares of CMC common stock subject to options, warrants or rights that are currently exercisable or exercisable within 60 days of January 7, 2022 are deemed outstanding for computing the ownership percentage of the person holding such options, warrants or rights, but are not deemed outstanding for computing the ownership percentage of any other person. The amounts and percentages are based upon 28,568,967 shares of CMC common stock outstanding as of January 7, 2022, unless otherwise indicated.

(2)
Of the shares of CMC common stock reported as beneficially owned, BlackRock, Inc. exercises (a) sole power to vote 3,079,821 shares, (b) no power to vote 38,922 shares, and (c) sole investment power over 3,118,743 shares. The total number of shares of CMC common stock reported as beneficially owned is 3,118,743, as of September 30, 2021. The number of shares of CMC common stock indicated is based on information reported in Form 13F Holdings Report filed by BlackRock, Inc. on November 9, 2021.
(3)
Of the shares of CMC common stock reported as beneficially owned, The Vanguard Group, Inc. exercises (a) shared power to vote 56,016, (b) sole investment power over 2,788,624 shares, and (c) shared investment power over 82,102 shares. The total number of shares of CMC common stock reported as beneficially owned is 2,870,726, as of November 30, 2021. The number of shares of CMC common stock indicated is based on information reported in the Schedule 13G/A filed by The Vanguard Group, Inc. on December 9, 2021.

(4)
Of the shares of CMC common stock reported as beneficially owned, Neuberger Berman Group LLC exercises (a) sole power to vote 1,844,879 shares, (b) no power to vote 54,034 shares, (c) sole investment power over 16,497 shares, and (d) shared investment power over 1,882,416 shares. The total number of shares of CMC common stock reported as beneficially owned is 1,898,913 shares, as of September 30, 2021. The number of shares of CMC common stock indicated is based on the information reported in the Form 13F Holdings Report filed by Neuberger Berman LLC on November 12, 2021.

(5)
Of the shares of CMC common stock reported as beneficially owned, EARNEST Partners, LLC exercises (a) sole power to vote 1,163,595 shares, (b) shared power to vote 3,180 shares, (c) no power to vote 507,564 shares, and (d) sole investment power over 1,674,339 shares. The total number of shares of CMC common stock reported as beneficially owned is 1,674,339 shares, as of September 30, 2021. The number of shares of CMC common stock indicated is based on the information reported in the Form 13F Holdings Report filed by EARNEST Partners, LLC on November 15, 2021.

(6)
Includes shares of CMC common stock that such person has the right to acquire pursuant to stock options granted pursuant to the CMC Materials, Inc. 2012 Omnibus Incentive Plan, which is referred to as the 2012 OIP, or pursuant to the CMC Materials, Inc. 2021 Omnibus Incentive Plan, which is referred to as the 2021 OIP, in either case, exercisable within 60 days of January 7, 2022, as follows:

Name	Upon Exercise Shares Issuable
Mr. Li	69,677
Mr. Noglows	91,569
Mr. Hill	6,235
Ms. Klein	14,431
Mr. Reilly	14,431
Dr. Roby	—
Ms. Whitney	37,569
Mr. Wild	37,569
Mr. Beamer	19,592
Dr. Woodland	22,096
Dr. Dysard	—
Ms. Bernstein	18,009

Also includes restricted stock units awarded to such executive officer pursuant to the 2012 OIP or the 2021 OIP, as applicable, on January 16, 2018, December 6, 2018, December 5, 2019, December 3, 2020, and December 6, 2021, respectively, that are still subject to restrictions as of January 7, 2022, as set forth in the table below. On December 6, 2018, December 5, 2019, December 3, 2020, and December 6, 2021 as part of CMC’s annual equity incentive award program, CMC awarded restricted stock units to CMC’s executive officers with restrictions that lapse in equal increments upon each anniversary over four years. On January 16, 2018, as part of Mr. Beamer’s appointment as CMC’s Vice President and Chief Financial Officer, CMC awarded Mr. Beamer a sign-on award consisting of 13,128 restricted stock units and an annual equity incentive award consisting of 2,104 restricted stock units, in each case, with restrictions that lapse in equal increments upon each anniversary of the award over four years. The outstanding restricted stock unit awards have the same economic value as shares of CMC common stock, are eligible to receive dividend equivalents, and may not be voted, sold or transferred, other than to immediate family members as provided in the 2012 OIP and 2021 OIP.

Name	Equity Incentive Program Restricted Stock Units
	1/16/18	1/16/18	12/6/18	12/5/19	12/3/20	12/6/21
Mr. Li	—	—	1,716	3,106	5,010	7,580
Mr. Beamer	3,282	526	618	860	1,428	—
Dr. Woodland	—	—	656	916	1,503	2,274
Dr. Dysard	—	—	375	626	1,278	1,932
Ms. Bernstein	—	—	543	760	1,203	1,819

As previously disclosed, effective as of November 15, 2021, Mr. Beamer resigned as Vice President and Chief Financial Officer of the company. Mr. Beamer’s non-qualified stock option, restricted stock unit and performance share unit grants and awards under the 2012 OIP will remain outstanding and continue to vest in accordance with their terms during the period between November 15, 2021 and February 1, 2022. Mr. Beamer will forfeit any non-qualified stock options and restricted stock units that remain unvested in accordance with their terms as of February 1, 2022. In addition, Mr. Beamer will be eligible to vest in (i) his performance share unit award with respect to the 2020 fiscal year through 2022 fiscal year performance period, without proration, based on actual performance results, and (ii) a portion of his performance share unit award with respect to the 2021 fiscal year through 2023 fiscal year performance period, based on actual performance results and prorated for the time that Mr. Beamer was employed by us during such performance period through February 1, 2022.Also includes restricted stock units awarded to such non-employee director pursuant to the 2012 OIP or the 2021 OIP, as applicable, that are still subject to restrictions as of January 7, 2022, as set forth in the table below. For annual equity awards to non-employee directors, restricted stock units are currently awarded with restrictions that lapse in full upon the first anniversary of the award. Initial equity awards of restricted stock units to non-employee directors are currently made with restrictions that lapse in equal annual increments over four years beginning on the first anniversary of the award. Outstanding restricted stock unit awards have the same economic value as shares of CMC common stock, are eligible to receive dividend equivalents, and may not be voted, sold or transferred, other than to immediate family members as provided in the applicable plan.

Name	Non- Employee Director Restricted Stock Units
Mr. Noglows	561
Mr. Hill	561
Ms. Klein	561
Mr. Reilly	561
Dr. Roby	914
Ms. Whitney	561
Mr. Wild	561
(7)
Includes 41,125 shares of CMC common stock held in trust for the benefit of Mr. Noglows’ family members, comprised of 26,125 shares held in trust for the benefit of Mr. Noglows’ spouse, over which Mr. Noglows has no voting or investment power or ownership control, 7,500 shares held in trust for the benefit of a child of Mr. Noglows, over which Mr. Noglows has investment and voting, but no ownership, control, and 7,500 shares held in another trust for the benefit of another child of Mr. Noglows, over which Mr. Noglows has investment and voting, but no ownership, control.

(8)	Includes 20,808 shares of CMC common stock held in trust for the benefit of Ms. Bernstein’s family members, over which Ms. Bernstein has voting and investment, but no ownership, control.
(9)
Includes all individuals who were directors and executive officers as of January 7, 2022, and does not include individuals who ceased to be executive officers prior to such date, except for Mr. Noglows, who since January 1, 2016 has been a non-employee director. Includes 318,435 shares of CMC common stock that CMC directors and executive officers have the right to acquire pursuant to stock options exercisable within 60 days of January 7, 2022, and 43,661 restricted shares of CMC common stock or restricted stock units held by CMC’s executive officers still subject to restrictions as of January 12, 2022 (which include shares subject to restrictions or conditions pursuant to CMC’s Deposit Share Program).

PART III INFORMATION FOR ENTEGRIS
Governance of Entegris After the Merger
The governance of Entegris will not change as a result of the proposed transaction.
Entegris’ directors are as follows:
Name	Age	Title
Paul L. H. Olson	71	Chairman of the Board
Michael A. Bradley	72	Board Member
Rodney Clark	52	Board Member
James F. Gentilcore	69	Board Member
Yvette Kanouff	56	Board Member
James P. Lederer	61	Board Member
Azita Saleki-Gerhardt	58	Board Member
Bertrand Loy	56	President, Chief Executive Officer, and Board Member
Paul L. H. Olson is an executive with broad experience across many industries. He served as the chief executive officer and a director of nuBridges, Inc., a software business headquartered in Atlanta, Georgia, from 2008 until its merger with Liaison Technologies, Inc. in 2011. Thereafter, he served on the board of directors of Liaison Technologies, Inc., serving as a member of its audit committee until 2014. He served as executive vice president of Bethel University from 2002 to 2008. Before 2000, Mr. Olson was a founding executive of Sterling Commerce, Inc., an electronic commerce software company. Before that, he held executive positions with Sterling Software, Inc., a systems management software company, and Michigan National Corp., a bank holding company. Additionally, Mr. Olson served as an advisor to Thoma Bravo Equity Partners, a private equity firm. He is a member of the board of directors of several private companies and non-profit organizations. Mr. Olson holds a B.A. degree from Macalester College, an MBA from the University of St. Thomas, and a doctorate degree from the University of Pennsylvania.
Mr. Olson’s experience as the chief executive officer of two different software companies and other advisory roles provides him with a valuable perspective from outside the semiconductor industry and enables him to provide the board with expertise in corporate leadership, governance, business planning, and risk management. In addition, Mr. Olson brings to the board broad experience in mergers and acquisitions, having led nuBridges, Inc. through its merger with Liaison Technologies, Inc. and serving as an advisor to Thoma Bravo Equity Partners. Mr. Olson completed the NACD Cyber Risk Certificate course and earned the CERT Certificate in Cybersecurity Oversight conferred by Carnegie Mellon University.
Michael A. Bradley is a seasoned executive and advisor with broad experience leading companies in the technology industry. From 2004 until his retirement in February 2014, Mr. Bradley served as the chief executive officer of Teradyne, Inc., a global supplier of automatic test systems and equipment for semiconductor, military/aerospace, data storage, and automotive applications. Mr. Bradley’s other roles and responsibilities at Teradyne included president (from 2003 to 2013), president, semiconductor test division (from 2001 to 2003), chief financial officer (from 1999 to 2001), and vice president (from 1992 to 2001). Before that, he held various finance, marketing, sales, and management positions with Teradyne and worked in the audit practice group of the public accounting firm of Coopers and Lybrand. Mr. Bradley has served as a director of Teradyne, Inc. since 2004, and was previously a director of Avnet, Inc., a global distributor of electronic components and computer products, from 2012 until 2021. He received his A.B. degree from Amherst College and an MBA from the Harvard Business School.
Mr. Bradley brings to the board over 40 years of experience in the semiconductor industry. Mr. Bradley’s diverse experiences at Teradyne from chief executive officer, to divisional president, to chief financial officer, and as a director of other large, complex global organizations provide him with a broad perspective to draw upon in guiding Entegris’ strategy and operations. During his tenure at Teradyne, Mr. Bradley gained significant experience in overseeing and managing risk at an enterprise level for an international technology company, along with deep experience in finance, accounting, investor relations, strategic analysis, and public company governance.
Rodney Clark is an executive who brings extensive sales and marketing leadership experience to the board. He is passionate about transforming businesses, developing people, and lending his experience and voice to emerging topics. Mr. Clark currently serves as the corporate vice president for Channel Sales and Channel Chief at Microsoft

Corporation. In this role, he is responsible for driving strategy and engagement with over 400,000 partners that build and sell solutions with and on behalf of Microsoft. Mr. Clark has been with Microsoft for over 24 years, leading multi-billion-dollar businesses, developing new channels and markets, driving M&A initiatives, and running international organizations. Previous roles include corporate vice president of Mixed Reality and Internet of Things from April 2013 to April 2021, general manager of Samsung Alliance from October 2011 until March 2013, and general manager of the Public Sector business from January 2009 to June 2010. Before Microsoft, he served at IBM Corporation for eight years in various sales, marketing, and management capacities. Mr. Clark also serves on the board of trustees of the Middlesex School in Concord, Massachusetts. Mr. Clark holds a B.S. from California State University, Fresno.
Mr. Clark provides the board with industry-relevant expertise in sales strategy, customer relations, and communications. Through his roles at Microsoft, Mr. Clark has significant experience in leading and growing global teams, developing new initiatives to drive growth, managing risk, the evaluation and integration of mergers and acquisitions, and international business. In addition, Mr. Clark brings important insights on how Entegris can continue to strengthen customer intimacy and how to better understand and anticipate customer needs.
James Gentilcore is a technology executive with vast experience leading global companies as both an executive and a director. Until December 2018, he served as the executive chairman of the board of directors of PQ Corporation, a performance chemicals and services company, having served as a member of its board of directors since 2016. Previously, he served as president and chief executive officer of PQ Corporation from July 2016 until August 2018. Mr. Gentilcore served as an executive advisor to CCMP Capital, a global private equity firm, from April 2014 to June 2016. Before this, Mr. Gentilcore’s wide range of senior leadership experience included serving as the chief executive officer and a director of Edwards Group Limited, a global industrial technology company, as the president, chief executive officer and a director of EPAC Technologies Inc., a logistics technology solutions company, as chief operating officer of Brooks Automation Inc., a provider of life sciences and semiconductor manufacturing automation solutions, and as chief executive officer of Helix Technology Corp., a provider of vacuum technology used in the manufacture of semiconductors, leading the merger between Brooks and Helix. Before that, he was the chief operating officer of Advanced Energy Industries, Inc. Earlier in his career, he spent 10 years in the electronics materials industry with Air Products Inc., a provider of industrial gases and chemicals, serving in various business development and operational roles. Since 2020, Mr. Gentilcore has served on the advisory board of Pontem Corporation, a special purpose acquisition company formed to pursue an acquisition opportunity in the industrial and technology sectors. He also served as a director for Milacron Holdings Corporation from 2014 to 2019 and KMG Chemicals Inc. from 2014 to 2016. He holds a B.Sc. from Drexel University and an MBA from Lehigh University.
Mr. Gentilcore’s 40 years of experience in the technology industry, including his experience as chief executive officer of two major companies serving the semiconductor industry, provide him with a deep understanding of the semiconductor business. As chief executive officer of both PQ Corporation and Edwards Group Limited, Mr. Gentilcore had ultimate risk management responsibility, including for enterprise-wide strategic, operational, compliance, and financial risks. In addition, through his experiences as a chief executive officer and a director on other public company boards, Mr. Gentilcore has developed extensive knowledge in the areas of leadership, global business, corporate finance, safety, and corporate governance. Further, Mr. Gentilcore contributes an important perspective to the board on business development initiatives through his vast background leading other companies through mergers and integrating acquired companies.
Yvette Kanouff is a technology executive with deep experience in leading companies through major technology-related transformations. In her role as partner and chief technology officer at JC2 Ventures, which she has held since 2019, Ms. Kanouff advises companies on their technology strategy and acts as the firm’s engineering expert to its portfolio companies and other partners. Before joining JC2 Ventures, Ms. Kanouff served in various roles at Cisco Systems, Inc., a networking technology company, from 2014 until 2019, including as senior vice president and general manager of each of Cisco’s Service Provider, Cloud Solutions, and Video Software and Services businesses, where she managed more than $7 billion in revenue and over 6,000 employees located across the globe. From 2012 to 2014, Ms. Kanouff served as the executive vice president for engineering and technology for Cablevision Systems Corp., and from 1997 until 2012 she served in a variety of roles at SeaChange International, Inc., including as its president (from 2010 until 2012) and senior vice president and chief strategy officer (from 2006 until 2010). She has served as a member of the board of directors of Amdocs, Ltd. since 2020, of Science Applications International Corp. since 2019, and of Sprinklr, Inc. since 2018. She also serves on the boards of several of JC2 Ventures’ portfolio companies. Ms. Kanouff received her B.S. and M.S. degrees from the University of Central Florida.

Ms. Kanouff brings to the board significant experience in driving transformational and disruptive technologies to market and insight in how companies achieve digital transformation. Her track record of leading change at Cisco and her experience at JC2 Ventures provide Ms. Kanouff with valuable understanding of how companies of various sizes manage their technology roadmaps. In addition, Ms. Kanouff has significant experience in executive leadership, finance, international business, risk management and oversight, and corporate governance.
James Lederer is an executive with decades of experience leading a preeminent company in the semiconductor industry. He served as an executive vice president and officer of Qualcomm Technologies, Inc., a leading wireless technology company, including the dual roles of chief financial officer and chief operating officer for Qualcomm CDMA Technologies (QCT), its semiconductor division, from 2008 until his retirement in January 2014. Before that role, he served as chief financial officer of Qualcomm’s largest segment beginning in 2001 and additionally held a variety of senior management positions at Qualcomm, Inc., including senior vice president, finance and business operations. Before joining Qualcomm in 1997, Mr. Lederer held a number of management positions at Motorola, General Motors, and Scott Aviation. Mr. Lederer has served as a director for Lattice Semiconductor Corporation, a manufacturer of high-performance programmable logic devices, since 2018. He has a B.S. degree and an MBA from the State University of New York at Buffalo.
Mr. Lederer brings to the board more than 35 years of broad-ranging executive leadership experience, with over two decades focused on the semiconductor, mobile, and wireless technology industries, including as a part of the executive staff of Qualcomm that grew the business to become the leader in the communications semiconductor arena worldwide. He possesses deep finance and accounting expertise, including direct involvement in and supervision of the preparation and certification of financial statements. During his tenure at Qualcomm, Mr. Lederer was charged with managing the development and implementation of a global enterprise risk management program including operational, strategic, and financial risk areas. His additional public company board experience provides further corporate governance and compensation experience.
Azita Saleki-Gerhardt is an executive with extensive experience leading the operations function of a global biopharmaceutical company. She currently serves as the executive vice president, operations at AbbVie Inc., a global, research-driven biopharmaceutical company committed to developing innovative advanced therapies for some of the world’s most complex and critical conditions, having previously served as senior vice president, operations from 2013 to 2018. AbbVie was formed in 2013 as a spin-off from Abbott Laboratories. She spent more than twenty years at Abbott Laboratories in a variety of senior management roles focused on operations, manufacturing, and quality. Dr. Saleki-Gerhardt holds a B.A. degree, an M.S. degree, and a Ph.D., each from the University of Wisconsin-Madison.
Dr. Saleki-Gerhardt has extensive business and management experience as a senior executive officer responsible for the domestic and international manufacturing, quality, and distribution network of a global biopharmaceutical company. As executive vice president, operations at AbbVie, Dr. Saleki-Gerhardt is responsible for managing critical risks including those related to manufacturing, supply chain, quality, security, and environmental, health, and safety. Dr. Saleki-Gerhardt brings to the board important perspectives on manufacturing operations, continuous improvement, safety, and global business, in addition to providing insight and expertise into the life sciences industry.
Bertrand Loy is a proven leader in the technology industry with a track record of operational excellence and both organic and inorganic growth. He has been our chief executive officer, president, and a director since November 2012. From July 2008 to November 2012, he served as our executive vice president and chief operating officer. From August 2005 until July 2008, he served as our executive vice president in charge of our information technology, global supply chain, and manufacturing operations. He served as the vice president and chief financial officer of Mykrolis, a company spun out of Millipore Corporation, a life sciences products company, from January 2001 until August 2005. Before that, Mr. Loy served as the chief information officer of Millipore Corporation during 1999 and 2000, and previously served in various strategic planning, global supply chain, and financial roles with Millipore and Sandoz Pharmaceuticals (now Novartis), a pharmaceutical company. Since July 2013, Mr. Loy has been on the board of directors of SEMI, the global industry association representing the electronics manufacturing supply chain, and currently acts as chairman. He also has served on the board of Harvard Bioscience, Inc., a global manufacturer of a broad range of life sciences solutions, since 2014, and is currently lead independent director. Mr. Loy holds an MBA from ESSEC Business School in France.
Having served as Entegris’ chief executive officer for the last nine years, Mr. Loy provides the board with unique insight into Entegris’ strategic vision, customer expectations, and operational management. In addition, Mr. Loy’s past global experiences as an operations, finance, and information technology executive based in Europe, Japan, and the Americas provide him with a deep understanding of Entegris’ opportunities and risks across a broad range of functional areas. During his tenure at Entegris, Mr. Loy has been instrumental in successfully leading the company through numerous acquisitions aimed at strengthening and broadening the company’s product portfolio and increasing the company’s scale. Further, through his service as chairman of the board of directors of SEMI, Mr. Loy brings to the board unique, industry-level perspectives from leading companies across the global electronics manufacturing supply chain.
Entegris’ executive officers, other than Bertrand Loy, are as follows:
Name	Age	Title
Gregory B. Graves	61	Executive Vice President and Chief Financial Officer
Todd Edlund	59	Executive Vice President and Chief Operating Officer
Susan Rice	63	Senior Vice President of Human Resources
Joseph Colella	40	Senior Vice President, General Counsel and Secretary
James A. O’Neill	57	Senior Vice President and Chief Technology Officer
Corey Rucci	62	Senior Vice President, Business Development
Olivier Blachier	48	Senior Vice President, Business and New Markets Development
Bruce W. Beckman	53	Senior Vice President, Finance
Stuart Tison	58	Senior Vice President & General Manager, Specialty Chemicals and Engineered Materials
Clint Haris	49	Senior Vice President & General Manager, Microcontamination Control
William Shaner	53	Senior Vice President & General Manager, Advanced Materials Handling
Michael D. Sauer	55	Vice President, Controller & Chief Accounting Officer
Gregory Graves joined Entegris in September 2002 and was named CFO in September 2006. In his current role, he is responsible for all financial matters for the company, as well as its information technology (IT) function. Mr. Graves previously served the company as the Chief Business Development Officer where he directed the company’s merger, acquisition, and strategic planning efforts. Before joining Entegris, Mr. Graves established a strong track record of service and achievement in investment banking and corporate development, including positions with Piper Jaffray, RBC Capital Markets, The Pillsbury Company, and Deloitte & Touche. Mr. Graves earned his bachelor’s and master’s degrees in accounting from the University of Alabama. He then achieved an MBA from the Darden School at the University of Virginia.
Todd Edlund is responsible for all Entegris business divisions which represents over $1 billion in annual revenue. In this position he leads R&D, product management, strategic planning, marketing, sales, operations, and has P&L responsibility for all company product lines. Just before this role, Mr. Edlund served as Senior Vice President and COO where he had similar responsibilities. Sales, marketing, and operations activities have recently come under his direction. Previously, Mr. Edlund led Entegris’ Critical Materials Handling Division, a business which delivers solutions used in advanced high-technology manufacturing processes. Before that, he led the Contamination Control Solutions Division which specialized in filtration and fluid handling solutions. Mr. Edlund began his career at Entegris in 1995 as a marketing manager for fluid handling products and progressed through a variety of leadership management positions. In 2003, he was named Vice President of Semiconductor Sales, a role he served in until 2005 when he was promoted to head the Liquid Systems business unit. Mr. Edlund received a Bachelor of Science degree in Aerospace Engineering & Mechanics from the University of Minnesota Institute of Technology. He also completed the General Management Program at Harvard Business School.
Susan Rice is responsible for driving the enterprise-wide human resources strategy for Entegris’ 3,500 global team members. She is part of the executive leadership team and reports to Entegris Chief Executive Officer, Bertrand Loy. Ms. Rice previously served as Chief Human Resources Officer (CHRO) for Thermo Fisher Scientific, where she was a member of the senior executive team and responsible for the development and implementation of the global HR strategy to accelerate the company’s performance. She joined Thermo Fisher Scientific in 2006 and previously held human resources leadership roles in the life sciences, financial services, and HR outsourcing sectors. Ms. Rice holds a master’s degree in public health from Yale University and a bachelor’s degree in biology from Bates College.

Joseph Colella is responsible for managing and leading Entegris’ legal affairs, including business transactions, intellectual property, compliance, corporate governance, as well as securities and litigation activities. He is a member of the executive leadership team and serves as secretary of the corporation and to the board of directors. Mr. Colella joined the company in 2013 as senior corporate counsel, holding roles of increasing responsibility, including assistant general counsel, and VP, deputy general counsel. Before joining Entegris, Mr. Colella was a corporate attorney at Bingham McCutchen LLP in Boston. He serves as a trusted advisor to the business leaders across Entegris’ extensive global operations and ensures the implementation of best practices related to compliance and the protection of the company’s assets, including IP. In addition, he plays an instrumental role in the company’s acquisition strategy. He earned his J.D. degree from Duke University School of Law and a bachelor’s degree from Harvard University.
James O’Neill has been our Senior Vice President and Chief Technology Officer since September 2019, having served as Vice President, Chief Technology Officer since 2015. In his current role, Dr. O’Neill is responsible for the innovation process within the company including the development of new products and the laboratories that support them around the world. Dr. O’Neill joined Entegris in 2014 as part of our acquisition of ATMI. Before joining Entegris, Dr. O’Neill was Senior Vice President of Electronic Materials of ATMI. Before that, he held several technical and leadership roles at IBM. Dr. O’Neill earned a Ph.D. in physical chemistry at Columbia University and a Bachelor’s degree in chemistry from Yale University.
Corey Rucci has served as our Senior Vice President, Business Development since January 2018, having served as Vice President, Business Development since February 2014. Before that, he served as Vice President and General Manager of our Specialty Materials Division since 2011 and as General Manager of Poco Graphite, Inc. (POCO) since 2008 when we acquired POCO. Before joining Entegris, Mr. Rucci served POCO as the President and Chief Operating Officer since 2007, Chief Operating Officer since 2005, Chief Financial Officer since 2001 and Vice President of Business Development since 1998. Before that, he worked at UNOCAL Corp. for 17 years in a variety of accounting, marketing and business development roles.
Olivier Blachier joined Entegris in 2021 and is responsible for the company’s merger and acquisition activities and for the commercialization of emerging businesses. Before joining Entegris, Mr. Blachier held various senior leadership positions between 2007 and 2021 at Air Liquide Group, a global leader in gases, technologies, and services for the industrial and healthcare sectors. Since 2018, he has been based in Taiwan and most recently served as APAC vice president for the Hydrogen and Energy Transition business and also led the implementation of capital projects. Previously, he was president of Air Liquide Far Eastern (ALFE) and vice president of Electronics where he led the growth of the company’s electronics business in Greater China as well as the hydrogen energy business across Asia. He also served as group vice president for Air Liquide Industrial Merchant in prior years. From 1997 to 2007, Mr. Blachier worked for Edwards, Ltd., a global vacuum and abatement process leader and subsidiary of BOC Group, where he held multiple roles in the U.S. and U.K., including leading multiple acquisitions and joint ventures. Mr. Blachier holds a Master of Sciences in Fluid and Chemical Engineering from Grenoble Poly-technique National Institute in France and obtained a certificate in Strategy & Organization from Stanford University Graduate School of Business.
Bruce W. Beckman has been our Senior Vice President, Finance since February 2018. Before that, Mr. Beckman served as Vice President, Finance since joining Entegris in April 2015. From 1990 to 2015, Mr. Beckman worked in numerous capacities for General Mills, Inc., including Vice President, Finance, Meals Division from July 2012 to January 2015, Director of Corporate Planning & Analysis from July 2008 to July 2012 and Director of Internal Controls from 2003 to 2005.
Stuart Tison has been our Senior Vice President, Specialty Chemicals and Engineered Materials since July 2016. Before that, Mr. Tison served as Vice President, Specialty Gas Solutions since February 2015, as Vice President, Business Development since January 2010 and as Vice President, Corporate Development since July 2007. Before that, he served Celerity, Inc. as Vice President, Engineering and served Entegris predecessor companies Mykrolis and Millipore in a variety of sales, marketing, business development and engineering roles.
Clint Haris has been our Senior Vice President, Microcontamination Control since July 2016. Before that, Mr. Haris served as our Vice President, Liquid Microcontamination Control since August 2014. Before joining Entegris, Mr. Haris served in a variety of executive roles at Brooks Automation Inc. including Senior Vice President, Life Science Systems from 2010 to 2014 and Senior Vice President and General Manager, Systems Solutions from 2009 to 2010.

William Shaner has been our Senior Vice President, Advanced Materials Handling since July 2016. Before that, Mr. Shaner served as our Senior Vice President, Global Operations since February 2014 and, before that, as our Vice President and General Manager, Microenvironments division since 2007. He has served in a variety of sales, marketing, business development and engineering roles since joining Entegris in 1995.
Michael D. Sauer has been our Vice President, Controller and Chief Accounting Officer since June 2012. Before that, he served as the Corporate Controller since 2008. From the time of the merger with Mykrolis in August 2005 until April 2008, Mr. Sauer served as Director of Treasury and Risk Management. Mr. Sauer joined Fluoroware, Inc., a predecessor to Entegris Minnesota in 1988 and held a variety of finance and accounting positions until 2001 when he became the Director of Business Development for Entegris Minnesota, the successor to Fluoroware, serving in that position until the merger with Mykrolis.
Director Independence
Entegris’ Corporate Governance Guidelines provide that a substantial majority of the directors will be independent. Currently, with the exception of Entegris’ Chief Executive Officer, Entegris’ Board is comprised entirely of independent directors. The Entegris Board has determined that each of Michael A. Bradley, Rodney Clark, James F. Gentilcore, Yvette Kanouff, James P. Lederer, Paul. L. H. Olson, and Azita Saleki-Gerhardt is “independent” as determined under the Nasdaq Stock Market, Inc. Marketplace Rules.
Number, Terms of Office and Appointment of Directors and Officers
The Entegris board of directors consists of eight members. Each of Entegris’ directors holds office for a one-year term. Subject to any other special rights applicable to the stockholders, any vacancies on the Entegris board of directors may be filled in by the affirmative vote of a majority of the directors present and voting at the meeting of the Entegris board of directors or by a majority of the holders of Entegris’ common stock.
Entegris’ officers are appointed by the board of directors and serve it at the discretion of the board of directors, rather than for specific terms of office. Entegris’ board of directors is authorized to appoint persons to the offices set forth in its certificate of incorporation and bylaws as it deems appropriate. Entegris’ bylaws provide that Entegris’ officers may consist of a Chairman of the Board, a Chief Executive Officer, a President, a Chief Financial Officer, Vice Presidents, Controllers, a Secretary, a Treasurer, and such other officers as may be determined by the board of directors.
Committees of the Board of Directors
The Entegris board of directors has three standing committees: an audit and finance committee; a management development and compensation committee; and a governance and nominating committee. All three committees are composed solely of independent directors. Each committee operates under a charter that was approved by Entegris’ board of directors and has the composition and responsibilities described below. The charter of each committee is available on Entegris’ website.
Audit and Finance Committee
The members of Entegris’ Audit and Finance Committee are Michael A. Bradley, James F. Gentilcore, Yvette Kanouff and James P. Lederer (chair).
Entegris adopted an Audit and Finance Committee Charter, which details the purpose and responsibility of such committee, including assisting the board of directors in its oversight of:
•	The integrity of Entegris’ financial statements as well as Entegris’ financial reporting process and systems of internal controls over financial reporting;
•	Entegris’ compliance with legal and regulatory requirements;
•	The qualifications and independence of Entegris’ independent registered public accounting firm; and
•	The performance of Entegris’ internal auditing function and independent registered public accounting firm.

Management Development and Compensation Committee
The members of Entegris’ Management Development and Compensation Committee are James F. Gentilcore (chair), James P. Lederer, and Azita Saleki-Gerhardt.
Entegris adopted a Management Development and Compensation Committee Charter, which details the purpose and responsibility of such committee, including:
•	Aid the board of directors in meeting its responsibilities with regard to oversight and determination of Entegris’ compensation practices, policies and programs;
•	Review and recommend the salary and other compensation of Entegris’ CEO and other senior executive officers who report to the CEO;
•	Review and administer Entegris’ equity incentive programs, including reviewing, recommending, and approving stock option and other equity incentive grants to the CEO and other senior executives; and
•	Review, approve, and advise the board of directors with respect to organizational development and succession planning activities.
The charter also provides that the Management Development and Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by NASDAQ and the SEC.
Governance and Nominating Committee
The members of Entegris’ Governance and Nominating Committee are Michael A. Bradley, Rodney Clark and Azita Saleki-Gerhardt.
Entegris adopted a Governance and Nominating Committee Charter, which details the purpose and responsibility of such committee, including:
•	Recommend to the board of directors the criteria for the selection of nominees as directors;
•	Evaluate individuals meeting these criteria proposed to the Committee for nomination to the board of directors in accordance with procedures established by the Committee;
•	Recommend to the board of directors candidates to be selected by a majority of the independent directors as nominees for election as directors at each annual meeting of stockholders;
•	Recommend to the board of directors director nominees for each committee; and
•	Recommend to the board of directors the corporate governance guidelines applicable to Entegris.
The charter provides that the Governance and Nominating Committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and is directly responsible for approving the search firm’s fees and other retention terms.
Entegris has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of Entegris’ stockholders.
Code of Business Ethics
Entegris has adopted a Code of Business Ethics (the “Code of Ethics”) that applies to all of its officers, directors, employees (including temporary and part-time employees), contractors and agents that it hires to conduct its business. The Code of Ethics provides practical guidance specifically addressing certain common ethical issues that Entegris employees may face, including maintaining a healthy, safe and inclusive workplace, conflicts of interest and complying with laws and regulations. Primary responsibility for coordination of the compliance, communication and training activities to support the Code of Ethics as well as for managing the compliance reporting, monitoring and enforcement activities resides with a compliance officer (the “Compliance Officer”), who is appointed by Entegris’ Chief Executive Officer or the Board. If no compliance officer is appointed by Entegris’ Chief Executive Officer or the Board, Entegris’ Senior Vice President and general counsel serves as the Compliance Officer. If an employee sees or suspects any illegal or unethical behavior, the Code of Ethics encourages them to raise the issue with their manager, Entegris’ Human Resources Department, the Compliance Officer or Entegris’ Law Department. In addition, Entegris maintains a hotline for employees to anonymously report illegal or unethical behavior. The Code of Ethics is posted on Entegris’ website http://www.Entegris.com under “About Us — Investor Relations — Corporate Governance” and will be provided in printed form to any stockholder who requests it.
Item 11.	Executive Compensation
Named Executive Officers
The following sets forth certain information regarding Entegris’ named executive officers. In the table below, in determining the year first appointed as an executive officer of Entegris, service with predecessor public company Entegris Minnesota is included in the case of Mr. Graves, and service with predecessor public company Mykrolis is included in the case of Mr. Loy. Entegris Minnesota and Mykrolis merged into Entegris effective August 6, 2005.
Name	Age	Position	Executive Officer Since
Bertrand Loy	56	President and Chief Executive Officer	2001
Gregory B. Graves	61	Executive Vice President and Chief Financial Officer	2002
Todd J. Edlund	59	Executive Vice President and Chief Operating Officer	2010
Susan Rice	63	Senior Vice President, Global Human Resources	2017
Clint Haris	49	Senior Vice President and General Manager, Microcontamination Control	2016
Entegris’ Approach to Compensation
The overall objectives of Entegris’ executive compensation policies are to:
•	Attract, retain, motivate and reward high-caliber executives.
•	Foster teamwork and support the achievement of Entegris’ financial and strategic goals through performance-based financial incentives.
•	Promote the achievement of strategic objectives which lead to long-term growth in stockholder value.
•	Encourage strong financial performance by establishing competitive goals for target performance and leveraging incentive programs through stock-based compensation.
•	Align the interests of executive officers with those of Entegris and its stockholders by making incentive compensation dependent upon Entegris’ performance.

Performance and Executive Pay
Entegris’ executive compensation philosophy is focused on promoting the achievement of strategic objectives which lead to long-term growth in stockholder value and on encouraging strong financial performance by establishing competitive goals for target performance. To illustrate Entegris’ relative performance over the last five years, the following graphic compares the cumulative total shareholder return, which is referred to as TSR, on Entegris common stock from December 31, 2016, through December 31, 2021, with the cumulative total return of (1) the Nasdaq Composite Index, and (2) the Philadelphia Semiconductor Index, assuming $100 was invested at the close of trading December 31, 2016, in Entegris common stock, the Nasdaq Composite Index and the Philadelphia Semiconductor Index and that all dividends were reinvested.

	December 31, 2016	December 31, 2017	December 31, 2018	December 31, 2019	December 31, 2020	December 31, 2021
Entegris, Inc.	$100.00	$170.48	$157.56	$284.98	$549.59	$794.70
Nasdaq Composite	100.00	129.64	125.96	172.18	249.52	304.85
Philadelphia Semiconductor Index	100.00	140.55	132.05	215.58	331.27	473.22
Past Advisory Votes on Compensation
At the 2021 Annual Meeting of Stockholders, approximately 97.0% of the votes cast on the advisory vote on executive compensation were cast “for” the approval of the compensation paid in 2020 to Entegris’ named executive officers. The Compensation Committee determined that no significant change in Entegris’ compensation policies should be made or recommended to the Board as a result of this advisory vote. In addition, at the 2020 and 2019 Annual Meetings of Stockholders, approximately 97.9% and 97.7%, respectively, of the votes cast on the advisory votes on executive compensation were cast “for” the approval of the compensation paid in 2019 and 2018, respectively, to Entegris’ named executive officers.
Executive Compensation Practices
Compensation of the executive officers of Entegris is overseen by the Management Development and Compensation Committee, or Compensation Committee. The Board and the Compensation Committee were assisted in performance of their oversight duties with respect to executive compensation matters by F.W. Cook.

Entegris is committed to executive compensation practices that drive performance, mitigate risk and align the interests of Entegris’ management team with those of Entegris’ stockholders. The following summarizes key governance characteristics related to the executive compensation programs in which the named executive officers participate:
Features of Entegris’ Executive Compensation Practices
•	Carefully structured peer group with annual Compensation Committee review.
•	Annual say-on-pay advisory vote.
•	Adherence to a rigorous pay-for-performance philosophy in establishing program design and targeted pay levels for NEOs.
•	Independent Compensation Committee oversight.
•	Independent compensation consultant is hired by and reports to the Compensation Committee.
•	Annual report by the independent compensation consultant to the Compensation Committee on executive pay and performance alignment.
•	Stringent stock ownership guidelines maintained for directors and executive officers.
•	Clawback policy in place to deter executive officer misconduct and reclaim certain awards and incentives.
•	Change in control agreements require double-trigger for vesting.
•	No guaranteed bonuses.
•	No material perquisites or other personal benefits to directors or executive officers.
•	Directors, executive officers, employees and consultants may not hedge, pledge or engage in speculative transactions of Entegris stock.
•	No plans that encourage excessive risk taking.
•	No excess dilution through careful monitoring of burn rate and overhang.
•	No new tax “gross-ups” agreements.
Design and Structure of 2021 Executive Compensation
Entegris’ executive compensation policies are designed so that: (i) total compensation is tied to individual performance, (ii) total compensation will vary with Entegris’ performance in achieving financial and other strategic objectives, and (iii) long-term incentive compensation is closely aligned with stockholders’ interests. Further, Entegris’ executive compensation policies provide that the proportion of variable compensation increases as an employee’s level of responsibility increases so that compensation for senior executives is aligned more closely with Entegris’ performance. For these reasons, Entegris’ executive compensation policies prioritize pay-for-performance, competitive compensation, employee retention and alignment with stockholders’ interests. The overall objectives of the executive compensation policies are to:
•	attract, retain, motivate and reward high-caliber executives;
•	foster teamwork and support the achievement of Entegris’ financial and strategic goals through performance-based financial incentives;
•	promote the achievement of strategic objectives that lead to long-term growth in stockholder value;
•	encourage strong financial performance by establishing competitive goals for target performance and leveraging incentive programs through stock-based compensation; and
•	align the interests of executive officers with those of Entegris and its stockholders by making incentive compensation dependent upon Entegris’ performance.
For 2021, the Compensation Committee, which is comprised solely of independent non-employee directors, as described under “Corporate Governance” above, retained the services of the independent compensation advisory firm F.W. Cook to assist with the review and evaluation of Entegris’ compensation policies and to suggest new or alternative compensation arrangements where appropriate. The use of an independent consultant provides additional assurance that Entegris’ programs are reasonable and consistent with Entegris’ objectives. The Compensation Committee selected F.W. Cook based on its national reputation as an expert in compensation practices, its industry knowledge, and its familiarity with Entegris and its past compensation practices. F.W. Cook reports to and takes direction from the Compensation Committee. The assignment of projects by management to F.W. Cook requires the prior approval of the Compensation Committee. During 2021 F.W. Cook performed services primarily for the Compensation Committee under its direction.
In addition, in establishing its executive compensation policies for a given year, the Compensation Committee considers the results of the most recent stockholder advisory vote on executive compensation and determines whether any changes are appropriate.
Components of 2021 Compensation
The 2021 Entegris compensation program for senior executives, including the named executive officers, consisted of a number of elements which are summarized in the following table. Due to Entegris’ focus on short- and long-term incentive compensation, a meaningful portion of each executive officer’s target total direct compensation is dependent on Entegris’ performance. Approximately 90% of the Chief Executive Officer’s target total direct compensation and an average of approximately 77% of the target total direct compensation of the other named executive officers was “variable,” i.e., dependent on Entegris’ performance. “Fixed” compensation is comprised of 2021 target base salary, while “variable” compensation is comprised of 2021 target Entegris Incentive Plan award and 2021 annual long-term incentive compensation grant consisting of restricted stock units, stock options and performance share units.
Total Direct Compensation
Element	Description and Purpose of the Compensation Element	Fiscal 2021 Commentary
Base Salary	Rewards core competence in the executive role relative to required skills, experience and contributions to Entegris. Generally targeted at the median level, based on competitive market practice.
Entegris awarded increases to the base salaries of the named executive officers during fiscal 2021 to bring their base salaries into general alignment with the market median level, adjusted for executive-specific factors such as tenure, proficiency in role and criticality.

Element	Description and Purpose of the Compensation Element		Fiscal 2021 Commentary
Short-Term Incentive Compensation	Rewards achievement of Entegris financial performance criteria to:
In 2021, Entegris Incentive Plan awards were based on the Entegris’ performance with respect to adjusted EBITDA as a percentage of revenue (weighted 75%) and on the achievement of specified key business objectives for the year (weighted 25% in aggregate). The actual amounts of EIP awards with respect to 2021 are expected to be determined in February 2022.

	•	Incentivize the achievement of annual financial performance metrics that will drive our long-term success; and
	•	Incentivize achievement of pre-established business objectives.

Long-Term Incentive Compensation
Entegris awards its executive officers with time-vested restricted stock units and stock options, which both vest ratably over four years, and performance share units that provide the opportunity to earn shares of Entegris’ common stock based on Entegris’ TSR as compared with the TSR achieved by the companies that comprise the Philadelphia Semiconductor Index over a three-year period. The purposes of our long-term incentive awards are to:

No changes to the type and mix of long-term incentive awards were made for 2021. Named executive officers received time-vested restricted stock units (weighted 40% on a value basis), time-vested stock options (weighted 30%) and relative total shareholder return PSUs (weighted 30%).

	•	Promote executive ownership of our stock;
	•	Promote retention of executives in a normally competitive labor market over the longer term;
	•	Encourage management focus on critical performance metrics creating value for stockholders; and
	•	Align the program with peer group and market practices, where appropriate.
Other Compensation
Element	Description and Purpose of the Compensation Element		Fiscal 2021 Commentary
Retirement Benefits	Entegris provides both qualified and non-qualified tax-deferred retirement savings plans to:		There were no changes to the participation in Entegris’ retirement plans and no change to the benefits provided.
	•	Encourage employee long-term commitment to Entegris;
	•	Promote employee savings for retirement; and
	•	Make total retirement benefits available to executives commensurate with other employees as a percentage of compensation.

Welfare Benefits	Executives participate in employee benefit plans generally available to employees to provide a broad-based total compensation program designed to be competitive in the labor market.		In 2021, there were no changes from historical practice.

Element	Description and Purpose of the Compensation Element	Fiscal 2021 Commentary
Perquisites	Entegris provides no material perquisites to executive officers.	In 2021, there were no changes from historical practice.

Change in Control Termination Benefits
Change in control agreements provide for “double-trigger” benefits and are designed to retain executives and provide continuity of management in the event of an actual or threatened change in control of Entegris.
In 2021, there were no changes from historical practice.
The use of these compensation elements enables Entegris to reinforce its pay-for-performance philosophy and to strengthen its ability to attract and retain high-quality executives. The Compensation Committee believes that this combination of compensation elements provides an appropriate mix of fixed and variable pay and achieves an appropriate balance between short-term financial and operational performance and long-term stockholder value. The Compensation Committee determines the amount of compensation under each component of executive compensation granted to the executive officers to emphasize performance-based compensation tied to financial metrics approved by the Compensation Committee and to achieve the appropriate balance between cash compensation and equity compensation, as well as to reflect the level of responsibility of the executive officer. There is no pre-established policy or target for the allocation between either cash and non-cash or short- and long-term incentive compensation. With respect to fiscal 2021, the total compensation paid or awarded to the named executive officers included both short-term cash and equity based long-term incentive compensation.
In addition, the Compensation Committee has in the past analyzed, and expects that from time to time it will continue to analyze, tally sheets prepared for each senior executive, including the named executive officers, as a benchmark for its compensation decisions. Typically, these tally sheets have been prepared by Entegris’ human resources and finance departments. Each of these tally sheets presents the dollar amount of each major component of the named executive officers’ compensation, including current cash compensation (base salary and short-term incentive compensation), accumulated deferred compensation balances and outstanding equity awards. The overall purpose of the tally sheets is to bring together in one place all of the elements of actual and potential future compensation of Entegris’ named executive officers, as well as information about wealth accumulation, so that the Compensation Committee may analyze both aggregate total amount of actual and projected compensation as well as internal pay equity and other decisions regarding executive compensation.
When making compensation decisions, the Compensation Committee also looks at the target total direct compensation of Entegris’ Chief Executive Officer and the other named executive officers relative to that provided to similarly situated executives based on market data provided by F.W. Cook. The Compensation Committee believes, however, that a benchmark should be a point of reference for measurement, but not the determinative factor for Entegris’ executives’ target compensation. The purpose of the comparison is merely to supplement and not to supplant the analyses of internal pay equity, wealth accumulation potential and the individual performance of the executive officers that the Compensation Committee considers when making compensation decisions. Because the comparative compensation information is just one of the several analytical tools that are used in setting executive compensation, the Compensation Committee has discretion in determining whether to use this information and/or the nature and extent of its use.
Base Salary
In general, base salary for each employee, including the named executive officers, is established based on the individual’s job responsibilities, performance and experience; the competitive environment; and executive-specific factors such as tenure, proficiency in the role and criticality. Each year, Entegris surveys the compensation practices of companies serving the semiconductor and other industries deemed relevant as well as general market pay practices for executives in the United States and in other countries in which it has significant employee populations in order to assess the competitiveness of the compensation it offers. In addition, for senior executives including the named executive officers, the Compensation Committee evaluates base salary against corresponding compensation data from Entegris’ peer group. In fiscal 2021, Entegris continued to target base salary at the median of the peer group and survey reference points compiled by F.W. Cook, adjusted for executive-specific factors such as tenure, proficiency in role and criticality. The percent changes in annual base salary from 2020 to 2021 for each of the named executive officers are reflected in the table in the “—Short-Term Incentive Compensation” section below.

As noted above, the Compensation Committee believes that Entegris’ success is dependent on its ability to hire and retain high-caliber executives in critical functions, and the pursuit of this objective may require it to recruit individual executives who have significant compensation and retention packages in place with other employers. In order to attract such individuals to Entegris, Entegris may be required to negotiate compensation packages that deviate from the general principle of targeting base pay at the market median. Similarly, Entegris may determine to provide compensation outside of the normal cycle to individuals to address retention issues.
Short-Term Incentive Compensation
Entegris has for a number of years maintained a short-term variable incentive compensation program, the Entegris Incentive Plan (“EIP”), which generally provides for a potential cash award based upon the achievement of annual financial criteria and operating performance objectives in accordance with a sliding scale established by the Compensation Committee, with a fractional award for performance above the threshold level, a full award for target performance and a premium award of up to 200% of target for extraordinary performance. In addition to the financial criteria and operating performance objectives, awards under the EIP are conditioned on Entegris achieving an operating profit. During 2021, the Chief Executive Officer was eligible to receive a target incentive compensation payment equal to 120% of his base salary, and the named executive officers listed in the “Summary Compensation Table” below other than the Chief Executive Officer continued to be eligible to receive target incentive compensation payments ranging from 60% to 85% of their base salaries. During 2021, the target incentive compensation payments for Entegris’ Chief Operating Officer, Senior Vice President for Human Resources and Senior Vice President and General Manager for Entegris’ Microcontamination Control division were increased from 80%, 60% and 60% of their base salaries, respectively, to 85%, 70% and 70% of their base salaries, respectively. The EIP is administered by, and all awards are made at the discretion of, the Compensation Committee. The target incentive compensation payments to Entegris’ named executive officers, as a percentage of base salary, approximated the median of target incentive compensation payments of similarly situated executives of its peer group companies, adjusted for executive-specific factors such as tenure, proficiency in role and criticality.
Under this plan, with respect to 2021, an incentive pool was established based upon the level of the attainment of financial objectives established by the Compensation Committee. For 2021, the EIP awards were based on: (i) the achievement of adjusted EBITDA (defined as net income before interest income, interest expense, intangible amortization, depreciation, acquisition and integration costs, acquired inventory step-up amortization, and restructuring costs but excluding acquisition operating income, with income tax expense added back) as a percentage of revenue within a range established by the Compensation Committee (from a threshold of 22% of revenue to a maximum of 34% of revenue) with target performance established at 28%, weighted at 75% and providing for awards ranging from 0% of target for threshold or below threshold performance to a maximum of 200% of target for performance at the top of the range; (ii) the achievement of organic business growth (defined as revenue growth excluding revenue from the first twelve months of Entegris’ operation of acquired businesses) in excess of Entegris’ markets within a range established by the Compensation Committee (from a threshold of 2% growth in excess of Entegris’ markets to a maximum of 4% growth in excess of Entegris’ markets) with target performance established at 3%, weighted at 15% and providing for awards ranging from 0% of target for threshold or below average performance to a maximum of 200% of target for performance at the top of the range; and (iii) the achievement of the number of customer complaints per 1,000 line items shipped within a range established by the Compensation Committee (from a threshold of 7.51 customer complaints per 1,000 line items shipped to a maximum of 5.63 customer complaints per 1,000 line items shipped) with target performance established at 6.76 customer complaints per 1,000 line items shipped, weighted at 10% and providing for awards ranging from 0% of target for threshold or below average performance to a maximum of 200% of target for performance at the top of the range. For 2021, the Compensation Committee will be reviewing performance relative to the above noted measures in February 2022 and will be responsible for determining the final awards earned. Clint Haris’ participation in the EIP is based on divisional (rather than corporate) performance, where the executive’s payout will be modified by the relative performance of the executive’s division compared to the performance of the other divisions.

The EIP awards for the named executive officers for fiscal 2021, 2020 and 2019 (presented at target level in the case of 2021) are reflected in the column entitled “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table” and the 2021 EIP award is also reflected in the “2021 Grants of Plan-Based Awards” table below.
Name	Annual Base Salary	% Change From 2020	EIP Target as a Percent of Salary	% Change from 2020	Target EIP Award	Actual EIP Award as Percent of Target(1)	Actual EIP Award(1)
Bertrand Loy	$1,000,000	8%	120%	9%	$1,200,000	100%	$1,200,000
Gregory B. Graves	$570,000	4%	85%	0%	$484,500	100%	$484,500
Todd J. Edlund	$530,000	4%	85%	6%	$450,500	100%	$450,500
Susan Rice	$415,000	4%	70%	17%	$290,500	100%	$290,500
Clint Haris	$390,000	10%	70%	17%	$273,000	100%	$273,000
(1)
Presented at target performance. The actual amounts of EIP awards with respect to 2021 are expected to be determined in February 2022. Once such EIP awards are determined, such amounts will be disclosed in a filing under Item 5.02(f) of Form 8-K.

Long-Term Incentive Compensation
During 2021, executives and certain key employees were eligible to receive equity grants and awards under the Entegris, Inc. 2010 Stock Plan, as amended, and the Entegris, Inc. 2021 Stock Plan, each of which is administered by the Compensation Committee. Restricted stock unit awards, stock option awards and performance share unit awards, as described below, were the equity vehicles used by Entegris for long-term incentive awards to executive officers during 2021. The 2021 long-term incentive awards to the named executive officers are listed in the “2021 Grants of Plan-Based Awards” table below under the columns entitled (in the case of performance share unit awards) “Estimated Future Payouts Under Equity Incentive Plan Awards,” (in the case of restricted stock unit awards) “All Other Stock Awards: Number of Shares of Stock or Units” and (in the case of stock option awards) “All Other Option Awards: Number of Securities Underlying Options.”
The Compensation Committee believes that long-term incentive awards to executive officers, including the named executive officers, should be comprised of a mixture of restricted stock units, stock options and performance share units. Accordingly, for 2021, the Compensation Committee approved equity awards for executive officers comprised, as a percentage of the total annual grant value, of 40% restricted stock units, 30% stock options and 30% performance share units, which has been unchanged since 2015. The total annual grant value of long-term equity incentive awards granted to Entegris’ named executive officers in 2021 approximated the market median, adjusted for executive-specific factors such as tenure, proficiency in role and criticality. A description of the terms of each type of equity award and the reasons why the Compensation Committee believes each is an appropriate long-term incentive equity vehicle follows.
•
Restricted Stock Units. Forty percent of the 2021 equity award to executive officers consisted of restricted stock units, with restrictions lapsing in four equal installments on February 19th of the first through the fourth years following the date of award. The award of restricted stock units is designed to enable Entegris to retain executive officers and other key employees during turbulent economic times and in a competitive labor market. Non-executive employees receiving equity awards in 2021 received restricted stock units, with the restrictions lapsing ratably over four years in accordance with the foregoing schedule.

•
Stock Options. Thirty percent of the 2021 equity awards to executive officers consisted of stock options that vest in four equal installments on February 19th of the first through the fourth years following the date of grant and have a seven-year term. The Compensation Committee believes that the award of stock options is an effective mechanism to align the interests of Entegris’ executive officers with those of Entegris stockholders, which is expected to lead to an increase in the long-term value of Entegris’ common stock. This is because stock options only provide value to the recipient if the price of Entegris’ common stock appreciates, which creates a strong performance orientation consistent with Entegris’ pay-for-performance philosophy. All stock options granted in 2021 were granted with an exercise price equal to the fair market value of Entegris common stock on the date of grant.

•
Performance Share Units. Thirty percent of the 2021 equity awards to executive officers consisted of performance share units, which provide the opportunity to earn shares of Entegris’ common stock based on

Entegris’ TSR as compared with the TSR achieved by the companies that comprise the Philadelphia Semiconductor Index over a three-year period following the date of award. Early in 2021, each recipient received a target allocation of performance share units; the final number of shares which may be earned ranges from 0% to 200% of target. The number of shares actually earned at the end of the performance period is based on a pre-established payout curve, which provides for earnouts of 50%, 100% and 200% of target for performance at the 25th, 50th and 85th percentiles, respectively, with linear interpolation between such levels (no shares are earned for performance below the 25th percentile). If Entegris’ absolute TSR is negative, then the maximum number of shares that may be earned is the target performance share allocation. Performance share units earned over the three-year performance period will be fully vested on the last day of the performance period and are required to be settled as soon as practicable following certification of the number of shares earned by the Compensation Committee. The Compensation Committee included performance share units as a component of the 2021 long-term incentive award for executive officers because the Compensation Committee believes that relative TSR is an important metric for Entegris’ stockholders’ evaluation of Entegris’ performance against the performance of other companies. The performance share units thus create an additional alignment with stockholder interests through an objective performance metric. In addition, based on the Compensation Committee’s review of peer company market data, it believes that TSR-based performance share units frequently represent a significant portion of equity incentives used by companies that compete with us in attracting, hiring, motivating and retaining executives.

Chief Executive Officer Compensation
The Compensation Committee evaluates the compensation package of the Chief Executive Officer of Entegris in accordance with the objectives and methodology described above. In evaluating the Chief Executive Officer’s target total direct compensation for 2021, the Compensation Committee also considered compensation levels of chief executive officers in the market pay analysis conducted by F.W. Cook, individual performance, Entegris’ recent financial performance and the terms of Mr. Loy’s executive employment agreement.
Benefits
Entegris provide benefit programs to executive officers and to other employees. The following table generally identifies such benefit plans and identifies those U.S. employees who may be eligible to participate:
Benefit Plan	Executive Officers	Certain Managers	Full Time Employees
401(k) Plan
Medical/Dental Plans
Life and Disability Insurance(1)
Employee Stock Purchase Plan
Supplemental Executive Retirement Plan (SERP)			Not Offered
Deferred Compensation Plan			Not Offered
Change of Control Agreements(2)		Not Offered	Not Offered
(1)	All Entegris officers receive company-paid long-term disability coverage that provides a monthly benefit of 60% of qualified salary to a maximum of $15,000 per month.
(2)	Entegris has change of control agreements with its executive officers, its Senior Vice President, Chief Commercial Officer and its Senior Vice President, Global Operations & Supply Chain.
Personal Benefits
Entegris does not offer its named executive officers perquisites.

Retirement Plans
During 2021, Entegris offered retirement benefits to its U.S. employees through the tax-qualified Entegris, Inc. 401(k) Savings and Profit Sharing Plan (2017 Restatement), as amended (the “401(k) Plan”), which generally provides for an employer match for employee contributions. Executive officers participated in the 401(k) Plan on the same terms as those available for other eligible employees in the U.S. The 401(k) Plan provides a long-term savings vehicle that allows for pre-tax and/or post-tax Roth contributions by employees and tax-deferred earnings. During 2021, Entegris made matching contributions to the 401(k) Plan equal to 100% of such employee contributions on the first 3% of eligible compensation and 50% of the next 2% of eligible compensation, not to exceed the annual IRS limit.
In connection with the 401(k) Plan, Entegris also maintain the Entegris, Inc. Supplemental Executive Retirement Plan (“SERP”), a non-qualified retirement plan. Under the SERP, certain senior executives, including the named executive officers, are allowed certain salary deferral benefits that would otherwise be lost by reason of restrictions imposed by the Internal Revenue Code limiting the amount of compensation which may be deferred under tax-qualified plans. Compensation that may be deferred into the SERP include employee and matching employer contributions that are in excess of the maximum deferral amount allowed under the terms of the 401(k) Plan. Participant accounts are credited with an investment return equivalent to that provided by the investment vehicles elected by the participant, which may be allocated among the same investment funds as are offered with respect to the 401(k) Plan accounts.
The individual participant balances in the 401(k) Plan and the SERP reflect a combination of: (1) the annual amount contributed by Entegris or by the employee to the 401(k) Plan and the SERP and the amount of cash compensation that the employee elects to defer; (2) the annual contributions and/or deferred amounts being invested at the direction of the employee (the same investment choices are available to all participants); and (3) the continuing reinvestment of the investment returns until the accounts are paid out. This means that similarly situated employees, including the named executive officers, may have materially different account balances because of a combination of these factors. See the “Non-Qualified Deferred Compensation Table” below for more information on account balances and earnings under the SERP for the named executive officers.
Executive Compensation Decision Making Process
Evaluation of Compensation against External Data
For the 2021 compensation programs, the Compensation Committee evaluated each element of target total direct compensation (the sum of base salary, target annual incentive and grant date present value of long-term incentives) against corresponding compensation data from comparable companies collected by F.W. Cook. The Compensation Committee compared Entegris’ compensation practices and target compensation levels to that provided to executives among a group of companies that were evaluated by F.W. Cook and the Compensation Committee as being comparable to Entegris. In mid-2020, the Compensation Committee, working with F.W. Cook, reviewed and revised the peer group to align the peer market capitalization more closely with those of Entegris (which had been growing at a faster rate than the previous peers’ median market capitalization) and to ensure that the peer group size measures continued to be appropriately aligned with Entegris. To that end, Albemarle Corporation, Monolithic Power Systems, Inc., Qorvo, Inc., Skyworks Solutions, Inc. and Xilinx, Inc. were added to the peer group for 2021, while each of Advanced Energy Industries, Inc., Coherent, Inc., Diodes Incorporated, Ferro Corporation, Innospec, Inc., W.R. Grace & Co., and Watts Water Technologies, Inc. were removed. In addition, the peer group was revised in light of mergers and acquisitions activity, removing two acquired peers (Cypress Semiconductor Corporation and Versum Materials, Inc.). The revised 16-company peer group shown below was approved by the Compensation Committee to inform its decisions with respect to target total direct compensation levels for 2021:
Albemarle Corporation Ashland Global Holdings Inc. CMC Materials, Inc. (formerly Cabot Microelectronics Corporation) Cree, Inc. FLIR Systems, Inc.	Graco Inc. Hexcel Corporation II-VI Incorporated MKS Instruments, Inc. Monolithic Power Systems, Inc.	National Instruments Corporation Nordson Corporation Qorvo, Inc. Skyworks Solutions, Inc. Teradyne, Inc. Xilinx, Inc.
This group was selected from among companies operating in similar or related industries with median revenues, EBITDA, total assets and market capitalizations approximating those of Entegris. The Compensation Committee selected peer companies in the same or related industries on the basis of these metrics because it believes that they are commonly used to compare the relative size of companies.

Information concerning the compensation practices of these companies was drawn from their proxy statements or other public filings. The Compensation Committee annually reviews the peer group with the assistance of F.W. Cook to ensure that it remains appropriate.
F.W. Cook supplemented this data with compensation survey data from technology companies and a broader, general industry compensation survey to develop a composite market perspective on competitive pay levels. As a general matter, the Compensation Committee intends to set target total direct compensation for the named executive officers at the market median, adjusted for executive-specific factors such as tenure, proficiency in role and criticality.
Based upon the Compensation Committee’s review of the compensation arrangements discussed below, the compensation levels of the above peer companies, general market pay practices for executives and its assessments of individual and corporate performance, the Compensation Committee believes that Entegris’ executive compensation policies for 2021 were appropriate. While executive officers, principally the Senior Vice President for Global Human Resources, worked closely with the Compensation Committee and with F.W. Cook to design Entegris’ compensation programs for 2021 (other than for the Chief Executive Officer), the Compensation Committee ultimately decides which policies to adopt and directs and approves the design of all compensation programs as well as the specific compensation paid to each of the named executive officers. Discussions concerning Chief Executive Officer compensation are conducted between F.W. Cook and the Compensation Committee without executive officer involvement.
Risk Assessment with Respect to Compensation Policies and Practices
In December 2021, the Compensation Committee reviewed the various design elements of Entegris’ compensation program to determine whether it encourages excessive or inappropriate risk-taking. The scope of this review included aspects of executive compensation and consideration of the items of Entegris’ compensation policies and practices that affect all employees. In general, the process used by the Compensation Committee to complete its risk evaluation was as follows:
•	The Compensation Committee identified the compensation-related risks that Entegris may face;
•	The Compensation Committee identified the material design elements of Entegris’ compensation policies and practices with respect to all employees; and
•
The Compensation Committee then evaluated whether there is a relationship between any of those design elements and any of Entegris’ most significant risks. More specifically, the Compensation Committee evaluated whether any of the design elements of Entegris’ compensation policies and practices encourages Entegris’ employees to take excessive or inappropriate risks that are reasonably likely to have a material adverse impact on Entegris.

After completing its evaluation, the Compensation Committee concluded that Entegris’ compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Entegris. More specifically, the Compensation Committee concluded that Entegris’ compensation program is designed to encourage employees to take actions and pursue strategies that support its best interests and the best interests of its stockholders, without promoting excessive or inappropriate risk.
The design elements of Entegris’ executive compensation program do not include unusual or problematic compensatory schemes that have been linked to excessive risk-taking. Furthermore, the design elements of Entegris’ compensation program that directly tie compensatory rewards to its performance include various counter-balances designed to offset potentially excessive or inappropriate risk-taking. For example, there is a balance between the fixed components of the program and the performance-based components.
Similarly, with respect to the performance-based components, there is a balance between annual and longer-term incentives. Thus, the overall program is not too heavily weighted towards incentive compensation, in general, or short-term incentive compensation, in particular. The financial incentives are not based simply upon revenue. Rather, they are tied to performance metrics such as adjusted EBITDA (net income before interest income, interest expense, income tax expense, intangible amortization, depreciation acquisition and integration costs, acquired inventory step-up amortization, and restructuring costs but excluding acquisition operating income, with income tax expense added back) as a percentage of revenue and quantitatively measured strategic objectives, which more closely align the interests of management with the interests of Entegris stockholders. The performance metrics for incentive payments are established annually and reflect goals that are a stretch, but not so high that they require performance outside of what the Compensation Committee believes is reasonable or could motivate management to take actions in which Entegris assumes unreasonable levels of risk. In addition, there are caps on how much performance-based compensation may be earned in a particular performance period, and the Board has adopted a policy for clawback of performance-based compensation that was paid out in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws. Furthermore, Entegris maintains stock ownership guidelines for its executive officers, including the named executive officers, in order to promote a close alignment of the interests of those executive officers with those of Entegris stockholders. The Compensation Committee also maintains an ongoing dialogue with Entegris’ senior management to track progress on performance-based goals in order to foresee and avoid any excessive or inappropriate risk taking that may otherwise be driven by a desire to maximize performance-based compensation.
Executive Compensation Tables
2021 Summary Compensation Table
The following table summarizes the reportable compensation of the named executive officers for the fiscal years ended December 31, 2021, 2020 and 2019, in accordance with Item 402(c) of Regulation S-K. Because of Entegris’ emphasis on performance-based compensation, Entegris did not pay any discretionary bonuses to its named executive officers in 2021.
Name and Principal Position	Year	Salary ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
Bertrand Loy	2021	981,250	5,323,172	2,190,407	1,200,000	84,053	9,778,882
President & Chief	2020	946,154(1)	6,325,503	1,290,210	1,541,513	82,421	10,185,801
Executive Officer	2019	867,789	2,388,380	1,023,595	1,020,250	126,035	5,426,049
Gregory B. Graves	2021	565,000	1,385,169	570,343	484,500	51,589	3,056,601
Executive Vice President	2020	548,077(1)	927,927	360,132	708,263	40,918	2,585,317
& Chief Financial Officer	2019	464,231	840,013	359,974	373,650	55,756	2,093,624
Todd J. Edlund	2021	525,000	1,567,509	645,349	450,500	62,899	3,251,257
Executive Vice President	2020	525,289(1)	1,082,572	420,164	618,120	42,842	2,688,987
& Chief Operating Officer	2019	484,904	840,013	359,974	393,525	55,146	2,133,562
Susan Rice	2021	411,250	583,009	240,364	290,500	33,488	1,558,611
Senior Vice President,	2020	408,173(1)	494,742	192,197	363,600	32,258	1,490,970
Global Human Resources	2019	370,673	367,478	157,495	238,500	35,496	1,169,642
Clint Haris	2021	381,250	510,245	210,165	273.000	14,088	1,388,748
Senior Vice President and	2020	364,327(1)	444,250	172,918	358,692	26,429	1,366,616
General Manager,	2019	331,34	262,516	112,476	234,192	26,147	966,677
Microcontamination Control
(1)	Includes one bi-weekly payment that included compensation with respect to employment for a portion of the final week of 2019 due to the timing of payroll runs.
(2)
Amounts reflect: (i) the grant date fair value for awards of restricted stock units made pursuant to Entegris’ long-term incentive program in 2021, 2020 and 2019, determined in accordance with FASB ASC Topic 718 (for a discussion of the assumptions underlying these valuations and the valuations discussed below, please see Note 13 to Entegris’Consolidated Financial Statements included in Entegris’Annual Report on Form 10-K for the fiscal year ended December 31, 2020); and (ii) the grant date fair value for performance share units awarded in 2021, 2020 and 2019, determined in accordance with FASB ASC Topic 718. Assuming the highest level of performance is achieved under the performance share units granted in 2021, the maximum grant date values of the performance share units, based on the closing price of Entegris’common stock on the last trading day of 2021 ($138.58) at the maximum calculated payout, is: (a) in the case of Mr. Loy - $6,186,211; (b) in the case of Mr. Graves - $1,609,745; (c) in the case of Mr. Edlund - $1,821,496; (d) in the case of Ms. Rice - $677,379; and (e) in the case of Mr. Haris - $593,122. For additional information with respect to awards made in fiscal 2021, see the 2021 Grants of Plan-Based Awards and Outstanding Equity Awards at 2021 Fiscal Year End tables herein.

(3)
Amounts consist of the grant date fair value, computed in accordance with FASB ASC Topic 718, with respect to stock option awards granted in 2021, 2020 and 2019. For a discussion of the assumptions underlying these valuations, please see Note 13 to Entegris’Consolidated Financial Statements included in Entegris’Annual Report on Form 10-K for the fiscal year ended December 31, 2020

(4)
For 2021, figures are presented at target performance. The actual amounts of Entegris Incentive Plan awards with respect to 2021 are expected to be determined in February 2022. Once such EIP awards are determined, such amounts will be disclosed in a filing under Item 5.02(f) of Form 8-K. For 2019 and 2020, reflects amounts paid under the Entegris Incentive Plan with respect to Entegris’ performance during the indicated fiscal year and were paid in February of the succeeding year.

(5)
For 2021, represents (a) employer matching contributions under the Entegris, Inc. 401(k) Savings and Profit Sharing Plan (2017 Restatement); (b) employer matching contributions to the Entegris, Inc. Supplemental Executive Retirement Plan; (c) the dollar value of group term life insurance premiums paid by Entegris; and (d) the dollar value of executive short-term disability premiums paid by Entegris in each of the following amounts:

Name	401(k) Contributions	SERP Contributions	Life Insurance	Short Term Disability
Bertrand Loy	11,600	68,688	2,322	1,443
Gregory B. Graves	11,600	33,900	3,564	2,525
Todd J. Edlund	11,600	47,250	2,322	1,727
Susan Rice	11,600	15,497	3,564	2,827
Clint Haris	11,600	—	810	1,678
2021 Grants of Plan-Based Awards
During the fiscal year ended December 31, 2021, the following plan-based awards were granted to the named executive officers:
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(#)(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Bertrand Loy	Entegris Incentive Plan	—	$0	$1,200,000	$2,400,000	—	—	—	—	—	—	—
	Restricted Stock Units	02/02/2021	—	—	—	—	—	—	29,760	—	—	$2,919,754
	Performance Share Units	02/02/2021	—	—	—	11,160	22,320	44,640	—	—	—	$2,403,418
	Stock Options	02/02/2021	—	—	—	—	—	—	—	71,372	$98.11	$2,190,407
Gregory B. Graves	Entegris Incentive Plan	—	$0	$484,500	$969,000	—	—	—	—	—	—	—
	Restricted Stock Units	02/02/2021	—	—	—	—	—	—	7,744	—	—	$759,764
	Performance Share Units	02/02/2021	—	—	—	2,904	5,808	11,616	—	—	—	$625,405
	Stock Options	02/02/2021	—	—	—	—	—	—	—	18,584	$98.11	$570,343
Todd J. Edlund	Entegris Incentive Plan	—	$0	$450,500	$901,000	—	—	—	—	—	—	—
	Restricted Stock Units	02/02/2021	—	—	—	—	—	—	8,764	—	—	$859,836
	Performance Share Units	02/02/2021	—	—	—	3,286	6,572	13,144	—	—	—	$707,673
	Stock Options	02/02/2021	—	—	—	—	—	—	—	21,028	$98.11	$645,349
Susan Rice	Entegris Incentive Plan		$0	$290,500	$581,000	—	—	—	—	—	—	—
	Restricted Stock Units	02/02/2021	—	—	—	—	—	—	3,260	—	—	$319,839
	Performance Share Units	02/02/2021	—	—	—	1,222	2,444	4,888	—	—	—	$263,170
	Stock Options	02/02/2021	—	—	—	—	—	—	—	7,832	$98.11	$240,364
Clint Haris	Entegris Incentive Plan	—	$0	$273,000	$546,000	—	—	—	—	—	—	—
	Restricted Stock Units	02/02/2021	—	—	—	—	—	—	2,852	—	—	$279,810
	Performance Share Units	02/02/2021	—	—	—	1,070	2,140	4,280	—	—	—	$230,435
	Stock Options	02/02/2021	—	—	—	—	—	—	—	6,848	$98.11	$210,165
(1)	Awards under the Entegris Incentive Plan. See “– Executive Compensation – Short-Term Incentive Compensation” above.

(2)
These stock awards are performance share units which provide the opportunity to earn shares of Entegris' common stock based on Entegris’ TSR as compared with the TSR achieved by the companies that comprise the Philadelphia Semiconductor Index over the three-year period following the date of award. See “– Executive Compensation – Long-Term Incentive Compensation” above. The indicated grant date fair value of these stock awards at target is calculated in accordance with FASB ASC Topic 718, excluding estimated forfeitures. Performance share units include dividend equivalent rights under which amounts equivalent to any ordinary cash dividends declared by Entegris during the vesting period will accrue and will become payable under the same vesting conditions and settlement terms as the underlying shares.

(3)
These stock awards are grants of restricted stock units. The restricted stock units granted on February 2, 2021 vest ratably over four years on February 19th of 2022, 2023, 2024 and 2025. The indicated grant date fair value of these stock awards is calculated in accordance with FASB ASC Topic 718, excluding estimated forfeitures. Restricted stock units include dividend equivalent rights under which amounts equivalent to any ordinary cash dividends declared by Entegris during the vesting period will accrue and will become payable under the same vesting conditions and settlement terms as the underlying shares.

(4)
The indicated awards are stock option grants with an exercise price equal to the closing price on the Nasdaq of our stock on the indicated date of grant and that vest ratably over four years on each February 19th of 2022, 2023, 2024 and 2025. The indicated grant date fair value of these stock awards is calculated in accordance with FASB ASC Topic 718, excluding estimated forfeitures.

Outstanding Equity Awards at 2021 Fiscal Year End
The following table lists the number of securities underlying stock options, restricted stock units and performance share awards outstanding as of December 31, 2021; except as set forth below, there were no other awards designated in units or other rights outstanding and held by a named executive officer as of the end of the fiscal year:
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested(2) (#)	Market Value of Shares of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested(3) ($)
Bertrand Loy	—	27,044	—	31.10	2/12/2025	—	—	—	—
	—	57,570	—	33.33	2/5/2026	—	—	—	—
	—	65,250	—	55.72	2/4/2027	—	—	—	—
	—	71,372	—	98.11	2/2/2028	—	—	—	—
	—	—	—	—	—	—	—	22,098	3,081,566
	—	—	—	—	—	—	—	46,296	6,441,625
	—	—	—	—	—	—	—	44,640	6,196,925
	—	—	—	—	—	8,520	1,190,500	—	—
	—	—	—	—	—	20,474	2,855,099	—	—
	—	—	—	—	—	23,151	3,221,230	—	—
	—	—	—	—	—	42,194	5,864,122	—	—
	—	—	—	—	—	29,760	4,131,283	—	—
Gregory B. Graves	—	10,205	—	31.10	2/12/2025	—	—	—	—
	—	20,246	—	33.33	2/5/2026	—	—	—	—
	6,071	18,213	—	55.72	2/4/2027	—	—	—	—
	—	18,584	—	98.11	2/2/2028	—	—	—	—
	—	—	—	—	—	—	—	7,773	1,083,945
	—	—	—	—	—	—	—	12,920	1,797,689
	—	—	—	—	—	—	—	11,616	1,612,533
	—	—	—	—	—	3,215	449,232	—	—
	—	—	—	—	—	7,200	1,004,040	—	—
	—	—	—	—	—	6,459	898,705	—	—
	—	—	—	—	—	7,744	1,075,022	—	—

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested(2) (#)	Market Value of Shares of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested(3) ($)
Todd J. Edlund	—	9,696	—	31.10	2/12/2025	—	—	—	—
	—	20,246	—	33.33	2/5/2026	—	—	—	—
	7,083	21,249	—	55.72	2/4/2027	—	—	—	—
	—	21,028	—	98.11	2/2/2028	—	—	—	—
	—	—	—	—	—	—	—	7,773	1,083,945
	—	—	—	—	—	—	—	15,072	2,097,118
	—	—	—	—	—	—	—	13,144	1,824,650
	—	—	—	—	—	3,054	426,735	—	—
	—	—	—	—	—	7,200	1,004,040	—	—
	—	—	—	—	—	7,536	1,048,559	—	—
	—	—	—	—	—	8,764	1,216,618	—	—
Susan Rice	13,995	4,665	—	31.10	2/12/2025	—	—	—	—
	8,858	8,858	—	33.33	2/5/2026	—	—	—	—
	3,240	9,720	—	55.72	2/4/2027	—	—	—	—
	0	7,832	—	98.11	2/2/2028	—	—	—	—
	—	—	—	—	—	—	—	3,400	474,130
	—	—	—	—	—	—	—	6,888	958,396
	—	—	—	—	—	—	—	4,888	678,552
	—	—	—	—	—	1,469	205,263	—	—
	—	—	—	—	—	3,150	439,268	—	—
	—	—	—	—	—	3,444	479,198	—	—
	—	—	—	—	—	3,260	452,553	—	—
Clint Haris	11,344	—	—	21.60	2/14/2024	—	—	—	—
	9,651	3,217	—	31.10	2/12/2025	—	—	—	—
	6,326	6,326	—	33.33	2/5/2026	—	—	—	—
	2,915	8,745	—	55.72	2/4/2027	—	—	—	—
	—	6,848	—	98.11	2/2/2028	—	—	—	—
	—	—	—	—	—	—	—	2,429	338,724
	—	—	—	—	—	—	—	6,184	860,442
	—	—	—	—	—	—	—	4,280	594,150
	—	—	—	—	—	1,012	141,407	—	—
	—	—	—	—	—	2,250	313,763	—	—
	—	—	—	—	—	3,093	430,360	—	—
	—	—	—	—	—	2,852	395,915	—	—
(1)	These options vest as follows in the order in which the options are listed in the above table:
Vesting Date	Grant Date	Bertrand Loy	Gregory B. Graves	Todd J. Edlund	Susan Rice	Clint Haris
February 19, 2022	February 12, 2018	27,044	10,205	9,696	4,665	3,217
	February 5, 2019	28,785	10,123	10,123	4,429	3,163
	February 4, 2020	21,750	6,071	7,083	3,240	2,915
	February 2, 2021	17,843	4,646	5,257	1,958	1,712

Vesting Date	Grant Date	Bertrand Loy	Gregory B. Graves	Todd J. Edlund	Susan Rice	Clint Haris
February 19, 2023	February 5, 2019	28,785	10,123	10,123	4,429	3,163
	February 4, 2020	21,750	6,071	7,083	3,240	2,915
	February 2, 2021	17,843	4,646	5,257	1,958	1,712
February 19, 2024	February 4, 2020	21,750	6,071	7,083	3,240	2,915
	February 2, 2021	17,843	4,646	5,257	1,958	1,712
February 19, 2025	February 2, 2021	17,843	4,646	5,257	1,958	1,712
(2)	Restrictions on the indicated restricted stock units lapse as follows in the order in which the awards are listed in the above table:
Vesting Date	Grant Date	Bertrand Loy	Gregory B. Graves	Todd J. Edlund	Susan Rice	Clint Haris
2/19/2022	2/12/2018	8,520	3,215	3,054	1,469	1,012
	2/5/2019	10,237	3,600	3,600	1,575	1,125
	2/4/2020	7,717	2,153	2,512	1,148	1,031
	2/2/2021	7,440	1,936	2,191	815	713
8/15/2022	7/31/2020	21,097	—	—	—	—
2/19/2023	2/5/2019	10,237	3,600	3,600	1,575	1,125
	2/4/2020	7,717	2,153	2,512	1,148	1,031
	2/2/2021	7,440	1,936	2,191	815	713
8/15/2023	7/31/2020	21,097	—	—	—	—
2/19/2024	2/4/2020	7,717	2,153	2,512	1,148	1,031
	2/2/2021	7,440	1,936	2,191	815	713
2/19/2025	2/2/2021	7,440	1,936	2,191	815	713
(3)
The indicated value is calculated using the closing price for Entegris’ common stock on the last trading day of 2021 ($138.58). The indicated value includes any dividend equivalents accrued through December 31, 2021 with respect to the unvested shares. Shares issuable in respect of reinvested dividend equivalents are included in the number of unearned, unvested shares in the “Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested” column and are valued at the per share price indicated above. The indicated value includes aggregate dividend equivalents payable in cash upon vesting of the underlying awards for performance share units granted in 2021, 2020 and 2019 and all restricted stock units in the amount of: (a) in the case of Mr. Loy – $120,459; (b) in the case of Mr. Graves – $32,222; (c) in the case of Mr. Edlund – $34,457; (d) in the case of Ms. Rice – $15,129; and (e) in the case of Mr. Haris $12,141.

(4)
The performance share units granted in 2019 provide the opportunity to earn shares of Entegris’ common stock on a scale of from 0 to 150% of the number of units originally granted, plus any accrued dividends, based on Entegris’ TSR as compared with the TSR achieved by the companies that comprise the Philadelphia Semiconductor Index over a three-year performance period and are fully vested when earned, subject to a cap equal to 300% of the value of the original grant. The performance share units granted in 2020 and 2021 provide the opportunity to earn shares of Entegris’ common stock on a scale of from 0 to 200% of the number of units originally granted, plus any accrued dividends, based on Entegris’ TSR as compared with the TSR achieved by the companies that comprise the Philadelphia Semiconductor Index over a three-year performance period and are fully vested when earned. The shares indicated are based on Entegris achieving maximum performance goals. See “– Executive Compensation – Long-Term Incentive Compensation” above. For performance share units granted in 2018, the number of shares includes shares issuable in connection with the reinvestment of dividend equivalents accrued through December 31, 2021 with respect to unvested shares.

2021 Option Exercises and Stock Vested
The following table provides information regarding stock options exercised by, and the number of shares of stock vested with respect to, the named executive officers during the fiscal year ended December 31, 2021:
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(3) ($)
Bertrand Loy	300,444	27,582,066	61,245	6,480,189
Gregory B. Graves	63,848	5,074,651	22,017	2,329,500
Todd J. Edlund	59,498	5,377,718	20,855	2,206,780
Susan Rice	—	—	14,542	1,817,724
Clint Haris	—	—	6,873	727,289
(1)
Value realized upon exercise of option awards is based on the difference between the exercise price and the closing value of Entegris’ stock on the date of exercise (or sale price if the shares were sold on the date of exercise).

(2)	Represents restricted stock units and performance share units that vested during the fiscal year.
(3)
Value realized on vesting of stock awards is based on the closing value of Entegris’ common stock on the date of vesting plus the dollar value of dividend equivalents payable upon vesting of the underlying award.

Nonqualified Deferred Compensation
Pursuant to the SERP, certain executives, including the named executive officers, may defer eligible compensation in excess of the maximum deferral amount allowed under the terms of Entegris’ 401(k) Plan. Deferral elections are made by eligible executives each year for amounts to be contributed in the following year. Compensation that may be deferred into the SERP includes employee and matching employer contributions that are in excess of the maximum deferral amount allowed under the terms of the 401(k) Plan. Payment of distributions to the participant under the SERP may be made only upon the retirement, death, disability or other termination of employment with Entegris and shall generally be paid in a lump sum six months following the date of such termination. No distributions from the SERP may be made to a participant while still employed by Entegris. Participants are 100% vested with respect to participant and employer matching contributions. Participant accounts under the SERP are credited with an investment return equivalent to that provided by the investment vehicles elected by the participant, which may be allocated among the same investment funds as are offered with respect to the 401(k) Plan accounts.
The following table lists the deferred contributions by the named executive officers, by Entegris for the benefit of the named executive officers and the aggregate earnings, withdrawals and account balances for the named executive officers during the fiscal year ended December 31, 2021, under the SERP:
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(3) ($)
Bertrand Loy	68,688	92,058	545,174	—	3,182,168
Gregory B. Graves	33,900	87,234	128,781	—	1,146,070
Todd J. Edlund	47,250	47,615	72,887	—	516,496
Susan Rice	15,497	20,014	31,590	—	112,054
Clint Haris	—	17,998	117,803	—	977,150
(1)
The employer matching contribution reflected in this column is established by an offset formula which includes contributions to the employee’s 401(k) account in the calculation of the employer matching contribution under this non-qualified retirement plan. The amounts listed for each of the named executive officers in this column are detailed with respect to each named executive officer in footnote 5 to the Summary Compensation Table above in clause (b) of that footnote.

(2)
The amounts listed for each of the named executive officers in this column are determined by the size of the non-qualified retirement plan account of the respective named executive officers and by their respective investment elections under the SERP from among the same investment funds that are offered under Entegris’ 401(k) Plan.

(3)
The amounts in this column represent the fully vested balance as of December 31, 2021 and include amounts deferred in previous years. These amounts include contributions reported in the Summary Compensation Table for years 2020 and 2019 as follows: Mr. Loy, $67,256 and $70,975, respectively; Mr. Graves, $25,469 and $26,215, respectively; Mr. Edlund, $25,353 and $27,461, respectively; Ms. Rice, $14,467 and $15,688, respectively; and Mr. Haris, $12,541 and $14,947, respectively.

Entegris also maintains a Deferred Compensation Plan that permits eligible participants, subject to certain restrictions, to defer a specified portion of his or her base salary, incentive compensation and stock compensation for a fixed period specified by the eligible participant at the time the deferral election is made. Eligible participants are those employees who qualify as highly compensated within the meaning of the Employee Retirement Income Security Act, as amended, and who have been designated as eligible by the Compensation Committee. Amounts deferred under this plan receive notional earnings based on the investment performance of investments selected by the eligible participant from among the same selection of investment funds as are offered under Entegris’ 401(k) Plan. During 2021, none of the named executive officers participated in this plan.
Employment Agreements
In connection with his promotion to Chief Executive Officer in 2012, Entegris entered into an Executive Employment Agreement with Mr. Loy employing him as President and Chief Executive Officer (the “CEO Agreement”). As of December 31, 2021, under the CEO Agreement, Mr. Loy receives a base salary of $1,000,000 per year (which reflects increases in each of 2021, 2020, 2019, 2018, 2016 and 2015) and variable compensation pursuant to the EIP at a target performance equal to 120% of base salary. Mr. Loy is eligible to participate in Entegris’ Long-Term Incentive Program and to receive equity awards from time to time as determined by the Board. The CEO Agreement is subject to annual automatic renewal unless the Board sends notice of non-renewal sixty (60) days prior to expiration of the renewal term. In addition, Entegris has entered into an Executive Change in Control Termination Agreement with each named executive officer.

Potential Payments upon Termination or Change in Control
There are currently in effect Executive Change in Control Termination Agreements with each of Mr. Loy, Mr. Graves, Mr. Edlund, Ms. Rice and Mr. Haris to provide them with certain severance benefits in the event of a “Change in Control” of Entegris. In general, a Change in Control shall be deemed to have occurred when (1) any person becomes the beneficial owner, directly or indirectly, of 30% or more of Entegris’ then outstanding common stock, (2) if those members who constituted a majority of the Board cease to be so or (3) if an agreement for the merger or other acquisition of Entegris is consummated. If during the two-year period following a Change in Control the executive’s employment is terminated by Entegris without cause (as defined in the agreement – generally gross dereliction of duty, fraud, embezzlement or theft, material breach of fiduciary duty or certain non-competition, non-solicitation and confidentiality obligations, or conviction of a felony or crime involving moral turpitude) or if the executive terminates employment for “good reason” (as defined in the agreement – generally certain adverse changes to the terms or conditions of the executive’s employment), a so-called “double trigger,” then the executive will become immediately entitled to:
(i)	payment of all unpaid compensation and expenses earned or incurred prior to the date of termination;
(ii)
a lump-sum severance payment equal to the sum of two times (or, in the case of Mr. Loy, three times) the executive’s base salary plus two times (or, in the case of Mr. Loy, three times) the greater of the highest annual bonus during the three years prior to termination or target bonus for the year of termination;

(iii)	medical, dental and life insurance benefits for executive and executive’s family members for a period of two years (or, in the case of Mr. Loy, three years) following the date of termination;
(iv)
immediate vesting of all unvested equity awards, and, in the case of stock options, the ability to exercise stock options for a period of up to one year following such termination (or, if earlier, until the expiration date of the options); and

(v)	up to $15,000 of outplacement services.
Estimate of Change in Control Severance Benefits
Name	Salary ($)	Cash Incentive Compensation Payment(1) ($)	Insurance and other Benefits(2) ($)	Net Value of Acceleration of Vesting of In-The Money Options(3) ($)	Aggregate Value of Acceleration of Vesting of Restricted Stock, Restricted Stock Units and Performance Share Units(4) ($)	Total ($)
Bertrand Loy	3,000,000	4,624,539	312,648	17,260,971	32,982,350	58,180,508
Gregory B. Graves	1,140,000	1,416,526	118,230	5,488,949	7,921,166	16,084,870
Todd J. Edlund	1,060,000	1,236,240	142,575	5,784,713	8,701,665	16,925,193
Susan Rice	830,000	727,200	71,991	2,556,059	3,687,360	7,872,610
Clint Haris	780,000	717,384	42,954	2,013,324	3,074,761	6,628,423
(1)
Amounts are based upon the cash incentive compensation paid with respect to 2020, which was the highest cash incentive compensation paid to each such named executive officer for the three fiscal years immediately preceding 2021.

(2)
Reflects the premiums to be paid by Entegris to provide the named executive officer with health and dental benefits substantially similar to those they were receiving as of December 31, 2021 (with an assumed 5% premium increase per year on medical insurance), the premiums to be paid by Entegris to provide the named executive officer with continuation of group term life insurance and the cost paid by Entegris for the outplacement allowance referred to above.

(3)
Reflects the net value of in-the-money unvested stock options based on the closing price of Entegris’ stock on the last trading day of 2021. The net value of in-the-money vested and unvested stock options based on the closing price of Entegris’ stock on the last trading day of 2021 ($138.58), is: (a) in the case of Mr. Loy – $17,260,971; (b) in the case of Mr. Graves – $5,991,992; (c) in the case of Mr. Edlund –$6,371,610; (d) in the case of Ms. Rice – $5,261,012; and (e) in the case of Mr. Haris – $5,284,983.

(4)
Reflects the value of restricted stock units and performance share units, which are calculated assuming Entegris achieves maximum performance, as of December 31, 2021, subject to valuation caps and valued based on the closing price of Entegris’ stock on the last trading day of 2021 ($138.58), plus accrued dividends. The value of accrued dividends is: (a) in the case of Mr. Loy – $110,778; (b) in the case of Mr. Graves – 30,250; (c) in the case of Mr. Edlund – $31,698; (d) in the case of Ms. Rice – $13,943; and (e) in the case of Mr. Haris – $10,846.

The change in control agreements for Mr. Graves and Mr. Edlund also provide for a tax “gross-up” payment to the executive of an amount sufficient to satisfy, on an after-tax basis, any excise tax payable by such executive under Section 4999 of the Internal Revenue Code of 1986 as a result of any payments or benefits received by him. Entegris estimates that, based on the value of the payments and acceleration of vesting that would occur upon an assumed change in control and simultaneous termination of employment on December 31, 2021, calculated in accordance with IRS guidance, neither Mr. Graves nor Mr. Edlund would be subject to any excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, and therefore would not be entitled to receive any gross-up payment in connection with such change-in-control benefits. The calculation of any applicable excise tax is complex and depends on many variables, including the executive’s historical compensation prior to termination and the value of termination benefits, which depends in part on the value of Entegris’ common stock on the date of termination. Accordingly, this estimate of a gross-up payment may not apply to termination of employment on any subsequent date, and the amount of any actual gross-up payment could be materially greater than such estimate. Pursuant to Entegris’ policy, change in control agreements entered into after 2013 do not contain any change in control tax gross-up provisions.
The change in control agreements also include a confidentiality covenant and two-year post-termination non-competition and non-solicitation covenants by each named executive officer (or, in the case of Mr. Loy, three years).
Severance Benefits in Connection with Termination. Mr. Loy and, as described below, Mr. Graves have certain agreements with Entegris that provide for severance benefits in the event they are terminated by us.
In the event that Mr. Loy’s employment is terminated by the board without cause as defined in the CEO Agreement (generally, conviction of or plea of no contest to certain felonies, an ongoing failure to perform his duties, gross negligence, dishonesty, willful malfeasance or gross misconduct in connection with his employment, or willful failure to follow lawful directives) or by Mr. Loy for “good reason” as defined in the CEO Agreement (generally, removal from office, material diminution of his duties, authority or compensation, material relocation, breach of the CEO Agreement by Entegris, or failure to require a successor corporation to assume the CEO Agreement), or if Entegris elects not to renew the CEO Agreement, then Mr. Loy is entitled to accrued but unpaid compensation; a severance benefit of salary continuation for a period of two (2) years following termination, which, assuming a termination date of December 31, 2021, would be $2,000,000; outplacement services of up to $15,000; the continuation of health and dental benefits for Mr. Loy and his immediate family for the entirety of such severance pay period, which, assuming a termination date of December 31, 2021, would have a value of $193,554, calculated in the same manner as the “Insurance and other Benefits” column in the table in “Potential Payments upon Termination or Change in Control” above; and all equity awards outstanding as of the date of termination will continue to vest in accordance with each award’s original vesting schedule and vested awards will continue to be exercisable during such severance period and for a period of 90 days thereafter, which, assuming a termination date of December 31, 2021, would have a value of $37,660,595 calculated in the same manner as the “Net Value of Acceleration of Vesting of In-The-Money Options” and “Aggregate Value of Acceleration of Vesting of Restricted Stock, Restricted Stock Units and Performance Share Units” columns in the table in “Potential Payments upon Termination or Change in Control” above. In the event that Mr. Loy’s employment is terminated by reason of death or disability, then all unvested equity awards outstanding as of the date of such termination vest, the value of which, assuming a termination date of December 31, 2021, is shown in the “Net Value of Acceleration of Vesting of In-The-Money Options” and “Aggregate Value of Acceleration of Vesting of Restricted Stock, Restricted Stock Units and Performance Share Units” columns in the table in “Potential Payments upon Termination or Change in Control” above, and Mr. Loy or his representative have a period of one year following termination to exercise vested stock options. In addition, the CEO Agreement imposes non-competition, non-solicitation and confidentiality covenants on Mr. Loy, which continue for the duration of the above-referenced severance period. As a condition to the continued receipt of benefits, Mr. Loy must, among other things, execute a release of claims against Entegris, comply with his contractual obligations to Entegris, cooperate with Entegris in certain proceedings, not disparage Entegris and return all Entegris property.
Mr. Graves entered into a severance protection agreement with Entegris in 2011, which was amended in 2016. Under the terms of this severance protection agreement, in the event of the termination of Mr. Graves’ employment by

Entegris or a successor other than for cause (defined in a manner similar to the definition in the CEO Agreement), or if he terminates his own employment for “good reason” (defined in a manner similar to the definition in the CEO Agreement) he is entitled to severance equal to two times base pay as salary continuation, which, assuming a termination date of December 31, 2021, would be $1,140,000, outplacement services of $15,000, the continuation of his health benefits for two years, which, assuming a termination date of December 31, 2020, would have a value of $118,230, calculated in the same manner as column (d) in the table in “Potential Payments upon Termination or Change in Control” above, and the vesting of all outstanding unvested equity awards, the value of which, assuming a termination date of December 31, 2021, is shown in the “Net Value of Acceleration of Vesting of In-The-Money Options” and “Aggregate Value of Acceleration of Vesting of Restricted Stock, Restricted Stock Units and Performance Share Units” columns in the table in “Potential Payments upon Termination or Change in Control” above. The agreement also imposes non-competition, non-solicitation and confidentiality covenants on Mr. Graves for the duration of the severance period. As a condition to the continued receipt of benefits, Mr. Graves must, among other things, execute a release of claims against Entegris. The severance protection agreement also provides for vesting of unvested equity awards (but not before 12 months following the relevant date of grant) and an extended exercise period in the event of Mr. Graves’ retirement at age 57 with ten years of service. All options that vest before or upon retirement will be exercisable for four years or, if earlier, until expiration.
Treatment of Equity Awards in Connection with a Change in Control or Certain Other Terminations. With respect to performance share units, if the awards held by executives are assumed or continued in connection with a change in control, performance would be determined based on actual performance through the consummation of a change in control and the awards would continue to vest following such change in control based on continued service through the end of the performance period, except that if the executive is terminated without cause or resigns with good reason during the 24 months following the change in control, the award would generally vest “double-trigger” upon such termination. If performance share units are not assumed or continued in connection with a change in control, awards held by executives would generally vest upon the consummation of the change in control, with performance determined based on actual performance through the consummation of the change in control. If, prior to a change in control, an executive dies, becomes permanently disabled or retires at age 65 with ten consecutive years of employment, the executive would generally be entitled to receive the performance shares to the extent earned at the end of the three-year performance period (or, if earlier, a change in control), but the amount payable would be prorated for the executive’s period of employment.
With respect to restricted stock units and stock options, if the awards are assumed or continued in connection with a change in control, the awards would generally vest “double-trigger” upon the executive’s termination without cause, or upon the executive’s resignation for good reason within 24 months after the change in control, and any such options would be exercisable for 24 months after termination (or, if earlier, until expiration of the option). If such restricted stock units and stock options held by executives are not assumed or continued in connection with a change in control, the awards would generally vest upon the consummation of the change in control. In addition, in the event of a “covered transaction” (which is generally defined as (i) a consolidation or merger in which Entegris is not the surviving corporation or which results in the acquisition of all of Entegris’ common stock by a single person or entity or group of persons acting in concert, (ii) a sale or transfer of all or substantially all of Entegris’ assets, or (iii) a dissolution or liquidation of Entegris), outstanding restricted stock units and stock options would vest in full upon the consummation of the covered transaction. Further, if an executive retires with the consent of the administrator, restricted stock units would generally vest upon retirement, and options would remain exercisable for four years (or, if earlier, until expiration of the option) and would continue to vest during such period.
The value of acceleration of vesting for the named executive officers in the foregoing scenarios would generally be the same as the amounts set forth in the “Net Value of Acceleration of Vesting of In-The-Money Options” and “Aggregate Value of Acceleration of Vesting of Restricted Stock, Restricted Stock Units and Performance Share Units” columns in the table in “Potential Payments upon Termination or Change in Control” above, assuming the occurrence of a change in control and termination of employment on December 31, 2021, or the death, permanent disability or retirement of the executive on that date (with shares valued based on the closing price of Entegris’ stock on the last trading day of 2021 ($138.58)), except that no performance share units would vest upon retirement because none of Entegris’ named executive officers satisfied the minimum retirement age as of December 31, 2021.
CEO Pay Ratio
For purposes of calculating the CEO pay ratio required by Item 402(u) of Regulation S-K, Entegris must determine the identity of its median employee and, in some cases, it is permitted to calculate its pay ratio for subsequent years using the same median employee. Entegris most recently selected its median employee as of December 31, 2019. Entegris believes that, since that date, there has been no significant change to Entegris’ employee population or compensation arrangements, and the circumstances of the median employee as of that date have not changed in any material respect. Accordingly, there have been no changes that Entegris reasonably believes would significantly affect Entegris’ pay ratio disclosure. As a result, Entegris is using the same median employee for the calculation of the 2021 CEO pay ratio as Entegris did for the 2019 CEO pay ratio. In 2019, to determine the pay ratio required by Item 402(u) of Regulation S-K, Entegris first identified the median employee using Entegris’ global employee population as of December 31, 2019, which included all global full-time, part-time, temporary, and seasonal employees that were employed on that date. Entegris used “gross wages paid” as the consistently applied compensation measure across its global employee population, measured from January 1 through December 31, 2019, to calculate the median employee compensation. Entegris annualized the compensation for any full-time and part-time employees that it hired in 2019 and that were employed on December 31, 2019. Entegris determined this median employee’s annual total compensation using the Summary Compensation Table methodology as detailed in Item 402(c)(2)(x) of Regulation S-K, and compared it to the total compensation of Entegris’ CEO, as detailed in the Summary Compensation Table for 2021, to arrive at the pay ratio disclosed below. Entegris’ median employee’s 2021 annual total compensation was approximately $70,909, and Entegris’ CEO’s 2021 annual total compensation was $9,778,882. As a result, pursuant to Item 402(u) of Regulation S-K, Entegris’ 2021 CEO to median employee pay ratio is approximately 138:1.
Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters
Management Holdings of Entegris Common Stock
Except as noted therein, the following table sets forth information concerning the number of shares of Entegris common stock, $0.01 par value, beneficially owned, directly or indirectly, by each director or nominee for director of Entegris, each of the named executive officers, and all directors and executive officers of Entegris as a group as of January 25, 2022 or subject to acquisition by any of them within sixty days following that date. This information is based on information provided by each director, nominee for director and executive officer, and the listing of such securities is not necessarily an acknowledgment of beneficial ownership. Unless otherwise indicated by footnote, the director, nominee or executive officer held sole voting and investment power over such shares.
Name of Beneficial Owner	Amount And Nature of Shares Beneficially Owned(1)	% of Class(2)
Michael A. Bradley	50,029	*
Rodney Clark	273	*
James F. Gentilcore	10,226(3)	*
Yvette Kanouff	273	*
James P. Lederer	13,094	*
Paul L. H. Olson	14,740	*
Azita Saleki-Gerhardt	14,123	*
Bertrand Loy	201,435(4)	*
Gregory B. Graves	56,519(4)	*
Todd Edlund	199,994(4)	*
Susan Rice	74,371(4)	*
Clint Haris	69,648(4)	*
All Directors and Executive Officers as a Group (20) persons (including those listed above):	939,466 (4)(5)	*
*	None of these officers or directors owns as much as 1.0% of outstanding Entegris common stock.
(1)
Included in the shares listed as beneficially owned are the following number of shares subject to acquisition through the exercise of stock options under Entegris stock option plans, vesting of RSUs granted in 2021 and vesting of performance share units granted in 2019 which the following named executive officers have the right to acquire within 60 days following January 7, 2022: Mr. Loy – 151,434 shares; Mr. Graves – 55,793 shares; Mr. Edlund – 58,372 shares; Ms. Rice – 48,792 shares and Mr. Haris – 47,553 shares; all other executive officers as a group – 112,959 shares.

(2)	Calculated based on 135,516,966 issued and outstanding shares of Entegris common stock as of January 7, 2021.

(3)	Includes 4,090 shares indirectly owned through a family trust.
(4)
Includes shares of common stock that may be acquired by the executive officer in respect of vesting of performance share units granted in 2019, assuming maximum performance and subject to a value cap equal to 300% of the original grant.

(5)	Includes 474,903 shares subject to acquisition by executive officers and directors within 60 days following January 7, 2021, including those described in footnote 1 above.
Other Principal Holders of Entegris Common Stock
Based on reports filed with the SEC through January 7, 2022, the following persons are believed by Entegris to be the beneficial owners of more than 5% of Entegris common stock, Entegris’ only class of voting securities
Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class(1)
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	17,109,185(2)	12.6%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	14,066,611(3)	10.4%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	12,188,799(4)	9.0%
(1)	Calculated based on 135,516,966 outstanding shares of Entegris common stock as of January 7, 2022.
(2)
Based on information set forth in the Schedule 13G/A filed with the SEC on February 16, 2021, by T. Rowe Price Associates, Inc., a registered investment advisor (“T. Rowe Price”), relating to Entegris common stock. T. Rowe Price reported having sole dispositive power with respect to all such shares, shared dispositive power with respect to no shares, sole voting power with respect to 5,055,921 of such shares and shared voting power with respect to no shares.

(3)
Based on information set forth in the Schedule 13G/A filed with the SEC on May 7, 2021, by BlackRock, Inc., a holding company (“BlackRock”), relating to Entegris common stock. BlackRock reported having sole dispositive power with respect to all such shares, shared dispositive power with respect to no shares, sole voting power with respect to 13,594,707 of such shares and shared voting power with respect to no shares.

(4)
Based on information set forth in the Schedule 13G/A filed with the SEC on February 10, 2021, by The Vanguard Group, a registered investment advisor (“Vanguard”), relating to Entegris common stock. Vanguard reported having sole dispositive power with respect to 11,974,867 of such shares, shared dispositive power with respect to 213,932 of such shares, sole voting power with respect to no shares and shared voting power with respect to 104,758 of such shares.

Item 13.	Certain Relationships and Related Party Transactions
The Board has adopted a written policy that prohibits any business transaction with a value of $60,000 or more between Entegris and any of Entegris’ directors, nominees for director, executive officers or their immediate families. In addition, as part of Entegris’ process for preparing Entegris’ annual report, Entegris circulates questionnaires to Entegris’ directors, nominees for director and executive officers requiring disclosure of any business transaction with a value of $60,000 or more between Entegris and any of those persons or a member of his or her immediate family. The answers to these questionnaires are reviewed for compliance with this policy by management and discussed with the Audit & Finance Committee and Entegris’ independent registered public accounting firm. Since January 1, 2021, there has been no such business transaction between Entegris and any director, nominee for director, executive officer or member of his or her immediate family.
Item 14.	Principal Accountant Fees and Services
KPMG LLP (“KPMG”), Entegris’ independent registered public accounting firm, has reported on Entegris’ consolidated financial statements for the years ended December 31, 2020, 2019 and 2018 and for previous fiscal years. The Audit & Finance Committee selected KPMG as Entegris’ independent registered public accounting firm for 2021.
Representatives of KPMG regularly attend meetings of the Audit & Finance Committee. The Audit & Finance Committee pre-approves and reviews audit and non-audit services performed by KPMG as well as the fees charged by KPMG for such services. In its pre-approval and review of non-audit service fees, the Audit & Finance Committee considers, among other factors, the possible effect of the performance of such services on the auditors’ independence. To avoid potential conflicts of interest in maintaining auditor independence, publicly traded companies are prohibited from obtaining certain non-audit services from its independent registered public accounting firm. Entegris did not obtain any of these prohibited services from KPMG. Entegris uses other accounting firms for these types of non-audit services.
Audit Fees
Aggregate fees for professional services rendered for Entegris by KPMG for the fiscal years ended December 31, 2021, and 2020 were:
Service	2021 ($)	2020 ($)
Audit Fees	1,855,000(1)	1,751,000
Audit-Related Fees	81,000	120,000
Tax Fees	696,000	829,000
All Other Fees	—	—
Total	2,632,000	2,700,000
(1)	The 2021 Audit Fees are preliminary, as the December 31, 2021 audit reports are not yet filed.
The Audit services for the years ended December 31, 2021, and 2020 consisted of professional services rendered for the integrated audit of Entegris’ consolidated financial statements and its internal control over financial reporting, as required by the Sarbanes-Oxley Act of 2002; the statutory audits of certain of Entegris’ foreign subsidiaries; the review of Entegris’ interim consolidated financial statements in quarterly reports to the SEC; incremental audit services in connection with Entegris’ acquisitions of BASF’s precision microchemicals business, Global Measurement Technologies, Inc., and Sinmat.
The fees for Audit-Related services for the years ended December 31, 2021, and 2020 were for comfort letters in connection with Entegris’ issuance of senior unsecured notes due 2029 and senior unsecured notes due 2028, respectively.
The fees for Tax services for the years ended December 31, 2021, and 2020 were for services related to tax compliance, tax planning and tax advice for Entegris.
There were no fees for All Other services for the years ended December 31, 2021, or 2020.
The charter of the Audit & Finance Committee requires the pre-approval of all non-audit services before any such non-audit services are performed for Entegris. The charter of the Audit & Finance Committee is posted on Entegris’ web site http://www.Entegris.com under “About Us – Investors – Corporate Governance.” The Audit & Finance Committee adopted pre-approval policies and procedures with respect to audit and permissible non-audit services (“Services”). Under this policy, Services must receive either a general pre-approval or a specific pre-approval by the Audit & Finance Committee. The grant of a general pre-approval of Services is limited to identified Services that have been determined not to impair the independence of the independent registered public accounting firm and must include a maximum fee level for the Services approved. A request for specific pre-approval must include detailed information concerning the scope of the Services and the fees to be charged. The policy also provides for a special delegation of pre-approval authority to the Chair of the Audit & Finance Committee where the commencement of Services is required prior to the next scheduled meeting of the Audit & Finance Committee and it is impractical to schedule a special meeting; any such pre-approval by the Chair is subject to review by the full Audit & Finance Committee. All of the fees listed as paid for 2021 and 2020 in the table above received pre-approval by Entegris’ Audit & Finance Committee.

STOCKHOLDER PROPOSALS
Entegris
Entegris will hold an annual meeting of stockholders in 2022, which is referred to in this proxy statement/prospectus as the Entegris 2022 annual meeting, regardless of whether the merger has been completed.
Any stockholder proposals intended to be presented at the Entegris 2022 annual meeting and considered for inclusion in Entegris’ proxy materials must have been received by Entegris’ corporate secretary no earlier than December 30, 2021, and no later than the close of business Eastern Time January 29, 2022. Such proposals must have been sent to: Corporate Secretary, Entegris, Inc., 129 Concord Road, Billerica, Massachusetts 01821. Such proposals must also meet the other requirements and procedures prescribed by Rule 14a-8 under the Exchange Act relating to stockholder proposals.
Under the Entegris bylaws, nominees for director submitted by stockholders must have been received no earlier than December 30, 2021, and not later than January 29, 2022. Such proposals must also meet the requirements set forth in the Entegris bylaws.
CMC
Upon the completion of the merger, CMC will be a wholly owned subsidiary of Entegris and, consequently, will no longer hold annual meetings of CMC stockholders. CMC does not anticipate holding a 2022 annual meeting of stockholders during the pendency of the merger and if the merger is completed as currently expected. In the event that the merger is not completed within the expected time frame, or at all, CMC may hold a 2022 annual meeting of stockholders. Any stockholder nominations or proposals for other business intended to be presented at CMC’s next annual meeting of stockholders must be submitted to CMC as set forth below.
Stockholder Proposals (Rule 14a-8). The deadline to submit a stockholder proposal intended to be presented at a CMC 2022 annual meeting and considered for inclusion in CMC’s proxy materials has already passed, unless the annual meeting is held more than 30 days before or after March 3, 2022, in which case the proposal must be received by CMC’s corporate secretary within a reasonable time before CMC begins to print and send its proxy materials. Such proposals also must comply with the SEC’s rules and regulations, namely Rule 14a-8 under the Exchange Act, regarding the inclusion of stockholder proposals in CMC-sponsored proxy materials.
Other Business Proposals or Nominations. The deadline to submit written notice for any other business or stockholder proposal (including any nomination of a director candidate) to be brought before a CMC 2022 annual meeting of stockholders has already passed; provided, however, that if any annual meeting is held more than 30 days before, or 60 days after, March 3, 2022, such notice must be given no earlier than the close of business on the date 120 days before the meeting date and no later than the close of business on the date 90 days before the meeting date or the 10th day following the date the meeting is first publicly announced or disclosed. The notice must be submitted in accordance with Article I, Section 8 of CMC’s bylaws and contain the information required by CMC’s bylaws.

HOUSEHOLDING OF PROXY MATERIALS
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker.
Requests for additional copies of this proxy statement/prospectus should be directed to, as applicable: Entegris, Inc., 129 Concord Road, Billerica, Massachusetts 01821, Telephone (978) 436-6500, or CMC Materials, Inc., 870 North Commons Drive, Aurora, Illinois 60504, Telephone (630) 499-2600.
WHERE YOU CAN FIND MORE INFORMATION
Entegris and CMC file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including both Entegris and CMC, which you can access at www.sec.gov. In addition, you may obtain free copies of the documents Entegris files with the SEC, including the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, by going to Entegris’ Internet website at www.entegris.com, and you may obtain free copies of the documents CMC files with the SEC by going to CMC’s Internet website at www.cmcmaterials.com. The Internet website addresses of Entegris and CMC are provided as inactive textual references only. The information provided on the Internet websites of Entegris and CMC, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement/prospectus and, therefore, is not incorporated herein by reference.
Statements contained in this proxy statement/prospectus, or in any document incorporated by reference into this proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to the full text of that contract or other document filed as an exhibit with the SEC. The SEC allows Entegris and CMC to “incorporate by reference” into this proxy statement/prospectus documents Entegris and CMC file with the SEC including certain information required to be included in the registration statement on Form S-4 of which this proxy statement/prospectus forms a part. This means that Entegris and CMC can disclose important information to you by referring you to those documents. The information incorporated by reference into this proxy statement/prospectus is considered to be a part of this proxy statement/prospectus, and later information that Entegris and CMC file with the SEC will update and supersede that information. CMC incorporates by reference the documents listed below and any documents subsequently filed by it pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the date of the special meeting.
Entegris (SEC File No. 001-32598):
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2020, (filed with the SEC on February 5, 2021);
•	Quarterly Report on Form 10-Q for the period ending October 2, 2021, (filed with the SEC on October 26, 2021);
•	The information in Entegris’ definitive proxy statement on Schedule 14A for Entegris’ April 29, 2021 annual meeting of stockholders, filed with the SEC on March 17, 2021;
•
Current Reports on Form 8-K (excluding any information and exhibits furnished under Item 2.1 or 7.01 thereof) filed with the SEC on February 17, 2021, April 14, 2021, April 19, 2021, April 27, 2021, April 29, 2021, April 29, 2021, April 30, 2021, May 21, 2021, July 14, 2021, July 27, 2021, October 13, 2021, October 26, 2021, October 27, 2021, December 1, 2021, December 15, 2021, December 16, 2021 and December 22, 2021; and

•
any description of shares of Entegris common stock contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description.

These documents contain important information about Entegris’ business and Entegris’ financial performance.
You may request a copy of this proxy statement/prospectus or any of the documents incorporated by reference into this proxy statement/prospectus or other information concerning Entegris, without charge, by written or telephonic request to:
Entegris, Inc.
129 Concord Road
Billerica, Massachusetts 01821
Attention: Corporate Secretary
Telephone: (978) 436-6500
or from the SEC through the SEC website at the address provided above.
CMC (SEC File No. 000-30205):
•	Annual Report on Form 10-K for the fiscal year ended September 30, 2021, filed with the SEC on November 12, 2021;
•	Definitive Proxy Statement on Schedule 14A for CMC’s March 3, 2021 annual meeting filed with the SEC on January 19, 2021; and
•
Current Reports on Form 8-K (excluding any information and exhibits furnished under Item 2.01 or 7.01 thereof) filed with the SEC on November 15, 2021, November 18, 2021, December 7, 2021, December 8, 2021, December 16, 2021 and December 20, 2021.

These documents contain important information about CMC’s business and CMC’s financial performance.
You may request a copy of this proxy statement/prospectus or any of the documents incorporated by reference into this proxy statement/prospectus or other information concerning CMC, without charge, by written or telephonic request to:
CMC Materials, Inc.
870 North Commons Drive
Aurora, Illinois 60504
Attention: Corporate Secretary
Telephone: (630) 499-2600
or from the SEC through the SEC website at the address provided above.

Annex A
AGREEMENT AND PLAN OF MERGER

Dated as of December 14, 2021,

by and among

CMC MATERIALS, INC.,

ENTEGRIS, INC.

and

YOSEMITE MERGER SUB, INC.

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS
Term	Section
Action	9.03
Adjusted PSU	2.04(d)
Adjusted RSU	2.04(b)
Adjusted Stock Option	2.04(a)
Affiliate	9.03
Agreement	Preamble
Alternative Acquisition Agreement	5.02(a)
Alternative Financing	6.11(a)
Anti-Money Laundering Laws	9.03
Applicable Law(s)	9.03
Book-Entry Shares	2.01(c)
Business	9.03
Business Day	9.03
Capex Plan	5.01(b)(vi)
Capitalization Date	3.03(a)
CARES Act	9.03
Cash Consideration	2.01(c)
Certificate	2.01(c)
Certificate of Merger	1.03
Closing	1.02
Closing Date	1.02
Code	9.03
Collective Bargaining Agreement	9.03
Commitment Letter	4.12
Commitment Parties	4.12
Common Stock Trust	2.01(e)
Company	Preamble
Company Acceptable Confidentiality Agreement	9.03
Company Acquisition Proposal	5.02(f)(i)
Company Adverse Recommendation Change	5.02(d)
Company Benefit Plans	3.14(a)
Company Board	Recitals
Company By-laws	3.01(b)
Company Cash-Settled Phantom Stock Unit	2.04(f)
Company Cash-Settled Phantom Stock Unit Consideration	2.04(g)
Company Charter	3.01(b)
Company Common Stock	9.03
Company Disclosure Letter	III
Company DSU	2.04(d)
Company DSU Consideration	2.04(d)
Company Equity Award Consideration	2.04(h)
Company Equity Awards	9.03
Company Indemnified Parties	6.04(a)
Company Intellectual Property	9.03
Company Intervening Event	5.02(f)(iii)
Company Material Adverse Effect	9.03, 9.03
Company PSU	2.04(e)
Company Recommendation	3.02
Company Restricted Share	2.04(b)
A-iv

Term	Section
Company Restricted Share Consideration	2.04(b)
Company RSU	2.04(b)
Company SEC Documents	3.05(a)
Company Securities	3.03(b)
Company Severance Plan	6.07(a)
Company Stock Option	2.04(a)
Company Stock Plans	9.03
Company Stockholder Approval	3.02
Company Stockholders Meeting	3.02
Company Superior Proposal	5.02(f)(ii)
Company Vested RSU	2.04(c)
Company Vested RSU Consideration	2.04(c)
Compliant	9.03
Confidentiality Agreement	6.02(b)
Conflict Minerals	3.24
Continuation Period	6.07(a)
Continuing Employee	6.07(a)
Contract	9.03
control	9.03
COVID-19	9.03
COVID-19 Measures	9.03
Customs & Trade Laws	9.03
DGCL	1.01
Directors’ Deferred Compensation Plan	9.03
Dissenting Shares	2.03
DOJ	9.03
dollars	9.04
Effect	9.03
Effective Time	1.03
Employee Representative Body	9.03
End Date	8.01(b)(i)
Environmental Laws	9.03
Equity Award Exchange Ratio	9.03
Equity Award Schedule	3.03(c)
ERISA	9.03
ESPP	2.04(e)
Excess Shares	2.01(e)
Exchange Act	9.03
Exchange Agent	2.02(a)
Exchange Fund	2.02(a)
Exchange Ratio	2.01(c)
Existing Credit Agreement	9.03
Expert	6.11(d)
Fee Letter	4.12
Financing	4.12
Financing Sources	9.03
FTC	9.03
GAAP	9.03
Governmental Entity	9.03
Hazardous Substance	9.03
A-v

Term	Section
HSR Act	9.03
Inbound IP Contracts	3.12(a)(ix)
Indebtedness	9.03
Insurance Policy	3.21(a)
International Company Benefit Plan	3.14(a)
IRS	3.14(a)
Knowledge	9.03
Leased Real Property	3.15(a)
Letter of Transmittal	2.02(b)
Lien	9.03
Marketing Period	9.03
Material Contract	3.12(a)
Maximum Amount	6.04(d)
Merger	Recitals
Merger Amounts	4.12
Merger Consideration	2.01(c)
Merger Sub	Preamble
NASDAQ	9.03
Offering Documents	6.11(d)
Order	9.03
Outbound IP Contracts	3.12(a)(x)
Owned Real Property	3.15(a)
Parent	Preamble
Parent Board	Recitals
Parent By-laws	4.01(b)
Parent Capitalization Date	4.03(a)
Parent Charter	4.01(b)
Parent Common Stock	4.03(a)
Parent Disclosure Letter	Article IV
Parent Plans	6.07(b)
Parent SEC Documents	4.05(a)
Parent Securities	4.03(b)
Parent Stock Plan	9.03
Parent Trading Price	9.03
PATRIOT Act	3.23(e)
Payoff Amount	6.12
Payoff Letter	6.12
Per Share Cash Equivalent Consideration	9.03
Permits	9.03
Permitted Alternative Financing	6.11(a)
Permitted Liens	9.03
Person	9.03
Pre-Paid Tail	6.04(d)
Proxy Statement	3.16
Real Property	3.15(a)
Real Property Lease	3.15(b)
Registration Statement	3.16
Regulation S-X	9.03
Regulatory Action	6.03(c)
Regulatory Laws	9.03
A-vi

Term	Section
Release	9.03
Representatives	5.02(a)
Required Alternative Financing	6.11(b)
Required Approvals	7.01(b)
Required Information	9.03
Sanctioned Jurisdiction	9.03
Sanctioned Person	9.03
Sanctions	9.03
SEC	9.03
Securities Act	9.03
Share Issuance	9.03
Significant Company Customer	3.25(a)
Significant Company Supplier	3.25(b)
Subsidiary	9.03
Surviving Company	1.01
Takeover Laws	6.03(b)
Tax Returns	9.03
Taxes	9.03
Termination Fee	8.03(b)
Treasury Regulations	9.03
VWAP	9.03
A-vii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 14, 2021, is by and among CMC MATERIALS, INC., a Delaware corporation (the “Company”), ENTEGRIS, INC., a Delaware corporation (“Parent”), and YOSEMITE MERGER SUB, INC., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”).
WITNESSETH:
WHEREAS, the parties intend that Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent;
WHEREAS, the board of directors of Parent (the “Parent Board”), the board of directors of the Company (the “Company Board”) and the board of directors of Merger Sub have approved and declared advisable this Agreement and the Merger;
WHEREAS, the Company Board has resolved to recommend that the Company’s stockholders adopt this Agreement; and
WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified in this Agreement in connection with the Merger and to prescribe various conditions to the Merger.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I

THE MERGER
Section 1.01. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), on the Closing Date, Merger Sub shall be merged with and into the Company. At the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company in the Merger (the “Surviving Company”).
Section 1.02. Closing. The closing of the Merger (the “Closing”) shall be effected by the electronic exchange of signatures by electronic transmission or, if such exchange is not practicable, such Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, New York 10001, at 8:30 a.m. (New York Time) on the third (3rd) Business Day following the satisfaction or, to the extent permitted by Applicable Law, waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of such conditions), or at such other place (or by means of remote communication), time and date as shall be agreed in writing between the Company and Parent; provided, however, that, (i) notwithstanding the satisfaction or waiver of the conditions set forth in Article VII, Parent and Merger Sub shall not be obligated to effect the Closing prior to the third (3rd) Business Day following the final day of the Marketing Period, unless Parent shall request an earlier date on two (2) Business Days’ prior written notice (but, subject in such case, to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of those conditions)) and (ii) the Closing shall not occur prior to March 1, 2022. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
Section 1.03. Effective Time. Subject to the provisions of this Agreement, at the Closing, the parties shall file with the Secretary of State of the State of Delaware the certificate of merger relating to the Merger (the “Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL, and at or prior to the Closing Date, shall make all other filings required under the DGCL or by the Secretary of State of the State of Delaware in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such other time as the Company and Parent shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.04. Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.
Section 1.05. Certificate of Incorporation and By-Laws. At the Effective Time, (a) the Company Charter shall be amended and restated in its entirety to be the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that (i) all references therein to Merger Sub’s name, date of incorporation, registered office and registered agent shall be automatically amended and shall become references to the name, date of incorporation, registered office and registered agent of the Company as provided in the Company Charter immediately prior to the Effective Time, (ii) the provisions of the certificate of incorporation relating to the incorporator of Merger Sub shall be omitted, and (iii) changes necessary so that the certificate of incorporation shall be in compliance with Section 6.04 shall have been made, and such amended and restated certificate of incorporation shall become the certificate of incorporation of the Surviving Company until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation, and (b) the Company By-laws shall be amended and restated in its entirety to be the by-laws of Merger Sub as in effect immediately prior to the Effective Time, except that (i) all references therein to Merger Sub shall be automatically amended and shall become references to the Surviving Company and (ii) changes necessary so that the by-laws shall be in compliance with Section 6.04 shall have been made, and such amended and restated by-laws shall become the by-laws of the Surviving Company until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Company and such by-laws.
Section 1.06. Directors and Officers of Surviving Company. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Company and shall hold office until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.
ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT ENTITIES
Section 2.01. Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any shares of Company Common Stock or any shares of capital stock of Parent or Merger Sub:
(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub, par value $0.001 per share, shall be converted into and become one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Company. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.
(b) Cancellation of Company-Owned Stock and Parent-Owned Stock; Treatment of Stock Owned by Company Subsidiaries.
(i) Each share of Company Common Stock that is owned by the Company (including shares held as treasury stock or otherwise) and each share of Company Common Stock that is owned by Parent, Merger Sub or any other direct or indirect Subsidiary of Parent immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(ii) Each share of Company Common Stock that is owned by any direct or indirect wholly owned Subsidiary of the Company shall be converted into such number of shares of common stock, par value $0.001, of the Surviving Company such that the ownership percentage of any such Subsidiary in the Surviving Company immediately following the Effective Time shall equal the ownership percentage of such Subsidiary in the Company immediately prior to the Effective Time. From and after the Effective Time, all certificates representing Company Common Stock owned or held by any direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.
(c) Conversion of Company Common Stock. Subject to Section 2.02 and Section 2.03, each share of Company Common Stock (including any shares of Company Common Stock purchased pursuant to a Deposit Share Agreement between the Company and an employee of the Company ) issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled or converted into shares of the Surviving Company in accordance with Section 2.01(b) and any Dissenting Shares) shall, at the Effective Time, be converted into the right to receive (i) $133 per share of Company Common Stock, without interest (the “Cash Consideration”) and (ii) 0.4506 of a share of Parent Common Stock (the “Exchange Ratio” and, together with the cash in lieu of fractional shares of Parent Common Stock as specified in Section 2.01(e) and the Cash Consideration, the “Merger Consideration”).
As of the Effective Time, all shares of Company Common Stock converted into the Merger Consideration pursuant to this Section 2.01(c) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of uncertificated shares of Company Common Stock held in book-entry form (“Book-Entry Shares”) or a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, as well as any dividends or other distributions to which holders of Company Common Stock become entitled in accordance with Section 2.02(d), without interest and subject to any applicable withholding of Taxes.
(d) Certain Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if, during the period between the date of this Agreement and the Effective Time, (i) any change in the outstanding shares of Company Common Stock occurs as a result of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, or any similar event shall have occurred, or any record date for any such purpose is established to be a date prior to the Closing, the Merger Consideration and any other amounts payable pursuant to this Agreement which is based upon the number of shares of Company Common Stock will be appropriately adjusted to provide the holders of Company Common Stock and Company Equity Awards the same economic effect as contemplated by this Agreement prior to such event; provided that with respect to outstanding Company Equity Awards, any such adjustments shall be made in accordance with the applicable Company Stock Plan or applicable Director Deferred Compensation Plan; provided, however, that nothing in this Section 2.01(d) shall be construed to permit the Company to take any action that is otherwise prohibited by the terms of this Agreement and (ii) any change in the outstanding shares of Parent Common Stock occurs as a result of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, or any similar event shall have occurred, or any record date for any such purpose is established to be a date prior to the Closing, any number or amount contained herein which is based upon the number of shares of Parent Common Stock, including the Exchange Ratio, will be appropriately adjusted to provide the holders of Company Common Stock and Company Equity Awards the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 2.01(d) shall be construed to permit Parent to take any action that is otherwise prohibited by the terms of this Agreement.
(e) No Fractional Shares. No fractional shares of Parent Common Stock shall be issued in connection with the Merger, no certificates or scrip representing fractional shares of Parent Common Stock shall be delivered upon the conversion of Company Common Stock pursuant to Section 2.01(c), and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to Section 2.01(c) who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof and upon surrender thereof, a cash payment in lieu of such fractional shares representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by any fees of the Exchange Agent attributable to such sale) in one or more transactions of shares of Parent Common Stock equal to the excess of (i) the aggregate number of shares of Parent Common Stock to be delivered to the Exchange Agent by Parent pursuant to Section 2.02(a) over (ii) the aggregate number of whole shares of Parent Common Stock to be distributed to the holders of shares of Company Common Stock pursuant to Section 2.01(c) (such excess being, the “Excess Shares”). The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of the certificates representing shares of Parent Common Stock that would otherwise receive fractional shares, shall sell the Excess Shares at then prevailing prices on NASDAQ in the following manner. The sale of the Excess Shares by the Exchange Agent, as agent for the holders that would otherwise receive fractional shares, shall be executed on NASDAQ at then-prevailing market prices and shall be executed in round lots to the extent practicable. Until the proceeds of such sale or sales have been distributed to the holders of shares of Company Common Stock, the Exchange Agent shall hold such proceeds in trust for the holders of shares of Company Common Stock (the “Common Stock Trust”). The Exchange Agent shall determine the portion of the Common Stock Trust to which each holders of shares of Company Common Stock shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Stock Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holders of shares of Company Common Stock would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of shares of Company Common Stock would otherwise be entitled.
Section 2.02. Exchange of Certificates and Book-Entry Shares.
(a) Exchange Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for payment in accordance with this Article II through the Exchange Agent, in trust with the Exchange Agent for the benefit of the holders of Company Common Stock (other than shares to be cancelled or converted into shares of the Surviving Company in accordance with Section 2.01(b), Company Restricted Shares and any Dissenting Shares), (i) by wire transfer of immediately available funds, an amount in cash sufficient to pay the aggregate Cash Consideration to such holders and (ii) evidence of Parent Common Stock in book-entry form (and/or certificates representing such Parent Common Stock, at Parent’s election) representing the number of shares of Parent Common Stock sufficient to deliver the aggregate stock portion of the Merger Consideration to such holders (including the Excess Shares to be sold by the Exchange Agent pursuant to Section 2.01(e)) (such cash, evidence and certificates, and any dividends or distributions with respect thereto, the “Exchange Fund”). Parent agrees to make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed, until the termination of the Exchange Fund pursuant to Section 2.02(f), any dividends or other distributions which a holder of Company Common Stock has the right to receive pursuant to Section 2.02(d). The Exchange Agent shall deliver the Merger Consideration to be issued pursuant to Section 2.01(c) out of the Exchange Fund. Except as provided in Section 2.02(h), the Exchange Fund shall not be used for any other purpose.
(b) Letter of Transmittal. As promptly as reasonably practicable after the Effective Time (and in any event within three (3) Business Days after the Effective Time), Parent shall cause the Exchange Agent to mail to each holder of record of Company Common Stock whose shares are converted into the right to receive the Merger Consideration pursuant to Section 2.01(c), a letter of transmittal (the “Letter of Transmittal”) (which (i) shall specify with respect to Certificates representing Company Common Stock, that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and with respect to Book-Entry Shares, that delivery shall be effected upon the receipt of an “agent’s message” by the Exchange Agent, and (ii) shall be in customary form (which shall include an accompanying IRS Form W-9 or the applicable IRS Form W-8) and have such other provisions as Parent may specify, subject to the Company’s reasonable approval, and shall be prepared prior to the Closing), together with instructions thereto. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed Letter of Transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive following delivery of an “agent’s message” pursuant to this Article II.
(c) Merger Consideration Received in Connection with Exchange. Upon (i) in the case of shares of Company Common Stock represented by a Certificate, the surrender of such Certificate for cancellation to the Exchange Agent with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, or (ii) in the case of Book-Entry Shares, the receipt of an “agent’s message” by the Exchange Agent, in each case together with such other documents as may reasonably be required by the Exchange Agent, the holder of such shares shall be entitled to receive in exchange therefor the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 2.01(c), together with any dividends or other distributions to which such shares of Company Common Stock represented by Certificates or Book-Entry Shares become entitled in accordance with Section 2.02(d). In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificate representing such Company Common Stock (or, in the case of Book-Entry Shares, proper evidence of such transfer) is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and the Person requesting such payment or shares has paid any transfer or other similar Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or has established to the satisfaction of Parent that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.02(c), each share of Company Common Stock, and any Certificate or Book-Entry Shares with respect thereto (other than shares to be cancelled or converted into shares of the Surviving Company in accordance with Section 2.01(b), Company Restricted Shares and any Dissenting Shares), shall be deemed at any time from and after the Effective Time to represent only the right to receive, upon such surrender pursuant to the terms of this Agreement, the Merger Consideration that the holders of shares of Company Common Stock are entitled to receive in respect of such shares pursuant to Section 2.01(c), together with any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.02(d). No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate or Book-Entry Shares.
(d) Treatment of Unexchanged Shares. No cash payment with respect to the Merger Consideration shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares until the surrender of such Certificate or Book-Entry Shares in accordance with this Article II. No dividends or other distributions, if any, with a record date at or after the Effective Time with respect to Parent Common Stock, shall be paid to the holder of any unsurrendered share of Company Common Stock to be converted into shares of Parent Common Stock pursuant to Section 2.01(c) until such holder shall surrender such share in accordance with this Section 2.02. After the surrender in accordance with this Section 2.02 of shares of Company Common Stock to be converted into Parent Common Stock pursuant to Section 2.01(c), the holder thereof shall be entitled to receive (in addition to the Merger Consideration payable to such holder pursuant to this Article II) (i) at the time of any such surrender, any such dividends or other distributions with a record date after the Effective Time, without any interest thereon, which theretofore had become payable with respect to the number of whole shares of Parent Common Stock into which such shares of Company Common Stock are converted pursuant to Section 2.01(c) and (ii) at the appropriate payment date, the amount of dividends or other distribution with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to the number of whole shares of Parent Common Stock into which such shares of Company Common Stock are converted pursuant to Section 2.01(c).
(e) No Further Ownership Rights in Company Common Stock. The shares of Parent Common Stock delivered and the cash paid in accordance with the terms of this Article II, upon conversion of any shares of Company Common Stock, shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and from and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Company Common Stock are presented to Parent or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.
(f) Termination of Exchange Fund. At any time following the one-year anniversary of the Closing Date, Parent shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) that remains undistributed to the holders of Company Common Stock immediately prior to the Effective Time, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent (subject to abandoned property, escheat or other similar law) for payment of its claim for Merger Consideration and any dividends and distributions which such holder has the right to receive pursuant to this Article II without any interest thereon.

(g) No Liability. None of the Company, Parent, Merger Sub or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for two years after the Effective Time (or immediately prior to such earlier date on which the Exchange Fund would otherwise escheat to, or become the property of, any Governmental Entity) shall, to the extent permitted by Applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.
(h) Investment of Exchange Fund. The Exchange Agent shall invest the cash in the Exchange Fund if and as directed by Parent; provided that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available). Any interest and other income resulting from such investments shall be paid to, and be the property of, Parent. No such investment or investment losses resulting from investment of the Exchange Fund shall diminish the rights of any stockholder of the Company to receive the Merger Consideration or any other payment as provided herein. To the extent there are losses with respect to such investments or the Exchange Fund diminishes for any other reason below the level required to make prompt cash payment of the aggregate funds required to be paid pursuant to the terms hereof, Parent shall reasonably promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments.
(i) Withholding Rights. Each of Parent, the Company, the Surviving Company and the Exchange Agent, or other applicable withholding agent (without duplication), shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock and Company Equity Awards pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under Applicable Law with respect to Taxes. Amounts so withheld and timely paid over to the appropriate Governmental Entity shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock and Company Equity Awards in respect of which such deduction or withholding was made.
(j) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond, in such reasonable and customary amount as Parent or the Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.02(f), Parent) shall, in exchange for the cancellation of such lost, stolen or destroyed Certificate, issue the Merger Consideration and any dividends and distributions deliverable in respect thereof as provided in this Article II.
Section 2.03. Dissenters’ Rights. Notwithstanding any provision of this Agreement to the contrary, in the event appraisal rights are available under Section 262 of the DGCL in connection with the Merger, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by holders who have not voted in favor of or consented to the Merger and who are entitled to demand and have properly demanded their rights to be paid the fair value of such shares of Company Common Stock in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be cancelled and converted into the right to receive the Merger Consideration as provided in Section 2.01(c), and the holders of Dissenting Shares shall be entitled to only such rights as are granted by Section 262 of the DGCL. If, after the Effective Time, any such holder fails to perfect or otherwise effectively waives, withdraws or loses such right, such Dissenting Shares shall thereupon be treated as if they had been converted into, and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration as provided in Section 2.01(c), without any interest thereon. The Company shall promptly notify Parent of any notices of intent, demands or other communications received by the Company for appraisal of any shares of Company Common Stock and attempted withdrawals of such demands, and Parent shall have the right to participate in negotiations and proceedings with respect to such demands for appraisal. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent or as otherwise required by an Order, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, or agree to do any of the foregoing.
Section 2.04. Treatment of Company Equity Awards.
(a) Company Stock Options. At the Effective Time, each outstanding option to purchase shares of Company Common Stock under the Company Stock Plans (each, a “Company Stock Option”) that is outstanding immediately prior to the Effective Time shall vest in full and be assumed and converted automatically into an option (an “Adjusted Stock Option”) to purchase, on the same terms and conditions as were applicable under such Company Stock Option immediately prior to the Effective Time, the number of shares of Parent Common Stock (rounded down to the nearest whole number of shares of Parent Common Stock) equal to the product of (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, multiplied by (ii) the Equity Award Exchange Ratio, which Adjusted Stock Option shall have an exercise price per share of Parent Common Stock equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (x) the exercise price per share of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, by (y) the Equity Award Exchange Ratio. It is the intention of the parties that the assumption of Company Stock Options pursuant to this Section 2.04(a) shall be effected in a manner that satisfies the requirements of Sections 409A and 424(a) of the Code and the Treasury Regulations promulgated thereunder, and this Section 2.04(a) shall be construed consistent with this intent.
(b) Company Restricted Shares. Immediately prior to the Effective Time, (i) each share of Company Common Stock subject to vesting, repurchase or other lapse restrictions pursuant to any of the Company Stock Plans, including, without limitation, any restricted shares of Company Common Stock granted under the Company’s Deposit Share Program (each, a “Company Restricted Share”), that is outstanding immediately prior to the Effective Time shall vest in full and become free of any transferability restrictions and shall be cancelled and converted into the right to receive the Merger Consideration with respect to each such Company Restricted Share pursuant to Section 2.01(c), and (ii) all dividends, if any, accrued but unpaid as of the Effective Time with respect to each such Company Restricted Share shall vest and be paid in cash (the “Company Restricted Share Consideration”).
(c) Company Restricted Stock Units.
(i) At the Effective Time, (A) each compensatory time-based restricted stock unit with respect to a share of Company Common Stock granted pursuant to any of the Company Stock Plans (each, a “Company RSU”) that is outstanding immediately prior to the Effective Time and that was granted (i) prior to the date of this Agreement and/or (ii) to a non-employee director of the Company Board (each, a “Company Vested RSU”) shall vest in full and be cancelled and converted into the right to receive the Merger Consideration with respect to each share of Company Common Stock underlying such Company Vested RSU pursuant to Section 2.01(c) and (B) all dividend equivalents, if any, accrued but unpaid as of the Effective Time with respect to each such Company Vested RSU shall vest and be paid in cash (collectively, the “Company Vested RSU Consideration”).
(ii) At the Effective Time, (A) each Company RSU that is outstanding immediately prior to the Effective Time and that is not covered by Section 2.04(c)(i) shall be assumed and converted into a restricted stock unit (each, an “Adjusted RSU”) with the same terms and conditions as were applicable to such Company RSU immediately prior to the Effective Time and relating to the number of shares of Parent Common Stock equal to the product of (x) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time, multiplied by (y) the Equity Award Exchange Ratio, with any fractional shares rounded to the nearest whole share and (B) all dividend equivalents, if any, accrued but unpaid as of the Effective Time with respect to each such Company RSU shall be assumed and become an obligation in connection with the applicable Adjusted RSU.
(d) Company Deferred Stock Units. At the Effective Time, (i) each right of any kind, contingent or accrued, to receive shares of Company Common Stock or payments measured by the value of a share of Company Common Stock under the Directors’ Deferred Compensation Plan, including any such right arising from dividend reinvestment, that is outstanding immediately prior to the Effective Time (each, a “Company DSU”) shall vest in full and become non-forfeitable and shall be cancelled and converted into the right to receive the Merger Consideration with respect to each share of Company Common Stock underlying each such Company DSU pursuant to Section 2.01(c) and (ii) all dividend equivalents in respect of each such Company DSU that have not been reinvested in Company Common Stock pursuant to the Directors Deferred Compensation Plan shall vest and be paid in cash (collectively, the “Company DSU Consideration”).
(e) Company Performance-Based Restricted Stock Units. At the Effective Time, (i) each compensatory performance-based restricted stock unit with respect to a share of Company Common Stock granted pursuant to any of the Company Stock Plans that is outstanding immediately prior to the Effective Time (each, a “Company PSU”) shall be assumed and converted into a time-based restricted stock unit (each, an “Adjusted PSU”) with the same terms and conditions as were applicable to such Company PSU immediately prior to the Effective Time (except that the performance-based vesting conditions applicable to such Company PSU immediately prior to the Effective Time shall not apply from and after the Effective Time), and relating to the number of shares of Parent Common Stock equal to the product of (x) the number of shares of Company Common Stock subject to such Company PSU based on the achievement of the applicable performance metrics at the target level of performance, multiplied by (y) the Equity Award Exchange Ratio, with any fractional shares rounded to the nearest whole share and (ii) all dividend equivalents, if any, accrued but unpaid as of the Effective Time with respect to each such Company PSU shall be assumed and become an obligation in connection with the applicable Adjusted PSU.
(f) Company Cash-Settled Phantom Stock Units. At the Effective Time, each contingent right to receive the cash value of a share of Company Common Stock held by select employees of the Company who primarily provide services in a jurisdiction other than the United States that is outstanding immediately prior to the Effective Time (each, a “Company Cash-Settled Phantom Stock Unit”) shall vest in full and become nonforfeitable and be cancelled and converted into the right to receive an amount in cash equal to the Per Share Cash Equivalent Consideration (collectively, the “Company Cash-Settled Phantom Stock Unit Consideration”).
(g) Employee Stock Purchase Plan. The Company shall take such action as may be necessary under the Company’s 2007 Employee Stock Purchase Plan, as amended and restated (the “ESPP”), to provide for or to cause the following to occur: (i) each individual participating in the Offering Period (as defined in the ESPP) on the date of this Agreement shall not be permitted to (x) increase his or her payroll contribution rate pursuant to the ESPP from the rate in effect as of the date of this Agreement or (y) make separate non-payroll contributions to the ESPP on or following the date of this Agreement, except as may be required by Applicable Law; (ii) if there is any Offering Period in progress immediately prior to the Effective Time, cause such Offering Period to end upon the earlier of (A) the date determined in accordance with Section 13.03.2 of the ESPP and (B) the date that is ten (10) Business Days prior to the Closing Date, and in each case all options outstanding as of the end of such Offering Period to be exercised in accordance with the terms of the ESPP; and (iii) terminate the ESPP no later than the Business Day immediately preceding the Closing Date.
(h) Delivery of Company Equity Award Consideration. Parent shall cause the Surviving Company to pay through the payroll system of the Surviving Company (to the extent applicable) to each holder of a Company Restricted Share, Company Vested RSU, Company DSU, and/or Company Cash-Settled Phantom Stock Unit, the Company Restricted Share Consideration, the Company Vested RSU Consideration, the Company DSU Consideration, and the Company Cash-Settled Phantom Stock Unit Consideration (collectively, the “Company Equity Award Consideration”), as applicable, less any required withholding Taxes and without interest, within five (5) Business Days following the Effective Time; provided that to the extent payment within such time or on such date would trigger a Tax or penalty under Section 409A of the Code, such payments shall be made on the earliest date that payment would not trigger such Tax or penalty. The aggregate amount required to be withheld in respect of Taxes in respect of the Company Equity Award Consideration (other than with respect to the Company Cash-Settled Phantom Stock Unit Consideration) shall be applied first to reduce the aggregate Merger Consideration payable in Parent Common Stock and then, only if and to the extent that such withholding amount exceeds such stock portion, to reduce the portion of the Merger Consideration that is payable in cash (if any). The number of shares of Parent Common Stock to be withheld shall be determined based on the closing price of a share of Parent Common Stock on the Closing Date.
(i) Company Actions. Prior to the Effective Time, the Company shall use its reasonable best efforts to take such actions with respect to the Company’s equity compensation plans or arrangements as are necessary to give effect to the transactions contemplated by this Section 2.04.

(j) Parent Actions. Parent shall file with the SEC, no later than date on which the Effective Time occurs, a post-effective amendment to the Form S-4 or a registration statement on a Form S-8 (or any successor form or other appropriate form, including a Form S-1 or Form S-3) relating to the shares of Parent Common Stock issuable with respect to the Adjusted Stock Options, Adjusted RSUs and Adjusted PSUs. Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or statements for so long as such Adjusted Stock Options, Adjusted RSUs and Adjusted PSUs remain outstanding.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to Parent and Merger Sub that, except (i) as disclosed in the Company SEC Documents (including exhibits and schedules thereto and other information incorporated therein) filed with, or furnished to, the SEC after October 1, 2019, and publicly available on the last Business Day prior to the date of this Agreement (in each case, to the extent that it is reasonably apparent from the face of such disclosure that such information is relevant to such representations and warranties and other than any risk factor disclosure or other similarly cautionary, predictive or forward-looking statements set forth in any section of any such Company SEC Document; it being understood that any historical and factual information contained within such disclosure or statements shall not be so excluded) or (ii) as disclosed in the disclosure letter delivered by the Company to Parent at or before the execution and delivery by Parent and Merger Sub of this Agreement (the “Company Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify only the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such information is relevant to such other section or subsection):
Section 3.01. Qualification, Organization, Subsidiaries, etc.
(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and, to the extent legally applicable, in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be in good standing or have such power or authority has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing has not had and would not reasonably be expected to have a Company Material Adverse Effect.
(b) The Company does not have any Subsidiaries that are not wholly owned by the Company or one of its other Subsidiaries.
(c) The Company has delivered or made available to Parent, prior to execution of this Agreement, true and complete copies of the (second) amended and restated certificate of incorporation of the Company in effect as of the date of this Agreement (the “Company Charter”) and the (fourth) amended and restated by-laws of the Company in effect as of the date of this Agreement (the “Company By-laws”).
Section 3.02. Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject only, in the case of the Merger, to the adoption of this Agreement at the Company Stockholders Meeting by the affirmative vote of holders of a majority of the outstanding shares of Company Common Stock entitled to vote on such matter (the “Company Stockholder Approval”). The Company Board has unanimously (i) approved the execution, delivery and performance of this Agreement, (ii) determined that entering into this Agreement is fair to, and in the best interests of, the Company and its stockholders, (iii) declared this Agreement and the Merger advisable and (iv) subject to Section 5.02, resolved to recommend that the Company’s stockholders adopt this Agreement (the “Company Recommendation”). The Company Board has unanimously directed that the Company submit the adoption of this Agreement to a vote at a meeting of the stockholders of the Company in accordance with the terms of this Agreement (the “Company

Stockholders Meeting”). Except for the Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize or adopt this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by the DGCL). The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
Section 3.03. Capital Structure.
(a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 20,000,000 shares of preferred stock, par value $0.001 per share, of the Company. As of December 13, 2021 (the “Capitalization Date”), there were outstanding 28,413,496 shares of Company Common Stock. As of the Capitalization Date, (i) there were outstanding (A) Company Stock Options to purchase an aggregate of 859,438 shares of Company Common Stock, (B) Company Restricted Shares with respect to an aggregate of 1,264 shares of Company Common Stock, (C) Company RSUs with respect to an aggregate of 164,782 shares of Company Common Stock, (D) Company DSUs with respect to an aggregate of 1122 shares of Company Common Stock, (E) Company PSUs with respect to an aggregate 88,507 shares of Company Common Stock (assuming achievement of the applicable performance metrics at the target level of performance), (F) no shares of preferred stock of the Company outstanding and (G) no shares of other series of common stock of the Company outstanding, (ii) 2,161,001 shares of Company Common Stock were available for issuance of future awards under the Company Stock Plans and 239,941 shares of Company Common Stock were available for issuance under the ESPP and (iii) 11,893,683 shares of Company Common Stock were held in the treasury of the Company.
(b) Except as set forth in Section 3.03(a) above, as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company or any Subsidiary of the Company, or that obligate the Company or any Subsidiary of the Company to issue, sell or transfer, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iv) no obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any of the foregoing or dividends paid thereon (the items in clauses (i), (ii), (iii), (iv) and (v) being referred to collectively as “Company Securities”). There are no outstanding agreements of any kind that (A) obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities (except pursuant to the acquisition by the Company of shares of Company Common Stock in settlement of the exercise price of Company Stock Options, or for purposes of satisfying Tax withholding obligations with respect to Company Equity Awards), (B) provide any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities, (C) constitutes a stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or (D) obligate the Company or any Subsidiary of the Company to grant, extend or enter into any such agreements relating to any Company Securities. Neither the Company nor any of its Subsidiaries is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities. All outstanding shares of Company Common Stock and all outstanding shares of capital stock of each of the Company’s Subsidiaries have been, and shares of Company Common Stock reserved for issuance with respect to Company Equity Awards, when issued in accordance with the respective terms thereof, will be, duly authorized and validly issued and are fully paid, non-assessable and free and clear of all Liens other than Permitted Liens. Since the Capitalization Date through the date hereof, neither the Company nor any of its Subsidiaries has (A) issued any Company Securities or incurred any obligation to make any payments based on the price or value of Company Securities or dividends paid thereon, other than pursuant to Company Equity Awards that were outstanding as of the Capitalization Date as set forth in Section 3.03(a) or (B) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any Company Securities.
(c) Section 3.03(c) of the Company Disclosure Letter contains a correct and complete list (the “Equity Award Schedule”), as of the Capitalization Date, of all outstanding Company Equity Awards, including the holder (by employee identification number), type of Company Equity Award, date of grant, number of shares of Company Common Stock underlying such award (and, if applicable, assuming achievement of the applicable performance metrics at the target level of performance), whether such Company Equity Award is intended to qualify as an “incentive stock option” under Section 422 of the Code, the Company Stock Plan pursuant to which the Company Equity Award was granted, the applicable vesting schedule with respect to such Company Equity Award (including whether the Company Equity Award would become vested solely as a result of the consummation of the Merger), any unpaid dividend equivalents with respect to such Company Equity Award and, where applicable, the exercise price and expiration date. The Company shall provide Parent with an updated Equity Award Schedule within five (5) Business Days prior to the anticipated Closing Date to reflect any changes occurring between the Capitalization Date and the applicable date of delivery.
Section 3.04. Governmental Authorization; Non-Contravention.
(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) filings required under, and compliance with other applicable requirements of, the HSR Act and any Required Approval, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act (including the filing with the SEC of the Registration Statement and Proxy Statement and any amendments or supplements thereto and declaration of effectiveness of the Registration Statement) and any other applicable state or federal securities laws and the rules and regulations of NASDAQ, and (iv) consents, approvals, Orders, authorizations, registrations, declarations and filings, the failure of which to be obtained, made or given have not had and would not reasonably be expected to have a Company Material Adverse Effect.
(b) The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not assuming compliance with the matters referred to in Section 3.04(a) and receipt of the Company Stockholder Approval, (i) contravene, conflict with, or result in any violation or breach of any provision of (A) the Company Charter, Company By-laws or (B) comparable organizational documents of any of the Company’s Subsidiaries, (ii) contravene, conflict with or result in any violation or breach of any provision of any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Contract binding upon the Company or any of its Subsidiaries or any governmental licenses, authorizations, Permits, consents (including consents required by Contract), approvals, variances, exemptions or Orders affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien, other than any Permitted Lien, on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as has not had and would not reasonably be expected to have a Company Material Adverse Effect.
Section 3.05. Company SEC Documents.
(a) The Company has on a timely basis filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses and other documents required to be filed with or furnished prior to the date hereof to the SEC by the Company since October 1, 2018, together with any exhibits and schedules required to be filed or furnished thereto and other document or information required to be incorporated therein (collectively, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents) or, if amended prior to the date hereof, as of the filing date of the last such amendment, the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as applicable, and the rules and regulations promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (and, if amended prior to the date hereof, as of the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved written comments received from the SEC with respect to any of the Company SEC Documents or, to the Company’s Knowledge, none of the Company SEC Documents are the subject of ongoing SEC review, and there are no formal internal investigations or, to the Company’s Knowledge, any SEC inquiries or investigations or other inquiries or investigations by Governmental Entities that are pending or, to the Company’s Knowledge, threatened, in each case under this sentence, related to any accounting practices of the Company or any of its Subsidiaries.
(b) The consolidated financial statements of the Company (including the related notes and schedules) and all related compilations, reviews and other reports issued by the Company’s accountants with respect thereto included or incorporated by reference in the Company SEC Documents (i) complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) had been prepared in all material respects in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (x) as may be indicated in the notes thereto or (y) as permitted by Regulation S-X) and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in stockholders’ equity for the periods shown (subject, in the case of unaudited statements, to normal year-end adjustments, which have not had and would not reasonably be expected to have a Company Material Adverse Effect). Except as required by GAAP and disclosed in the Company SEC Documents, between October 1, 2021, and the date hereof, the Company has not made or adopted any material change in its accounting methods, practices or policies.
(c) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any material joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or one of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any material “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC). As of the date hereof, there are not, and since October 1, 2020, there have not been, to the Knowledge of the Company, any transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and the Company’s Affiliates (other than wholly owned Subsidiaries of the Company) or other persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K of the SEC that are not so disclosed.
(d) The Company has designed and maintains, and at all times since October 1, 2018, has maintained a system of internal controls over financial reporting and accounting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are sufficient to provide reasonable assurance that material information that is required to be disclosed by the Company in the reports that it files or submits under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and made known to its principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.
(e) Since October 1, 2018, (i) none of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of their directors, executive officers, auditors, accountants or Representatives has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the

Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported to the Company Board, any committee thereof or to any executive officer of the Company evidence of a material violation of securities laws, a breach of fiduciary duty or a similar material violation by the Company or any of its Subsidiaries or any of their officers, directors or employees.
(f) Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of the Company has disclosed to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date hereof. To the Knowledge of the Company, there is no reason to believe that the Company’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without additional qualification, when next due.
(g) The Company is in compliance with (i) all applicable listing and corporate governance requirements of NASDAQ and (ii) the applicable provisions of the Sarbanes-Oxley Act, in each case, except for any noncompliance which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.06. Absence of Certain Changes or Events. Since September 30, 2021, there has not been any fact, change, circumstance, event, occurrence, condition or development that has had or would reasonably be expected to have a Company Material Adverse Effect. Since September 30, 2021, to the date of this Agreement, other than as expressly contemplated by or provided for in this Agreement, the business of the Company and the Company’s Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practices.
Section 3.07. No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether direct, indirect, accrued, absolute, contingent or otherwise) required by GAAP to be reflected or reserved against in the consolidated balance sheet of the Company and its Subsidiaries (or disclosed in the notes to such balance sheet), except liabilities (i) reflected or reserved against on the consolidated balance sheet of the Company and its Subsidiaries included in its Annual Report on Form 10-K for the year ended September 30, 2021 (including any notes thereto), (ii) incurred after September 30, 2021, in the ordinary course of business consistent with past practice, (iii) expressly contemplated by or incurred in connection with this Agreement or the transactions contemplated hereby or (iv) liabilities that have not had and would not reasonably be expected to have a Company Material Adverse Effect.
Section 3.08. Absence of Litigation. As of the date hereof, there are no Actions pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries, or any executive officer or director of the Company or any of its Subsidiaries (in their capacity as such), or any Order to which the Company or any of its Subsidiaries is subject that would reasonably be expected to have a Company Material Adverse Effect. The Company is not subject to any outstanding Order that has had or would reasonably be expected to have a Company Material Adverse Effect.
Section 3.09. Compliance with Applicable Laws; Permits. Except as would not reasonably be expected to have a Company Material Adverse Effect, (a) the Company and each of its Subsidiaries are in, and since October 1, 2018, have been in, compliance with all Applicable Laws, Orders and Permits applicable to the Company and its Subsidiaries and (b) the Company and each of its Subsidiaries hold all Permits necessary for the lawful conduct of their respective businesses, all such Permits will continue to be in full force and effect immediately following the Effective Time, and no suspension or cancellation of any such Permit is pending or, to the Knowledge of the Company, threatened.
Section 3.10. Intellectual Property.
(a) To the Knowledge of the Company, the Company and its Subsidiaries own, free and clear of any Liens, other than Permitted Liens, all material Company Intellectual Property and have a license or the right to use, all other material Intellectual Property used in or necessary to the operation of their business as conducted by them on the date of this Agreement. All registrations for Intellectual Property included in the Company Intellectual Property are subsisting and, to the Knowledge of the Company, valid and enforceable.
(b) Except as provided in the Inbound IP Contracts or software or other materials that are generally available on standard commercial terms, neither the Company nor any of its Subsidiaries owe any royalties or other payments to any Person for the use of any material Intellectual Property that is incorporated into or necessary to provide any product or service of the Company or its Subsidiaries.
(c) Except as would not have, or would not reasonably be expected to have, a Company Material Adverse Effect, to the Knowledge of the Company (i) the conduct of the businesses of the Company and its Subsidiaries as currently conducted does not infringe upon, misappropriate or otherwise violate any valid and enforceable Intellectual Property of any third Person and (ii) no other Person has infringed upon, misappropriated or otherwise violated any Company Intellectual Property.
(d) Neither the Company nor any of its Subsidiaries has, since October 1, 2018, received from any Person any written notice or threat, and there are no pending Actions that have been commenced against the Company or any of its Subsidiaries since October 1, 2018, in each case either (i) asserting material infringement, misappropriation or other violation of any Company Intellectual Property or (ii) challenging the validity or enforceability of any material Company Intellectual Property.
(e) Neither the Company nor any of its Subsidiaries has, since October 1, 2018, sent to any Person any notice or threat, and there are no pending Actions that have been commenced by the Company or any of its Subsidiaries since October 1, 2018, in each case either (i) asserting the material infringement, misappropriation or other violation of any Intellectual Property or (ii) challenging the validity or enforceability of any material Intellectual Property.
(f) Except as would not have, or would not reasonably be expected to have, a Company Material Adverse Effect: (i) the Company and its Subsidiaries have maintained commercially reasonable and industry standard practices to protect the confidentiality of trade secrets and other confidential information in their possession or control and (ii) all current and former employees and contractors of the Company or any of its Subsidiaries who developed, in the course of their work for the Company or any its Subsidiaries, any material Company Intellectual Property on behalf of the Company or any of its Subsidiaries have executed Contracts that assign to the Company or one of its Subsidiaries all of such Person’s respective rights in such developed Company Intellectual Property.
(g) Since October 1, 2018, (i) the Company’s and its Subsidiaries’ use and dissemination of any personally identifiable information (as such term or any term of similar import is defined under Applicable Law) concerning any natural person has been in compliance in all material respects with all applicable Company and Company Subsidiary privacy policies, Applicable Law, and Contracts to which the Company or any of its Subsidiaries are bound, (ii) the Company and its Subsidiaries have maintained commercially reasonable and industry standard policies and procedures regarding data security and privacy and maintain administrative, technical, and physical safeguards that are commercially reasonable, and (iii) there have been no material security breaches relating to, or violations of any security policy regarding, or any unauthorized access of, any data or information in the possession or control of the Company or any of its Subsidiaries.
Section 3.11. Environmental Matters. (i) The Company and each of its Subsidiaries are and except for matters which have been fully resolved, since October 1, 2016 have been in compliance with all Environmental Laws applicable to the Company and its Subsidiaries, (ii) the Company and its Subsidiaries hold and comply with all Permits that are required under applicable Environmental Laws for the lawful conduct of their respective businesses as currently conducted and no Action is pending, or to the Knowledge of the Company, threatened, in connection with any alleged violation of any such Permit or seeking to rescind or modify any such Permit, (iii) as of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice of, or to the Knowledge of the Company is the subject of, any Action or request for information by any person asserting or inquiring into any liability or obligation on the part of the Company or any of its Subsidiaries arising under any Environmental Law (iv) since October 1, 2016, no Hazardous Substances have been released by the Company or any Subsidiary or, to the Knowledge of the Company, any other person, at or from any real property currently or, to the Knowledge of the Company, formerly owned or operated by the Company or any of its Subsidiaries in a manner that reasonably could be expected to result in a material liability for the Company or any of its Subsidiaries under Environmental Laws and

(v) neither the Company nor any Subsidiary is subject to any ongoing obligations pursuant to any consent decree or other agreement resolving alleged violations of, or liabilities under, Environmental Laws, except, in the case of clauses (i) through (v), as has not been, or would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
Section 3.12. Material Contracts.
(a) Section 3.12(a) of the Company Disclosure Letter sets forth a list of all Material Contracts as of the date of this Agreement. For purposes of this Agreement, “Material Contract” means any Contract (other than Company Benefit Plans and purchase orders and invoices imposing no material obligations on the Company other than customary payment or delivery terms, which for the avoidance of doubt do not include any provision described in clauses (ii)-(x) below) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound that:
(i) is or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K (other than any Company Benefit Plan);
(ii) obligates the Company or its Subsidiaries (or following the Closing, Parent or its Subsidiaries) to conduct business with any third party on an exclusive basis or contains “most favored nation”;
(iii) provides for the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) and with any outstanding obligations that are material to the Company and its Subsidiaries, taken as a whole;
(iv) relates to a joint venture, partnership or other similar arrangement or to the formation, creation, governance or control of, or the economic rights or obligations of the Company or any of its Subsidiaries in, any such joint venture, partnership or other similar arrangement;
(v) provides for Indebtedness of the Company or any of its Subsidiaries having an outstanding or committed amount in excess of $10,000,000, other than (A) Indebtedness solely between or among any of the Company and any of its Subsidiaries and (B) letters of credit;
(vi) limits or restricts the ability of the Company or any of its Subsidiaries (A) to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be, (B) to make loans to the Company or any of its Subsidiaries or (C) to grant Liens, other than Permitted Liens, on the property of the Company or any of its Subsidiaries;
(vii) any Contract that obligates the Company or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in excess of $5,000,000 in, any Person (other than the Company or any of its Subsidiaries);
(viii) limits in any material respects the ability of the Company or any of its Subsidiaries (or that following the Closing would limit the ability of Parent or its Subsidiaries) (A) to compete in any line of business or with any Person or in any geographic area for any duration, (B) to solicit, sell to or purchase from any Person or entity, (C) to deliver services to any other Person by the express terms of such Contract or (D) to make use of any material Intellectual Property owned by the Company or any of its Subsidiaries other than any Outbound IP Contracts;
(ix) provides that the Company or any of its Subsidiaries license from any Person besides the Company or any of its Subsidiaries any material Intellectual Property (excluding software or other materials that are generally available on standard commercial terms) (“Inbound IP Contracts”);
(x) provides that the Company or any of its Subsidiaries license to any Person besides the Company or any of its Subsidiaries any material Company Intellectual Property other than (A) nonexclusive licenses granted to customers or to distributors or resellers in the ordinary course of business, (B) nonexclusive licenses granted to manufacturers, consultants, contractors, or suppliers of the Company or any of its Subsidiaries that permit use for the benefit of the Company or any of its Subsidiaries, or (C) nonexclusive licenses that include the right to make, have made, distribute or sell any Company Intellectual Property for the benefit of the Company in the ordinary course of business consistent with past practice (“Outbound IP Contracts”); or

(xi) is a Real Property Lease with annual rent payable by the Company and its Subsidiaries in excess of $2,000,000;
(xii) is a Collective Bargaining Agreement; or
(xiii) is with a Significant Company Customer or a Significant Company Supplier.
(b) All of the Material Contracts are valid and binding and in full force and effect in all material respects (except those that are terminated after the date of this Agreement in accordance with their respective terms and not as a result of a breach or default thereunder by the Company or any of its Subsidiaries). To the Knowledge of the Company, as of the date of this Agreement, no Person is challenging the validity or enforceability of any Material Contract in any material respect. Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any of the other parties thereto, has violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under any provision of, and neither the Company nor any of its Subsidiaries has received notice that it has violated or defaulted under, any Material Contract, except for those violations and defaults which have not had and would not reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, to the Knowledge of the Company, no party to any Material Contract has given the Company or any of its Subsidiaries written notice of its intention to cancel, terminate, change the scope of its rights under or fail to renew any Material Contract. To the Knowledge of the Company, no current or former officer or director of the Company (i) has (whether directly or indirectly through another entity in which such Person has a material interest, other than as the holder of less than 2% of a class of securities of a publicly traded company) any material interest in any property or assets of the Company (except as a stockholder) or (ii) is currently a party to any Material Contract.
(c) A copy of each Material Contract in effect as of the date hereof that is true and complete in all material respects (taking into account all material and operative exhibits, schedules, amendments and supplements thereto) has been made available to Parent prior to the date of this Agreement.
Section 3.13. Labor Matters.
(a) Neither the Company nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of the Company, threatened Action asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable Applicable Law) or other violation of Applicable Law concerning labor or employment, except as would not reasonably be expected to have a Company Material Adverse Effect, or seeking to compel the Company or any of its Subsidiaries to bargain with or otherwise recognize any Employee Representative Body. Neither the Company nor any of its Subsidiaries are party or otherwise subject to any Collective Bargaining Agreement or subject to any material bargaining order, injunction or other Order relating to the Company’s or any of its Subsidiaries’ relationship or dealings with its employees, any Employee Representative Body, and no employee of the Company or any of its Subsidiaries is represented by an Employee Representative Body. There is no strike, picketing, slowdown, lockout, stoppage or other job Action or labor dispute involving the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened and there have been no such Actions or disputes in the past five years. To the Knowledge of the Company, in the past five years, there has not been any attempt by employees of the Company or any of its Subsidiaries or any Employee Representative Body to organize, represent or certify a collective bargaining unit or to engage in any other labor organizing activity with respect to the workforce of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is required by Applicable Law or any Collective Bargaining Agreement to provide any notice to, consult with, or obtain the consent of any Employee Representative Body in connection with the execution of this Agreement or the Merger.
(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are, and since October 1, 2018, have been, in compliance with all Applicable Laws respecting immigration, employment and employment practices, terms and conditions of employment, including, but not limited to, plant closures and layoffs, working time, wages and hours, calculation of holiday pay and the classification of employees as exempt or non-exempt from minimum wage and overtime pay under Applicable Laws and the classification of workers as employees or independent contractors.
(c) To the Knowledge of the Company, in the last five years, no allegations of sexual harassment, sexual misconduct, discrimination or similar misconduct have been made against (i) any current or former officer or director of the Company or any of its Subsidiaries or (ii) any current or former employee of the Company or any of its Subsidiaries at the level of vice president or higher, and no settlement or release agreement has been executed by the Company or any of its Subsidiaries in connection with any such allegations in (i) or (ii) above.
Section 3.14. Benefits Matters; ERISA Compliance.
(a) Section 3.14(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list identifying all material Company Benefit Plans. The Company has made available to Parent true and complete copies, to the extent applicable, of (i) all material Company Benefit Plans (or, for Company Benefit Plans that primarily cover current or former employees, officers or directors of the Company or any of its Subsidiaries based outside of the United States and/or which are governed by the laws of any other jurisdiction outside of the United States (each, an “International Company Benefit Plan”), if there is no written plan, a written summary thereof), (ii) the most recent annual report on Form 5500 and all schedules thereto filed with the Internal Revenue Service (the “IRS”) with respect to each Company Benefit Plan, (iii) the most recent summary plan description for each Company Benefit Plan, (iv) each trust agreement, group annuity contract or other funding mechanism relating to any Company Benefit Plan, (v) the most recent financial statements and actuarial reports for each Company Benefit Plan, and (vi) the most recent IRS determination letter or opinion letter upon which the Company may rely regarding its qualified status under the Code in respect of each Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plans” means, collectively (A) all “employee benefit plans” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and all other bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, change in control, disability, vacation, death benefit, hospitalization, medical or other material benefit plans, programs, agreements or arrangements providing material benefits to any current or former directors, officers, employees, or independent contractors of the Company or any of its Subsidiaries or the beneficiaries or dependents of any such Person as to which the Company or any of its Subsidiaries sponsors, maintains, contributes or is obligated to contribute, or under which the Company or any of its Subsidiaries has or may have any material liability in respect of such Persons (other than any plan or program maintained by, or required to be established by, a Governmental Entity to which the Company or any of its Subsidiaries contribute pursuant to Applicable Laws) and (B) all employment, consulting, severance, retention, change of control, tax gross-up or termination agreements between the Company or any of its Subsidiaries and any current or former directors, officers, employees, or independent contractors of the Company or any of its Subsidiaries under which the Company or any of its Subsidiaries has or may have any liability.
(b) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the IRS upon which the Company may rely regarding its qualified status under the Code or has been adopted under a prototype plan or volume submitter plan approved by the IRS, and, to the Knowledge of the Company, nothing has occurred that could reasonably be expected to cause the revocation of such determination or opinion letter from the IRS.
(c) Neither the Company nor any Person that would be treated as a single employer with the Company or any of its Subsidiaries for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code has, in the last six years, contributed or has been obligated to contribute to any “employee pension plans”, as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code, including a “multiemployer plan”, as defined in Section 3(37) of ERISA.
(d) No Company Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or Applicable Law).
(e) Except as would not reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan has been administered in accordance with its terms and is in compliance with ERISA (if applicable), the Code and all other Applicable Laws, and, with respect to the Company Benefit Plans, the Company and its Subsidiaries are in compliance with ERISA, the Code and all other Applicable Laws.
(f) There are no pending or, to the Knowledge of the Company, threatened claims (other than routine claims for benefits) by or on behalf of any participant or beneficiary in any of the Company Benefit Plans, or audits or investigations by a Governmental Entity or other Actions otherwise involving any such Company Benefit Plan or the assets of any Company Benefit Plan, except, in each case, for those that would not reasonably be expected to have a Company Material Adverse Effect.
(g) None of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits under any Company Benefit Plan, (ii) increase or enhance any benefits under any Company Benefit Plan or (iii) give rise to the payment of any amount by the Company or any of its Subsidiaries that would be non-deductible by reason of Section 280G of the Code. There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party by which it is required by its terms to compensate, gross-up, indemnify, or otherwise reimburse any Person for excise Taxes imposed pursuant to Section 4999 or Section 409A of the Code.
(h) All material contributions required to be made to any Company Benefit Plan by Applicable Law or the terms of the Company Benefit Plan for any period through the date hereof have been timely made or, to the extent not required to be made on or before the date hereof, have been accrued on the financial statements set forth in the Company SEC Documents to the extent required under GAAP.
(i) Each Company plan, agreement or other arrangement that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated in all material respects since January 1, 2005, in compliance with then applicable guidance under Section 409A of the Code and since January 1, 2009, each such plan, agreement or arrangement has been documented in all material respects in compliance with then applicable guidance under Section 409A of the Code. With respect to each Company Stock Option, the exercise price of such Company Stock Option is not less than the fair market value (as determined pursuant to 1.409A-1(b)(5)(iv) of the Treasury Regulations) of Company Common Stock on the date such Company Stock Option was granted.
(j) With respect to each International Company Benefit Plan, (i) each such plan has no material unfunded liability (including unpaid complete or partial withdrawal liability with respect to withdrawals occurring prior to the date hereof) and (ii) except as would not reasonably be expected to have a Company Material Adverse Effect, each such plan is in compliance with its terms and applicable legal requirements, including any registration requirements.
Section 3.15. Real and Personal Properties.
(a) Section 3.15(a) of the Company Disclosure Letter sets forth a true, accurate and complete list as of the date hereof of the addresses of all real property (i) owned by the Company and each Company Subsidiary (the “Owned Real Property”) or (ii) leased, subleased by, licensed or with respect to which a right to use or occupy has been granted to or by the Company and each Company Subsidiary (the “Leased Real Property”, and together with the Owned Real Property, the “Real Property”).
(b) The Company and its Subsidiaries have (i) good and valid fee simple title to all of the Owned Real Property, (ii) good and valid title to all the personal properties and assets reflected on the most recent audited balance sheet of the Company and its Subsidiaries included in the Company SEC Documents as being owned by the Company or one of its Subsidiaries or acquired after the date thereof (except for properties and assets that have been disposed of in the ordinary course of business consistent with past practice since the date thereof) and (iii) valid leasehold (or, as applicable, license or other) interests in all of the Leased Real Property (each a “Real Property Lease”), in each case free and clear of all Liens, other than Permitted Liens. The Real Property, together with permanent easements appurtenant thereto, includes all of the real property used or held for use in connection with or otherwise required to carry on the business of the Company and the Company Subsidiaries as currently conducted in all material respects. There is no pending or, to the Knowledge of the Company, threatened in writing eminent domain, condemnation or other similar proceedings affecting any of the Owned Real Property. To the Knowledge of the Company, there is no pending or threatened in writing eminent domain, condemnation or other similar proceedings affecting any of the Leased Real Property.
Section 3.16. Taxes. (a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) each of the Company and its Subsidiaries has timely filed, taking into account any extensions, all Tax Returns required to have been filed (or such Tax Returns have been filed on their behalf) and such Tax Returns are accurate and complete in all material respects except with respect to matters being contested in good faith in appropriate proceedings and that have been adequately reserved under GAAP;
(ii) the Company has provided or made available to Parent accurate and complete copies of all U.S. federal income Tax Returns filed by the Company or any of its Subsidiaries for tax years ending on or after September 30, 2018;
(iii) no claim has been made in the last three (3) years by a Governmental Entity in a jurisdiction in which the Company or any of its Subsidiaries does not file income or franchise Tax Returns that the Company or any of its Subsidiaries may be subject to income or franchise Tax in that jurisdiction;
(iv) no deficiency with respect to Taxes that have not been accrued on the Company’s financial statements has been proposed, asserted or assessed against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any written notice of any audits, written claims, examinations, investigations, or other proceedings by any Governmental Entity of the Company or any of its Subsidiaries with respect to any Taxes that are currently pending or, to the Knowledge of the Company, threatened;
(v) neither the Company nor any of its Subsidiaries has failed to withhold, collect, or timely remit any amounts required to have been withheld, collected and remitted in respect of Taxes with respect to any payments to a vendor, employee, independent contractor, creditor, shareholder, or any other Person and the Company and its Subsidiaries have complied with all reporting and recordkeeping requirements;
(vi) neither the Company nor any Subsidiary has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is currently in effect; and
(vii) neither the Company nor any of its Subsidiaries will be required to include a material item of income (or exclude a material item of deduction) in any taxable period (or portion thereof) beginning after the Closing Date as a result of (A) a change in or incorrect method of accounting occurring prior to the Closing Date, (B) a prepaid amount received, or paid, prior to the Closing Date, (C) a “closing agreement” 5.01 as described in Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) executed on or prior to the Closing Date, (D) an installment sale or open transaction disposition made prior to the Closing Date; (E) a ruling issued by any Governmental Entity having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS) with respect the Company on or prior to the Closing Date; (F) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (G) an intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).
(b) During the two-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.
(c) Neither the Company nor any of its Subsidiaries is liable for any material amount of Taxes of any other Person (other than the Company and its Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of Applicable Law) or as a transferee or successor, or is a party to any Tax allocation, sharing or indemnity agreement (other than commercial contracts or arrangements entered into in the ordinary course of business that do not relate primarily to Taxes).
(d) Neither the Company nor any of its Subsidiaries has made an election pursuant to Section 965(h) of the Code.
(e) No Taxes of the Company or any of its Subsidiaries (including the employer and employee portion of any payroll Taxes) have been deferred under the CARES Act or under similar provisions of Applicable Law. Neither the Company nor any of its Subsidiaries has claimed any employee retention credit under the CARES Act or under similar provisions of Applicable Law.

(f) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or any similar provision of Applicable Law).
It is agreed and understood that no representation or warranty is made by the Company in this Agreement in respect of any Tax matter, other than the representations and warranties set forth in Section 3.14 and this Section 3.16.
Section 3.17. Registration Statement; Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the registration statement on Form S-4 (such registration statement as it may be amended or supplemented and including any such amendments or supplements, the “Registration Statement”) to be filed with the SEC by Parent in connection with the Share Issuance under the Securities Act, including the proxy statement that will be included therein and the form of proxy relating to the Company Stockholders Meeting (as it may be amended, supplemented or modified and including any such amendments or supplements, the “Proxy Statement”), at the time the Registration Statement becomes effective or, in the case of the Proxy Statement, at the date of mailing and at the date of the Company Stockholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Each of the Registration Statement and Proxy Statement, except for such portions thereof that relate only to Parent and its Subsidiaries, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing provisions of this Section 3.17, no representation or warranty is made by the Company with respect to information incorporated by reference in the Registration Statement or the Proxy Statement which were not supplied by or on behalf of the Company.
Section 3.18. Brokers’ Fees and Expenses. Except for Goldman Sachs & Co. LLC, no broker, finder or investment banker is entitled to any broker’s, finder’s, investment banker’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
Section 3.19. Opinion of Financial Advisor. The Company Board has received the opinion of Goldman Sachs & Co. LLC, to the effect that, as of the date hereof and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be offered to the holders of shares of Company Common Stock is fair from a financial point of view to such holders. As of the date of this Agreement, such opinion has not been withdrawn, revoked or modified. It is agreed and understood that such opinions are for the benefit of the Company Board and may not be relied on by Parent or Merger Sub. The Company will make available to Parent on a confidential basis solely for informational purposes a signed copy of such opinion as soon as possible following execution of this Agreement.
Section 3.20. Takeover Statutes. The approval of the Company Board of this Agreement and the Merger represents all the action necessary to render inapplicable to this Agreement and the Merger the provisions of Section 203 of the DGCL to the extent, if any, such section would otherwise be applicable to this Agreement and the Merger, and no other state takeover statute applies to this Agreement and the Merger.
Section 3.21. Insurance.
(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, each material current insurance policy under which the Company or any of its Subsidiaries is an insured or otherwise the principal beneficiary of coverage (each, an “Insurance Policy”) is in full force and effect and none of the Company or any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) in any material respect under any Insurance Policy, and, to the Knowledge of the Company, no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination or modification, under any Insurance Policy.
(b) To the Knowledge of the Company, as of the date of this Agreement, there is no material claim pending under any Insurance Policy as to which coverage has been questioned, denied or disputed, in whole or in part, by the underwriters of such Insurance Policies. The Company has no Knowledge of any threatened termination of, or material premium increase with respect to, or the future unavailability on substantially the same terms of, any of such Insurance Policies. At no time subsequent to September 30, 2018, through the date hereof, has the Company or any of its Subsidiaries (i) been denied any material insurance or indemnity bond coverage which it has requested or (ii) made any material reduction in the scope or amount of its insurance coverage.
Section 3.22. Certain Business Practices.
(a) Each of the Company and its Subsidiaries and joint ventures and, to the Knowledge of the Company, their respective officers, directors, agents or employees, in each case, acting on behalf of the Company or its current or former Subsidiaries or joint ventures (i) is in compliance in all material respects with the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act and any other U.S. or foreign anti-corruption or anti-bribery laws and (ii) has not, to the Knowledge of the Company, been investigated by any Governmental Entity with respect to, or been given written notice (or, to the Knowledge of the Company, oral notice) by a Governmental Entity of, any violation by the Company or any of its Subsidiaries of the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act, or any other U.S. or foreign anti-corruption or anti-bribery laws. Neither the Company nor any of its Subsidiaries or joint ventures nor, to the Knowledge of the Company, any officer, director, agent or employee acting on behalf of the Company or any of its Subsidiaries or joint ventures has (A) paid or given, offered or promised to pay or give, or authorized or ratified the payment or giving, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other government official or employee or any political party or candidate for political office or Governmental Entity for the direct or indirect purpose of influencing any act or decision of such Person or of the Governmental Entity to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage that, in each case, has or would reasonably be likely to result in a material violation of Applicable Law; (B) established or maintained any material unlawful fund of monies or other assets of the Company or any of its Subsidiaries; or (C) made any material fraudulent entry on the books or records of the Company or any of its Subsidiaries. For purposes of this provision, an “official or employee” includes any known official or employee of any directly or indirectly government-owned or controlled entity, and any known officer or employee of a public international organization, as well as any person known to be acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.
(b) Since October 1, 2018, (i) none of the Company or any Subsidiary of the Company nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Subsidiary of the Company, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary of the Company or any material complaint, allegation, assertion or claim from employees of the Company or any Subsidiary of the Company regarding questionable accounting or auditing matters with respect to the Company or any Subsidiary of the Company, and (ii) no attorney representing the Company or any Subsidiary of the Company, whether or not employed by the Company or any Subsidiary of the Company, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company, any Subsidiary of the Company or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof, or to the General Counsel or Chief Executive Officer of the Company.
Section 3.23. Sanctions and Customs & Trade Laws.
(a) For the past five years, (i) the Company and all of its Subsidiaries and (ii) to the Knowledge of the Company, all of their respective, directors, officers, employees, agents, controlled Affiliates, in each case, acting on the Company’s behalf and joint ventures have conducted business in accordance in all material respects with applicable Sanctions and Customs & Trade Laws. For the past five years, the Company and all of its Subsidiaries have obtained all applicable import and export licenses and all other necessary consents, notices, waivers, approvals, orders, authorizations, and declarations, and completed all necessary registrations and filings, required under applicable Sanctions and Customs & Trade Laws.
(b) The Company and its Subsidiaries have in place written policies, controls and systems reasonably designed to ensure compliance in all material respects with applicable Sanctions and Customs & Trade Laws.

(c) None of the Company or any of its Subsidiaries, nor any of their respective directors, officers, Affiliates, joint ventures or, to the Knowledge of the Company, employees, or agents, is a Sanctioned Person or a Restricted Person. For the past five years neither the Company nor any of its Subsidiaries have conducted any business with or involving a Restricted Person, Sanctioned Person or a Sanctioned Jurisdiction.
(d) For the past five years neither the Company nor any of its Subsidiaries have (i) made any voluntary, directed or involuntary disclosure to any Governmental Entity or similar agency with respect to any alleged act or omission arising under or relating to any non-compliance with any Sanctions or Customs & Trade Laws (ii) to the Knowledge of the Company, been the subject of a current, pending or threatened investigation, inquiry or enforcement proceedings for violations of Sanctions or Customs & Trade Laws, or (iii) violated or received any notice, request, penalty, or citation for any actual or potential material non-compliance with Sanctions or Customs & Trade Laws.
(e) For the past five years, the Company and its Subsidiaries and their respective directors, officers and, to the Knowledge of the Company, employees, agents, controlled Affiliates, in each case, acting on the Company’s behalf and joint ventures have complied, in all material respects, with Anti-Money Laundering Laws, including the Uniting and Strengthening of America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (the “PATRIOT Act”).
Section 3.24. Conflict Minerals. The Company has taken reasonable actions necessary for the Company to be in compliance in all material respects with the disclosure requirements of applicable U.S. federal securities laws related to Conflict Minerals. “Conflict Minerals” means (a) columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin, and tungsten, unless the Secretary of State of the United States determines that additional derivatives are financing conflict in the Democratic Republic of the Congo or a country that shares an internationally recognized border with the Democratic Republic of the Congo; and (b) any other mineral or its derivatives determined by the Secretary of State of the United States to be financing conflict in the Democratic Republic of the Congo or a country that shares an internationally recognized border with the Democratic Republic of the Congo.
Section 3.25. Significant Customers and Suppliers.
(a) Section 3.25(a) of the Company Disclosure Letter sets forth an accurate and complete list of each customer who, for the year ended September 30, 2021 was one of the ten largest sources of revenues for the Company, based on revenues in this period (each, a “Significant Company Customer”). As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice from any Significant Company Customer that such customer intends to terminate or materially and adversely modify existing Contracts with the Company or any of its Subsidiaries.
(b) Section 3.25(b) of the Company Disclosure Letter sets forth an accurate and complete list of each supplier who, for the year ended September 30, 2021 was one of the ten largest suppliers for the Company, based on amounts paid or payable in this period (each a “Significant Company Supplier”). As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice from any Significant Company Supplier that such supplier intends to terminate or materially and adversely modify existing Contracts with the Company or any of its Subsidiaries.
Section 3.26. No Other Representations or Warranties. Except for the representations and warranties contained in Article IV (as modified by the Parent Disclosure Letter) or in any certificate delivered by Parent or either Merger Sub to the Company in accordance with the terms hereof (and notwithstanding the delivery or disclosure to the Company or its Representatives of any documentation, projections, estimates, budgets or other information), the Company acknowledges that none of Parent or Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub jointly and severally represent and warrant to the Company that, except (i) as disclosed in the Parent SEC Documents (including exhibits and schedules thereto and other information incorporated therein) filed with, or furnished to, the SEC after January 1, 2019, and publicly available on the last Business Day prior to the date of this Agreement (in each case, to the extent that it is reasonably apparent from the face of such disclosure that such information is relevant to such representations and warranties and other than any risk factor disclosure or other similarly cautionary, predictive or forward-looking statements set forth in any section of any such Parent SEC Document; it being understood that any historical and factual information contained within such disclosure or statements shall not be so excluded) or (ii) as disclosed in the disclosure letter delivered by Parent to the Company at or before the execution and delivery by the Company of this Agreement (the “Parent Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify only the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such information is relevant to such other section or subsection):
Section 4.01. Qualification, Organization and Good Standing.
(a) Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Parent, Merger Sub and their respective Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be in good standing or so qualified has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except, in the case of Parent and its Subsidiaries, where the failure to be so duly approved, qualified or licensed and in good standing has not had and would not reasonably be expected to have a Parent Material Adverse Effect.
(b) Parent has delivered or made available to the Company, prior to execution of this Agreement, true and complete copies of the amended and restated certificate of incorporation of Parent in effect as of the date of this Agreement (the “Parent Charter”) and the by-laws of Parent in effect as of the date of this Agreement (the “Parent By-laws”) and true and complete copies of the certificate of incorporation of Merger Sub in effect as of the date of this Agreement and the by-laws of Merger Sub in effect as of the date of this Agreement.
Section 4.02. Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. Parent Board has, by unanimous vote of those directors in attendance, and Merger Sub’s board of directors has unanimously, in each case (i) approved the execution, delivery and performance of this Agreement, (ii) determined that entering into this Agreement is fair to, and in the best interests of, Parent and its stockholders and Merger Sub and its stockholder, as applicable and (iii) declared this Agreement and the Merger advisable. No other corporate proceedings on the part of Parent are necessary to authorize or adopt this Agreement or to consummate the Merger, the Share Issuance or the other transactions contemplated by this Agreement to which it is a party (except for the filing of the appropriate merger documents as required by the DGCL). The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated by this Agreement are within the corporate powers of Merger Sub and have been duly authorized by all necessary corporate action on the part of Merger Sub. Parent and Merger Sub have each duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.
Section 4.03. Capital Structure.
(a) The authorized capital stock of Parent consists of 400,000,000 shares of common stock, par value $0.01 per share (the “Parent Common Stock”), and 5,000,000 shares of preferred stock, par value $0.01 per share. At the close of business on December 13, 2021 (the “Parent Capitalization Date”), (i) 135,478,190 shares of Parent Common Stock were issued and outstanding, (ii) 1,827,856 shares of Parent Common Stock were issued and outstanding or reserved and available for issuance pursuant to the Parent Stock Plans, of which (A) 657,467 shares were reserved and available for issuance upon exercise of outstanding options, (B) 897,433 shares were reserved and available for issuance upon the vesting or settlement of time-based restricted stock unit awards (assuming achievement of the maximum level of performance under such awards), and (C) 272,956 shares were reserved and available for issuance upon the vesting or settlement of performance-based restricted stock unit awards (assuming achievement of the maximum level of performance under such awards), (iii) 43,841 shares were reserved and available for issuance subject to outstanding purchase rights pursuant to the Entegris Amended and Restated Employee Stock Purchase Plan, (iv) no shares of Parent preferred stock were issued and outstanding and (v) 202,400 shares of Parent Common Stock were held in the treasury of Parent.
(b) Except as set forth in Section 4.03(a) above, as of the Parent Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interests in, Parent, (ii) no outstanding securities of Parent convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, Parent, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from Parent or any Subsidiary of Parent, or that obligate Parent or any Subsidiary of Parent to issue, sell or transfer, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, Parent, (iv) no obligations of Parent or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, Parent and (v) no other obligations by Parent or any of its Subsidiaries to make any payments based on the price or value of any of the foregoing or dividends paid thereon (the items in clauses (i), (ii), (iii), (iv) and (v) being referred to collectively as “Parent Securities”). There are no outstanding agreements of any kind that (A) obligate Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities (except pursuant to the acquisition by Parent of shares of Parent Common Stock in settlement of the exercise price of stock options, or for purposes of satisfying Tax withholding obligations with respect to holders of stock options, restricted stock awards or restricted stock unit awards), (B) provide any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Parent Securities, (C) constitutes a stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or (D) obligate Parent or any Subsidiary of Parent to grant, extend or enter into any such agreements relating to any Parent Securities. Neither Parent nor any of its Subsidiaries is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Parent Securities or any other agreement relating to the disposition, voting or dividends with respect to any Parent Securities. All outstanding shares of Parent Common Stock and all outstanding shares of capital stock of each of Parent’s Subsidiaries have been duly authorized and validly issued and are fully paid, nonassessable and free and clear of all Liens other than Permitted Liens. Since the Capitalization Date through the date hereof, neither Parent nor any of its Subsidiaries has (A) issued any Parent Securities or incurred any obligation to make any payments based on the price or value of Parent Securities or dividends paid thereon, other than pursuant to Parent equity awards that were outstanding as of the Capitalization Date as set forth in Section 4.03(a) or (B) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any Parent Securities.
(c) The shares of Parent Common Stock to be issued as part of the Merger Consideration, when issued and delivered in accordance with the terms of this Agreement, will have been duly authorized and validly issued, fully paid and nonassessable and free of all Liens other than Permitted Liens.
Section 4.04. Governmental Authorization; Non-Contravention.
(a) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby to which it is a party require no action by or in respect of, or filing with, any Governmental Entity other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent or Merger Sub is qualified to do business, (ii) filings required under, and compliance with other applicable requirements of the HSR Act and any Required Approval, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act (including the filing with the SEC of the Registration Statement and Proxy Statement and any amendments or supplements thereto and declaration of effectiveness of the Registration Statement) and any other applicable state or federal securities laws, and the rules and regulations of NASDAQ, and (iv) consents, approvals, Orders, authorizations, registrations, declarations, and filings the failure of which to be obtained, made or given have not had and would not reasonably be expected to have a Parent Material Adverse Effect.
(b) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby to which it is a party do not and will not assuming compliance with the matters referred to in Section 4.04(a), (i) contravene, conflict with, or result in any violation or breach of any provision of the Parent Charter or the Parent By-laws or the certificate of incorporation or by-laws of Merger Sub, (ii) contravene, conflict with or result in any violation or breach of any provision of any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any Contract binding upon Parent or any of its Subsidiaries or any governmental licenses, authorizations, Permits, consents (including consents required by Contract), approvals, variances, exemptions or Orders affecting, or relating in any way to, the assets or business of Parent and any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as have not had and would not reasonably be expected to have a Parent Material Adverse Effect.
Section 4.05. Parent SEC Documents.
(a) Parent has on a timely basis filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses and other documents required to be filed with or furnished prior to the date hereof to the SEC by Parent since January 1, 2019, together with any exhibits and schedules required to be filed or furnished thereto and other document or information required to be incorporated therein (collectively, the “Parent SEC Documents”). As of their respective effective dates (in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents) or, if amended prior to the date hereof, as of the filing date of the last such amendment, the Parent SEC Documents complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as applicable, and the rules and regulations promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates (and, if amended prior to the date hereof, as of the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved written comments received from the SEC with respect to any of the Parent SEC Documents or, to Parent’s Knowledge, none of the Parent SEC Documents are the subject of ongoing SEC review, and there are no formal internal investigations or, to Parent’s Knowledge, any SEC inquiries or investigations or other inquiries or investigations by Governmental Entities that are pending or, to the Company’s Knowledge, threatened, in each case under this sentence, related to any accounting practices of the Company or any of its Subsidiaries.
(b) The consolidated financial statements of Parent (including the related notes and schedules) and all related compilations, reviews and other reports issued by the Company’s accountants with respect thereto included or incorporated by reference in the Parent SEC Documents (i) complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) had been prepared in all material respects in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (x) as may be indicated in the notes thereto or (y) as permitted by Regulation S-X) and (iii) fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in stockholders’ equity for the periods shown (subject, in the case of unaudited statements, to normal year-end adjustments, which have not had and would not reasonably be expected to have a Parent Material Adverse Effect). Except as required by GAAP and disclosed in the Parent SEC Documents, between January 1, 2021, and the date hereof, the Company has not made or adopted any material change in its accounting methods, practices or policies.
(c) As of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any material joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Parent or one of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any material “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC). As of the date hereof, there are not, and since January 1, 2020, there have not been, any transactions, agreements, arrangements or understandings between Parent or any of its Subsidiaries, on the one hand, and Parent’s Affiliates (other than wholly owned Subsidiaries of Parent) or other persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K of the SEC that are not so disclosed.
(d) Parent has designed and maintains, and at all times since January 1, 2019, has maintained a system of internal controls over financial reporting and accounting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are sufficient to provide reasonable assurance that material information that is required to be disclosed by Parent in the reports that it files or submits under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and made known to its principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.
(e) Since January 1, 2019, (i) none of Parent or any of its Subsidiaries or, to the Knowledge of Parent, any of their directors, executive officers, auditors, accountants or Representatives has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported to the Parent Board, any committee thereof or to any executive officer of Parent evidence of a material violation of securities laws, a breach of fiduciary duty or a similar material violation by Parent or any of its Subsidiaries or any of their officers, directors or employees.
(f) Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of Parent has disclosed to Parent’s auditors and the audit committee of the Parent Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to the Company prior to the date hereof. To the Knowledge of Parent, there is no reason to believe that Parent’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without additional qualification, when next due.
(g) Parent is in compliance with (i) all applicable listing and corporate governance requirements of NASDAQ and (ii) the applicable provisions of the Sarbanes-Oxley Act, in each case, except for any noncompliance which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.06. Absence of Certain Changes or Events. Since December 31, 2020, there has not been any fact, change, circumstance, event, occurrence, condition or development that has had or would reasonably be expected to have a Parent Material Adverse Effect. Since December 31, 2020 to the date of this Agreement, other than as expressly contemplated by or provided for in this Agreement, the business of Parent and Parent’s Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practices.
Section 4.07. No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any liabilities of any nature (whether direct, indirect, accrued, absolute, contingent or otherwise) required by GAAP to be reflected or reserved against in the consolidated balance sheet of Parent and its Subsidiaries (or disclosed in the notes to such balance sheet), except liabilities (i) reflected or reserved against on the consolidated balance sheet of the Company and its Subsidiaries included in its Quarterly Report on Form 10-Q for the quarterly period ended October 2, 2021

(including any notes thereto), (ii) incurred after March 31, 2016, in the ordinary course of business consistent with past practice, (iii) expressly contemplated by or incurred in connection with this Agreement or the transactions contemplated hereby or (iv) liabilities that have not had and would not reasonably be expected to have a Parent Material Adverse Effect.
Section 4.08. Absence of Litigation. As of the date hereof, there are no Actions before any Governmental Entity pending against or, to the Knowledge of Parent, threatened in writing against Parent or Merger Sub or any of their respective Subsidiaries, or any executive officer or director of Parent, Merger Sub or any of their respective Subsidiaries (in their capacity as such), or any Order to which Parent or either Merger Sub or any of their respective Subsidiaries is subject that has had or would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
Section 4.09. Compliance with Applicable Laws; Permits. Except as would not reasonably be expected to have a Parent Material Adverse Effect, Parent and each of its Subsidiaries are in, and since January 1, 2019, have been in, compliance with all Applicable Laws, Permits and Orders applicable to Parent and its Subsidiaries.
Section 4.10. Registration Statement; Proxy Statement. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Registration Statement, including the Proxy Statement, at the time the Registration Statement becomes effective or, in the case of the Proxy Statement, at the date of mailing and at the date of the Company Stockholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Each of the Registration Statement and Proxy Statement, except for such portions thereof that relate only to the Company and its Subsidiaries, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing provisions of this Section 4.10, no representation or warranty is made by Parent or Merger Sub with respect to information incorporated by reference in the Registration Statement or the Proxy Statement which were not supplied by or on behalf of Parent or Merger Sub.
Section 4.11. Ownership of Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share. All of the issued and outstanding capital stock of Merger Sub is owned beneficially and of record by Parent, free and clear of all Liens. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to the transactions contemplated hereby and, prior to the Effective Time, will not have engaged in any other business activities other than those relating to the transactions contemplated hereby.
Section 4.12. Financing. Assuming the satisfaction of the conditions set forth in Section 7.01 and Section 7.02(b), Parent will have available to it at the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to consummate the Merger and to pay the aggregate Merger Consideration to the Exchange Agent and any other amounts required to be paid by Parent in connection with the consummation of the transactions contemplated hereby to which it is a party and to pay all related fees and expenses of Parent and Merger Sub, including any repayment or refinancing of any outstanding indebtedness of Parent, the Company, and their respective Subsidiaries contemplated by, or required in connection with the transactions described in, this Agreement or the Commitment Letter (such amounts, the “Merger Amounts”), and there is no restriction on the use of such cash, available lines of credit or other sources of immediately available funds for such purposes. Parent has accepted and delivered to the Company a true, complete and correct copy, including all exhibits, schedules or amendments thereto, of the fully executed commitment letter, dated as of the date hereof, from Morgan Stanley Senior Funding, Inc. (the “Commitment Parties”) to Parent (the “Commitment Letter”), pursuant to which the Commitment Parties have committed, upon the terms and subject to the conditions set forth therein (subject to any “market flex” provisions included in the fee letters dated the date hereof referred to therein (collectively, the “Fee Letter”), true and complete copies of each of which have been delivered to the Company redacted only with respect to fees, economic terms, pricing caps, “market flex” and other provisions that are customarily redacted in connection with transactions of this type and that would not in any event adversely affect the conditionality, enforceability, availability, termination or amount of the Financing), to provide the financing set forth in the Commitment Letter (the “Financing”). The Financing, when funded in accordance with the Commitment Letter and giving effect to any “market flex” provision in or related to the Commitment Letter (including with respect to fees and original issue discount), shall provide Parent with cash proceeds on the Closing Date in an amount at least equal to the Merger Amounts As of the date of this Agreement, the Commitment Letter has not been amended or modified in any manner prior to the date of this Agreement (nor is any such amendment or modification contemplated except (i) to add additional commitment parties as expressly contemplated in the Commitment Letter or (ii) to include commitments with respect to a revolving credit facility (or an amendment of Parent’s existing revolving credit facility)), and the respective commitments contained in the Commitment Letter have not been withdrawn, terminated or rescinded in any respect. Neither Parent nor Merger Sub has entered into any agreement, side letter, contract or other understandings or arrangement relating to the Financing other than as set forth in the Commitment Letter and the Fee Letter or as permitted under Section 6.11. The Commitment Letter is in full force and effect and represents a valid, binding and enforceable obligation of Parent and, to the Knowledge of Parent and Merger Sub, a valid, binding and enforceable obligation of the Commitment Parties, to provide the financing contemplated thereby subject only to the satisfaction or waiver of the conditions precedent set forth in the Commitment Letter and, in each case, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors or by general principles of equity. Parent has fully paid (or caused to be paid) any and all commitment fees and other amounts, if any, that are due and payable on or prior to the date of this Agreement in connection with the Financing. As of the date of this Agreement, assuming the accuracy of the representations and warranties of the Company set forth in Article III such that the condition set forth in Section 7.02(a) is satisfied, the performance by the Company of its obligations under this Agreement such that the condition set forth in Section 7.02(b) is satisfied, and the satisfaction of the conditions set forth in Section 7.01, and assuming completion of the Marketing Period, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a breach or default on the part of Parent, or, to the Knowledge of Parent or Merger Sub, any other party thereto under the Commitment Letter. As of the date of this Agreement, assuming the accuracy of the representations and warranties set forth in Article III such that the condition set forth in Section 7.02(a) is satisfied, the performance by the Company of its obligations under this Agreement such that the condition set forth in Section 7.02(b) is satisfied, and the satisfaction of the conditions set forth in Section 7.01, and assuming completion of the Marketing Period, neither Parent nor Merger Sub has any reason to believe that Parent will be unable to satisfy on a timely basis any of the conditions to the Financing to be satisfied pursuant to the Commitment Letter on or prior to the Closing Date, nor does Parent have Knowledge that any of the Financing Sources will not perform its obligations thereunder. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing (including pursuant to any “market flex” provisions included in the Fee Letter), other than the conditions precedent expressly set forth in the Commitment Letter delivered to the Company on the date hereof. Parent and Merger Sub understand and acknowledge that under the terms of this Agreement, Parent’s and Merger Sub’s obligations to consummate the Merger are not in any way contingent upon or otherwise subject to Parent’s or Merger Sub’s consummation of any financing arrangements, Parent’s or Merger Sub’s obtaining of any financing or the availability, grant, provision or extension of any financing to Parent or Merger Sub.
Section 4.13. Solvency. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement:
(a) the fair saleable value (determined on a going-concern basis) of the assets of Parent and its Subsidiaries, taken as a whole, will be greater than the total amount of their liabilities, taken as a whole (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);
(b) Parent and its Subsidiaries will be able to pay their debts and obligations in the ordinary course of business as they become due; and
(c) Parent and its Subsidiaries will have adequate capital to carry on their businesses and all businesses in which they are about to engage.
Section 4.14. No Ownership of Company Common Stock. Neither Parent nor any of its controlled Affiliates (including Merger Sub) is or has been during the past three years an “interested stockholder” of the Company as defined in Section 203 of the DGCL. None of Parent, Merger Sub or any of their controlled Affiliates beneficially owns, directly or indirectly, or is the record holder of (or during the past three years has beneficially owned, directly or indirectly, or been the record holder of), or is (or during the past three years has been) a party to any Contract (other than this Agreement and the Confidentiality Agreement), arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of Company Common Stock or any option, warrant or other right to acquire any shares of Company Common Stock.

Section 4.15. No Other Representations or Warranties. Except for the representations and warranties contained in Article III (as modified by the Company Disclosure Letter) or in any certificate delivered by the Company to Parent or either Merger Sub in accordance with the terms hereof (and notwithstanding the delivery or disclosure to Parent or its Representatives of any documentation, projections, estimates, budgets or other information), Parent acknowledges that none of the Company, its Subsidiaries or any other Person on behalf of the Company makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.
ARTICLE V

COVENANTS
Section 5.01. Conduct of Business.
(a) From the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, except (i) as prohibited or required by Applicable Law (including any COVID-19 Measures), (ii) as set forth in Section 5.01(a) of the Company Disclosure Letter or Section 5.01(a) of the Parent Disclosure Letter (as applicable), (iii) as otherwise required or expressly contemplated by this Agreement or (iv) with the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), each of the Company and Parent shall, and shall cause each of its Subsidiaries to, (A) use reasonable best efforts to conduct its business in the ordinary course of business consistent with past practice, (B) use its reasonable best efforts to preserve intact its business organization and material business relationships (including with its suppliers, customers and Governmental Entities) and keep available the services of its current officers and key employees, (C) use its reasonable best efforts to keep in effect all material insurance policies in coverage amounts substantially similar to those in effect on the date of this Agreement, and (D) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company or Parent to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby; provided, however, that no action or failure to take action with respect to matters specifically addressed by any of the provisions of Section 5.01(b), with respect to the Company, or Section 5.01(c) with respect to Parent, shall constitute a breach under this sentence unless such action or failure to take action would constitute a breach of such provision of such Section; provided, further, however, in the case of clause (i), the Company or any of its Subsidiaries may, in connection with COVID-19 or any COVID-19 Measures, take such actions as are reasonably necessary or advisable and, where applicable, consistent with past practice to (1) protect the health and safety of the Company’s or its Subsidiaries’ employees and other individuals having business dealings with the Company or any of its Subsidiaries or (2) respond to third-party supply or service disruptions caused by COVID-19 or any COVID-19 Measures; provided that for purposes of the immediately preceding proviso (other than clause (1) thereof), subject to prior consultation with Parent (or if prior consultation is not reasonably practicable, so long as the Company promptly notifies Parent of such actions and considers the reasonable requests of Parent with respect to such acts).
(b) In addition, and without limiting the generality of Section 5.01(a) and to the fullest extent permitted by Applicable Law, from the date of this Agreement until the earlier of termination of this Agreement and the Effective Time, except (x) as set forth in Section 5.01(b) of the Company Disclosure Letter, (y) as may be expressly required by this Agreement, or (z) with Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to, do any of the following:
(i) amend the Company Charter or the Company By-laws or amend in any respect adversely impacting Parent or Merger Sub the comparable organizational documents of any Subsidiary of the Company, or enter into any written agreement with any of the Company’s stockholders in their capacity as such;
(ii) (A) issue, sell, encumber (other than with Permitted Liens) or grant any shares of its capital stock or other equity or voting interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity or voting interests, or any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests, except for any issuance, sale or grant (1) solely between or among the Company’s wholly owned Subsidiaries or (2) required pursuant to the exercise or settlement of awards under the ESPP or Company Equity Awards identified in Section 3.03(a) as outstanding on the Capitalization Date in accordance with the terms of the applicable Company Stock Plan in effect on the Capitalization Date or granted after the Capitalization Date to the extent permitted by this Agreement, (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests, including pursuant to the Company’s currently in effect Company Common Stock repurchase program, except (1) in connection with the satisfaction of Tax withholding obligations with respect to Company Equity Awards or awards under the ESPP, (2) acquisitions by the Company in connection with the forfeiture of such equity awards, (3) acquisitions by the Company in connection with the net exercise of Company Stock Options, or (4) among the Company’s wholly owned Subsidiaries, or (C) in the case of the Company, split, combine, subdivide or reclassify any shares of its capital stock or other equity or voting interests;
(iii) (A) in the case of the Company, establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock, Company Securities or other equity or voting interests and (B) in the case of any Subsidiary of the Company, establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock, Company Securities or other equity or voting interests, other than with respect to any dividend or distribution solely to the Company or any wholly owned Subsidiaries;
(iv) (A) incur any Indebtedness or issue or sell any debt securities or rights to acquire debt securities, except for (1) Indebtedness solely between or among the Company and any of its wholly owned Subsidiaries, (2) guarantees by the Company of Indebtedness for borrowed money of Subsidiaries of the Company or guarantees by Subsidiaries of the Company of Indebtedness for borrowed money of the Company or any of its Subsidiaries, which Indebtedness is incurred in compliance with this clause (iv) or is outstanding and disclosed on the most recent consolidated balance sheet of the Company, (3) letters of credit issued in the ordinary course of business consistent with past practices, (4) trade credit or trade payables in the ordinary course of business consistent with past practice, (5) obligations under derivative contracts and any interest rate and currency agreements entered into in the ordinary course of business consistent with past practice and (6) Indebtedness for borrowed money under the Existing Credit Agreement, as such agreement is in effect on the date hereof, in the ordinary course of business, or (B) make any loans, capital contributions or advances to any person outside of the ordinary course of business consistent with past practice, other than to the Company or any wholly owned Subsidiary of the Company (but excluding contributions from the Company or a domestic Subsidiary to a foreign Subsidiary);
(v) acquire, sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise subject to any Lien (other than Permitted Liens), or otherwise dispose of any Real Property or other material properties or assets, including Intellectual Property, or any material interests therein or waive or relinquish, abandon, fail to maintain or allow to lapse any Real Property or other material properties or assets, including Intellectual Property, other than (A) in the ordinary course of business consistent with past practice for fair market value in an amount not to exceed $10,000,000 in the aggregate, (B) pursuant to other Contracts in existence on the date of this Agreement and set forth on Section 3.12(a) of the Company Disclosure Letter, (C) the acquisition of supplies, raw materials, equipment and other assets in the ordinary course of business consistent with past practice, (D) sales of inventory in the ordinary course of business consistent with past practice or (E) with respect to transactions among the Company and one or more of its Subsidiaries;
(vi) make or authorize capital expenditures that, exceed $1,000,000 individually or $5,000,000 in the aggregate, in any twelve (12)-month period, except to the extent budgeted in the Company’s current plan as further described on Section 5.01 of the Company Disclosure Letter, which has been made available to Parent prior to the date hereof (the “Capex Plan”);
(vii) make any change in financial accounting methods, principles or practices, or elections, except insofar as may be required by a change in GAAP or Applicable Law occurring after the date of this Agreement;
(viii) assign, transfer, lease or cancel any Real Property Lease or Permit, except to the extent contemplated in the Capex Plan;
(ix) (A) commence any Action, except (1) in the ordinary course of business and consistent with past practices or (2) in such cases where the Company reasonably determines in good faith that the failure to commence such Action would result in a material impairment of a valuable aspect of the Business (provided that the Company consults with Parent and considers the views and comments of Parent with respect to such Actions prior to the commencement thereof) or (B) settle or compromise, or propose to settle or compromise, any claim or Action involving or against the Company or any of its Subsidiaries, other than, subject to Section 6.09, settlements or compromises that do not involve the admission of wrongdoing by the Company or any of its Subsidiaries or any other remedies against the Company or any Subsidiaries other than monetary payment by the Company or any of its Subsidiaries in an amount (excluding any amounts covered by insurance) not to exceed $2,500,000 individually or $5,000,000 in the aggregate;
(x) abandon, encumber (other than with Permitted Liens), convey title (in whole or in part), exclusively license or grant any material exclusive right to material Company Intellectual Property, or enter into licenses or agreements that impose material restrictions upon the Company or any of its Affiliates with respect to material Intellectual Property owned by any third party and impair the operation of the business of the Company or any of its Affiliates, in each case, other than in the ordinary course of business consistent with past practice;
(xi) except for (x) Collective Bargaining Agreements subject to Section 5.01(b)(xii) or (y) amendments, terminations, waivers or non-renewals in the ordinary course of business consistent with past practice, amend, waive any provision of, assign or terminate any Material Contract or enter into a Contract that would reasonably be likely to (A) adversely affect the Company, Parent or the Surviving Company in any material respect, (B) limit or restrict the Surviving Company or any of their Affiliates from engaging or competing in any line of business or in any geographical area, other than exclusive sales, distribution or other similar agreements entered into in the ordinary course of business consistent with past practice, or (C) be a Material Contract (other than any Material Contract of the type referred to in Section 3.12(a)(xiii) as long as such Contract is entered into in the ordinary course of business and on customary terms) if entered into prior to the date hereof; provided that, for the avoidance of doubt, nothing in this Section 5.01(b)(xi) shall restrict the Company or its Subsidiaries from entering into Contracts with respect to matters specifically permitted by any of the other provisions of Section 5.01(b);
(xii) except as required by Applicable Law or pursuant to the terms of any Company Benefit Plan or Collective Bargaining Agreement in effect on the date hereof, (A) increase the compensation of any current or former director, executive officer or other employee or independent contractor with an annual base salary (or annualized hourly wage rate) in excess of $150,000, other than increases in base salary and benefits of employees with a title of vice president and below in the ordinary course of business consistent with past practice, (B) grant any equity- or equity-based awards, (C) grant or provide any severance or termination payments or benefits to any current or former director, executive officer or other employee or independent contractor other than the payment of severance amounts or benefits in the ordinary course of business consistent with past practice and subject to the execution and non-revocation of a release of claims in favor of the Company and its Subsidiaries, (D) accelerate the time of payment or vesting of, or the lapsing of restrictions related to, or fund or otherwise secure the payment of, any compensation or benefits (including any equity or equity-based awards) to any current or former director, executive officer or other employee or independent contractor, (E) provide any obligation to gross-up, indemnify or otherwise reimburse any current or former director, executive officer or other employee or independent contractor for any Tax incurred by any such individual, including under Sections 409A or 4999 of the Code, (F) establish, amend or terminate any Company Benefit Plan (or any plan, program, arrangement or agreement that would be a Company Benefit Plan if it were in existence on the date hereof) other than entry into, amendment or termination of any Company Benefit Plan in a manner that would not materially increase costs to the Company, Parent or the Surviving Company or any of their affiliates, or materially increase the benefits provided under any Company Benefit Plan, (G) modify, extend, or enter into any Collective Bargaining Agreement, except for amendments, terminations or non-renewals in the ordinary course of business consistent with past practice, (H) recognize or certify any Employee Representative Body as the bargaining representative for any employees of the Company and its Subsidiaries, or (I) waive any material restrictive covenant obligations of any current or former director, officer, employee, or independent contractor of the Company or its Subsidiaries;
(xiii) other than in accordance with contracts or agreements in effect on the date hereof, forgive any loans to any employees, officers or directors of the Company, or any of their respective Affiliates;

(xiv) (A) with respect to any officer, hire or terminate the employment of (other than for cause) any such officer or (B) with respect to any other employee or independent contractor with an annual base salary (or annualized hourly wage rate) in excess of $200,000, hire or terminate the employment of (other than for cause) any such individual without first consulting with Parent;
(xv) acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or any series of related transactions any equity interests in any Person or any business or division of any Person or all or substantially all of the assets of any Person (or any business or division thereof), or enter into any joint venture, partnership, limited liability corporation or similar arrangement;
(xvi) adopt a plan of complete or partial liquidation, dissolution, merger or conversion or resolution providing for or authorizing such a liquidation, dissolution, merger or conversion, other than the Merger and any mergers, consolidations, restructurings or reorganizations solely among the Company’s wholly owned Subsidiaries;
(xvii) (A) make, change, or rescind any material Tax election of the Company or its Subsidiaries; (B) settle or compromise any material Tax liability of the Company or any of its Subsidiaries or settle or compromise any Tax liability that could have a material effect on the Company or its Subsidiaries in future taxable years; (C) enter into any closing agreement with respect to Taxes; (D) adopt or change an annual Tax accounting period or any material method of Tax accounting; (E) fail to file when due (taking into account any available extensions) any material Tax Return or file any material amendment to an income or other material Tax Return; (F) waive or extend any statute of limitations in respect of any material Taxes except as required by Applicable Law; or (G) surrender any right to claim a refund of a material amount of Taxes, or
(xviii) agree, commit or propose to take any of the foregoing actions.
(c) In addition, and without limiting the generality of Section 5.01(a) and to the fullest extent permitted by Applicable Law, from the date of this Agreement until the earlier of termination of this Agreement and the Effective Time, except (i) as set forth in Section 5.01 of the Parent Disclosure Letter, (ii) as may be expressly required by this Agreement, or (iii) with the Company prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not, and shall not permit any of its Subsidiaries to, do any of the following:
(i) amend the Parent Charter or the Parent By-laws or the certificate of incorporation or bylaws of either Merger Sub, or enter into any written agreement with any of Parent’s stockholders in their capacity as such;
(ii) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests, except in connection with the satisfaction of Tax withholding obligations with respect to stock options, restricted stock awards or restricted stock unit awards, acquisitions by Parent in connection with the forfeiture of such equity awards, or acquisitions by Parent in connection with the net exercise of such stock options, or, in the case of Parent, split, combine, subdivide or reclassify any shares of its capital stock or other equity or voting interests;
(iii) establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock, Parent Securities or other equity or voting interests, other than regular quarterly cash dividends in the ordinary course of business;
(iv) issue, sell, or grant any shares of its capital stock or other equity or voting interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity or voting interests, or any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests, except for any issuance, sale or grant (x) solely between or among Parent’s wholly owned Subsidiaries, (y) in connection with Parent’s equity incentive plans including the settlement or exercise of outstanding awards under such plans or (z) shares of Parent Common Stock in a public offering for cash in an amount not exceeding 5% of the issued and outstanding shares of Parent Common Stock as of the date of this Agreement; provided, however, that in the case of clause (z), such issuance, sale or grant shall be consummated prior to the date that is thirty (30) days prior to the anticipated Closing Date;

(v) adopt a plan of complete or partial liquidation, dissolution, merger or conversion or resolution providing for or authorizing such a liquidation, dissolution, merger or conversion, other than the Combination and any liquidations, dissolutions, mergers, conversions, consolidations, restructurings or reorganizations solely among Parent and/or any wholly owned Subsidiaries;
(vi) enter into any Contract that would reasonably be expected to prevent or materially delay or impair the ability of Parent to consummate the Combination and other transactions contemplated by this Agreement; or
(vii) agree, commit or propose to take any of the foregoing actions.
Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time, and the Company and its Subsidiaries shall not be required to violate any Law. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.
Section 5.02. No Solicitation by the Company; Company Board Recommendation
(a) No Solicitation. Except as expressly permitted by this Section 5.02, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its Subsidiaries and its and their directors and officers not to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, with such directors and officers referred to above, “Representatives”) not to, directly or indirectly (i) solicit, seek, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing any non-public information) any inquiries regarding, or the making of, or any submission or announcement of a proposal or offer that constitutes, or would reasonably be expected to lead to, any Company Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with or for the purpose of encouraging or facilitating, any Company Acquisition Proposal or any inquiry or proposal that could reasonably be expected to lead to a Company Acquisition Proposal, (iii) approve, endorse, recommend, submit to stockholders or declare advisable any Company Acquisition Proposal, (iv) enter into any letter of intent, term sheet, memorandum of understanding, acquisition agreement, merger agreement, option agreement or other similar agreement (other than a Company Acceptable Confidentiality Agreement) (an “Alternative Acquisition Agreement”) relating to any Company Acquisition Proposal or (v) release or terminate or permit the release of any Person from, or termination of, or waive or modify or permit the waiver or modification of any provision of, or fail to enforce or cause not to be enforced, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party except, in the case of this clause (v) to the extent that the failure to so release, terminate, waive, modify or fail to enforce would be inconsistent with the fiduciary duties of the Company Board under Applicable Law. The Company shall, and shall cause its Subsidiaries and its and their directors and officers to, and shall use its reasonable best efforts to cause its and their respective Representatives (other than its and their directors and officers) to, immediately cease and cause to be terminated all discussions and negotiations with any Person (other than Parent) that may be ongoing with respect to any Company Acquisition Proposal.
(b) Discussions. Notwithstanding anything to the contrary in Section 5.02(a) or any other provision hereof, if (i) at any time prior to obtaining the Company Stockholder Approval, the Company or any of its Representatives receives a bona fide written Company Acquisition Proposal from any Person or group of Persons, which Company Acquisition Proposal did not result from any breach of Section 5.02, and (ii) in the case of the following clauses (A), (B) and (C), the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such bona fide written Company Acquisition Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal and that failure to take such action would be inconsistent with the directors’ fiduciary duties under Applicable Law, then the Company and its Representatives may, following such determination, (A) contact the Person or group of Persons who has made such Company Acquisition Proposal in order to clarify terms for the sole purpose of the Company Board informing itself about such Company Acquisition Proposal, (B) furnish, pursuant to a Company Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Company Acquisition Proposal; provided that the Company shall promptly (and in any event within 24 hours) provide or make available to Parent any non-public information concerning the Company or its Subsidiaries that is provided or made available, including pursuant to clause (C) below, to any Person given such access which was not previously provided to Parent or its Representatives and (C) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Company Acquisition Proposal.
(c) Notice of Company Acquisition Proposals. The Company shall promptly (and in no event later than twenty-four (24) hours after receipt) notify Parent orally and in writing after receipt by the Company or any of its Representatives of any Company Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal, including of the identity of the Person or group of Persons making the Company Acquisition Proposal or such other proposal or offer and the material terms and conditions thereof, and shall promptly (and in no event later than twenty-four (24) hours after receipt) provide unredacted copies to Parent of any written proposals, indications of interest, and/or draft agreements relating to such Company Acquisition Proposal. The Company shall keep Parent informed, on a prompt basis, as to the status of (including changes to any material terms of, and any other material developments with respect to) such Company Acquisition Proposal (including by promptly (and in no event later than twenty-four (24) hours after receipt) providing to Parent unredacted copies of any additional or revised written proposals, indications of interest, and/or draft agreements relating to such Company Acquisition Proposal). The Company agrees that it and its Subsidiaries will not enter into any agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 5.02.
(d) Company Adverse Recommendation Change; Alternative Acquisition Agreement. Except as set forth in this Section 5.02(d), the Company Board shall not (A) (I) change, withhold, withdraw, qualify or modify, in a manner adverse to Parent (or publicly propose or resolve to change, withhold, withdraw, qualify or modify), the Company Recommendation with respect to the Merger, (II) fail to include the Company Recommendation in the Proxy Statement, (III) approve or recommend, or publicly propose to approve or recommend to the stockholders of the Company, a Company Acquisition Proposal, or (IV) fail to publicly reaffirm the Company Recommendation within five (5) Business Days after Parent so requests in writing if there has been any public disclosure by a third party related to an actual Company Acquisition Proposal by such third party (provided that the Company will be obligated to make such reaffirmation only once in response to each such actual Company Acquisition Proposal made by such third party that is publicly disclosed; and provided, further, that if the Company Stockholders Meeting is scheduled to take place less than five (5) Business Days after such request, the Company will reaffirm the Company Recommendation prior to such meeting), or (V) if a tender offer or exchange offer for shares of capital stock of the Company that constitutes a Company Acquisition Proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the stockholders of the Company, within the ten (10) Business Day period specified in Rule 14-e-2 of the Exchange Act; provided that a customary “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act shall not be prohibited (any of the foregoing, a “Company Adverse Recommendation Change”) or (B) authorize, adopt or approve or propose to authorize, adopt or approve, a Company Acquisition Proposal, or cause or permit the Company or any of its Subsidiaries to enter into any Alternative Acquisition Agreement. Notwithstanding anything herein to the contrary, at any time prior to the Company Stockholders Meeting, the Company Board may (x) effect a Company Adverse Recommendation Change in response to a Company Intervening Event, if and only if the Company Board has determined in good faith, after consultation with outside legal counsel that the failure to take such action would be inconsistent with the directors’ fiduciary duties under Applicable Law and (y) may effect a Company Adverse Recommendation Change or terminate this Agreement to enter into an Alternative Acquisition Agreement pursuant to Section 8.01(c)(ii), in each case in response to a Company Acquisition Proposal, if and only if the Company receives a Company Acquisition Proposal that the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a Company Superior Proposal and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under Applicable Law; provided, however, that the Company Board may only take the actions described in clause (x) or (y) if:
(i) the Company has provided prior written notice to Parent of its or the Company Board’s intention to take such actions at least five (5) Business Days in advance of taking such action, which notice shall specify (A) in the case of a Company Superior Proposal, the material terms of the Company Superior Proposal and shall include an unredacted copy of the relevant proposed transaction agreements (including any financing commitments) related to, and the identity of, the Person making the Company Acquisition Proposal, or (B) in cases not involving a Company Superior Proposal, the material circumstances giving rise to the Company Adverse Recommendation Change;
(ii) after providing such notice and prior to taking such actions, the Company shall have, and shall have caused its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) during such five (5) Business Day period to make such adjustments in the terms and conditions of this Agreement as would permit the Company or the Company Board not to take such actions; provided that any material change to the terms of such Company Superior Proposal (including any change to the form or amount of consideration) or to the facts and circumstances relating to such Company Intervening Event shall require a new notice including the details required by the notice described in clause (i) above and the Company shall be required to comply again with the requirements of this Section 5.02(d) with respect to each such material change; provided, further, that with respect to each subsequent written notice related to a material change references to the five (5) Business Day period above shall be deemed to be references to a three (3) Business Day period; and
(iii) the Company Board shall have considered in good faith any changes to this Agreement or other arrangements that may be offered in writing by Parent by 5:00 p.m. Eastern Standard Time on the fifth (5th) Business Day of such five (5) Business Day period (or the last day of any applicable extension pursuant to clause (ii) above) and shall have determined in good faith (A) with respect to the actions described in clause (x) after consultation with outside legal counsel, that it would continue to be inconsistent with the directors’ fiduciary duties under Applicable Law not to effect the Company Adverse Recommendation Change and (B) with respect to the actions described in clause (y), after consultation with outside counsel and its financial advisors, that the Company Acquisition Proposal received by the Company would continue to constitute a Company Superior Proposal and that failure to effect the Company Adverse Recommendation Change or terminate this Agreement to enter into an Alternative Acquisition Agreement pursuant to Section 8.01(c)(ii) would be inconsistent with the directors’ fiduciary duties under Applicable Law, in each case, even if such changes offered in writing by Parent were given effect.
The Company shall be required to comply with the obligations under the foregoing clauses (ii) and (iii) with respect to each Company Superior Proposal it receives or any Company Intervening Event the Company Board identifies. Notwithstanding anything to the contrary contained herein, neither the Company nor any of its Subsidiaries shall enter into any Alternative Acquisition Agreement unless this Agreement has otherwise been terminated in accordance with its terms (including pursuant to Section 8.01(c)(ii)).
(e) Disclosure Obligations. Nothing contained in this Agreement shall prevent the Company or the Company Board from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to a Company Acquisition Proposal or (ii) making any disclosure to their stockholders if the Company Board determines in good faith, after consultation with the Company’s outside counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties under applicable Law; provided that any Company Adverse Recommendation Change may only be made in accordance with Section 5.02(d). For the avoidance of doubt, any “stop, look and listen” disclosure in and of itself shall not be deemed a Company Adverse Recommendation Change.
(f) For purposes of this Agreement:
(i) “Company Acquisition Proposal” means any proposal or offer from any Person or group of Persons (other than Parent or Merger Sub) providing for (A) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (1) 20% or more (based on the fair market value, as determined in good faith by the Company Board (or any committee thereof)) of the consolidated assets (including capital stock of the Company’s Subsidiaries) or of the consolidated revenues or net income of the Company and its Subsidiaries, taken as a whole, or (2) shares or other equity securities of the Company which together with any other shares or other equity securities of the Company beneficially owned by such person or group, would equal 20% or more of aggregate voting power of the Company, (B) any tender offer or exchange offer that, if consummated, would result in any Person or group owning, directly or indirectly,

20% or more of the aggregate voting power of the Company, (C) any merger, consolidation, business combination, binding share exchange or similar transaction involving the Company pursuant to which any Person or group (or the shareholders of any Person) would own, directly or indirectly, 20% or more of the aggregate voting power of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity, or (D) any recapitalization transaction involving the Company, other than, in each case, the transactions contemplated by this Agreement.
(ii) “Company Superior Proposal” means any unsolicited bona fide written Company Acquisition Proposal (with all references to “20%” in the definition of Company Acquisition Proposal being deemed to be references to “50%”) which the Company Board (or any committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) is more favorable from a financial point of view to the holders of Company Common Stock than the Merger, in each case, taking into account the likelihood and timing of consummation (as compared to the transactions contemplated hereby) and such other matters that the Company Board deems relevant, including financial, legal, regulatory and other aspects of such Company Acquisition Proposal and of this Agreement (including any changes to the terms of this Agreement proposed by Parent, and any fees to be paid by the Company pursuant to Section 8.03).
(iii) “Company Intervening Event” means a material event, development or change in circumstances with respect to the Company occurring or coming to the attention of the Company Board after the date of this Agreement and prior to obtaining the Company Stockholder Approval for the Merger, and which was not known, and would not reasonably be expected to have been known or foreseeable, by the Company Board as of or prior to the date of this Agreement; provided, however, that in no event shall (A) the receipt, existence or terms of a Company Acquisition Proposal, (B) any events, developments or change in circumstances of Parent, (C) the status or terms of the Financing or any actions required to be taken pursuant to Section 6.11, (D) the status of the Merger under the HSR Act or of any of the Required Approvals or any actions required to be taken pursuant to Section 6.03, (E) any announcements, approvals, issuances, or regulations of any Governmental Entity, (F) any changes in the market price or trading volume of Company Common Stock or Parent Common Stock (it being understood that the exceptions in clause (F) shall not prevent or otherwise affect a determination that the underlying facts or occurrences giving rise or contributing to a Company Intervening Event (to the extent not otherwise falling within any of the exceptions provided by clauses (A) through (E) or (G) hereof) or (G) any matter relating to the foregoing or consequence of the foregoing, constitute a Company Intervening Event.
Section 5.03. Specified Actions The parties hereto agree to take the actions set forth on Section 5.03 of the Company Disclosure Letter.
ARTICLE VI

ADDITIONAL AGREEMENTS
Section 6.01. Registration Statement and Proxy Statement
(a) As promptly as reasonably practicable after the execution of this Agreement, Parent and the Company shall jointly prepare and cause to be filed with the SEC the Registration Statement, in which the Proxy Statement will be included. Each of Parent and the Company shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Merger and the other transactions contemplated hereby. The Company will cause the Proxy Statement to be mailed to its stockholders as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act, but in no event earlier than the applicable record date. Parent shall also take any action required to be taken under any applicable state or provincial securities laws in connection with the issuance and reservation of shares of Parent Common Stock pursuant to the Merger. Each of the Company and Parent shall furnish each other all information reasonably requested by the other (including concerning itself and its stockholders, or holders of a beneficial interest therein) in connection with any such action and the preparation, filing and distribution of the Registration Statement and the Proxy Statement. Subject to Section 5.02, the Company Board shall make the Company Recommendation to the Company’s stockholders and shall include such recommendation in the Proxy Statement. No filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement, or response to SEC comments with respect thereto, will be made by Parent or the Company, as applicable, without the other’s prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing the other party a reasonable opportunity to review and comment thereon; provided, however, that the Company, in connection with a Company Adverse Recommendation Change may amend or supplement the Registration Statement and the Proxy Statement (including by incorporation by reference) to effect such change (it being understood that any such amendment or supplement shall solely contain (i) such Company Adverse Recommendation Change and (ii) a statement of the reasons of the Company Board for making such Company Adverse Recommendation Change and the right of consent (but not the obligation to provide an opportunity to review and comment) set forth in this Section 6.01(a) shall not apply with respect to information in such amendment or supplement required by clauses (i) and (ii)). Parent or the Company, as applicable, will advise the other promptly after it receives oral or written notice of the time when the Registration Statement has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order relating thereto, the suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication between it or any of its representatives, on the one hand, and the SEC or its staff or any state securities commission, on the other hand, with respect to the Proxy Statement, the Registration Statement or the Merger. Subject to the other provisions set forth in this Section 6.01, each of the Company and Parent will use its reasonable best efforts to promptly consult with the other and respond as promptly as reasonably practicable to any comments from the SEC with respect to the Registration Statement or the Proxy Statement and to have any stop order relating thereto or suspension lifted, reversed or otherwise terminated. The Company agrees to use its reasonable best efforts to cause the Proxy Statement to be disseminated to its stockholders as promptly as reasonably practicable after the Registration Statement is declared effective. If at any time prior to the Effective Time any information is discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement, so that any of such documents would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.
(b) Subject to Section 6.01(a), and notwithstanding any Company Adverse Recommendation Change unless this Agreement is terminated in accordance with Section 8.01(c)(ii), the Company shall take all necessary actions in accordance with Applicable Law, the Company Charter, the Company By-laws and the rules of the NASDAQ to, duly call, give notice of, convene and hold the Company Stockholders Meeting for the purpose of obtaining the Company Stockholder Approval, as soon as reasonably practicable after the Registration Statement is declared effective (but in no event later than forty five (45) days thereafter). Subject to Section 5.02, the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval, including engaging a proxy solicitation firm reasonably acceptable to Parent to assist with proxy solicitations. Notwithstanding any provision of this Agreement to the contrary, the Company may not adjourn, recess or postpone the Company Stockholders Meeting without the prior written consent of Parent; provided, however, that the Company shall be entitled to postpone or adjourn the Company Stockholders Meeting without the prior written consent of Parent, (i) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement required by Applicable Law is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders Meeting or (ii) if (A) as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting or to solicit additional proxies and votes in favor of adoption of this Agreement if sufficient votes to constitute the Company Stockholder Approval have not been obtained and (B) the Company Stockholders Meeting is scheduled to reconvene on a date that is the earlier of (1) thirty (30) or less days after the date for which the Company Stockholders Meeting was originally scheduled (as set forth in the Proxy Statement) or (2) ten (10) or less Business Days prior to the End Date.
(c) The Company agrees that, unless this Agreement is terminated in accordance with its terms prior thereto (including pursuant to Section 8.01(c)(ii)), (x) its obligations to hold the Company Stockholders Meeting pursuant to this Section 6.01 (and subject to the limited postponement or adjournment rights set forth in this

Section 6.01) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Acquisition Proposal or by the making of any Company Adverse Recommendation Change by the Company Board and (y) the Company shall not submit to the vote of its stockholders any Company Acquisition Proposal other than this Agreement and the Merger.
(d) The Company shall keep Parent reasonably informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement to its stockholders. Subject to this Section 6.01 and unless this Agreement is terminated in accordance with its terms prior thereto (including pursuant to Section 8.01(c)(ii)), the Company shall use commercially reasonably efforts to establish the earliest reasonably practicable record date for the Company Stockholders Meeting and, in connection therewith, consult with Parent, and consider Parent’s views in good faith prior to (i) commencing a broker search for the record date of the Company Stockholders Meeting and (ii) setting the record date, date, time and place for the Company Stockholders Meeting. The only matters to be voted upon at the Company Stockholders Meeting shall be the Company Stockholder Approval and routine proposals required in connection such vote.
Section 6.02. Access to Information; Confidentiality.
(a) Subject to Applicable Law, any COVID-19 Measures and Section 6.02(b), the Company shall, and shall cause each of its Subsidiaries to, afford Parent and Parent’s Representatives reasonable access, upon reasonable advance notice and during normal business hours, during the period prior to the Effective Time, to all their respective properties, assets, books, contracts, commitments, plans, Tax records and Tax Returns, work papers, personnel, Representatives and records and, during such period, the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent (i) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws or commission actions, (ii) a copy of all correspondence between such party or any of its Subsidiaries and any party to a Material Contract with regard to any action, consent, approval or waiver that is required to be taken or obtained with respect to such Material Contract in connection with the consummation of the Merger or the other transactions contemplated by this Agreement and (iii) all other information concerning its business, properties and personnel as may be reasonably requested by Parent, and all information necessary to enable Parent to prepare the financial statements and related disclosures regarding the Company and its Subsidiaries that are required to be included in the Registration Statement and in Parent’s Current Report on Form 8-K following the Closing (in each case, in a manner so as to not interfere in any material respect with the normal business operations of the Company its Subsidiaries). All access pursuant to this Section 6.02(a) shall be (A) conducted in such a manner as not to interfere unreasonably with the normal operations of the Company or any of its Subsidiaries and (B) coordinated through the General Counsel of the Company or a designee thereof. Subject to the limitations and restrictions set forth in, and without expanding the obligations of the parties under Applicable Laws and this Section 6.02(a), the Company shall, and shall cause its Subsidiaries to, reasonably cooperate with Parent and its Subsidiaries to facilitate the planning of the integration of the parties and their respective businesses after the Closing Date.
(b) Notwithstanding anything to the contrary contained in this Agreement, no party to this Agreement nor any of its Subsidiaries shall be required to provide any access, or make available any document, correspondence or information, to the extent that such disclosure or access would reasonably be likely to (i) violate the terms of any confidentiality agreement or other Contract with a third-party (provided that such party shall use its commercially reasonable efforts to obtain the consent of any such agreement’s counterparty to such inspection or disclosure), (ii) result in the loss of any attorney-client privilege (provided that such party will provide the other party with appropriate information regarding the factual basis underlying any circumstances that resulted in the preparation of such privileged analysis), or (iii) violate any Applicable Law. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement, dated as of November 30, 2021, between Parent and the Company (the “Confidentiality Agreement”). The parties expressly agree that, notwithstanding any provision of the Confidentiality Agreement to the contrary, the Confidentiality Agreement and the employee non-solicit obligation therein shall continue in full force and effect until the earlier of (i) the Closing or (ii) twelve (12) months following termination of this Agreement in accordance with its terms.
Section 6.03. Reasonable Best Efforts
(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things reasonably necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable (and in any event prior to the End Date), the Merger and the other transactions contemplated by this Agreement, including preparing and filing promptly and fully all documentation to effect all necessary or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, waivers, Permits, authorizations, orders and other confirmations from any Governmental Entity necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (iii) execute and deliver any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement and (iv) defend or contest in good faith any Action brought by a third party that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the transactions contemplated by this Agreement, in the case of each of clauses (i) through (iv), other than with respect to filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, approvals, consents, registrations, Permits, authorizations and other confirmations relating to Regulatory Laws, which are the subject of Section 6.03(c) and Section 6.03(d).
(b) In furtherance and not in limitation of the foregoing, the Company and Parent shall each use its reasonable best efforts to (i) take all action necessary to ensure that no “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation (collectively, “Takeover Laws”) is or becomes applicable to any of the transactions contemplated by this Agreement and refrain from taking any actions that would cause the applicability of such Takeover Laws and (ii) if the restrictions of any Takeover Law become applicable to any of the transactions contemplated by this Agreement, take all action necessary to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Takeover Law on the transactions contemplated hereby.
(c) Each of the parties hereto agrees to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and make any filing required under any other applicable Regulatory Law with respect to the transactions contemplated by this Agreement (x) in the case of the Notification and Report Form pursuant to the HSR Act within ten (10) Business Days after the date hereof and, (y) in the case of all other filings under any other Regulatory Law, as promptly as reasonably practicable following the date hereof, or, in each case, as otherwise agreed to by the Company and Parent, (ii) supply as promptly as practicable and advisable any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable Regulatory Law and (iii) use its reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Regulatory Laws and to obtain all consents under any Regulatory Laws that may be required by the FTC, DOJ or any Governmental Entity, so as to enable the parties hereto to consummate the Merger and the other transactions contemplated hereby in the most expeditious manner reasonably practicable (and in any event prior to the End Date). In furtherance and not in limitation of the foregoing, each party hereto shall use its reasonable best efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Regulatory Law, including (A) defending any Action challenging this Agreement or the consummation of the transactions contemplated hereby(including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed), (B) proposing, negotiating, committing to, effecting, agreeing to and executing, by settlements, undertakings, consent decrees, hold separate order, stipulations or other agreements with any Governmental Entity or with any other Person the sale divestiture, license, holding separate, behavioral or other operational conditions, and other disposition of and restriction on the businesses, assets, properties, product lines, and equity interests of, or changes to the conduct of business of Parent, the Company or their respective Subsidiaries, (C) creating or terminating relationships, contractual rights or obligations of the Company or Parent or their respective Subsidiaries and (D) effectuating any other change or restructuring of the Company or Parent or their respective Subsidiaries, in each case, to the extent necessary to obtain the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Regulatory Laws and to obtain all consents under any Regulatory Laws or to resolve any objections asserted by any Governmental Entity with competent jurisdiction (each such action under the foregoing clauses (A), (B), (C), (D), a “Regulatory Action”). Notwithstanding anything to the contrary in this Section 6.03 or elsewhere in this Agreement, nothing in this Agreement shall (W) require Parent or Merger Sub to undertake (and the Company will not undertake any such action without Parent’s prior written consent) any Regulatory Action if such Regulatory Action would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent and its Subsidiaries (including the Surviving Company and its Subsidiaries), taken as a whole after giving effect to the Merger, but measured on a scale relative to the size of the Company and its Subsidiaries, taken as a whole, prior to the Merger, (X) require Parent, the Company or their respective Subsidiaries to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing, or (Y) require any of the parties to this Agreement to compensate any third party, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such consent or approval. Other than with respect to the payment of all filing fees in connection therewith, which will be borne solely by Parent, the parties shall each bear their own costs and expenses of preparing such notifications and filings, including the fees of their respective legal counsel.
(d) Each of the parties hereto shall use its reasonable best efforts to (i) consult and cooperate in all respects with each other in connection with any filing or submission with a Governmental Entity by any Person in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Entity relating to the transactions contemplated by this Agreement, including any proceeding initiated by a private party, (ii) keep the other parties hereto promptly informed of any communication received by such party from the FTC, the DOJ or any other Governmental Entity and of any communication received in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement (and in the case of written communications, furnish the other parties with a copy of such communication), (iii) permit the other parties to review and discuss in advance, and consider in good faith the views of the other party in connection with, any proposed filing, submission or other communication to any Governmental Entity or private party), and (iv) to the extent not prohibited by the FTC, the DOJ or such other applicable Governmental Entity or private party, as the case may be, give the other parties hereto the opportunity to attend and participate in any meetings (whether in-person, by teleconference or otherwise), telephone or video calls or other conferences. Notwithstanding the forgoing, any party may, as it deems advisable and necessary, reasonably (x) redact materials to protect competitively sensitive information or information concerning valuation, or as necessary to address reasonable attorney-client, attorney work product or other privilege concerns and (y) reasonably designate any competitively sensitive material provided to the other parties under this Section 6.03(c) as “outside counsel only” (such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the party providing the materials).
Section 6.04. Indemnification, Exculpation and Insurance.
(a) Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers or employees of the Company and its Subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification or other similar agreements of the Company or any of its Subsidiaries, in each case as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms. From and after the Effective Time, to the fullest extent permitted by Applicable Law (including to the fullest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date of this Agreement that increase the degree to which a corporation may indemnify its officers and directors) the Surviving Company agrees that it will indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of the Company or any of its Subsidiaries as a director or officer of another Person (the “Company Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines, amounts paid in settlement and fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any actual or threatened Action, whether civil, criminal, administrative, regulatory or investigative (including with respect to matters existing or occurring or alleged to occur at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the Company Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another Person, whether asserted or claimed prior to, at or after the Effective Time. In the event of any such Action, (i) each Company Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such Action from the Surviving Company within ten (10) Business Days of receipt by the Surviving Company from the Company Indemnified Party of a request therefor; provided that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL or the Surviving Company’s certificate of incorporation or by-laws, to repay such advances if it is ultimately determined by final adjudication that such Person is not entitled to indemnification and (ii) the Surviving Company shall cooperate in the defense of any such matter.
(b) For a period of six (6) years following the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, maintain in effect the provisions in its certificate of incorporation and by-laws to the extent they provide for indemnification, advancement and reimbursement of expenses and exculpation of each Company Indemnified Party, as applicable, with respect to facts or circumstances occurring at or prior to the Effective Time, on the same basis as set forth in the Company Charter and Company By-laws in effect on the date of this Agreement, to the fullest extent permitted from time to time under Applicable Law, which provisions shall not be amended except as required by Applicable Law or except to make changes permitted by Applicable Law that would enlarge the scope of the Company Indemnified Parties’ indemnification rights thereunder.
(c) In the event that Parent, the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or Surviving Company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent or the Surviving Company, as applicable, shall cause proper provision to be made so that the successors and assigns of Parent or the Surviving Company, as applicable, assume the obligations set forth in this Section 6.04.
(d) Prior to the Closing Date the Company shall (following reasonable consultation with Parent) use commercially reasonable efforts to purchase the Pre-Paid Tail (as defined below), or if the Company is unable to purchase the Pre-Paid Tail, Parent shall, or shall cause the Surviving Company to, as of or after the Effective Time to, purchase a six (6) -year prepaid “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time (the “Pre-Paid Tail”); provided that in no event shall the cost of any such Pre-Paid Tail in respect of any one policy year exceed 300% of the aggregate annual premium most recently paid by the Company prior to the date of this Agreement (the “Maximum Amount”); provided, further that if the total cost for maintaining such Pre-Paid Tail exceeds the Maximum Amount, then the Company (after prior consultation with Parent) may obtain, or following Closing, Parent shall obtain a Pre-Paid Tail with the maximum coverage available for a total cost not to exceed the Maximum Amount. The Surviving Company shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.
(e) From and after the Effective Time, Parent shall guarantee the prompt payment of the obligations of the Surviving Company and its Subsidiaries under this Section 6.04.
(f) The provisions of this Section 6.04 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), his or her heirs and his or her representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.
Section 6.05. Section 16 Matters. Prior to the Effective Time, Parent and the Company shall use reasonable best efforts to take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) or acquisitions of Parent equity securities (including derivative securities)

resulting from the transactions contemplated by this Agreement by each individual who is subject to Section 16 of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by Applicable Law.
Section 6.06. Public Announcements. Parent and the Company shall consult with each other before issuing, and give each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement without the prior consent of the other party (which shall not be unreasonably withheld, delayed or conditioned); provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement to the extent required by Applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system; provided, further, that the foregoing shall not (i) apply to any public statement to the extent containing information that is consistent with the joint press release referred to below or any other release or public statement previously issued or made in accordance with this Section 6.06, (ii) any communication in accordance with Section 5.02(e) or (iii) in the event of a Company Adverse Recommendation Change made in compliance with Section 5.02(d), the Company’s public statement containing (x) such Company Adverse Recommendation Change and (y) a statement of the reasons of the Company Board for making such Company Adverse Recommendation Change, and the right of consent (but not the obligation to consult) set forth in this Section 6.06 shall not apply to information referenced under the preceding clauses (x) and (y), except with respect to such information solely relating to Parent or its business, financial condition or results of operations. The parties hereto agree that the initial press release to be issued with respect to the transactions contemplated hereby following execution of this Agreement will be a joint press release and shall be in a form agreed to by Parent and the Company. Except as expressly contemplated by this Agreement (including the first sentence of this Section) or as required by Applicable Law, no party shall issue any press release or make any public statement regarding the other party or the other party’s operations, directors, officers or employees without obtaining the other party’s prior written consent. In addition, the parties shall coordinate with respect to communications with employees, suppliers, customers, agents and other stakeholders regarding post-Closing transition, integration and related matters.
Section 6.07. Employee Matters.
(a) Parent shall provide, or shall cause to be provided, to each employee of the Company and its Subsidiaries who continues to be employed by Parent or its Subsidiaries following the Effective Time (each, a “Continuing Employee”), during the period beginning at the Effective Time and ending on the twelve-month anniversary of the Effective Time (the “Continuation Period”) with (i) base pay or wages that is at least equal to the base pay or wages provided to each such Continuing Employee immediately prior to the Closing Date, (ii) target cash incentive opportunities and target long-term incentive opportunities, as applicable, that are, in each case, no less favorable than the target cash incentive and target long-term incentive opportunities provided to each such Continuing Employee immediately prior to the Closing Date, (iii) health and welfare benefits that are no less favorable in the aggregate than the health and welfare benefits provided to each such Continuing Employee immediately prior to the Closing Date, and (iv) retirement benefits that are no less favorable than the retirement benefits provided to each such Continuing Employee immediately prior to the Closing Date. In addition to the foregoing, during the Continuation Period, each Continuing Employee shall be provided with severance benefits in accordance with the terms of, and that are no less favorable than those applicable to the Continuing Employee immediately prior to the Effective Time under, the Company Benefit Plans set forth in Section 3.14(a) of the Company Disclosure Letter (each, a “Company Severance Plan”); provided that (x) such severance benefits shall be determined taking into account each Continuing Employee’s service with the Company and its Subsidiaries (and any predecessor entities) prior to the Effective Time and Parent and its Subsidiaries (including the Surviving Company) after the Effective Time, and (y) shall be subject to the execution and non-revocation of a release of claims (which shall not contain any restrictive covenants other than those related to confidentiality) in favor of Parent and its Subsidiaries, to the extent permissible under Applicable Law.
(b) If a Continuing Employee becomes eligible to participate in any employee benefit plan maintained by Parent or any of its Subsidiaries (collectively, the “Parent Plans”), then, for all purposes of such plans, including eligibility to participate, vesting and benefit accrual, service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary) prior to the Effective Time shall be treated as service with Parent or any of its Subsidiaries to the extent recognized by the Company and its Subsidiaries prior to the Effective Time; provided, however, that such service shall not be recognized to the extent that such recognition would result in any duplication of benefits and Parent shall not be required to provide credit for benefit accrual purposes under any Parent Plan that is a defined benefit pension plan. In addition, subject to Applicable Law, Parent shall use its reasonable best efforts to (i) waive, or caused to be waived, all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Continuing Employees under any Parent Plan that is a welfare benefit plan in which such Continuing Employees may be eligible to participate after the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid during the plan year in which the Effective Time occurs in satisfying any applicable deductible or out-of-pocket requirements under any Parent Plans that are welfare plans in which such Continuing Employee is eligible to participate after the Effective Time.
(c) Notwithstanding anything contained herein to the contrary, with respect to any Continuing Employees who are based outside of the United States or are covered by a Collective Bargaining Agreement, Parent shall comply with any obligations under the Applicable Laws of the foreign countries and political subdivisions thereof in which such Continuing Employees are based and with the applicable Collective Bargaining Agreement, as applicable.
(d) Parent shall, or shall cause the Surviving Company to, assume and honor all Company Benefit Plans, including the Change in Control Agreements (as defined in the Company Disclosure Letter), in accordance with their terms. Parent hereby acknowledges that a “change in control” (or similar phrase) within the meaning of the Company Benefit Plans will occur at the Effective Time.
(e) Nothing contained in this Section 6.07, expressed or implied, shall (i) be treated as the establishment, amendment or modification of any Company Benefit Plan or Parent Plan or other employee benefit plan or constitute a limitation on rights to amend, modify, merge or terminate after the Effective Time any Company Benefit Plan or Parent Plan or other employee benefit plan, (ii) give any current or former employee, director or other independent contractor of the Company and its Subsidiaries (including any beneficiary or dependent thereof) any third-party beneficiary or other rights or (iii) obligate Parent or any of its Affiliates to (A) maintain any particular Company Benefit Plan or Parent Plan or (B) retain the employment or services of any current or former employee, director or other independent contractor.
Section 6.08. Merger Sub; Parent Subsidiaries; Company Subsidiaries. Parent shall cause Merger Sub and any other applicable Subsidiary of Parent to comply with and perform all of its obligations under or relating to this Agreement, including in the case of Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement. The Company shall cause each of its Subsidiaries to comply with and perform all of its obligations under or relating to this Agreement.
Section 6.09. NASDAQ Listing. Parent shall use reasonable best efforts to cause the shares of Parent Common Stock to be issued pursuant to the Merger and any other shares of Parent Common Stock to be reserved for issuance in connection with the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time. Parent shall cause the Company’s securities to be de-listed from the NASDAQ and de-registered under the Exchange Act as soon as practicable following the Effective Time.
Section 6.10. Stockholder Litigation. The Company shall give Parent reasonable opportunity to participate in (but not control) the defense (at Parent’s sole cost and subject to a joint defense agreement) of any stockholder litigation brought against the Company or its directors or officers relating to the transactions contemplated by this Agreement, including the Merger. Without limiting the preceding sentence, the Company shall give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with any such litigation, and the right to consult on the settlement with respect to such litigation, and the Company will in good faith take such comments into account, and, no such settlement shall be agreed to without Parent’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned). The Company shall promptly notify Parent of any such litigation and shall keep Parent reasonably and promptly informed with respect to the status thereof. Parent shall provide reasonable notice to the Company of any stockholder litigation brought against Parent or its directors or officers relating to the transactions contemplated by this Agreement, including the Merger, and shall not agree to any settlement of such litigation that would prohibit the consummation of, materially delay the consummation of, or have a material adverse effect on the ability of Parent to consummate, the Merger or the other transactions contemplated in this Agreement or would cause the Company to incur material expense or liability without the Company’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned).
Section 6.11. Financing.
(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain funds sufficient to fund the Merger Consideration and the other Merger Amounts on or prior to the date upon which the Merger is required to be consummated pursuant to the terms hereof. In furtherance and not in limitation of the foregoing, unless and until Parent has (I) unrestricted and uncommitted cash on hand that will be available on the Closing Date to fund the Merger Amounts plus (II) cash deposited in one or more escrow accounts designated for use to pay the Merger Amounts (provided that the terms of the escrow agreement governing such escrow arrangement do not impose conditions precedent or contingencies to the release of such cash for purposes of funding the Merger Amounts that are more onerous than the conditions set forth in the Commitment Letter in effect as of the date hereof or that would reasonably be expected to (1) materially delay, prevent or impede the consummation of the Merger, (2) make the funding of the availability of the cash in such escrow (or satisfaction of the conditions to the release of such cash) less likely to occur than the funding of the Financing pursuant to the Commitment Letter as in effect as of the date hereof or (3) adversely impact the ability of Parent or Merger Sub to enforce its rights in respect of the escrowed cash in any material respect as compared to its ability to enforce its rights against the other parties to the Commitment Letter as in effect as of the date hereof (any cash that satisfies the requirement of the immediately preceding clause (I) or clause (II), “Funding Cash”) in an amount sufficient to fund the Merger Amounts in full on the Closing Date , Parent and Merger Sub shall, subject to the terms of this Agreement (including the rights of Parent and Merger Sub in this Section 6.11(a) to obtain Permitted Alternative Financing), use their reasonable best efforts to take, or cause to be taken, all actions and use their reasonable best efforts to do, or cause to be done, all things necessary or advisable to arrange the Financing and to consummate the Financing at or prior to the Effective Time, including using reasonable best efforts to (i) maintain in effect the Commitment Letter; (ii) negotiate, execute and deliver definitive documentation for the Financing that reflects the terms contained in the Commitment Letter (subject to any “market flex” provisions included in the Fee Letter or any fee letter relating to a Required Alternative Financing); (iii) satisfy (or seek a waiver of) on a timely basis all of the conditions precedent set forth in the Commitment Letter and any definitive document related to the Financing that are within the control of, Parent and Merger Sub and comply with their obligations thereunder; (iv) in the event that the conditions set forth in Section 7.01 and Section 7.02 and the conditions precedent set forth in the Commitment Letter have been satisfied or, upon funding would be satisfied, enforce their rights under the Commitment Letter and any definitive documentation for the Financing and (v) in the event that the conditions set forth in Section 7.01 and Section 7.02 have been satisfied or, upon release of any Funding Cash from escrow, would be satisfied, enforce their rights under all escrow arrangements with respect to any Funding Cash. Parent and Merger Sub shall have the right from time to time to amend, restate, replace, supplement or otherwise modify, or waive any of its rights under, the Commitment Letter and/or substitute other debt financing for all or any portion of the Financing from the same and/or alternative financing sources (a “Permitted Alternative Financing” and, together with any Required Alternative Financing as described in clause (b) below, each an “Alternative Financing”); provided that any such amendment, restatement, supplement, replacement or other modification to or waiver of any provision of the Commitment Letter shall not, without the prior written consent of the Company, (A) reduce the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount, unless the Financing is increased by a corresponding amount) to be funded at or prior to Closing such that the aggregate amount of Financing plus the Funding Cash of the Parent as of the date of any such amendment, restatement, supplement, replacement, modification or waiver, would not be sufficient to pay the Merger Consideration and the other Merger Amounts or (B) impose new or additional conditions precedent or contingencies to the Financing or otherwise amend, modify, or expand any conditions precedent to the funding of the Financing, or any other term or condition of the Commitment Letter or the Financing, in each case, in a manner that would reasonably be expected to (1) materially delay, prevent or impede the consummation of the Merger, (2) make the funding of the Financing (or satisfaction of the conditions to obtaining the Financing) less likely to occur or (3) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Commitment Letter or the definitive agreements with respect thereto, in any material respect; provided, further, that Parent and Merger Sub may amend, restate, replace, supplement or otherwise modify the Commitment Letter on one or more occasions to add additional arrangers, bookrunners, agents and lenders in accordance with the terms of the Commitment Letter (but not to make any other changes other than to the extent otherwise permitted under this Section 6.11(a)). For purposes of this Agreement, the definition of “Commitment Letter” shall include any amendment, restatement, supplement or other modification or waiver thereto, or any replacement thereof, in each case permitted by this Section 6.11(a), and the definition of “Financing” shall include any Alternative Financing.
(b) Unless Parent then has Funding Cash in an amount sufficient to fund the Merger Amounts in full on the Closing Date, if any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter (subject to any “market flex” provisions included in the Fee Letter and other than on account of any Permitted Alternative Financing having been completed) other than due to the failure of any condition set forth in Section 7.01 or Section 7.02 of this Agreement, each of Parent and Merger Sub shall (A) use its reasonable best efforts to obtain alternative debt financing from the same or alternative sources as promptly as practicable following the occurrence of such event in an amount, together with any Funding Cash of the Parent as of such date, that will still enable Parent and Merger Sub to pay the Merger Consideration and any other Merger Amounts, and which does not include any conditions to the consummation of such alternative financing that are more onerous than the conditions set forth in the Commitment Letter as in effect as of the date hereof (a “Required Alternative Financing”) and (B) promptly notify the Company of such unavailability and the reason therefor.
(c) Parent shall, upon reasonable request, keep the Company informed in reasonable detail of the status of its efforts to arrange the Financing and shall provide to the Company copies of any amendment, restatement, replacement, supplement or modification of the Commitment Letter and all executed final definitive documents relating to the Financing (excluding and redacting any provisions related solely to fees, pricing caps, economic and “market flex” terms and any other provisions in any fee or engagement letters that are customarily redacted in connection with transactions of this type and that would not in any event adversely affect the conditionality, enforceability, availability, termination or amount of the Financing). Without limiting the generality of the foregoing, Parent shall give the Company prompt written notice, which shall include reasonably detailed information regarding the applicable circumstances referenced in the following clauses: (i) if Parent becomes aware of any actual or threatened breach or default by any party to the Commitment Letter or any definitive document related to the Financing, if such breach or default would reasonably be expected to result in a delay of the Closing Date or unavailability of any of the Financing; (ii) of the receipt by it of any written notice or other written communication from any Person with respect to any (A) actual or potential breach, default, termination or repudiation by any party to the Commitment Letter or any definitive document related to the Financing or any provisions of the Commitment Letter or any definitive document related to the Financing, or (B) material dispute or disagreement between or among any parties to the Commitment Letter or any definitive document related to the Financing with respect to the obligation to fund any portion of the Financing or the amount of the Financing to be funded at Closing, in each case if such breach, default, termination, repudiation, dispute or disagreement would reasonably be expected to result in a delay of the Closing Date or unavailability of any of the Financing; (iii) if for any reason Parent or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by the Commitment Letter (subject to the “market flex” provisions included in the Fee Letter or any fee letter relating to any Alternative Financing) or the definitive documents related to the Financing unless Parent has Funding Cash as of such date in an amount sufficient to fund the Merger Amounts in full on the Closing Date, and (iv) upon consummating the Financing. As soon as reasonably practicable, after the date the Company delivers Parent or either Merger Sub a written request, Parent and Merger Sub shall provide any additional information reasonably requested by the Company relating to any circumstance referred to in clause (i), (ii), (iii) or (iv) of the immediately preceding sentence.
(d) From the date hereof until the earlier of (i) the Closing Date and (ii) termination of this Agreement pursuant to Section 8.01, the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their respective Representatives to, use reasonable best efforts to provide, Parent and Merger Sub such customary cooperation as may be reasonably requested by Parent in connection with any Financing (which, for purposes of this clause (d), shall include any capital markets financing sought by Parent in replacement of all or any portion of the Financing contemplated by the Commitment Letter in compliance with the terms of this Agreement), including, without limitation, (A) participating (including by teleconference or virtual meeting platforms) (including by making members of senior management, certain representatives and certain non-legal advisors, in each case with appropriate seniority and expertise, available to participate), upon reasonable advance notice, in a reasonable number of meetings, presentations, non-deal and investor road shows, rating agency presentations and drafting sessions, and participating in reasonable and customary due diligence, in each case, with or by the Financing Sources (or prospective lenders or investors in any Financing) at mutually agreed times and places, (B) furnishing Parent and the Financing Sources, as promptly as reasonably practicable, with the Required Information, (C) assisting Parent and the Financing Sources in the preparation of (I) customary offering documents, syndication documents and materials (including assistance in creating usual and customary “public versions” of the foregoing), including confidential information memoranda, private placement memoranda, offering memoranda, prospectuses, lender and investor presentations, rating agency presentations, business and financial projections and similar documents and materials (which may incorporate by reference periodic and current reports filed by the Company with the SEC), in connection with any Financing (all of the foregoing, collectively, the “Offering Documents”), including providing the “MD&A” and business description to be contained therein, and providing customary authorization and representation letters with respect thereto, and (II) materials for any Offering Documents, including business projections and financial statements (including assisting Parent in preparing pro forma financial statements; provided that neither the Company nor any of its Subsidiaries or Representatives shall be responsible in any manner for any pro forma financial information or pro forma adjustments relating to the Merger and the consideration therefor that is required to be made to the historical information for such pro forma financial information) and identifying any portion thereof as containing material, non-public information relating to the Company and its Subsidiaries or their respective securities, (D) reasonably cooperating with the marketing and syndication efforts of Parent, Merger Sub and any Financing Sources for any portion of any Financing, including cooperation in connection with the obtaining of ratings, (E) using its reasonable best efforts to cause its current independent accountants to provide customary assistance and cooperation in any Financing, including using reasonable best efforts to cause such accountants to (I) participate in a reasonable number of drafting sessions and accounting due diligence sessions upon reasonable advance notice and at mutually agreed times and places, (II) provide any necessary customary written consents to use their audit reports relating to the Company and to be named as an “Expert” in any document related to any Financing and (III) provide any customary “comfort letters” (including customary negative assurance comfort, including change period comfort), (F) executing and delivering as of (but not before) the Effective Time, and reasonably assisting Parent with Parent’s preparation of, definitive financing documents, including credit agreements, indentures, intercreditor agreements, pledge and security documents, and certificates (including borrowing base certificates), or other documents, to the extent reasonably requested by Parent and otherwise facilitating the pledging of, and granting, recording and perfection of security interests in share certificates, securities and other collateral to secure any Financing; provided that the effectiveness of any definitive documentation executed by the Company or any of its Subsidiaries and any such pledge, grant, recordation or perfection shall be subject to the consummation of the Merger, (G) furnishing Parent and any Financing Sources promptly, and in any event at least four (4) Business Days prior to the Closing Date, with all documentation and other information relating to the Company and its Subsidiaries required by applicable regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case, to the extent that such documentation and information has been reasonably requested in writing (which may be by email) at least ten (10) Business Days prior to the Closing Date, (H) informing Parent if the chief executive officer, chief financial officer, treasurer or controller of the Company has knowledge of any facts as a result of which a restatement of any of the Company’s financial statements, in order for such financial statements to comply with GAAP, is necessary, (I) updating any Required Information (including financial statements) provided to Parent or the Financing Sources as may be necessary so that such Required Information qualifies as Compliant prior to the Closing and (J) facilitating the arrangement by Parent of approval of the Financing by the post-Closing boards of directors or equivalent governing bodies of Subsidiaries of the Company, provided that (1) no Persons other than Persons who are directors or equivalent members of the boards of directors or equivalent governing bodies of such Subsidiaries from and after the Effective Time shall be required to approve or execute such approvals and (2) no such approvals shall be effective prior to the Effective Time; provided that, notwithstanding anything in this Agreement to the contrary, (I) neither the Company nor any of its Subsidiaries shall be required to take any action that would cause it to bear any out-of-pocket cost or expense (unless promptly reimbursed by Parent pursuant to clause (e) below), incur any liability, or pay any commitment or other similar fee or make any other similar payment or incur any other monetary liability or provide or agree to provide any indemnity in connection with the Financing or any of the foregoing, in each case, to the extent effective prior to the Effective Time,

(II) neither the Company nor any of its Subsidiaries or Representatives shall be required to take any action in connection with this Section 6.11 that would interfere unreasonably with the business or operations of the Company or its Subsidiaries, (III) neither the Company nor any of its Subsidiaries shall be required to take any action with respect to the Financing or otherwise in connection with this Section 6.11 that will conflict with or violate their respective organizational documents or result in the contravention of any contract to which the Company or any of its Subsidiaries is a party that is material to the business of the Company and its Subsidiaries, taken as a whole, prior to the Effective Time, (IV) neither the Company nor any of its Subsidiaries, nor any of their respective directors, shall be required to pass resolutions or consents to approve or authorize the execution of the Financing or any action in connection with this Section 6.11, in each case, that is not contingent on the Closing Date occurring or that would be effective prior to the Effective Time, (V) no director, officer, employee or stockholder of the Company or any of its Subsidiaries shall be required to take any action that would cause him or her to incur any actual personal liability with respect to any matters related to the Financing or contemplated by this Section 6.11, (VI) neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information that the Company or any of its Subsidiaries reasonably determines would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries, and (VII) neither the Company nor any of its Subsidiaries shall be required to prepare any financial statements or information that are not reasonably available to it and prepared in the ordinary course of its financial reporting practice, in each case, except with respect to the Required Information, and (VIII) neither the Company nor any of its Subsidiaries shall be required to enter into any instrument or agreement (other than customary authorization and representation letters) that is effective prior to the Effective Time or that would be effective if the Closing does not occur; provided, further, that the Company shall have satisfied its obligations set forth in clause (A) through (I) of this sentence if the Company shall have used its reasonable efforts to comply with such obligations whether or not any applicable deliverables are actually obtained or provided. The Company hereby consents to the reasonable use of its and its Subsidiaries’ logos in connection with the marketing of any Financing; provided that such logos are used solely in a manner that is not intended to, and is not reasonably likely to, harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company, its Subsidiaries and its or their respective marks, products, services, offerings or intellectual property rights. Nothing contained in this Section 6.11 or otherwise shall require the Company or any of its Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Financing.
(e) Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, reasonable and documented out-of-pocket costs and expenses, interest, awards, judgments and penalties actually suffered or incurred by them in connection with the arrangement of the Financing or any action taken in accordance with this Section 6.11 and any information utilized in connection therewith (other than information provided by the Company, any of its Subsidiaries or any of their respective Representatives on their behalf in writing for use in the Offering Documents), in any case, except (i) to the extent suffered or incurred as a result of the bad faith, the gross negligence, willful misconduct, fraud or intentional misrepresentation by or of the Company or its Subsidiaries or their respective Representatives and (ii) as a result of any breach of this Agreement by the Company, its Subsidiaries or any of their respective Representatives. In addition, Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or its Subsidiaries in connection with this Section 6.11.
(f) This Section 6.11 shall be the only provision in this Agreement setting forth the Company’s obligations to cooperate or provide information or access or take any other action in respect of the Financing. In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Parent, any Merger Sub or any of their respective affiliates or any other financing be a condition to any of Parent’s or any Merger Sub’s obligations under this Agreement.
Section 6.12. Treatment of Certain Indebtedness. On or prior to the Closing Date, the Company shall, and shall cause its Subsidiaries to, use its and their respective reasonable best efforts to cause the administrative agent under the Existing Credit Agreement to furnish to Parent, no later than three (3) Business Days prior to the Closing Date, a draft of the payoff letter with respect to the Existing Credit Agreement (the “Payoff Letter”) in customary form, which Payoff Letter shall (x) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties (if any), breakage costs or other amounts then due and payable, in each case, under the Existing Credit Agreement and the related loan documentation (the “Payoff Amount”) and (y) state that all obligations (including guarantees) in respect thereof and Liens granted in connection therewith on the assets of the

Company or any of its Subsidiaries or otherwise on the business of the Company shall be, substantially concurrently with the receipt of the Payoff Amount on the Closing Date by the applicable agent under the Existing Credit Agreement, released or customary arrangements for such release shall have been made by such time, subject, as applicable, to the replacement (or cash collateralization or backstopping) of any then outstanding letters of credit or similar indebtedness. Parent shall provide all funds required to repay the Existing Credit Agreement pursuant to the Payoff Letter on the Closing Date. In no event shall the receipt of the Payoff Letter or the repayment or termination of the Existing Credit Agreement, or any other financing termination or the release of any Lien, be a condition to any of the obligations of Parent or Merger Sub hereunder.
Section 6.13. Third-Party Consents. The Company shall use its commercially reasonable efforts, and shall cause its Subsidiaries to use their commercially reasonable efforts, to take all actions reasonably requested by Parent to obtain waivers and consents from any and all third parties with respect to each Material Contract (other than the Existing Credit Agreement) for which such waiver or consent is required in connection with the transaction contemplated by this Agreement; provided that in no event shall the Company or any of its Subsidiaries be required to pay any consideration to any third party in connection with obtaining such consent or waiver or be required to agree to any change that is not conditioned on the Closing; provided, further, that the Company shall not agree to any change to such Contracts that would be materially adverse to the interests of the Company, its Subsidiaries or, after the Merger, Parent or any of its Subsidiaries without the prior written consent of Parent; provided, further, that if the Company complies with the requirements of this Section 6.13, but is unable to obtain any such consent, such failure shall not be deemed to be a breach of this Section 6.13.
Section 6.14. Cash Balances. Commencing with the first day of the Marketing Period, the Company will, and will cause its Subsidiaries to, use commercially reasonable efforts to take such actions as are reasonably requested by Parent prior to the Closing with respect to the Company’s existing cash balances, cash equivalents and marketable securities to enable Parent to use a portion of such cash balances, cash equivalents and marketable securities to fund a portion of the Merger Consideration; provided that neither the Company nor any of its Subsidiaries shall be required to take any action under this Section 6.14 that would interfere unreasonably with the business or operations of the Company or its Subsidiaries prior to Closing.
Section 6.15. Advice of Changes.
(a) The Company and Parent shall each promptly advise the other party of any fact, change, event or circumstance that has had or is reasonably likely to have a Company Material Adverse Effect or Parent Material Adverse Effect (as applicable) on it or which it believes would or would be reasonably likely to give rise to a failure of a condition precedent set forth in Section 7.02(a) or Section 7.02(b) (in the case of Parent or Merger Sub) or Section 7.03(a) or Section 7.03(b) (in the case of the Company) to be satisfied; provided that any failure to give notice in accordance with the foregoing shall not constitute the failure of any condition set forth in Section 7.02 or Section 7.03 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.02 or Section 7.03 to be satisfied; provided, further, that that the delivery of any notice pursuant to this Section 6.15 shall not limit or otherwise affect the remedies of the Company or Parent available hereunder and no information delivered pursuant to this Section 6.15 shall update any section of the Company Disclosure Letter or the Parent Disclosure Letter or shall affect the representations or warranties of the parties hereunder.
(b) The Company and Parent shall each promptly advise the other party of (i) any written notice or other written communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement to the extent that the party receiving such notice or communication believes there is a reasonable likelihood that the failure to obtain such consent would have a material impact on the timing of the consummation of the Merger or on the Company, the Surviving Company or Parent or (ii) upon receiving any written communication from any Governmental Entity or third party whose consent or approval is required for the satisfaction of one of the conditions to Closing set forth in Article VII that causes such party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such consent or approval will be materially delayed.

ARTICLE VII

CONDITIONS PRECEDENT
Section 7.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with the Company Charter, the Company By-laws and Applicable Law, including the applicable rules of NASDAQ.
(b) Regulatory Approvals. (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or terminated and (ii) all authorizations or consents to be obtained from a Governmental Entity with respect to the Merger under each Regulatory Law set forth in Section 7.01(b) of the Company Disclosure Letter (the “Required Approvals”) shall have been obtained or deemed to have been obtained.
(c) Legal Restraints. No Applicable Law and no judgment, preliminary, temporary or permanent, or other legal restraint or prohibition and no binding Order or determination by any Governmental Entity shall be in effect that prevents, makes illegal, restrains, enjoins or otherwise prohibits the consummation of the Merger.
(d) Registration Statement Effective. The SEC shall have declared the Registration Statement effective under the Securities Act, no stop order or similar restraining order by the SEC suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before the SEC.
(e) Exchange Listing. The shares of Parent Common Stock to be issued pursuant to the Merger shall have been approved for listing on NASDAQ, subject to official notice of issuance.
Section 7.02 . Conditions to Obligation of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger is further subject to the satisfaction (or waiver by Parent, to the extent permissible under Applicable Law) of the following conditions:
(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.01(a) [Qualification, Organization, Subsidiaries, etc.], Section 3.02 [Authority; Execution and Delivery; Enforceability], Section 3.03(b) [Capital Structure] (other than the first sentence and the penultimate sentence of Section 3.03(b)), Section 3.04(b)(i) [Non-contravention], Section 3.18 [Brokers Fees and Expenses], Section 3.19 [Opinion of Financial Advisor], and Section 3.20 [Takeover Statutes] shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) the representations and warranties of the Company contained in Section 3.03(a) [Capital Structure], the first sentence and the penultimate sentence of Section 3.03(b) [Capital Structure] and the first sentence of Section 3.06 [Absence of Certain Changes] shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time, except, in the case of Section 3.03(a) [Capital Structure] or the first sentence and penultimate sentence of Section 3.03(b) [Capital Structure], for such inaccuracies as are de minimis, and (iii) all other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) has not had and would not reasonably be expected to have a Company Material Adverse Effect.
(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
(c) Company Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer, Chief Financial Officer or General Counsel, certifying to the effect that the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

Section 7.03. Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are further subject to the satisfaction (or waiver by the Company, to the extent permissible under Applicable Law) the following conditions:
(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in Section 4.01(a) [Qualification, Organization, and Good Standing], Section 4.02 [Authority; Execution and Delivery; Enforceability], Section 4.03(a) [Capital Structure], Section 4.03(b) [Capital Structure] and Section 4.04(b)(i) [Non-contravention] shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) the representations and warranties of Parent and Merger Sub contained in Section 4.03(c) [Capital Structure] and the first sentence of Section 4.06 [Absence of Certain Changes or Events] shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time, except, in the case of Section 4.03(c) [Capital Structure], for such inaccuracies as are de minimis and (iii) all other representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), has not had and would not reasonably be expected to have a Parent Material Adverse Effect.
(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.
(c) Parent Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer, Chief Financial Officer or General Counsel, certifying to the effect that the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.
ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER
Section 8.01. Termination This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval (except as otherwise stated below):
(a) by mutual written consent of the Company and Parent;
(b) by either the Company or Parent:
(i) if the Merger is not consummated on or before December 14, 2022 (the “End Date”); provided, however, that (x) if, on the End Date, any of the conditions to the Closing set forth in Section 7.01(b) or Section 7.01(c) (if such legal restraint is in respect of a Regulatory Law) shall not have been satisfied or (to the extent permitted by Applicable Law) waived by both the Company and Parent, but all other conditions to the Closing (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied or, to the extent permitted by Applicable Law, waived, then the End Date shall, without any action on the part of the parties hereto, be automatically extended to March 14, 2023, or such earlier date as may be agreed in writing by Parent and the Company (and which date shall thereafter be deemed to be the End Date) and (y) the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including the obligation to consummate the Closing when required pursuant to Section 1.02 hereof) materially contributed to the failure of the Merger to be consummated on or before such date (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso);
(ii) if any Governmental Entity of competent authority listed on Section 8.01(b)(ii) of the Company Disclosure Letter issues a final non-appealable Order or enacts a law that prohibits, restrains or makes illegal the consummation of the Merger; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to any party if such Order was due to the failure of such party to perform any of its obligations under this Agreement (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso); or
(iii) if the Company Stockholder Approval shall not have been obtained at a duly convened Company Stockholders Meeting or any adjournment or postponement thereof; or
(c) by the Company:
(i) if Parent or Merger Sub has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Parent or Merger Sub has become untrue, in each case, such that the conditions set forth in Section 7.03(a) or Section 7.03(b), as the case may be, could not be satisfied as of the Closing Date; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(c)(i) unless any such breach or failure to be true has not been cured within 30 days after written notice by the Company to Parent informing Parent of such breach or failure to be true, except that no cure period shall be required for a breach which by its nature cannot be cured prior to the End Date; and provided, further, that the Company may not terminate this Agreement pursuant to this Section 8.01(c)(i) if the Company is then in breach of this Agreement in any material respect; or
(ii) prior to the Company Stockholder Approval, (A) if the Company Board authorizes the Company, to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to a Company Superior Proposal in accordance with the terms of Section 5.02(d), (B) substantially concurrent with the termination of this Agreement, the Company enters into such Alternative Acquisition Agreement and (C) the Company pays to Parent in immediately available funds the Company Termination Fee in accordance with Section 8.03(b); or
(d) by Parent:
(i) if the Company has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of the Company has become untrue, in each case, such that the conditions set forth in Section 7.02(a) or Section 7.02(b), as the case may be, could not be satisfied as of the Closing Date; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.01(d)(i) unless any such breach or failure to be true has not been cured within 30 days after written notice by Parent to the Company informing the Company of such breach or failure to be true, except that no cure period shall be required for a breach which by its nature cannot be cured prior to the End Date; and provided, further, that Parent may not terminate this Agreement pursuant to this Section 8.01(d)(i) if Parent is then in breach of this Agreement in any material respect;
(ii) prior to the receipt of the Company Stockholder Approval, if (A) a Company Adverse Recommendation Change shall have occurred or (B) the Company has willfully or intentionally breached Section 5.02, Section 6.01(b) or Section 6.01(c);
The Party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give written notice of such termination to the other Party specifying the provision of this Agreement pursuant to which such termination is being effected.
Section 8.02. Effect of Termination In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company, Parent or Merger Sub, other than Section 5.03(c), the last sentence of Section 5.03(d), Section 6.02(c), Section 6.11(e), this Section 8.02, Section 8.03 and Article IX, which provisions shall survive such termination; provided, however, that no such termination shall relieve any party from any liability or damages arising out of: (a) fraud by any party or (b) any willful or intentional breach of this Agreement. No termination of this Agreement shall affect the obligations of the Parties contained in the Confidentiality Agreement.
Section 8.03. Fees and Expenses
(a) Except as specifically provided for herein, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

(b) The Company shall pay to Parent a fee of one hundred eighty seven million ($187,000,000) (the “Termination Fee”) if:
(i) Parent terminates this Agreement pursuant to Section 8.01(d)(ii) [Company Adverse Recommendation Change; Breach of Non-Solicit and Company Stockholder Meeting Covenants]; or
(ii) the Company terminates this Agreement pursuant to Section 8.01(c)(ii); or
(iii) (A) a Company Acquisition Proposal shall have been made to the Company and not publicly withdrawn prior to the Company Stockholders Meeting or shall have been made directly to the stockholders of the Company generally and not publicly withdrawn prior to the Company Stockholders Meeting; (B) thereafter this Agreement is terminated pursuant to (I) Section 8.01(b)(i) or Section 8.01(d)(i), in each case if the Company Stockholder Approval has not been obtained prior to termination and all other conditions set forth in Section 7.01 and Section 7.03 either (x) have been satisfied or were capable of being satisfied prior to such termination or (y) are not satisfied due to the failure of the Company to perform its obligations under this Agreement or (II) Section 8.01(b)(iii); and (C) within twelve (12) months of such termination the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to, or shall have consummated a Company Acquisition Proposal; provided, however, that for purposes of this Section 8.03(b)(iii) the references to 20% in the definition of “Company Acquisition Proposal” shall be deemed to be references to 50%.
(c) Any Termination Fee due under Section 8.03(b) shall be paid by wire transfer of same-day funds (i) in the case of Section 8.03(b)(i) above, on the Business Day immediately following the date of termination of this Agreement in the case of any such termination by Parent, (ii) in the case of Section 8.03(b)(ii), concurrently with and as a condition to such termination by the Company, and (iii) in the case of Section 8.03(b)(iii) above, on the date of the execution of the Company Acquisition Proposal referred to in Section 8.03(b)(iii) above.
(d) The Company acknowledges and agrees that the agreements contained in Section 8.03(b) and Section 8.03(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails promptly to pay the amount due pursuant to Section 8.03(b) or Section 8.03(c), and, in order to obtain such payment, Parent commences an Action that results in a judgment in its favor for such payment, the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Action, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at a rate per annum equal to the prime interest rate published in the Wall Street Journal on the date such interest begins accruing. Except with respect to any fraud or willful or intentional breach of this Agreement by the Company (subject to Section 8.02), the parties agree that the payment of the Termination Fee shall be the sole and exclusive remedy available to Parent and Merger Sub with respect to this Agreement and the transactions contemplated hereby in the event any such payment becomes due and payable, and, upon payment of the Termination Fee by the Company, the Company, the Company’s Affiliates and its and their respective directors, officers, employees, stockholders and Representatives shall have no further liability to Parent and Merger Sub under this Agreement. Each of the parties acknowledges that the Termination Fee is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate the receiving party in the circumstances in which such Termination Fee is due and payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. In no event shall the Company be obligated to pay the Termination Fee on more than one occasion.
Section 8.04. Amendment This Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that after receipt of the Company Stockholder Approval, there shall be made no amendment that by Applicable Law or the rules of any relevant stock exchange requires further approval by the stockholders of the Company without the further approval of such stockholders, and no amendment of this Agreement shall be submitted to be approved by the stockholders of the Company unless required by Applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Notwithstanding anything to the contrary in this Section 8.04 or elsewhere in this Agreement, this sentence of Section 8.04, the proviso of Section 8.05, Section 9.07, Section 9.08(d), Section 9.08(e) and Section 9.11 (and any definition set forth in, or other provision of, this Agreement to the extent that an amendment or modification of such definition or other provision would amend or modify the substance of this sentence of Section 8.04, the proviso of Section 8.05, Section 9.07, Section 9.08(d), Section 9.08(e) or Section 9.11) may not be amended or modified in a manner that would be adverse to any Financing Source (or any Financing Source’s Affiliates or any of its or its Affiliates’ former, current or future general or limited partners, stockholders, managers, members, controlling persons, agents, employees, accountants, consultants, legal counsel, financial advisors or any of the successors or assigns of any of the foregoing (collectively, “Financing Related Parties”)) without the prior written consent of such Financing Source (and any such amendment or modification without such prior written consent shall be null and void).
Section 8.05. Extension; Waiver; Termination At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement; provided that there shall be no waiver to this proviso of Section 8.05, the last sentence of Section 8.04, Section 9.07, Section 9.08(d), Section 9.08(e) or Section 9.11 (or any provision of this Agreement to the extent a waiver of such provision would modify the substance of this proviso of Section 8.05, the last sentence of Section 8.04, Section 9.07, Section 9.08(d), Section 9.08(e) or Section 9.11) in a manner that would be adverse to any Financing Source (or its Financing Related Parties) without the prior written consent of such Financing Source (and any such amendment or modification without such prior written consent shall be null and void). No extension or waiver by the Company or Parent shall require the approval of the stockholders of the Company or Parent, respectively unless such approval is required by Applicable Law or the rules of any relevant stock exchange. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
Section 8.06. Procedure for Termination, Amendment, Extension or Waiver A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.04 or an extension or waiver pursuant to Section 8.05 shall, in order to be effective, require, in the case of the Company, Parent or Merger Sub, action by its Board of Directors or the duly authorized designee thereof. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of either Parent or the Company.
ARTICLE IX

GENERAL PROVISIONS
Section 9.01. Survival None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing, except that covenants and agreements of the parties hereto contained in or made pursuant to this Agreement that by their terms apply or are to be performed in whole or in part after the Closing, shall survive for the period provided in such covenants and agreements, if any, or until fully performed. This Section 9.01 shall not limit Section 8.02 or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
Section 9.02. Notices All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by email (notice deemed given upon transmission so long as there is no return error message or other notification of non-delivery received by the sender) (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):
(a)	if to the Company, to:

870 North Commons Drive Aurora, IL 60504
	Attention:	H. Carol Bernstein
	Email:	carol.bernstein@cmcmaterials.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019
	Attention:	Edward D. Herlihy
Brandon C. Price
	Email:	EDHerlihy@WLRK.com
BCPrice@WLRK.com

(b)	if to Parent or Merger Sub, to:

129 Concord Road Billerica, MA
	Attention:	General Counsel
	Email:	Joseph.Colella@entegris.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue Palo Alto, California 94301
	Attention:	Kenton J. King
Mike Ringler
	Email:	Kenton.King@skadden.com
Mike.Ringler@skadden.com
Section 9.03. Definitions For purposes of this Agreement:
“Action” means any claim, action, charge, suit, petition, arbitration, proceeding, investigation, audit, review or litigation by or before any Governmental Entity.
“Affiliate” means with respect to any specific Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.
“Anti-Money Laundering Laws” means, to the extent applicable, the financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, and the money laundering and terrorist financing laws and regulations (including any related licensing or registration requirements) of all jurisdictions in which the Company or any of its Subsidiaries conducts business.
“Applicable Law(s)” means with respect to any Person, any federal, foreign, state, municipal or other local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person, as the same may be amended from time to time unless expressly specified otherwise in this Agreement.
“Business” means the business and operations of the Company and its Subsidiaries.
“Business Day” means any day that is not a Saturday, or Sunday or other day on which (i) commercial banks in the City of New York, New York are required by Applicable Law to be closed, (ii) the Secretary of State of the State of Delaware is closed or (iii) the Electronic Data Gathering, Analysis, and Retrieval system maintained by the SEC is closed for filings.

“CARES Act” means, collectively, the Coronavirus Aid, Relief, and Economic Security Act or any similar applicable federal, state or local Law, as may be amended, including IRS Notice 2020-65 and the Presidential Memoranda or Executive Order (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster issued on August 8, 2020).
“Code” shall mean the Internal Revenue Code of 1986.
“Collective Bargaining Agreement” means any labor agreement, collective bargaining agreement or any other labor-related agreements or arrangements with any Employee Representative Body.
“Company Acceptable Confidentiality Agreement” means a confidentiality agreement with terms and conditions customary for transactions of such type that is no less favorable in the aggregate to the Company than the Confidentiality Agreement (but need not contain any standstill provision).
“Company Common Stock” means issued and outstanding shares of common stock, par value $0.001 per share, of the Company.
“Company Equity Awards” means Company Stock Options, Company Restricted Shares, Company RSUs, Company DSUs, Company PSUs and Company Cash-Settled Phantom Stock Units.
“Company Intellectual Property” means all Intellectual Property owned or purported by the Company to be owned by the Company or any of its Subsidiaries.
“Company Material Adverse Effect” means any effect, state, development, change, fact, condition, event, circumstance or occurrence (“Effect”) that, individually or in the aggregate (a) has had or would reasonably be expected to have a material adverse effect on the business, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole or (b) would or would reasonably be expected to prevent, materially impair or materially delay the ability of the Company to consummate the Merger or the other transactions contemplated in this Agreement prior to the End Date; provided, however, in the case of clause (a), that none of the following, and no Effect arising out of, or resulting from, the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether a Company Material Adverse Effect has occurred or may occur: (A) changes generally affecting the industries in which the Company and its Subsidiaries operate; (B) general economic or political conditions (or changes in such conditions) or securities, credit, financial or other capital market conditions (or changes in such conditions), in each case, in the United States or any foreign jurisdiction in which the Company or any of its Subsidiaries operate, including changes in interest or exchange rates; (C) changes in Applicable Law or GAAP (or authoritative interpretation thereof) or in accounting standards, any changes in the interpretation or enforcement of any of the foregoing; (D) changes in general legal, regulatory or political conditions, in each case occurring after the date hereof; (E) changes solely attributable to the announcement or pendency of this Agreement, including the direct impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or other third parties and including any litigation arising in connection with or relating to this Agreement to the extent addressed in accordance with the requirements of Section 6.10 (provided that, the exceptions in clause (E) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution or delivery of this Agreement, the performance of obligations hereunder or the consummation of the transactions contemplated hereby); (F) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism; (G) volcanoes, tsunamis, pandemics (including COVID-19 and any variants/mutations thereof or any COVID-19 Measures), epidemics, earthquakes, floods, storms, hurricanes, tornados or other natural disasters; (H) any action taken by the Company or its Subsidiaries that is specifically required by this Agreement or with the prior written consent or at the direction of Parent in accordance with this Agreement, or the failure to take any action by the Company or its Subsidiaries if that action is prohibited by this Agreement; (I) changes resulting or arising from the identity of, or any facts or circumstances relating to Parent or any of its Affiliates, (J) changes, in and of itself, in the market price or trading volume of the Company’s Common Stock; or (K) any failure, in and of itself, by the Company to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (J) and (K) shall not prevent or otherwise affect a determination that the underlying facts or occurrences giving rise or contributing to any such change or failure referred to therein (to the extent not otherwise falling within any of the exceptions provided by clauses (A) through (I) hereof) is, may be taken into account in determining, contributed to or may contribute to, a Company Material Adverse Effect); provided, further, however, that any Effect referred to in clauses (A), (B), (C), (D), (F) or (G) may be taken into account in determining whether or not there has been or may be a Company Material Adverse Effect solely to the extent such effect, change, event, circumstance or occurrence has a material disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its Subsidiaries operate, in which case only the extent of such disproportionate adverse effect (if any) shall be taken into account when determining a “Company Material Adverse Effect.”
“Company Stock Plans” means the 2021 Omnibus Incentive Plan and the 2012 Omnibus Incentive Plan, as amended.
“Compliant” means, (a) with respect to the Required Information, that such Required Information, when taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information not misleading in the light of the circumstances and (b) with respect to the financial statements of the Company, that such financial statements would be sufficiently current on any day during the applicable Marketing Period to permit (i) a registration statement filed by the Company using such financial statements to be declared effective by the SEC on the last day of the Marketing Period and (ii) the Company’s independent auditors to issue a customary comfort letter (in accordance with its normal practices and procedures and including negative assurance) on the last day of the Marketing Period.
“Contract” means any written or oral contract, subcontracts, agreements, leases, licenses, commitments, sale and purchase orders, and other instruments, arrangements or understandings of any kind.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” means any Applicable Law or any published requirement, directive, pronouncement, guideline or recommendation issued by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, providing for or contemplating business closures or other reductions, changes to business operations, any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shutdown, closure, sequester or any other Applicable Law by any Governmental Entity in connection with or in response to COVID-19.
“Customs & Trade Laws” means all applicable export, import, customs and trade, and anti-boycott Laws administered, enacted or enforced by any Governmental Entity, including but not limited to: (a) the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations, and the import laws and regulations administered by U.S. Customs and Border Protection; (b) the anti-boycott laws and regulations administered by the U.S. Departments of Commerce and Treasury; and (c) any other similar export, import, anti-boycott, or other trade Laws or programs in any relevant jurisdiction to the extent they are applicable to the Company or any of its subsidiaries.
“Directors’ Deferred Compensation Plan” means the Company’s Directors’ Deferred Compensation Plan, as amended and restated on February 25, 2021.
“DOJ” means the United States Department of Justice.
“Employee Representative Body” means any labor or trade union, labor organization, works council or other employee representative body.
“Environmental Laws” means Applicable Laws relating to pollution or the protection of the environment or natural resources including Applicable Laws relating to: (a) the exposure to, or Releases or threatened Releases of, Hazardous Substances; (b) the generation, manufacture, processing, distribution, use, treatment, containment, disposal, storage, transport or handling of Hazardous Substances; or (c) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Equity Award Exchange Ratio” means the sum of (i) the Exchange Ratio and (ii) the quotient (rounded to the fourth decimal place) of (i) the Cash Consideration divided by (ii) the Parent Trading Price.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of November 15, 2018, as amended December 20, 2019, and July 2, 2021, among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders and other financial institutions from time to time party thereto.
“Financing Sources” means the Commitment Parties and each other Person that has committed to provide or otherwise entered into any commitment letter, engagement letter, credit agreement, underwriting agreement, purchase agreement, indenture or other agreement with Parent or Merger Sub or any of their Affiliates in connection with, or that is otherwise acting as an arranger, bookrunner, underwriter, initial purchaser, placement agent, administrative or collateral agent, trustee or a similar representative in respect of, any Financing (including any Alternative Financing).
“FTC” means the United States Federal Trade Commission.
“GAAP” means United States generally accepted accounting principles.
“Governmental Entity” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission, authority, arbitration forum or arbitrator.
“Hazardous Substance” means any substance or waste that (a) is defined or regulated as “toxic”, “hazardous”, a “pollutant”, a “contaminant” or words of similar meaning and regulatory effect under any applicable Environmental Law, or (b) can form the basis of liability under any applicable Environmental Law, including any petroleum, petroleum products, per- and polyfluoroalkyl substances (including PFAs, PFOA, PFOS, Gen X, and PFBs), polychlorinated biphenyls (PCBs), asbestos and asbestos-containing materials, radon, mold, fungi and other substances, including related precursors and breakdown products.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” means, with respect to any Person, without duplication, as of the date of determination, all obligations of such Person (a) for borrowed money, whether secured or unsecured, including accrued and unpaid interest, and any prepayment fees or penalties, (b) evidenced by notes, bonds, debentures or similar Contracts or securities, (c) for deferred purchase price of any property (other than ordinary course trade payables), (d) in respect of any lease of real or personal property, which obligations are required to be classified and accounted for under GAAP as capital leases, (e) under derivative contracts and any interest rate and currency agreements, (f) in respect of outstanding letters of credit, and (g) in respect of all guarantees, keepwell or similar arrangements for any of the foregoing.
“Intellectual Property” means any of the following, as they exist anywhere in the world, whether registered or unregistered: (i) patents, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interpretations thereof); (ii) trademarks, service marks, trade dress, trade names, taglines, brand names, logos and corporate names and all goodwill related thereto; (iii) copyrights, mask works and designs; (iv) trade secrets, know-how, inventions, processes, procedures, databases, confidential business information and other proprietary information and rights; (v) proprietary rights in computer software programs, including all source code, object code, specifications, designs and documentation related thereto; and (vi) domain names and internet addresses.
“Knowledge” means, with respect to the Company, the actual knowledge after reasonable due inquiry of the individuals set forth on Section 9.03(a) of the Company Disclosure Letter, and, with respect to Parent or Merger Sub, the actual knowledge after reasonable due inquiry of the individuals set forth on Section 9.03(a) of the Parent Disclosure Letter.
“Lien” means, with respect to any property or asset, any mortgage, deed of trust, pledge, hypothecation, security, interest, encumbrance, interference, option, right of first refusal, preemptive right, community property interest, claim, lien or restriction of any kind (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
“Marketing Period” means the first period of at least fifteen (15) consecutive Business Days, commencing on the first (1st) Business Day after the date of delivery of the Required Information, throughout which (i) Parent shall have the Required Information and the Required Information is Compliant and (ii) if such date is prior to

September 15, 2022, the conditions set forth in Section 7.01 and Section 7.02(b) shall have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but provided that throughout such period such conditions are and remain capable of being satisfied) and nothing has occurred and no condition exists that would cause any of the other conditions set forth in Section 7.02 to fail to be satisfied assuming the Closing were to be scheduled for any time during such fifteen (15) consecutive Business Day period; provided that if the Company shall in good faith reasonably believe it has provided the Required Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date specified in such notice as the date of delivery of the Required Information unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information and, within two (2) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Information the Company has not delivered), in which case (if the Required Information has in fact not been delivered) this proviso shall not be satisfied until the Company has provided all such Required Information specifically set forth in such notice; provided that the Marketing Period shall not be deemed to have commenced if, prior to the completion of such fifteen (15) consecutive Business Day period, (i) the Company’s independent accountants shall have withdrawn their audit opinion with respect to any of the Required Information, in which case, the Marketing Period shall not be eligible to commence (and, for the avoidance of doubt, shall be deemed not to have commenced) unless and until a new audit opinion is issued with respect thereto by the Company’s independent accountants, (ii) the Company has publicly announced any intention to restate any material financial information comprising all or a portion of the Required Information, in which case the Marketing Period shall not be eligible to commence unless and until such restatement has been completed and the relevant Company SEC Documents and Required Information have been amended or the Company has determined that no restatement shall be required in accordance with GAAP, or (iii) any Required Information would not be Compliant at any time during such fifteen (15) consecutive Business Day period (it being understood that if any Required Information provided at the initiation of the Marketing Period ceases to be Compliant at any time during such fifteen (15) consecutive Business Day period, then the Marketing Period shall be deemed not to have commenced); provided that the Marketing Period shall end on any earlier date that is the date on which the any of the following have occurred: (x) the entire Financing has been consummated in accordance with its terms or (y) the commitments in respect of the Bridge Facility (as defined in the Commitment Letter as of the date hereof) have been terminated or reduced to zero; and provided, further that (A) the Marketing Period may not commence prior to January 10, 2022, (B) none of May 31, 2022, July 1, 2022, July 5, 2022, November 23, 2022 or November 25, 2022 shall be considered a Business Day for the purposes of this definition, (C) unless the Marketing Period has been completed on or prior to August 19, 2022, the Marketing Period may not commence prior to September 6, 2022 and (D) unless the Marketing Period has been completed on or prior to December 16, 2022, the Marketing Period may not commence prior to January 3, 2023.
“NASDAQ” means The NASDAQ Stock Market LLC.
“Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity (in each case, whether temporary, preliminary or permanent).
“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate (a) has had or would reasonably be expected to have a material adverse effect on the business, results of operations or condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole or (b) would or would reasonably be expected to prevent, materially impair or materially delay the ability of Parent to consummate the Merger or the other transactions contemplated in this Agreement prior to the End Date; provided, however, in the case of clause (a), that none of the following, and no Effect arising out of, or resulting from, the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether a Parent Material Adverse Effect has occurred or may occur: (A) changes generally affecting the industries in which Parent and its Subsidiaries operate; (B) general economic or political conditions (or changes in such conditions) or securities, credit, financial or other capital market conditions (or changes in such conditions), in each case, in the United States or any foreign jurisdiction in which Parent or any of its Subsidiaries operate, including changes in interest or exchange rates; (C) changes in Applicable Law or GAAP (or authoritative interpretation thereof) or in accounting standards, any changes in the interpretation or enforcement of any of the foregoing; (D) changes in general legal, regulatory or political conditions, in each case occurring after the date hereof; (E) changes solely attributable to the announcement or pendency of this Agreement, including the direct impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or other third parties and including any litigation arising in connection with or relating to this Agreement to the extent addressed in accordance with the requirements of Section 6.10 (provided that, the exceptions in clause (E) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution or delivery of this Agreement, the performance of obligations hereunder or the consummation of the transactions contemplated hereby); (F) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism; (G) volcanoes, tsunamis, pandemics (including COVID-19 and any variants/mutations thereof or any COVID-19 Measures), epidemics, earthquakes, floods, storms, hurricanes, tornados or other natural disasters; (H) any action taken by Parent or its Subsidiaries that is specifically required by this Agreement or with the prior written consent or at the direction of the Company in accordance with this Agreement, or the failure to take any action by Parent or its Subsidiaries if that action is prohibited by this Agreement; (I) changes resulting or arising from the identity of, or any facts or circumstances relating to the Company or any of its Affiliates, (J) changes, in and of itself, in the market price or trading volume of Parent Common Stock; or (K) any failure, in and of itself, by Parent to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (J) and (K) shall not prevent or otherwise affect a determination that the underlying facts or occurrences giving rise or contributing to any such change or failure referred to therein (to the extent not otherwise falling within any of the exceptions provided by clauses (A) through (I) hereof) is, may be taken into account in determining, contributed to or may contribute to, a Parent Material Adverse Effect); provided, further, however, that any Effect referred to in clauses (A), (B), (C), (D), (F) or (G) may be taken into account in determining whether or not there has been or may be a Parent Material Adverse Effect solely to the extent such effect, change, event, circumstance or occurrence has a material disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which Parent and its Subsidiaries operate, in which case only the extent of such disproportionate adverse effect (if any) shall be taken into account when determining a “Parent Material Adverse Effect.”
“Parent Stock Plan” means mean the 2020 Stock Plan, the 2010 Stock Plan, as amended, and the Outside Directors’ Stock Option Plan.
“Parent Trading Price” means the volume weighted average price per share (calculated to the nearest one-hundredth of one cent) of Parent Common Stock on the NASDAQ, for the consecutive period of ten (10) trading days beginning on the twelfth (12th) trading day immediately preceding the Closing Date and concluding at the close of trading on the second (2nd) trading day immediately preceding the Closing Date, as calculated by Bloomberg Financial LP under the function “VWAP.”
“Per Share Cash Equivalent Consideration” means the amount equal to the sum of (x) the Cash Consideration and (y) the product (rounded to the nearest cent) obtained by multiplying (A) the Exchange Ratio by (B) the Parent Trading Price.
“Permits” means licenses, franchises, permits, certificates, approvals and authorizations from Governmental Entities.
“Permitted Liens” means, collectively, (a) suppliers’, mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, warehousemen’s, construction and other similar Liens arising or incurred by operation of law or otherwise incurred in the ordinary course of business securing obligations that are not due and payable or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (b) Liens for Taxes, utilities and other governmental charges that are not due and payable or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (c) requirements and restrictions of zoning, building and other Applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities that do not materially detract from the value of such property or materially interfere with the business of the Company or Parent, as applicable, or their respective Subsidiaries as currently conducted, (d) non-exclusive licenses of rights in Intellectual Property made in the ordinary course of business, consistent with past practices and not in connection with debt for borrowed money, (e) statutory Liens of landlords for amounts not due and payable or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (f) deposits made in the ordinary course of business to secure payments of worker’s compensation, unemployment insurance or other types of social security benefits or the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), public or statutory obligations, and surety, stay, appeal, customs or performance bonds, or similar obligations arising in each case in the ordinary course of business consistent with past practices, (g) Liens in favor of customs and revenue authorities arising as a matter of law and in the ordinary course of business, consistent with past practices, to secure payment of customs duties in connection with the importation of goods, (h) Liens resulting from securities laws, (i) Liens incurred in the ordinary course of business, consistent with past practices, in connection with any purchase money security interests, equipment leases or similar financing arrangements, (j) such other Liens (not securing debt for borrowed money) or imperfections of title that are not material in amount and do not materially detract from the value of or materially impair the existing use of the property affected by such Lien or imperfection of title, (k) Liens that are disclosed on the most recent consolidated balance sheet of the Company or Parent, as applicable, or the notes thereto, included in the Company SEC Documents or the Parent SEC Documents, as applicable, filed prior to the date hereof, (l) Liens (not securing debt for borrowed money) that do not materially detract from the value of such property or interfere in any material respect with the use, operation or occupancy by the Company or Parent, as applicable, or any of their respective Subsidiaries of such property and (m) Liens securing “Obligations” as defined in the Existing Credit Agreement to the extent released on or prior to the Closing Date.
“Person” means any natural person, general or limited partnership, corporation, trust, limited liability company, limited liability partnership, firm, association, Governmental Entity or other legal entity.
“Regulation S-X” means Regulation S-X promulgated by the SEC as amended and in effect at the time in question.
“Regulatory Laws” means the HSR Act, the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914 (in each case, as amended) , and any other federal, state and foreign statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition or (ii) screen, prohibit, restrict or regulate investments on public order or national security grounds.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing, or arranging for disposal, into the indoor or outdoor environment.
“Required Information” shall mean (a)(i) audited consolidated balance sheets and related audited consolidated statements of income (loss), comprehensive income (loss), cash flows and changes in stockholders’ equity of the Company (including the related notes and financial statement schedules thereto) prepared in accordance with GAAP for the two (2) most recently completed fiscal years ended at least sixty (60) days before the start of the Marketing Period and together with audit opinions of the Company’s independent accountants with respect to such audited financial statements, and (ii) unaudited consolidated balance sheets and related unaudited consolidated statements of income, comprehensive income, cash flows and changes in stockholders’ equity of the Company prepared in accordance with GAAP for each subsequent fiscal quarter (and six- or nine-months ended thereof, with respect to the second and third quarters) that ended at least forty (40) days before the start of the Marketing Period and for the comparable quarter and period of the prior fiscal year, and (b) to the extent requested with specificity and in writing, all other pertinent and customary information and data regarding the Business and the Company and its Subsidiaries of the type and form required by Regulation S-X and Regulation S-K under the Securities Act for offerings of debt or equity securities by Parent on a registration statement on Form S-3 (or any successor form) under the Securities Act (other than (x) consolidating and other financial statements and data that would be required by Sections 3-10 and 3-16 of Regulation S-X under the Securities Act, and (y) any information and data required by Item 402(b) of Regulation S-K under the Securities Act and information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A) and as otherwise customary for the Financing Sources to receive customary “comfort” (including customary negative assurance comfort) from the Company’s independent accountants; it being understood and agreed that the foregoing provisions of this definition shall not obligate the Company to prepare or provide (1) any pro forma financial statements or adjustments (including regarding any synergies, cost savings, ownership or other post-Closing adjustments) or projections (provided that the Company will reasonably cooperate and assist Parent in its preparation of such materials), (2) risk factors relating to all or any component of the Financing or any Alternative Financing or (3) separate financial statements in respect of the Company’s Subsidiaries.
“Restricted Person” means any person or entity identified on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List or the U.S. Department of State’s Debarred List.

“Sanctioned Jurisdiction” means a country or territory that is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region).
“Sanctioned Person” means any Person subject to Sanctions, including (a) any Person appearing on any list of Persons subject to sanctions maintained by the (i) United States (including without limitation the Department of the Treasury’s Office of Foreign Assets Control or the Department of State), (ii) the European Union, (iii) any European Union member state, (iv) the United Nations, (v) the United Kingdom, or (vi) any other Governmental Entity of a jurisdiction where the Company or any of its Subsidiaries conducts business; (b) any Person located, organized, or resident in a Sanctioned Jurisdiction; or (c) any Person directly or indirectly owned fifty percent or more or controlled, individually or in the aggregate, by one or more Persons described in the foregoing clauses (a) and/or (b).
“Sanctions” means all trade, economic or financial sanctions, embargoes, or restrictive measures administered, enacted or enforced by (a) the United States (including without limitation the Department of the Treasury’s Office of Foreign Assets Control or the Department of State), (b) the European Union, (c) any European Union member state, (d) the United Nations, (e) the United Kingdom, or (f) any other Governmental Entity of a jurisdiction where the Company or any of its Subsidiaries conducts business.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations under the Securities Act.
“Share Issuance” means the issuance of such number of shares of Parent Common Stock as may be necessary or advisable in connection with the consummation of the Merger pursuant to this Agreement.
“Subsidiary” of any specified Person means any other Person of which such first Person (a) (i) owns (either directly or indirectly through one or more other Subsidiaries) (x) a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person, or (y) if there are no such voting interests, 50% or more of the equity interests therein, or (ii) has the right to appoint 50% or more of the directors or managers, and (a) with respect to which entity such first Person is not otherwise prohibited contractually or by other legally binding authority from exercising control.
“Tax Returns” means all Tax returns, declarations, statements, estimates, reports, schedules, forms and information returns, any amended Tax return and any other document filed or required to be filed relating to Taxes.
“Taxes” means all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, intangible, municipal, employment, severance, withholding, franchise, value added and other taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts, and, in all cases, whether disputed or not.
“Treasury Regulations” shall mean the tax regulations promulgated under the Code.
Section 9.04. Rules of Construction Interpretation of this Agreement (except as specifically provided in this Agreement, in which case such specified rules of construction shall govern with respect to this Agreement) shall be governed by the following rules of construction: (a) words in singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender or neuter as the context requires; (b) references made to an Article, a Section or an Exhibit, such reference shall be to an Article, a Section or an Exhibit of or to this Agreement unless otherwise indicated; (c) the table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (d) any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement; (e) when the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”; (f) the words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (g) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (h) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (i) all pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require; (j) any agreement, instrument or Applicable Law defined or referred to herein means such agreement, instrument or Applicable Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated; (k) references to a Person are also to its permitted successors and assigns; (l) unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America; (m) statements as to the “Subsidiary” or “Subsidiaries” of a party, which statements by their terms address matters only at and as of another specified time, shall be deemed to include only such entities that were Subsidiaries of the party at and as of such specified time; (n) the phrase “ordinary course of business consistent with past practice” means, with respect to the Company or Parent, the ordinary course of business of the Company or Parent, as applicable, consistent with its past practice; provided, that any action taken, or omitted to be taken, by such Company or Parent, as applicable, to comply with any COVID-19 Measures or reasonably in response to COVID-19 or COVID-19 Measures shall be deemed to be in the ordinary course of business and (o) the phrase “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant parties (including material that has been posted, retained and thereby made available through any “data room” (virtual or otherwise)) and shall be deemed to include any documents filed or furnished with the SEC, in each case, on or prior to 12:00 a.m., Pacific Time, on December 14, 2021 (provided that any information made available to the other party after 12:00 a.m., Pacific Time and prior to the execution of this Agreement in response to a direct request of such party shall be deemed “made available” hereunder).
Section 9.05. Severability If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Applicable Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.
Section 9.06. Counterparts This Agreement may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement electronically (including portable document format (.pdf)) or by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.
Section 9.07. Entire Agreement; No Third-Party Beneficiaries This Agreement and any exhibits, annexes or schedules hereto, including the Company Disclosure Letter and the Parent Disclosure Letter, together with the Confidentiality Agreement, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof, and except for (i) if the Effective Time occurs, the right of the holders of Company Common Stock to receive the Merger Consideration and (ii) the provisions set forth in Section 6.04 of this Agreement, are not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder; provided that the Financing Sources and their respective Financing Related Parties shall be third-party beneficiaries of this Section 9.07 and the last sentence of Section 8.04, the proviso to Section 8.05, Section 9.08(d), Section 9.08(e) and Section 9.11 and shall have the right to consent to any modification of this Section 9.07 and the last sentence of Section 8.04, the proviso to Section 8.05, Section 9.08(d), Section 9.08(e) and Section 9.11 (or of any definition set forth in, or other provision of, this Agreement to the extent the modification thereof would modify the substance of this Section 9.07 and the last sentence of Section 8.04, the proviso to Section 8.05, Section 9.08(d), Section 9.08(e) and Section 9.11) to the extent such modification directly affects their interests.
Section 9.08. Governing Law; Jurisdiction; Waiver of Jury Trial
(a) This Agreement and all claims or causes of action (whether in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such State without giving regard to any conflict of laws provisions that would require or permit the application of the laws of any other jurisdiction.
(b) The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by Applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(c) Each of the parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 9.02. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.
(d) Notwithstanding anything herein to the contrary, each of the parties hereto (i) agrees that it will not bring or support, or permit any of its controlled Affiliates to bring or support, any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source or any Financing Related Party in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Financing or the performance thereof (any of the foregoing being referred to as a “Financing Source Proceeding”), in any forum other than any federal court of the United States of America located in, or, if that court does not have subject matter jurisdiction, in any state court located in, in each case, the Borough of Manhattan in the City of New York, (ii) agrees that any Financing Source Proceeding shall be subject to the exclusive jurisdiction of such courts, (iii) irrevocably and unconditionally submits itself and its property with respect to any Financing Source Proceeding to the exclusive jurisdiction of such courts, (iv) irrevocably and unconditionally waives any objection to the laying of venue of any Financing Source Proceeding brought in any such court or any claim that any Financing Source Proceeding brought in any such court has been brought in an inconvenient forum, (v) agrees that any Financing Source Proceeding shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State without giving regard to any conflict of laws provisions that would require or permit the application of the laws of any other jurisdiction and (vi) agrees that service of process upon such Person in any Financing Source Proceeding shall be effective if notice is given in accordance with Section 9.02.
(e) EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY DISPUTE DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT (INCLUDING ANY FINANCING SOURCE PROCEEDING INVOLVING THE FINANCING SOURCES OR ANY FINANCING RELATED PARTY) OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.08.
Section 9.09. Assignment Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto; provided that Parent and Merger Sub may grant a security interest in, and collaterally assign, any of their rights under this Agreement in connection with the Financing. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.09 shall be null and void.
Section 9.10. Specific Enforcement Each party hereto acknowledges and agrees that if a party fails to perform its obligations in accordance with their specific terms or otherwise breaches this Agreement it would cause irreparable damage to the other parties hereto and that no party hereto will have an adequate remedy at law. Therefore, it is agreed that each party shall be entitled, without the requirement of posting a bond or other security, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

Section 9.11. No Recourse to Financing Sources Notwithstanding anything herein to the contrary, the Company agrees, on behalf of itself and its Subsidiaries, that the Financing Sources and each of their respective Financing Related Parties, in their capacities as such, shall be subject to no liability or claims to the Company or its Subsidiaries in connection with the Financing or in any way relating to this Agreement or any of the transactions contemplated hereby or thereby, whether at law, in equity, in contract, in tort or otherwise.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have duly executed this Agreement, all as of the date first written above.
CMC MATERIALS, INC.

By:	/s/ David H. Li
	Name:	David H. Li
	Title:	President and Chief Executive Officer

ENTEGRIS, INC.

By:	/s/ Bertrand Loy
	Name:	Bertrand Loy
	Title:	President & Chief Executive Officer

YOSEMITE MERGER SUB, INC.

By:	/s/ Joseph Colella
	Name:	Joseph Colella
	Title:	SVP, General Counsel & Secretary
[Signature Page to Merger Agreement]

Annex B
200 West Street | New York, NY 10282-2198
Tel: 212-902-1000 | Fax: 212-902-3000
PERSONAL AND CONFIDENTIAL
December 15, 2021
Board of Directors
CMC Materials, Inc.
870 N. Commons Drive
Aurora, Illinois 60504
Ladies and Gentlemen:
You have requested our opinion as to the fairness from a financial point of view to the holders (other than Entegris, Inc. (“Entegris”) and its affiliates) of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of CMC Materials, Inc. (the “Company”) of the Consideration (as defined below) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of December 14, 2021 (the “Agreement”), by and among the Company, Entegris and Yosemite Merger Sub, Inc., a wholly owned subsidiary of Entegris (“Merger Sub”). The Agreement provides that Merger Sub will be merged with and into the Company and each outstanding Share (other than Shares already owned by the Company (including Shares held as treasury stock or otherwise), Entegris, Merger Sub or any of their respective direct or indirect subsidiaries and Dissenting Shares (as defined in the Agreement)) will be converted into $133 in cash (the “Cash Consideration”) and 0.4506 of a share of common stock, par value $0.01 per share (“Entegris Common Stock”), of Entegris (the “Stock Consideration”; together with the Cash Consideration, the “Consideration”).
Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Entegris, any of their respective affiliates and third parties or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal amount of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We also have provided certain financial advisory and/or underwriting services to Entegris and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as bookrunner with respect to the public offering of Entegris’s 3.625% Senior Unsecured Notes due May 2029 (aggregate principal amount $400,000,000) in April 2020; and as bookrunner with respect to the public offering of Entegris’s 4.375% Senior Unsecured Notes due April 2028 (aggregate principal amount $400,000,000) in April 2021. We may also in the future provide financial advisory and/or underwriting services to the Company, Entegris and their respective affiliates for which our Investment Banking Division may receive compensation.
In connection with this opinion, we have reviewed, among other things, the Agreement; annual report to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended September 30, 2021; annual reports to stockholders and Annual Reports on Form 10-K of Entegris for the five fiscal years ended December 31, 2020; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company and Entegris to their respective stockholders; certain publicly available research analyst reports for the Company and Entegris; and certain internal financial analyses and forecasts for the Company prepared by the management of the Company and approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company and Entegris regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of Entegris and with members of the senior management of the Company regarding the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares and the shares of Entegris Common Stock; compared certain financial and stock market information for the Company and Entegris with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the specialty chemicals industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.
B-1

Board of Directors
CMC Materials, Inc.
December 15, 2021

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company, Entegris or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company, Entegris or the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.
Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. This opinion addresses only the fairness from a financial point of view to the holders (other than Entegris and its affiliates) of Shares, as of the date hereof, of the Consideration to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Consideration to be paid to the holders (other than Entegris and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the Shares will trade at any time or, as to the potential effects of volatility in the credit, financial and stock markets on the Company, Entegris or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Entegris or the ability of the Company or Entegris to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction, the Merger or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid to the holders (other than Entegris and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.
Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)
B-2

Annex C
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
§ 262 APPRAISAL RIGHTS
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the eﬀective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be eﬀected pursuant to § 251 (other than a merger eﬀected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date ﬁxed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in §251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the eﬀective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2) a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2) a., b. and c. of this section.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger eﬀected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4) [Repealed.]
(c) Any corporation may provide in its certiﬁcate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certiﬁcate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certiﬁcate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be suﬃcient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the eﬀective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become eﬀective; or
(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the eﬀective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the eﬀective date of the merger or consolidation, shall, also notify such stockholders of the eﬀective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the oﬀer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be suﬃcient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the eﬀective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the eﬀective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the eﬀective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such eﬀective date; provided, however, that if such second notice is sent more than 20 days following the sending of the ﬁrst notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the oﬀer contemplated by § 251(h) of this title and 20 days following the sending of the ﬁrst notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An aﬃdavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may ﬁx, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the eﬀective date of the merger or consolidation, the record date shall be such eﬀective date. If no record date is ﬁxed and the notice is given prior to the eﬀective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e) Within 120 days after the eﬀective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by ﬁling a petition in the Court of

Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the eﬀective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms oﬀered upon the merger or consolidation. Within 120 days after the eﬀective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneﬁcial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, ﬁle a petition or request from the corporation the statement described in this subsection.
(f) Upon the ﬁling of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service ﬁle in the oﬃce of the Register in Chancery in which the petition was ﬁled a duly veriﬁed list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be ﬁled by the surviving or resulting corporation, the petition shall be accompanied by such a duly veriﬁed list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place ﬁxed for the hearing of such petition by registered or certiﬁed mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certiﬁcates to submit their certiﬁcates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules speciﬁcally governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the eﬀective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the eﬀective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the diﬀerence, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the ﬁnal determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list ﬁled by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certiﬁcates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is ﬁnally determined that such stockholder is not entitled to appraisal rights under this section.
(i)  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertiﬁcated stock forthwith, and the case of holders of shares represented by certiﬁcates upon the surrender to the corporation of the certiﬁcates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k) From and after the eﬀective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the eﬀective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be ﬁled within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the eﬀective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not aﬀect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms oﬀered upon the merger or consolidation within 60 days after the eﬀective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SCAN TO
VIEW MATERIALS & VOTE

CMC MATERIALS, INC.
ATTN: H. CAROL BERNSTEIN
870 N. COMMONS DRIVE
AURORA, IL 60504

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on March 2, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CCMP2022SM**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on March 2, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D63950-P64874 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CMC MATERIALS, INC.

The Board of Directors recommends you vote FOR proposals 1, 2 and 3.

NOTE: The proxies may vote in their discretion upon any other matters as may properly come before the meeting or any adjournments, continuations or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice of Special Meeting of Stockholders and Proxy Statement/Prospectus are available at www.proxyvote.com.

D63951-P64874

CMC MATERIALS, INC.
Special Meeting of Stockholders
March 3, 2022 8:00 A.M. Central Standard Time
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby appoint(s) William P. Noglows and H. Carol Bernstein, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all the shares of common stock of CMC that the undersigned stockholder(s) is/are entitled to vote at the special meeting of stockholders to be held at 8:00 a.m. Central Standard Time on Thursday, March 3, 2022 (the "Special Meeting"), via the Internet at www.virtualshareholdermeeting.com/CCMP2022SM and any adjournment or postponement thereof. The undersigned stockholder(s) hereby revokes any proxy or proxies previously given with respect to the Special Meeting.

This proxy, when properly executed, will be voted as directed by the undersigned stockholder(s). **Unless contrary direction is given, this proxy will be voted FOR the merger proposal, FOR the compensation proposal and FOR the adjournment proposal.** The undersigned stockholder(s) may revoke this proxy at any time before it is voted by submitting a written notice of revocation to CMC's corporate secretary, granting a subsequently dated proxy, re-voting by telephone or the Internet at a later time, before 11:59 p.m., Eastern Time, on Wednesday, March 2, 2022, or attending virtually and voting at the Special Meeting via the Special Meeting website. The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and accompanying Proxy Statement/Prospectus.

Please sign and return the proxy card promptly in the enclosed envelope.